 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1998
                                                     REGISTRATION NO. 333-64855
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                            AMENDMENT NO. 2 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

            DELAWARE                              7375                            95-4546874
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                                --------------

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
   790 E. COLORADO BOULEVARD, SUITE 200, PASADENA, CA 91101, (626) 405-0050 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                     CHARLES CONN, CHIEF EXECUTIVE OFFICER
                     TICKETMASTER ONLINE-CITYSEARCH, INC.
   790 E. COLORADO BOULEVARD, SUITE 200, PASADENA, CA 91101, (626) 405-0050 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:

         LARRY W. SONSINI                   PAMELA S. SEYMON                  GLEN R. VAN LIGTEN
         JOHN T. SHERIDAN                  ANDREW J. NUSSBAUM                  CRAIG E. SHERMAN
          JULIE A. BELL              WACHTELL, LIPTON, ROSEN & KATZ             EDWARD Y. KIM
         EILEEN MARSHALL                  51 WEST 52ND STREET                ROBERT S. SCHLOSSMAN
 WILSON SONSINI GOODRICH & ROSATI          NEW YORK, NY 10019                 VENTURE LAW GROUP
     PROFESSIONAL CORPORATION                (212) 403-1000               A PROFESSIONAL CORPORATION
        650 PAGE MILL ROAD                                                   2800 SAND HILL ROAD
       PALO ALTO, CA 94304                                                   MENLO PARK, CA 94025
          (650) 493-9300                                                        (650) 854-4488

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                --------------

  If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------
                                                         PROPOSED
                                                          MAXIMUM
 TITLE OF EACH CLASS OF   AMOUNT TO        PROPOSED      AGGREGATE   AMOUNT OF
    SECURITIES TO BE          BE       MAXIMUM OFFERING  OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1) PRICE PER SHARE  PRICE(1)(2)     FEE
--------------------------------------------------------------------------------
Class B Common Stock
 $0.01 par value.......   8,050,000         $10.00      $80,500,000 $22,379 (3)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 1,050,000 shares of Class B Common Stock solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.

(3) $27,140 was previously paid in connection with the Registration Statement filed September 30, 1998.

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION DATED NOVEMBER 6, 1998


[TICKETMASTER ONLINE LOGO]

                                                               [CITYSEARCH LOGO}

                             7,000,000 SHARES

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                              CLASS B COMMON STOCK

  All of the shares of Class B Common Stock (the "Class B Common Stock") offered hereby are being offered by Ticketmaster Online-CitySearch, Inc. (the "Company"). Prior to this offering, there has been no public market for the Class B Common Stock. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. Application has been made to have the Class B Common Stock approved for listing on the Nasdaq National Market under the symbol "TMCS."

                                                                     (Continued)

  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS B COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                  Price                Proceeds
                                                    to   Underwriting     to
                                                  Public  Discount(1) Company(2)
--------------------------------------------------------------------------------
Per Share........................................  $         $           $
Total(3)......................................... $         $           $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting offering expenses estimated at $    . The Underwriters
    have agreed to reimburse the Company under certain circumstances for a portion of such expenses. See "Underwriting."

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 1,050,000 shares of Class B Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to Public will total $ , the Underwriting Discount will total
    $     and the Proceeds to Company will total $    . See "Underwriting."

  The shares of Class B Common Stock are offered by the Underwriters named herein, subject to receipt and acceptance by them, and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing the shares will be made against payment therefor at
the office of NationsBanc Montgomery Securities LLC on or about       , 1998.

                                  -----------

NationsBanc Montgomery Securities LLC
       Allen & Company Incorporated
                 BancBoston Robertson Stephens
                         Bear, Stearns & Co. Inc.
                                                    Donaldson, Lufkin & Jenrette

                                        , 1998

[This page will contain a short paragraph of text briefly describing the Web services operated by Ticketmaster Online-CitySearch. Immediately below this paragraph will be screen shots of the home pages of each of the CitySearch and Ticketmaster Online Web sites. Below the home page screen shots are maps of the United States and certain foreign countries on which the cities where CitySearch provides local guides are indicated by the CitySearch logo, and the areas with live event venues ticketed by Ticketmaster Online are indicated by the Ticketmaster Online logo.]


  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS B COMMON STOCK OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE PRICE OF THE CLASS B COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  The CitySearch logo is a registered United States trademark of the Company. "CitySearch" is a United States trademark of a third party, and the Company is the exclusive third-party licensee of this trademark in its field of use. "Ticketmaster" is a registered United States trademark of Ticketmaster Corp. The Ticketmaster Online logo is a registered United States service mark of Ticketmaster Corp. This Prospectus also contains trademarks and tradenames of other companies.

[This page will contain five citysearch.com screen shots. There will be a short description of the contents of these pages immediately adjacent to them. The upper left hand screen shot will depict a home page from one of CitySearch's city guides and the upper right hand screen shot will depict an "Arts and Entertainment" topic page indicating a search for "Rock Music" events in the search box. The third screen shot, located in roughly the center of the page, will depict a listing of events resulting from the search for "Rock Music" events. To the right of, and slightly below, this screen shot will be a screen shot of an event profile created by CitySearch describing one of the listed "Rock Music" events. Below the screen shot of the event profile will be a screen shot of a custom Web site purchased by a CitySearch business customer that hosts Rock Music events. This screen shot also depicts a feature that enables Web users to get more information on places to go and things to do nearby the business customer's location.]

[This page will contain five ticketmaster.com screen shots. The upper left corner of the page will contain a screen shot of the Ticketmaster Online home page. There will be a short description of the contents of these pages adjacent to them. Immediately to the right of this screen shot will be a screen shot of the Ticketmaster Online event guide, which offers searching and browsing of events and venues. The third screen shot, located in roughly the center of the page, will be a ticket summary page for a Rock Music event showing the venue, date, time and pricing information. Below the ticket summary page will be a screen shot of a ticket order form for ordering tickets online. To the left of this screen shot will be a screen shot of a seating chart, which allows consumers to view the venue and seat selection.]

(Continued from cover page)

  Following this offering, the Company will have two classes of authorized Common Stock (as defined below) outstanding, Class A Common Stock (the "Class A Common Stock"), and the Class B Common Stock offered hereby. As of the date of this Prospectus, there were 62,539,744 shares of Class A Common Stock and no shares of Class B Common Stock outstanding. The rights of the holders of Class A Common Stock and Class B Common Stock are substantially identical, except with respect to voting, conversion and transfer. Except as otherwise required by applicable law, each share of Class A Common Stock entitles its holder to 15 votes and each share of Class B Common Stock entitles its holder to one vote on all matters submitted to a vote or for the consent of stockholders. Except as otherwise required by applicable law, the Class A Common Stock and the Class B Common Stock shall vote together as a single class on all matters submitted to a vote or for the consent of stockholders. The Company has also authorized Class C Common Stock (the "Class C Common Stock" and, together with the Class A Common Stock and the Class B Common Stock, the "Common Stock"), which is nonvoting and of which no shares are issued and outstanding. See "Description of Capital Stock." The Company is currently a direct, non-wholly-owned subsidiary of Ticketmaster Corporation, an Illinois corporation ("Ticketmaster Corp."), which is an indirect wholly-owned subsidiary of USA Networks, Inc., a Delaware corporation ("USAi"). USAi beneficially owns 42,480,143 shares of Class A Common Stock, or approximately 67.9%, of the Company's outstanding Common Stock prior to this offering. Immediately after this offering, USAi will beneficially own approximately 61.1% of the outstanding Common Stock, representing approximately 67.4% of the total voting power of the outstanding Common Stock. As a result of such ownership, after giving effect to this offering, USAi will be able to control the outcome of substantially all matters submitted to a vote or for the consent of stockholders, including the election of directors and the approval of other corporate transactions. See "Risk Factors--Control by and Relationship with USAi," "--Potential Conflicts of Interest," "--Possible Future Sales of Common Stock by USAi," "Principal Stockholders" and "Ticketmaster Online-CitySearch Merger."

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors," the Consolidated Financial Statements of CitySearch, Inc. and Notes thereto, the Financial Statements of Ticketmaster Multimedia Holdings, Inc. (the "Financial Statements of Ticketmaster Online") and Notes thereto, which present the historical financial statements of Ticketmaster Multimedia Holdings, Inc. prior to the Merger (as defined below), and the consolidated financial statements of Ticketmaster Online and CitySearch, Inc. subsequent to the Merger, and the Unaudited Pro Forma Condensed Combined Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. The discussion in this Prospectus includes forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed in such forward-looking statements. Unless the context otherwise requires,
(i) "Ticketmaster Online" means, prior to the Merger, Ticketmaster Multimedia Holdings, Inc. and, after the Merger, the Ticketmaster Online business of the Company, (ii) "CitySearch" means, prior to the Merger, CitySearch, Inc. and its subsidiaries and, after the Merger, the CitySearch business of the Company,
(iii) "Ticketmaster Group" means Ticketmaster Group, Inc., a wholly-owned subsidiary of USA Networks, Inc., and its subsidiaries and managed affiliates (other than Ticketmaster Online and the Company), (iv) "Ticketmaster Corp." means Ticketmaster Corporation, a wholly-owned subsidiary of Ticketmaster Group, and its subsidiaries and managed affiliates (other than Ticketmaster Online and the Company) collectively or individually, and (v) "USAi" means USA Networks, Inc. and its subsidiaries and managed affiliates (other than Ticketmaster Online and the Company). All information in this Prospectus (i) reflects the merger of Ticketmaster Online with a wholly-owned subsidiary of CitySearch, which became effective on September 28, 1998, with Ticketmaster Online continuing as the surviving corporation and as a wholly-owned subsidiary of CitySearch (the "Merger"), (ii) reflects the conversion of all of the outstanding Series A, Series B, Series C, Series D and Series E convertible preferred stock, each with a par value $.01 per share, of CitySearch (collectively, the "CitySearch Convertible Preferred Stock") into common stock, par value $.01 per share of CitySearch (the "CitySearch Common Stock") which became effective immediately prior to consummation of the Merger (the "Conversion") and the reclassification of all outstanding shares of the CitySearch Common Stock into Class A Common Stock, which became effective on September 28, 1998 (the "Reclassification"), and (iii) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  The Company is combining CitySearch and Ticketmaster Online to create a leading provider of local city guides, local advertising and live event ticketing on the Internet. The Company intends to integrate its local CitySearch city guides with its Ticketmaster Online live events ticketing and merchandise distribution capabilities to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers. The CitySearch city guides provide up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Ticketmaster Online offers consumers up-to-date information on live entertainment events and a convenient means of purchasing tickets for live events and related merchandise on the World Wide Web (the "Web") in 44 states and Canada and the United Kingdom. Consumers can access the Ticketmaster Online service at www.ticketmaster.com and from CitySearch owned and operated city guides at www.citysearch.com through numerous direct links from banners and event profiles. Subject to certain limitations, Ticketmaster Online is the exclusive agent for Ticketmaster Corp., a leading provider of live event automated ticketing services in the United States, for the online sale of tickets to live events presented by Ticketmaster Corp.'s clients. The Company intends to do business under the name "CitySearch."

  The Company intends to utilize Ticketmaster Online's presence in certain domestic and international cities to accelerate the expansion of different versions of the CitySearch city guide into new local territories. The

Company plans to provide multiple links between its services, thereby providing additional information to assist purchasing decisions. The Company believes that by expanding its branded network of local city guides and continuing to offer attractive features and services, such as live event ticketing, the Company's Web sites will increasingly attract local, regional and national advertisers that seek to efficiently target local consumers.

 The CitySearch Service

  Each local city guide primarily consists of original content developed and designed specifically for the Web by the Company and its partners. The CitySearch service is topically organized by categories, such as arts and entertainment, restaurants and bars, community, shops and services, sports and outdoors, hotels and tourism, local news and professional services. Within most of the city guides, consumers can search neighborhood shopping areas, obtain maps, contact community organizations and vendors by e-mail, and engage in bulletin board discussions with individuals such as local public officials and celebrities. In CitySearch owned and operated markets, consumers can also access the Ticketmaster Online Web site through CitySearch city guides to purchase live event tickets and related merchandise online.

  The Company designs and produces custom-built Web sites and performs related services for local and regional businesses, aggregates them in a local city guide environment and provides these businesses with the ability to regularly update and expand their sites. The CitySearch sites offer local and regional businesses the opportunity to reach and interact with targeted consumers. The Company builds its city guides with the involvement of local government, community and volunteer associations, business and professional groups, educational institutions and local media companies. In addition, content generated by consumers through e-mail and bulletin boards, available in most sites, enhances the sense of community in CitySearch sites.

  The Company and its partners create original and locally focused content that can be accessed using targeted, sophisticated searches across all content residing on a CitySearch site. In contrast, many search engines and navigational guides access pre-existing content from third-party Web sites that may be incomplete or out of date. In its owned and operated markets, the Company offers a broad array of updated, local content that is relevant to consumers. In certain other markets, the Company provides local media companies with the necessary technology and business expertise to design, launch and operate a co-branded CitySearch site.

  The Company launched its initial site in the Raleigh-Durham-Chapel Hill metropolitan area in May 1996. The Company and its partners have since launched or initiated a roll out of Web-based local city guides in Austin, Baltimore, Dallas, Los Angeles, Nashville, New York City, Portland, Salt Lake City/Utah, San Diego, the San Francisco Bay Area and Washington, D.C. in the United States and in Copenhagen, Melbourne, Stockholm, Sydney and Toronto internationally. As of September 30, 1998, approximately 8,500 CitySearch business Web sites were online in the Company's owned and operated markets, while the Company believes that approximately 8,400 business Web sites were online and operated by the Company's local media partners ("partner-led markets").

  The Company intends to enter targeted geographic regions, including those in which Ticketmaster Corp. clients are located, through either an owned and operated presence or by entering into partnerships and strategic alliances with major media and telephony companies. The Company has, for instance, partnered with The Baltimore Sun, The Dallas Morning News, the Los Angeles Times, The San Diego Union-Tribune, Washingtonpost.Newsweek Interactive, Big Colour Pages (independent yellow pages of Australia), The Melbourne Age, Schibsted ASA/Scandinavia Online (Copenhagen, Oslo and Stockholm), The Sydney Morning Herald, Tele-Direct (the yellow pages subsidiary of Bell Canada, Inc.) and the Toronto Star. These major media partners bring capital, brand recognition, promotional strength and local knowledge to their CitySearch sites and allow the Company to build out its national and international network of sites faster than it could solely through owned and operated sites.

  The Company has also entered into an agreement with Classified Ventures, L.L.C. ("Classified Ventures"), a leading provider of online classified advertising products and services to the newspaper industry that was formed by eight leading newspaper companies. The Company has licensed elements of its technology and business systems to Classified Ventures and provides services in automotive and real estate classified advertising categories. The Company has also entered into an agreement with American Express Travel Related Services Company, Inc. ("American Express") that provides for marketing of CitySearch's services to American Express merchant customers and various other electronic commerce ("e-commerce") and marketing initiatives.

 The Ticketmaster Online Service

  Ticketmaster Online is a leading online ticketing service that enables consumers to purchase tickets for live music, sports, theater and family entertainment events presented by Ticketmaster Corp.'s clients and related merchandise over the Web. The Company believes the online nature of the service offers improved marketing and distribution capabilities as well as a larger potential consumer base to Ticketmaster Corp. clients, while providing consumers more convenient access to live event tickets and related merchandise. In addition to these services, the Ticketmaster Online Web site provides local information and original content regarding live events for Ticketmaster Corp. clients throughout the United States, Canada and the United Kingdom.

  Since its commencement of online ticket sales in November 1996, Ticketmaster Online has experienced significant growth in tickets sold through its Web site. Gross transaction dollars from ticket sales increased from approximately $270,000 in November 1996 to approximately $11.6 million in September 1998. Similarly, tickets sold on the Ticketmaster Online Web site in November 1996 represented less than 0.1% of total tickets sold by Ticketmaster Corp., while tickets sold online in the month of September 1998 represented approximately 5.3%.

  The Ticketmaster Online Web site consists primarily of original content developed and designed specifically for the Web by Ticketmaster Online. Information is currently available through a database with information on more than 3,000 clients, and weekly listings of live events. Scheduled to launch in the fourth quarter of 1998, the "my Ticketmaster" Web site is being developed in partnership with Intel Corporation and will permit consumers to order tickets and related merchandise over the Web while customizing live event information to individual preferences.

                    ----------------------------------------

  The Company is a direct, non-wholly-owned subsidiary of Ticketmaster Corp., which is an indirect wholly-owned subsidiary of USAi. USAi acquired a controlling interest in Ticketmaster Group in July 1997 and the remainder of the outstanding equity in Ticketmaster Group in June 1998, at which time Ticketmaster Group became a wholly-owned subsidiary of USAi (the "Ticketmaster Transaction"). The Company's other equity investors include entities affiliated with The Goldman Sachs Group, L.P., Washingtonpost.Newsweek Interactive, The Times Mirror Company, CPQ Holdings, Inc. (an entity affiliated with Compaq Computer Corporation), Global Retail Partners, L.P., American Express, Intel Corporation, AT&T Ventures, T. Rowe Price Threshold Fund III, L.P. and Schibsted ASA.

  The Company's principal executive offices are located at 790 E. Colorado Boulevard, Suite 200, Pasadena, California 91101, and its telephone number at that address is (626) 405-0050.

                     TICKETMASTER ONLINE-CITYSEARCH MERGER

  On September 28, 1998, pursuant to an Amended and Restated Agreement and Plan of Reorganization, dated August 12, 1998 (the "Merger Agreement"), by and among CitySearch, USAi, Ticketmaster Group, Ticketmaster Corp., Ticketmaster Online, and Tiberius, Inc., a wholly-owned subsidiary of CitySearch ("Merger Sub"), Merger Sub was merged with and into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly-owned subsidiary of the Company. Immediately prior to the Merger, all of the outstanding shares of CitySearch Convertible Preferred Stock were converted into shares of CitySearch Common Stock, and all outstanding options and warrants to purchase shares of CitySearch Convertible Preferred Stock were converted into options or warrants to purchase shares of CitySearch Common Stock. At the effective time of the Merger, the outstanding capital stock of Ticketmaster Online was converted into an aggregate of 37,238,000 shares of CitySearch Common Stock which pursuant to the Reclassification was subsequently converted into Class A Common Stock of the Company. In addition, all outstanding warrants and options exercisable for shares of CitySearch Common Stock became exercisable for shares of Class A Common Stock (according to their existing vesting schedules and other terms).

  Pursuant to the terms of the Merger Agreement, on October 2, 1998, USAi commenced an offer (the "Tender Offer") to purchase from holders of Common Stock (including holders of outstanding options or warrants to acquire Common Stock that were vested and exercisable at the effective time of the Merger) and transferees of all such holders (excluding USAi and its affiliates) (each a "Current CitySearch Holder") up to 20% of each such holder's shares of Common Stock (including shares of Common Stock issuable upon exercise of options or warrants that were vested and exercisable at the effective time of the Merger) at a per share price of $8.67 net to the seller in cash. USAi purchased 1,997,502 shares of Class A Common Stock pursuant to the Tender Offer, which was completed on November 3, 1998. See "Ticketmaster Online-CitySearch Merger-- Merger Agreement."

  Following the Merger and the Tender Offer, USAi beneficially owns 42,480,143 shares of Class A Common Stock, or approximately 67.9% of the outstanding Common Stock. As a result of such ownership, after giving effect to this offering, USAi will be able to control the outcome of substantially all matters submitted to a vote of or for the consent of stockholders, including the election of directors and the approval of other corporate transactions. See "Risk Factors--Control by and Relationship with USAi," "--Potential Conflicts of Interest," "--Possible Future Sales of Common Stock by USAi," "Principal Stockholders" and "Ticketmaster Online-CitySearch Merger."

  Concurrently with the execution of the Merger Agreement, Ticketmaster Corp., Ticketmaster Online and USAi entered into a License and Services Agreement, dated August 12, 1998 (the "Ticketmaster License Agreement"). The Ticketmaster License Agreement designates Ticketmaster Online as Ticketmaster Corp.'s exclusive online sales agent for live event tickets and allows Ticketmaster Online to use the Ticketmaster trademark in connection with online promotion of sales of tickets to live events presented by Ticketmaster Corp.'s clients, subject to certain limitations. For purposes of the Ticketmaster License Agreement, "online sales" is defined to include sales over the Web and any sales through commercial online services such as America Online and @Home. The Ticketmaster License Agreement also grants Ticketmaster Online certain non-exclusive rights to conduct online solicitation of sales for merchandise offered by Ticketmaster Corp. The Ticketmaster License Agreement further provides that Ticketmaster Online may not enter into arrangements with venues, ticket sellers or sales agents to sell tickets online and that USAi and its affiliates may not enter into arrangements with other parties for online sales of tickets to events presented by Ticketmaster Corp.'s clients. See "Risk Factors--Dependence on Relationship with Ticketmaster Corp." and "Business-- Ticketmaster Online Business--Ticketmaster License Agreement."

  In addition, concurrently with the execution of the Merger Agreement, USAi loaned $50 million in cash to CitySearch in exchange for a convertible note with a $50 million principal amount (the "Convertible Note"). The Convertible Note bears interest at a rate of 7.00% per annum and is generally due and payable on the earlier to occur of (a) August 13, 2005 or (b) 20 days following the closing of an initial public offering which meets certain criteria. The Company intends to use up to approximately $51 million of the net proceeds of this offering to repay in full the Convertible Note and the accrued interest thereon. See "Use of Proceeds," "Capitalization" and "Ticketmaster Online-CitySearch Merger."

                                  RISK FACTORS

  No assurances can be given that the Company's objectives or strategies will be achieved. Prospective investors should carefully consider the factors discussed in detail elsewhere in this Prospectus under "Risk Factors."

                                  THE OFFERING

Class B Common Stock offered...... 7,000,000 shares
Common Stock to be outstanding
 after this offering:
  Class A Common Stock............ 62,486,478 shares(1)
  Class B Common Stock............  7,000,000 shares(1)(2)
    Total Common Stock............ 69,486,478 shares(1)(2)

--------

(1) Based on shares of Class A Common Stock outstanding as of September 30, 1998. Does not include (i) 3,890,694 shares of Class A Common Stock issuable upon exercise of options outstanding at September 30, 1998 at a weighted average exercise price of $3.66 per share under the Company's 1996 Stock Option Plan (the "1996 Stock Plan") and (ii) 93,107 shares of Class A Common Stock issuable upon exercise of an outstanding warrant at an exercise price of $8.86 per share held by NationsBanc Montgomery Securities LLC. See "Capitalization," "Management--Employee Benefit Plans," "Underwriting" and Note 7 of Notes to Consolidated Financial Statements of Ticketmaster Online.

(2) Does not include, as of the date of this Prospectus, an aggregate of shares of Class B Common Stock available for future grant or issuance under the Company's 1998 Stock Option Plan (the "1998 Stock Plan") and 1998 Employee Stock Purchase Plan (the "Purchase Plan"). See "Management-- Employee Benefit Plans."

Relative rights of Class A Common
 Stock and Class B Common Stock.....  The Class A Common Stock and Class B
                                      Common Stock have substantially identical rights other than with respect to voting, conversion and transfer. Except as otherwise required by applicable law, the Class A Common Stock entitles its holders to 15 votes per share while the Class B Common Stock entitles its holders to one vote per share on all matters submitted to a vote or for the consent of stockholders. Except as otherwise required by applicable law, the Class A Common Stock and Class B Common Stock will vote together as a single class on all matters submitted to a vote or for the consent of stockholders. The shares of Class A Common Stock are convertible at any time at the option of the holder into shares of Class B Common Stock on a share-for-share basis. In addition, shares of Class A Common Stock will automatically be converted into a like number of shares of Class B Common Stock upon any sale, pledge, conveyance, hypothecation, assignment or other transfer (a "Transfer") of such shares by the initial registered holder, except under certain limited circumstances. See "Description of Capital Stock."

Controlling stockholder.............
                                      USAi beneficially owns 42,480,143 shares of Class A Common Stock, or approximately 67.9% of the Company's outstanding Common Stock and, immediately after this offering, will beneficially own approximately 61.1% of the outstanding Common Stock of the Company, representing approximately 67.4% of the total voting power of the Common Stock. See "Risk Factors--Control by and Relationship with USAi," "--Potential Conflicts of Interest," "--Possible Future Sales of Common Stock by USAi," "Principal Stockholders" and "Ticketmaster Online-CitySearch Merger."

Use of proceeds.....................
                                      The Company intends to use up to
                                      approximately $51 million of the net
                                      proceeds of this offering to repay in
                                      full the Convertible Note and the accrued interest thereon. The Convertible Note was issued to USAi upon execution of the Merger Agreement in exchange for a $50 million loan from USAi to provide working capital to the Company. To the extent there are net proceeds in excess of approximately $51 million, such proceeds are expected to be used for working capital and other general corporate purposes.

Proposed Nasdaq symbol..............  TMCS

                  CITYSEARCH SUMMARY HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The CitySearch summary historical financial data set forth below have been derived from the Consolidated Financial Statements of CitySearch, Inc. and the Notes thereto set forth elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes. The data set forth below do not give effect to the Merger.

                            PERIOD FROM
                           SEPTEMBER 20,    YEAR ENDED
                           1995 (DATE OF   DECEMBER 31,       NINE MONTHS ENDED
                           FORMATION) TO ------------------  --------------------
                           DECEMBER 31,                      SEPT. 30,  SEPT. 28,
                               1995        1996      1997      1997      1998(1)
                           ------------- --------  --------  ---------  ---------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
 Revenues:
  Subscription and
   services..............     $   --     $    203  $  4,913  $  2,986   $  9,458
  Licensing and royalty..         --           --     1,271       677      1,859
                              ------     --------  --------  --------   --------
    Total revenues.......         --          203     6,184     3,663     11,317
 Loss from operations....       (313)     (14,112)  (36,741)  (26,877)   (27,281)
 Net loss................       (308)     (13,897)  (36,526)  (26,773)   (27,054)
 Historical basic and
  diluted net loss per
  share(2)...............     $(0.04)    $  (1.58) $  (3.86) $  (2.84)  $  (2.73)
 Pro forma basic and
  diluted net loss per
  share(2)...............                          $  (1.96) $  (1.51)  $  (1.10)
 Shares used to compute
  historical basic and
  diluted net loss per
  share(2)...............      7,895        8,786     9,452     9,431      9,923
 Shares used to compute
  pro forma basic and
  diluted net loss per
  share(2)...............                            18,660    17,764     24,547

                                                                   SEPTEMBER 28,
                                                                      1998(1)
                                                                   -------------
CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents........................................    $57,877
 Working capital..................................................     50,940
 Total assets.....................................................     65,209
 Long-term obligations, less current portion......................     52,320
 Stockholders' equity.............................................      3,837

--------

(1) The historical financial data of CitySearch is presented through the effective date of the Merger (September 28, 1998). References throughout this Prospectus to the nine months ended September 28, 1998 refer to the period from January 1, 1998 through September 28, 1998.
(2) Shares used to compute pro forma basic and diluted net loss per share give effect to the conversion of CitySearch Convertible Preferred Stock as if converted at the earlier of the beginning of the period or issue date. See
    Note 1 of Notes to Consolidated Financial Statements of CitySearch, Inc. for an explanation of the determination of the number of shares used to compute historical and pro forma basic and diluted net loss per share.

             TICKETMASTER ONLINE SUMMARY HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The Ticketmaster Online summary historical financial data set forth below have been derived from the Financial Statements of Ticketmaster Online and the Notes thereto set forth elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes. The data set forth below presents the historical financial information of Ticketmaster Online prior to the Merger and the consolidated financial information of Ticketmaster Online and CitySearch for the two-day period ended September 30, 1998 subsequent to the Merger.

                                                                    EIGHT MONTHS
                                                                       ENDED
                                          YEAR ENDED JANUARY 31,   SEPTEMBER 30,
                                          ------------------------ --------------
                                          1996(1)  1997(1)   1998   1997  1998(2)
                                          -------  -------  ------ ------ -------
STATEMENT OF OPERATIONS DATA:
 Revenues:
  Ticketing operations................... $   --   $  199   $5,972 $3,413 $9,948
  Sponsorship and advertising............     14      997    3,933  2,410  4,210
  City guide and related.................     --       --       --     --    112
                                          ------   ------   ------ ------ ------
    Total revenues.......................     14    1,196    9,905  5,823 14,270
 Operating income (loss).................   (534)    (989)   4,174  2,477  5,339
 Net income (loss).......................   (330)    (615)   2,347  1,388  2,473
 Basic and diluted net income (loss) per
  equivalent share(3).................... $(0.01)  $(0.02)  $ 0.06 $ 0.04 $ 0.07
 Shares used to compute basic and diluted
  net income (loss) per equivalent
  share(3)............................... 37,238   37,238   37,238 37,238 37,425

                                                    SEPTEMBER 30,   PRO FORMA
                                                       1998(5)    AS ADJUSTED(6)
                                                    ------------- --------------
BALANCE SHEET DATA:
 Cash and cash equivalents.........................   $ 57,877       $64,067
 Working capital...................................     49,364        56,024
 Total assets(4)...................................    363,757       387,147
 Long-term obligations, less current portion.......     52,320         2,320
 Stockholders' equity(4)...........................    299,953       374,343

--------
(1) Ticketmaster Online did not incur costs or expenses until June 1995 and commenced selling live event tickets and merchandise online in November 1996.

(2) Includes the operating results of CitySearch from September 29, 1998 to September 30, 1998 as a result of the Merger.

(3) Basic and diluted net income (loss) per equivalent share is based on the number of shares of CitySearch Common Stock exchanged in the Merger for all periods presented, and for the eight months ended September 30, 1998 includes the outstanding Class A Common Stock for two days subsequent to the Merger in the calculation of average shares.

(4) Total assets and stockholders' equity reflect a preliminary allocation of $298.3 million of goodwill resulting from the Merger and the Ticketmaster Transaction, and on a pro forma as adjusted basis, includes additional goodwill of $17.2 million resulting from the Tender Offer.

(5) The balance sheet data at September 30, 1998 represent the consolidated assets and liabilities of Ticketmaster Online and CitySearch as a result of the Merger.

(6) Pro forma as adjusted amounts give effect to the purchase by USAi of 1,997,502 shares of Class A Common Stock from existing stockholders at $8.67 per share pursuant to the Tender Offer, on a pro forma basis as of September 30, 1998, and reflects the sale and issuance of the 7,000,000 shares of Class B Common Stock offered hereby at an assumed initial public offering price of $9.00 per share (after deducting the underwriting discount and estimated offering expenses payable by the Company) and the application of the estimated net proceeds from this offering. See "Use of Proceeds" and "Capitalization."

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The summary unaudited pro forma combined financial data set forth below give effect to the Merger, the Tender Offer and the Ticketmaster Transaction. The Merger was accounted for using the "reverse purchase" method of accounting, pursuant to which Ticketmaster Online was treated as the acquiring entity for accounting purposes, and the assets and liabilities of CitySearch will be recorded at their respective fair values. The unaudited pro forma combined statements of operations data give effect to the Merger, the Tender Offer and the Ticketmaster Transaction as if they had occurred at the beginning of the respective periods. The summary unaudited pro forma combined financial data have been derived from the unaudited pro forma condensed combined financial statements and notes thereto set forth elsewhere herein and should be read in conjunction with those financial statements and notes. The summary unaudited pro forma combined financial data do not purport to be indicative of future operations and should not be construed as representative of future operations of the combined companies.

                                                                   NINE MONTHS
                                                      YEAR ENDED      ENDED
                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1997         1998
                                                     ------------ -------------
                                                       (IN THOUSANDS, EXCEPT
                                                          PER SHARE DATA)
PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA:
 Revenues:
  Ticketing operations..............................   $  5,442     $ 10,571
  Sponsorship and advertising.......................      3,965        4,915
  City guide and related............................      6,072       11,069
                                                       --------     --------
    Total revenues..................................     15,479       26,555
 Costs and expenses:
  Cost of ticketing operations......................      3,865        7,810
  Cost of city guide and related....................      9,688       10,588
  Sales and marketing...............................     20,611       15,734
  Research and development..........................      7,182        5,038
  General and administrative........................      6,993        5,998
  Amortization of goodwill..........................     57,461       43,096
  Merger and other transactions costs...............         --        3,101
                                                       --------     --------
    Total costs and expenses........................    105,800       91,365
                                                       --------     --------
 Loss from operations...............................    (90,321)     (64,810)
 Interest income, net...............................        223          696
                                                       --------     --------
 Loss before provision for income taxes.............    (90,098)     (64,114)
 Provision for income taxes.........................          8           --
                                                       --------     --------
 Net loss...........................................   $(90,106)    $(64,114)
                                                       ========     ========
 Basic and diluted net loss per share...............   $  (1.61)    $  (1.04)
 Shares used to compute basic and diluted net loss
  per share.........................................     55,898       61,785

                                 RISK FACTORS

  This offering involves a high degree of risk. In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Class B Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties, which statements may be deemed to include, but are not limited to, the Company's plans to grow its online businesses, to expand the range of services offered by the Company, to increase the number of customers and venues using the Company's services and the dollar volume of transactions booked through the Company's Web sites, to otherwise expand its business activities in new cities and foreign countries, to retain key personnel or otherwise to implement its strategy as well as the Company's beliefs regarding consumer acceptance of the Internet as a means of commerce and the use of the Internet as a source of advertising. Such statements include statements regarding the belief or current expectation of the Company's management and are necessarily based on management's current understanding of the markets and industries in which the Company operates. That understanding could change or could prove to be inconsistent with actual developments. The Company's actual results could differ materially from the results discussed in this Prospectus, including those anticipated in or implied by any forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus. The cautionary statements made in this Prospectus should be read as being applicable to all forward-looking statements wherever they appear in this Prospectus.

LIMITED OPERATING HISTORY

  CitySearch was incorporated in September 1995 and launched its initial local city guide service in the Raleigh-Durham-Chapel Hill metropolitan area in May 1996. Ticketmaster Online commenced online ticket sales in November 1996. Accordingly, the CitySearch and Ticketmaster Online businesses each have an extremely limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as those in which the Company competes. Such risks include, but are not limited to, evolving and unpredictable business models, management of growth, the Company's ability to anticipate and adapt to developing markets, acceptance by Internet users, consumers and business customers of the Company's services and the ability of the Company to establish relationships with additional strategic partners. To address these risks, the Company must, among other things, attract and retain an audience of frequent users of its services in its target markets, maintain its business customer base, attract a significant number of new CitySearch business customers in target markets, expand its sales of tickets and merchandise through Ticketmaster Online, respond to competitive developments, continue to form and maintain relationships with media partners, continue to attract, retain and motivate qualified personnel, provide superior customer service, and continue to develop and upgrade its technologies and commercialize its services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks, and a failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

  Furthermore, neither the Company, CitySearch nor Ticketmaster Online has any history as a company with public reporting obligations, and operating the Company with such obligations will place substantial demands on management and the Company's operating systems. These increased demands may require further expenditures to hire management personnel and to expand the Company's operating systems. To the extent such expenditures precede or are not subsequently followed by increased revenues, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABSENCE OF HISTORY OF TICKETMASTER ONLINE AS AN INDEPENDENT COMPANY

  Prior to the Merger, Ticketmaster Online was operated as a wholly-owned subsidiary of Ticketmaster Corp. As a result, Ticketmaster Online does not have an operating history as an independent company. In addition, prior to the Merger, Ticketmaster Online relied on Ticketmaster Corp. to provide certain human resource, finance, recruiting, legal and other services. Neither USAi nor Ticketmaster Corp. is required to provide assistance, funding or any such services to Ticketmaster Online or the Company, except as described in the Ticketmaster License Agreement. The Company will be required to develop and implement the operational, administrative and other systems and infrastructure necessary to support Ticketmaster Online's current and future business, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Dependence on Relationship with Ticketmaster Corp.," "--Control by and Relationship with USAi" and "--Management of Potential Growth; Risks Associated with Expansion."

ANTICIPATED CONTINUED OPERATING LOSSES

  CitySearch incurred net losses of $308,000, $13.9 million and $36.5 million for the period from September 20, 1995 (date of formation) to December 31, 1995, and for the years ended December 31, 1996 and 1997, respectively, and $27.1 million for the nine months ended September 28, 1998. At September 28, 1998, CitySearch had an accumulated deficit of $77.8 million. Ticketmaster Online incurred net losses of $615,000 for the year ended January 31, 1997 and generated net income of $2.3 million and $2.5 million for the year ended January 31, 1998 and the eight months ended September 30, 1998, respectively. As a result of the Ticketmaster Transaction, the Merger and the Tender Offer, the Company has recorded a significant amount of goodwill which will adversely affect the earnings and profitability of the Company for the foreseeable future. The Company recorded an aggregate of $315.5 million of goodwill and other intangibles, $154.8 million of which related to the Ticketmaster Transaction and is to be amortized through 2038, and $160.7 million of which related directly to the Merger and the Tender Offer and is to be amortized through 2001. To the extent the amount of such recorded goodwill is increased or the Company has future losses and is unable to demonstrate its ability to recover the amount of goodwill recorded during such time periods, the period of amortization could be shortened, which may further increase annual amortization charges. In such event, the Company's business, financial condition and results of operations could be materially and adversely affected.

  The Company believes that its future profitability and success will depend in large part on, among other things, its ability to generate sufficient revenues from sales of CitySearch Web sites to businesses and from the licensing of its technology and business systems to partners setting up CitySearch services in partner-led markets, the ability of Ticketmaster Corp. to maintain existing relationships and enter into new relationships with live event venues, sports franchises, promoters and other clients for which it sells live event tickets and to obtain or retain for Ticketmaster Online the right to sell live event tickets and related merchandise online, its ability to effectively maintain existing relationships with its media partners, its ability to successfully enter into new strategic relationships for distribution and increased usage of the Ticketmaster Online and CitySearch services and its ability to generate sufficient online traffic and sales volume to achieve profitability of the Ticketmaster Online business. Accordingly, the Company expects to expend significant financial and management resources on the roll-out of the CitySearch service in new owned and operated and partner-led markets, site and content development on its CitySearch and Ticketmaster Online sites, integration of the CitySearch and Ticketmaster Online services, strategic relationships, technology and operating infrastructure. As a result, the Company expects to incur significant additional losses and continued negative cash flow from operations for the foreseeable future. There can be no assurance that the Company's revenues will increase or even continue at their current levels or that the Company will achieve or maintain profitability or generate cash from operations in future periods. In view of the rapidly evolving nature of the Company's business, the limited operating history of both CitySearch and Ticketmaster Online and the risks associated with integrating these businesses, the Company believes that period-to-period comparisons of operating results are not meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON RELATIONSHIP WITH TICKETMASTER CORP.

  In connection with the Merger, Ticketmaster Online, Ticketmaster Corp. and USAi entered into the Ticketmaster License Agreement, which agreement designates, subject to certain limitations, Ticketmaster Online as Ticketmaster Corp.'s exclusive agent for online live event ticket sales and as its non-exclusive agent for the online sale of merchandise. See "Business--Ticketmaster Online Business--Ticketmaster License Agreement."

  The Company anticipates that, for the foreseeable future, a majority of its revenues will be derived from the online sale of tickets and merchandise by Ticketmaster Online. Ticketmaster Online currently derives and, for the foreseeable future, will continue to derive a substantial portion of its revenues from per ticket convenience charges and per order handling charges paid by consumers in connection with online purchases of tickets to live events presented or promoted by clients of Ticketmaster Corp. Ticketmaster Online does not have contractual relationships with the entities for which it sells tickets as Ticketmaster Corp.'s agent and it is restricted pursuant to the Ticketmaster License Agreement from having such relationships, whether with current Ticketmaster Corp. clients or its potential clients. Accordingly, Ticketmaster Online's future revenues and business success are dependent on Ticketmaster Corp.'s ability to maintain and renew relationships with its existing clients and to establish relationships with additional clients.

  For the year ended January 31, 1998, Ticketmaster Corp. processed ticket sales for over 3,000 clients. Approximately 20% of Ticketmaster Corp.'s client contracts are subject to renewal each year. Ticketmaster Online is dependent upon Ticketmaster Corp.'s ability to enter into and maintain client contracts on terms that are favorable to Ticketmaster Corp. and Ticketmaster Online. There can be no assurance that Ticketmaster Corp. will be able to enter into or maintain client contracts on such terms.

  All of Ticketmaster Online's ticket sales are processed through Ticketmaster Corp.'s systems. Under the Ticketmaster License Agreement, Ticketmaster Corp. is generally obligated to provide order fulfillment services at least at the same level as such services were generally provided as of the date of the Ticketmaster License Agreement. The Ticketmaster License Agreement obligates Ticketmaster Corp. to process a specified number of tickets sold online each year through December 31, 2001. As a result, Ticketmaster Online's future revenues are dependent upon Ticketmaster Corp.'s ability to process such online ticket sales in an accurate and timely manner. While the Company believes that, due to the perpetual right of Ticketmaster Online to serve as Ticketmaster Corp.'s exclusive agent for online live event ticket sales, Ticketmaster Corp. has a substantial interest in its relationship with Ticketmaster Online, there can be no assurance that Ticketmaster Corp. will provide fulfillment services to Ticketmaster Online in excess of the requirements of the Ticketmaster License Agreement and, in particular, after December 31, 2001.

  Ticketmaster Online's ability to generate ticket and merchandise sales on its Web sites is also dependent in part on Ticketmaster Corp.'s ability to maintain and enhance the Ticketmaster brand name. Any failure on the part of Ticketmaster Corp. to maintain its existing base of clients, to establish relationships with new clients upon terms favorable to Ticketmaster Online, to obtain or retain for Ticketmaster Online the right to sell tickets and merchandise online for Ticketmaster Corp.'s clients, to process Ticketmaster Online's online ticket sales in a timely and accurate manner or at levels necessary to support Ticketmaster Online's business or to maintain and enhance the Ticketmaster brand name would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Ticketmaster Online-CitySearch Merger."

CONTROL BY AND RELATIONSHIP WITH USAI

  The Company is currently a direct, non-wholly owned subsidiary of Ticketmaster Corp., which is an indirect wholly-owned subsidiary of USAi. Upon completion of this offering, USAi will own approximately 61.1% of the total outstanding Common Stock, representing approximately 67.4% of the total voting power of the Common Stock. Following this offering, as a result of its ownership of Class A Common Stock, USAi will have the right to control the outcome of any matter submitted for the vote or consent of Company stockholders, except where a separate vote of the holders of Class B Common Stock is required by Delaware law. Subject to applicable Delaware law, USAi will generally not be restricted with regard to its ability to control the election of directors of the Company, to cause the amendment of the Company's Amended and Restated Certificate of Incorporation, which will be in effect immediately prior to the consummation of this offering (the "Restated

Certificate of Incorporation"), Amended and Restated Bylaws, which will be in effect immediately prior to the consummation of this offering (the "Restated Bylaws") and other documents (including the Ticketmaster License Agreement) or generally to exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, future issuances of equity securities by the Company, the incurrence of indebtedness by the Company and the payment of dividends with respect to the Common Stock. Similarly, USAi will have the power to prevent, delay or cause a change in control of the Company and could take other actions that might be favorable to USAi but not necessarily favorable to other stockholders of the Company. In addition, because of the importance to the Company of the relationship between Ticketmaster Online and Ticketmaster Corp., an indirect wholly-owned subsidiary of USAi, the Company is to a large degree dependent on its business relationships with its controlling stockholder. There can be no assurance that conflicts, disagreements or other disputes between the Company and USAi will not arise, or that such disputes will be resolved in a manner that does not adversely affect the business, financial condition or results of operations of the Company. There can be no assurance that USAi's ownership of the Company's Class A Common Stock or its other relationships with the Company will not have a material adverse effect on the Company's business, financial condition or results of operations, on its other stockholders or on the market price of the Company's Class B Common Stock.

  Subject to applicable Delaware law, USAi could elect to sell all or a substantial portion of its equity interest in the Company to a third party, which would represent a controlling or substantial interest in the Company, without offering to other stockholders of the Company the opportunity to participate in such a transaction. Although there can be no assurance in this regard, USAi has advised the Company that its current intent is to continue to hold for the foreseeable future the shares of Class A Common Stock owned by it. In the event of a sale of USAi's interest to a third party, such third party may be able to control the Company in the manner that USAi is able to control the Company, including with respect to the election of a majority of the members of the Company's Board of Directors. Such a sale may adversely affect the market price of the Class B Common Stock and may adversely affect the Company's business, financial condition and results of operations. See "-- Possible Future Sales of Common Stock by USAi."

  Barry Diller, who is a director of the Company, is also the Chairman and Chief Executive Officer of USAi. In addition, pursuant to stockholder and governance agreements among Mr. Diller, Liberty Media Corp. ("Liberty,") a subsidiary of Tele-Communications, Inc. ("TCI"), The Seagram Company Ltd. ("Seagram"), Universal Studios, Inc. ("Universal," a subsidiary of Seagram) and USAi, Mr. Diller generally has the right to control the outcome of any matter submitted to a vote or for the consent of USAi stockholders, other than with respect to certain fundamental changes relating to USAi, in which case the consent of Mr. Diller, Liberty and Universal is generally required for any such fundamental change. Upon Mr. Diller's departure from USAi, USAi may change in various fundamental ways, including the possible exercise of control by Universal over the management and governance of USAi, subject to certain rights of Liberty. Copies of such governance and stockholders agreements have been filed with the Securities and Exchange Commission (the "Commission") as Appendix B and C, respectively, to USAi's Definitive Proxy Statement, dated January 12, 1998 and are available from the Commission. See "Available Information." Although Mr. Diller has a significant equity interest in USAi, including in the form of options to acquire shares of the common stock, par value $.01 per share, of USAi (the "USAi Common Stock"), some of which are not fully vested and require Mr. Diller's continued employment for a specified period to so vest, Mr. Diller does not have an employment or noncompetition agreement with USAi and is not obligated to remain as an executive officer or director of that company. Any change in the management, operations or business of USAi could have a material adverse effect on the Company's relationship with USAi and Ticketmaster Corp. and could materially and adversely affect the Company's business, financial condition and results of operations.

POTENTIAL CONFLICTS OF INTEREST

  Conflicts of interest may arise between the Company, including Ticketmaster Online, on the one hand, and USAi and its affiliates, including Ticketmaster Corp., on the other hand, in areas relating to past, ongoing and future relationships, including the Ticketmaster License Agreement, corporate opportunities, indemnity arrangements, tax and intellectual property matters, potential acquisitions or financing transactions, sales or other dispositions by USAi of shares of the Company's Class A Common Stock held by it and the exercise by USAi of its ability to control the management and affairs of the Company. These conflicts also may include disagreements regarding the Ticketmaster License Agreement, including with respect to possible amendments to, or modifications or waivers of provisions of, such agreement. Due to USAi's ability to control the Company's Board of Directors and subject to Delaware law, USAi may be able to effect such amendments without seeking the approval of any other party. Such amendments, modifications or waivers may adversely affect the Company's business, financial condition and results of operations. Ownership interests of directors or officers of the Company in the USAi Common Stock, or service as both a director or officer of the Company and a director, officer or employee of USAi, could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the Company and USAi. Seven of the members of the Company's Board of Directors are also directors, officers or employees of USAi. See "Management" and "Ticketmaster Online-- CitySearch Merger."

  In addition, USAi is engaged in a diverse range of media and entertainment-related businesses, including businesses engaged in electronic and online commerce (including Home Shopping Network and its USA Interactive business), and these businesses may have interests that conflict or compete in some manner with the businesses of the Company. Subject to applicable Delaware law, USAi is under no obligation, and has not indicated any intention, to share any future business opportunities available to it with the Company, except as expressly provided by the Ticketmaster License Agreement. The Company's Restated Certificate of Incorporation will also include provisions which provide that (i) USAi shall have no duty to refrain from engaging in the same or similar activities or lines of business of the Company, thereby competing with the Company, (ii) USAi, its officers, directors and employees shall not be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any activities of USAi in competition with the Company, and (iii) USAi shall have no duty to communicate or offer corporate opportunities to the Company and shall not be liable for breach of any fiduciary duty as a stockholder of the Company in connection with such opportunities, provided that certain procedures set forth in the Restated Certificate of Incorporation are followed. There can be no assurance that any conflicts that may arise between the Company and USAi, any loss of a corporate opportunity to USAi that might otherwise be available to the Company or any engagement by USAi (subject to the limitations of the Ticketmaster License Agreement) in any activity that is similar to the businesses of the Company will not have a material adverse effect on the Company's business, financial condition and results of operations or its other stockholders. See "Description of Capital Stock."

POSSIBLE FUTURE SALES OF COMMON STOCK BY USAI

  Subject to applicable federal securities laws and the restrictions set forth below, after completion of this offering, USAi may sell a significant portion of the shares of the Company's Class A Common Stock beneficially owned by it (which, after completion of this offering, would represent approximately 61.1% of the outstanding Common Stock) or distribute any or all of such shares of Class A Common Stock to its stockholders. Pursuant to the Company's Restated Certificate of Incorporation, each share of Class A Common Stock will be converted automatically into one share of Class B Common Stock upon any Transfer by the initial registered holder thereof (except in certain cases such as transfers to affiliates or other holders of Class A Common Stock). See "Description of Capital Stock." Any sales or distribution by USAi of substantial amounts of Class B Common Stock issuable upon conversion of the Class A Common Stock held by USAi in the public market or to its stockholders, or a transfer of beneficial ownership of shares of Class A Common Stock that does not constitute a Transfer pursuant to the Restated Certificate of Incorporation, or the perception that such transfers, sales or distribution could occur, could adversely affect the prevailing market prices for the Class B Common Stock. USAi is not subject to any obligation to retain any portion of its controlling interest in the Company, except that USAi has agreed not to sell or otherwise dispose of any shares of its capital stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery

Securities LLC. See "Underwriting." Although there can be no assurance in this regard, USAi has advised the Company that its current intent is to continue to hold for the foreseeable future the shares of Class A Common Stock owned by it. As a result, there can be no assurance concerning the period of time during which USAi will maintain its beneficial ownership of capital stock of the Company owned by it following this offering. Moreover, there can be no assurance that, in any transfer by USAi of a controlling interest in the Company, any other holders of Common Stock will be able to participate in such transaction or will realize any premium or other amounts with respect to any of their shares of such Common Stock.

COMPANY INTEGRATION RISKS

  Prior to the Merger, CitySearch operated independently and Ticketmaster Online operated as a wholly-owned subsidiary of Ticketmaster Corp. and USAi. The Company's future success will depend to a significant extent on the efficient, effective and timely integration of CitySearch's operations with Ticketmaster Online's operations. Such integration will include the combination of different business models, different technologies and personnel with different expertise and backgrounds and the development of services in which CitySearch's local content and Ticketmaster Online's live event-specific content and transactional capabilities are integrated with each other. The Company also will be required to evaluate its existing technologies and its ability to support the expanded range of products and services the Company is expected to offer. As a result of the Merger, the Company may attempt to link the Ticketmaster Online ticketing service more closely with certain of its CitySearch city guides. The Company has not executed such integration in the past, and such integration could require adaptation of existing technologies or development of new technologies. There can be no assurance that CitySearch or Ticketmaster Online will be able to coordinate either operational or technological integration effectively or efficiently with each other. Failure to effectively accomplish the integration of the two companies' operations or the loss of any of CitySearch's or Ticketmaster Online's key employees could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON INCREASED TICKET SALES

  The Company's future success, and in particular its revenues and operating results, depends in large part upon its ability to increase the dollar volume of transactions through Ticketmaster Online, either by generating significantly higher levels of traffic to its CitySearch and Ticketmaster Online Web sites or by increasing the percentage of visitors to its online sites who purchase tickets or merchandise, or through some combination thereof. The Company's ability to increase ticket sales will also depend in part upon Ticketmaster Corp.'s ability to obtain the rights to sell tickets online for new Ticketmaster Corp. clients. The Company must also increase the number of repeat purchasers of tickets and merchandise through Ticketmaster Online. Under the Ticketmaster License Agreement, Ticketmaster Corp. is generally obligated to provide order fulfillment services at least at the same level as such services were generally provided as of the date of such agreement. The Ticketmaster License Agreement obligates Ticketmaster Corp. to process a specified number of tickets sold online each year through 2001. While the Company believes that, due to the perpetual right of Ticketmaster Online to serve as Ticketmaster Corp.'s exclusive agent for online live event ticket sales, Ticketmaster Corp. has a substantial interest in its relationship with Ticketmaster Online, there can be no assurance that Ticketmaster Corp. will provide fulfillment services to Ticketmaster Online in excess of the requirements of the Ticketmaster License Agreement and, in particular, after December 31, 2001. In addition, in order to generate sufficient revenues from sponsorship and advertising on the Ticketmaster Online Web sites, the Company must deliver a high level of service and compelling content in order to attract users with demographic characteristics valuable to sponsors and advertisers. There can be no assurance that the Company will be able to increase the dollar volume of transactions booked through its online sites, increase traffic to its online sites, increase the percentage of visitors who purchase tickets or merchandise, increase the number of repeat purchasers or increase its sponsorship and advertising revenues. In addition, there can be no assurance that the Company will be able to offer its online ticketing services through its city guides in its partner-led markets on terms acceptable to the Company. The failure to do one or more of the foregoing would likely have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Relationship with Ticketmaster Corp." and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

  Since inception, CitySearch has experienced negative cash flow from operations and the Company expects to continue to experience significant negative cash flow from operations for the foreseeable future. USAi has no obligation or agreement to provide any future capital or other funding to the Company. The Company currently believes that its existing capital resources, including the proceeds from the Convertible Note, combined with the net proceeds of this offering, after repayment in full of the Convertible Note and any accrued interest thereon, will be sufficient to meet its presently anticipated cash requirements through at least the next 12 months. Thereafter, the Company may be required to raise additional funds. No assurance can be given that the Company will not be required to raise additional financing prior to such time. If additional funds are raised through the issuance of equity securities, stockholders of the Company may experience significant dilution. Furthermore, there can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to the Company or its stockholders. If such financing is not available when required or is not available on acceptable terms, the Company may be unable to develop or enhance its services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

UNPREDICTABILITY OF FUTURE REVENUES; FLUCTUATIONS IN OPERATING RESULTS

  As a result of CitySearch's limited operating history and Ticketmaster Online's lack of independent operating history, and the emerging nature of the markets in which the Company competes, the Company is unable to accurately forecast its future revenues. The Company's current and future expense levels are based predominantly on its operating plans and estimates of future revenues and are to a large extent fixed. For example, the CitySearch business model, particularly in its owned and operated markets, requires significant staffing to develop content and to create and maintain relationships with small- and medium-size businesses. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the Company currently intends to increase its operating expenses to roll out its CitySearch service in new markets, to fund increased sales and marketing and customer service operations, to attempt to further develop its technology infrastructure and to integrate its local content with the event-specific content and transactional capabilities of Ticketmaster Online. To the extent such expenses precede or are not subsequently followed by increased revenues, the Company's operating results will fluctuate and net anticipated losses in a given quarter may be greater than expected.

  The Company expects to experience significant fluctuations in its future operating results due to a variety of factors, many of which are outside of the Company's control. Factors that may adversely affect the Company's operating results include, but are not limited to, Ticketmaster Corp.'s ability to maintain and increase the number of clients for which it provides online ticketing services and convenience charges relating thereto, the ability of the Company's partners to meet roll-out schedules for CitySearch city guide services, the timing and amount of license and royalty payments from the Company's partners, the Company's ability to increase the volume of online ticket sales through the Ticketmaster Online Web site, the Company's ability to retain existing business customers, attract new business customers at a steady rate and maintain customer satisfaction, the timing and volume of new business Web site orders and the Company's capacity to meet such orders, the Company's ability to maintain or increase current rates of sales productivity, the announcement or introduction of new or enhanced sites and services by the Company or its competitors, the amount of traffic on the Company's online sites, the amount of expenditures for online advertising by businesses, the level of use of the Web and online services and consumer acceptance of the Internet for services such as those offered by the Company, the Company's ability to upgrade and develop its systems and attract personnel in a timely and effective manner, the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business and infrastructure, technical difficulties, system downtime or Internet brownouts, political or economic events affecting the cities in which the Company operates and general economic conditions. Unfavorable changes in any of the above factors could adversely affect the Company's revenues, gross margins and results of operations in future periods. In addition, Ticketmaster Online derives a majority of its revenues directly or indirectly from the sale of tickets and related merchandise for live entertainment, sporting and leisure events and is directly affected by the popularity, frequency and location of such events. Factors affecting the demand for and attendance of such events include, without limitation, general economic conditions, consumer trends and work stoppages. Any occurrence or condition that results in decreased attendance or demand for such entertainment, sporting and leisure events would likely have a material adverse effect on the Company's business, financial condition and results of operations.

  As a result of the foregoing, the Company believes that period-to-period comparisons of its results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. The foregoing factors which are largely unpredictable and may cause significant fluctuations in operating results may cause the Company's annual or quarterly results of operations to be below the expectations of public market analysts or investors, in which case the market price of the Class B Common Stock could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEW AND UNCERTAIN MARKETS; UNPROVEN MARKET ACCEPTANCE; RISK OF SIGNIFICANT BUSINESS CUSTOMER TURNOVER

  The markets for the Company's services have only recently begun to develop, are rapidly evolving and are characterized by a number of entrants that have introduced or plan to introduce competing services. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently introduced services are subject to a high level of uncertainty and risk. It is therefore difficult to predict the size and future growth rate, if any, of these markets. There can be no assurance that the markets for the Company's services will develop or that demand for the Company's services will emerge or become economically sustainable. The success of the Ticketmaster Online service will depend on the willingness of consumers to purchase tickets to live events and related merchandise online and on Ticketmaster Online's ability to significantly increase online traffic and sales volume. The success of CitySearch's city guide service will depend on the willingness of local businesses to pay for custom business Web sites developed by CitySearch and to retain the service, which in turn may depend on the popularity of the guides to consumers and on the actual or perceived revenues attributable to the services. If such businesses are unwilling to pay for the CitySearch service or retain the service, if the markets for the Company's services otherwise fail to develop or develop more slowly than anticipated or if business customer turnover rates are higher than expected by the Company, the Company's business, financial condition and results of operations could be materially and adversely affected. The turnover rate of business customers using CitySearch's service has been higher than CitySearch had anticipated, and there can be no assurance that such turnover rates would be at levels which would not in the future materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that businesses will elect to outsource the design, development and maintenance of their Web sites to services such as CitySearch. Businesses may elect to perform such tasks internally, particularly if third-party providers of such services prove to be unreliable, ineffective or too expensive or if software companies offer user-friendly and cost-effective tools for such purpose. In the event that a significant number of businesses internalize such tasks, such event may have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON CONTINUED GROWTH OF ONLINE COMMERCE

  The Company's future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Web and online services as an effective medium of commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and commercial online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Web and online services as a medium of commerce, particularly for purchasing tickets to live events and related merchandise. Demand for recently introduced services and products over the Web and online services is subject to a high level of uncertainty, and there are relatively few proven services and products. The development of the Web and online services as a viable commercial marketplace is subject to a number of factors, including continued growth in the number of Internet users and users of such services, concerns about transaction security, continued development of the necessary technological infrastructure and the development of complementary services and products. If the Web and online services do not become a viable commercial marketplace, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CITYSEARCH'S RELIANCE ON STRATEGIC RELATIONSHIPS

  An important element of the Company's current business strategy with respect to the CitySearch service is to enter into agreements with local media companies to establish and support city guides. The Company has entered into, and intends to enter into, agreements with media companies to address opportunities. In these "partner-led" markets, the Company develops and designs a city guide for local media companies and licenses certain intellectual property to such companies in exchange for certain up-front and continuing license payments and royalty payments. These royalty payments are based on the amount of revenues generated by such companies through the partner-led city guides. The Company currently anticipates that royalty payments from such agreements will constitute a significant portion of the Company's revenues in future periods. Accordingly, the Company's success will depend in large part upon the ability of CitySearch's partners to timely launch city guides in partner-led markets and the extent to which these partners are able to generate revenue through their city guides. Under the terms of the Company's agreements with its media company partners, the Company has very limited control over the amount of time and financial resources that a partner devotes to the launch of a city guide or over the day-to-day operations and management of the city guide, including the marketing and sale of business Web sites to potential business customers. For example, one of the Company's partners did not launch its city guide in accordance with the Company's initial expectations, thereby delaying revenues subject to royalty payments payable to the Company. Furthermore, some of the Company's agreements grant exclusivity in certain territories. There can be no assurance that the Company's partners that are in the process of developing new city guides or future partners will launch their sites in a timely manner, or at all, or that if launched, such sites will generate revenues consistent with the Company's expectations. Furthermore, due to the Company's limited experience with partner-led city guides, it is unable to accurately forecast its revenues to be derived from these agreements with such partners. Exclusivity provisions in some of the Company's agreements place certain limitations on the Company's ability to license its intellectual property to other partners. There also can be no assurance that the Company will successfully enter into partnerships with media companies in additional cities with respect to the CitySearch service. In addition, certain of the Company's agreements with its media company partners may be terminated for failure to meet performance criteria. Any failure by one of the Company's proposed partner-led city guides to launch in a timely manner or by one of the Company's existing partner-led city guides to generate sufficient revenues, or a failure by the Company to enter into or to renew agreements with media company partners on terms favorable to the Company or early termination of certain existing agreements could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has recently entered into a license and services agreement with Classified Ventures, pursuant to which the Company will license elements of its technology and business systems to Classified Ventures and provide services in automotive and real estate classified advertising categories. The Company expects to receive significant revenues from licensing and service fees under this agreement. Under this agreement, the Company is restricted from entering into certain classified advertising markets and from licensing its technology and business systems to competitors of Classified Ventures. In addition, this agreement may be terminated effective 2001 by Classified Ventures and there can be no assurance that it will be renewed on terms favorable to the Company. The failure of the Company to meet certain milestones under this agreement, early termination of this agreement or the inability of the Company to compete with Classified Ventures or to license technology to competitors of

Classified Ventures may have a material adverse effect on the Company's business, financial condition and results of operations.

  In its owned and operated markets, the Company has entered into co-promotion or distribution agreements with a number of television, radio, print media and online companies. Some of these agreements are of a short duration and there can be no assurance that the Company's co-promotion or distribution partners with respect to the CitySearch business will not terminate their agreements with the Company or that the Company will secure additional co-promotion or distribution partners in the future which could have a material adverse effect on the Company's business, financial condition and results of operations.

TICKETMASTER ONLINE'S RELIANCE ON STRATEGIC RELATIONSHIPS

  Ticketmaster Online's business is to an extent dependent on its (and Ticketmaster Corp.'s) relationships with certain strategic partners, including Yahoo! Inc. ("Yahoo!") relating to the sharing of certain Ticketmaster Online Web site and user links between the Yahoo! and Ticketmaster Online sites. The Company expects to derive significant benefits, including increased revenues and consumer awareness, from these agreements. Such arrangements also include, in certain cases, non-competition provisions that restrict the ability of the Company to engage in similar activities on its own or with other partners. There can be no assurance that these relationships will continue, that such strategic relationships will be successful in any respect or that the Company will be able to find suitable additional or replacement strategic partners. The failure of such relationships could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Potential Governmental Investigations and Litigation" and "Business-- Ticketmaster Online Business--Ticketmaster Online Strategic Alliances."

DEPENDENCE ON SALES PERSONNEL

  The Company currently derives and, for the foreseeable future, intends to derive a substantial portion of its revenues from sales of business Web sites to local businesses in markets in which it owns and operates CitySearch city guides. The Company depends on its direct sales force to sell business Web sites in these markets. The creation of new revenue from CitySearch's city guide service and its roll-out in additional cities requires the services of a highly trained sales force working directly for the Company. Accordingly, a shortage in the number of trained salespeople could limit the Company's ability to sell business Web sites as it rolls out its service in new cities or to maintain or increase its number of business customers in cities in which CitySearch already operates. The Company has in the past and expects in the future to experience a high rate of turnover in its direct sales force. There can be no assurance that such turnover will not increase in the future or have a material adverse effect on the Company's sales, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, Ticketmaster Online currently derives a significant portion of its revenues from the sale of banner advertising and sponsorships. A shortage in the number of trained salespeople could limit the Company's ability to sell additional banner advertising or sponsorships or renew existing sponsorship or advertising relationships which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL; NEED TO HIRE ADDITIONAL QUALIFIED PERSONNEL

  The Company's success depends to a significant degree upon the continued contributions of the Company's executive management team, including Charles Conn, the Company's Chief Executive Officer, Thomas Layton, President and Chief Operating Officer of the Company, and Robert Perkins, Executive Vice President, Ticketing and Electronic Commerce. In connection with the Merger, Mr. Conn and Mr. Layton received certain payments in exchange for entering into non-competition agreements with CitySearch, Ticketmaster Corp. and Ticketmaster Online (the "Non-Competition Agreements"), and the vesting of options to purchase the Company's Class A Common Stock previously granted to Mr. Conn and Mr. Layton was accelerated so that such options became fully exercisable upon consummation of the Merger. The loss of the services of Messrs. Conn, Layton or Perkins or other members of the Company's management team could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, Ticketmaster Online has been managed historically by the management of Ticketmaster Corp. The success of the Company will depend upon a successful transition of Ticketmaster Online's management responsibility to the Company's senior management team. The Company's employees, including its senior officers, may voluntarily terminate their employment with the Company at any time, and competition for qualified employees is intense. The Company's success also depends upon its ability to attract and retain additional highly qualified management, technical and sales and marketing personnel. The process of locating and hiring such personnel with the combination of skills and attributes required to carry out the Company's strategy is often lengthy. The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAIN ACCEPTANCE AND MAINTENANCE OF CITYSEARCH BRAND

  The Company believes that establishing and maintaining the CitySearch brand is critical to its efforts to attract consumers and business customers to its sites and that the importance of brand recognition will increase due to the growing number of Internet sites and relatively low barriers to entry to providing Internet content. Promotion of the CitySearch brand will depend largely on the success of CitySearch and its media company partners in providing high quality Internet content. Under the terms of its agreements with its media company partners, the Company has very limited control over the content provided on the CitySearch partners' sites. If consumers and business customers do not perceive the content of CitySearch's or its partners' existing sites to be of high quality, the Company will be unsuccessful in promoting and maintaining the CitySearch brand. Furthermore, not all of the Company's partners promote the CitySearch brand on their services with a high level of prominence. In addition, users accessing partner-led market sites that contain different interfaces from the Company's owned and operated sites may be confused by the differences in interface or navigation, and any such confusion may inhibit the Company's ability to develop its brand and network. Other than links to CitySearch's city sites, the Company has not entered into a significant distribution relationship with any major online search or navigation company. In order to attract and retain consumers and business customers, and to promote the CitySearch brand in response to competitive pressures, the Company may find it necessary to increase its budget for content or otherwise to increase substantially its financial commitment to creating and maintaining a distinct brand loyalty among consumers and business customers. If either the Company or its media company partners are unable to provide high quality content or otherwise fail to promote and maintain the CitySearch brand or if the Company incurs excessive expenses in an attempt to improve its CitySearch content or promote and maintain the CitySearch brand, the Company's business, financial condition and results of operations could be materially and adversely affected.

RISKS ASSOCIATED WITH ROLL OUT OF SERVICES

  The Company's future success will depend to a significant extent on its ability, on its own and with partners, to rapidly roll out the CitySearch local city guide service in additional cities in the United States and internationally. As of September 30, 1998, the Company had launched its local city guide service in 15 metropolitan areas and intends to expand its service in additional cities in the United States and internationally. There can be no assurance that the Company will be able to launch the CitySearch service in additional markets in a cost-effective or timely manner or in accordance with its planned schedule, or that any newly launched service will achieve market acceptance. Any new service that is not favorably received by local businesses or consumers could damage the Company's reputation or the CitySearch brand. Launching the CitySearch service or future services offered by the Company will also require significant additional expenses and will strain the Company's management, financial and operational resources. In particular, the launch of the CitySearch service in additional cities will require the Company to expand and upgrade its technology infrastructure and business systems, including its enterprise management system (i.e., an integrated set of software tools and business processes for sales force management, Web site production, customer service and billing) and its business Web site production system. The Company is in the process of launching a new version of the software underlying the CitySearch service. There can be no assurance that this new version will function as intended, and any failure of the software could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the existing technology used by Ticketmaster Online would be able to accommodate increased volumes of traffic and transactions that may arise in the future. Expansion or increases of the Company's technology capabilities could result in significant expenses. Moreover, the strain placed on the Company's resources by simultaneous launches of the CitySearch service in multiple cities and the Company's efforts to integrate CitySearch's local content with the event-specific content and transactional capabilities of Ticketmaster Online may adversely affect the roll-out schedule or quality of the service in a particular city. The Company's failure to launch the CitySearch service in new markets in a timely and cost effective manner in accordance with its planned schedule or the lack of market acceptance of new services would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF FIXED-PRICE CONTRACTS

  The services offered by the Company to CitySearch business customers typically consist of the design, implementation, hosting and maintenance of customized Web sites, for which the customers are billed on a fixed-price basis, consisting of an up-front fee and monthly fees. The Company's failure to estimate accurately the resources and time required for providing such services, to manage client expectations effectively regarding the scope of services to be delivered for the estimated fees or to complete the services within budget, on time and to clients' satisfaction would expose the Company to risks associated with cost overruns and customer dissatisfaction, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The markets for local interactive content and services are highly competitive. Currently, CitySearch's primary competitors include Digital City, Inc., a company wholly-owned by America Online, Inc. and Tribune Company and Microsoft Corporation (Sidewalk). CitySearch also competes against search engine and other site aggregation companies which primarily serve to aggregate links to sites providing local content such as Excite, Inc. (City.Net), Lycos, Inc. (Lycos City Guide) and, while it is also a strategic partner of Ticketmaster Online, Yahoo! (Yahoo! Local). In addition, CitySearch competes against offerings from media companies, including Cox Interactive Media, Inc., Knight Ridder, Inc. and Zip2 Corporation, as well as offerings from several telecommunications and cable companies and Internet service providers that provide local interactive programming such as SBC Communications, Inc. (At
Hand) and MediaOne Group, Inc. (DiveIn). There are also numerous niche competitors which focus on a specific category or geography and compete with specific content offerings provided by the Company. The Company may also compete with online services and other Web site operators, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets. The Company faces different competitors in most of its CitySearch markets. For example, competitors in the San Francisco Bay Area, the Company's largest market in terms of CitySearch subscription and services revenues for the nine months ended September 30, 1998 (i.e., accounting for approximately 17% of such revenues during such period) primarily included Microsoft Corporation (Sidewalk), America Online, Inc. (Digital City) and Yahoo! (SF Bay). Competitors in Raleigh-Durham-Chapel Hill, the Company's second largest market in terms of subscription and services revenues for the nine months ended September 30, 1998 (i.e., accounting for approximately 16% of such revenues during such period) primarily included the Web site operated by The Raleigh News & Observer, WRAL-TV, trianglerestaurants.com, Digital Center (raleighonline.com), Yahoo! Local and Internet Presentations, Inc. (citydirect.com). Furthermore, additional major media and other companies with financial and other resources greater than those of the Company may introduce new Internet products and services addressing these markets in the future. There can be no assurance that the Company's competitors will not develop services that are superior to those of the Company or that achieve greater market acceptance than the Company's offerings.

  The markets for the business of selling live events tickets and related merchandise is highly competitive and diverse. Ticketmaster Corp.'s and Ticketmaster Online's competitors include event facilities and promoters that handle their own ticket sales and distribution through online and other distribution channels, live event automated ticketing companies with Web sites which may or may not currently offer online transactional capabilities and certain Web-based live event ticketing companies which only conduct business online. Where facilities and promoters decide to utilize the services of a ticketing company, Ticketmaster Corp. and Ticketmaster Online compete with international, national and regional ticketing services, including TicketWeb, Telecharge (Shubert Ticketing Services), NEXT Ticketing, Advantix, ETM Entertainment Network, Dillard's, Prologue, Capital Tickets and Lasergate (Lasergate Systems, Inc.). Several of Ticketmaster Corp.'s and Ticketmaster Online's competitors have operations in multiple locations throughout the United States and compete with Ticketmaster Corp. and Ticketmaster Online on a national level, while others compete with Ticketmaster Corp. and Ticketmaster Online principally in one specific geographic region. In certain specific geographic regions, including certain of the local markets in which CitySearch provides or intends to provide its local city guide service, one or more of these competitors may serve as the primary ticketing service in the region. The Company believes that Ticketmaster Online will experience significant difficulty in establishing a significant online presence in such regions and, as a result, any local city guide for such a region may be unable to provide significant ticketing capabilities. There can be no assurance that one or more of these regional automated ticketing companies will not expand into other regions or nationally, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Furthermore, certain of Ticketmaster Online's competitors may have financial and other resources greater than those of the Company and may introduce new Internet products and services in these markets in the future. There can be no assurance that Ticketmaster Online's competitors will not develop services superior to those of Ticketmaster Online or achieve greater acceptance than Ticketmaster Online's offerings. In addition, pursuant to the Ticketmaster License Agreement, Ticketmaster Online is restricted from entering into agreements with facilities, promoters or other ticket sellers for the online sale of live event tickets. As a result, Ticketmaster Online is dependent on the ability of Ticketmaster Corp. to acquire and maintain live event ticketing rights, including online ticketing rights, with facilities and promoters and to negotiate commercially favorable terms for such rights. Furthermore, substantially all of the tickets sold through Ticketmaster Online's Web site are also sold by Ticketmaster Corp. by telephone and through independent retail outlets. Such sales by Ticketmaster Corp. could have a material adverse effect on Ticketmaster Online's online sales, and as a result, on the Company's business, financial condition and results of operations.

  The Company believes that the principal competitive factors include depth, quality and comprehensiveness of content, ease of use, distribution, search capability and brand recognition. Many of the Company's competitors, whether with respect to its CitySearch service or its Ticketmaster Online service, have greater financial and marketing resources than the Company and may have significant competitive advantages through other lines of business and existing business relationships. There can be no assurance that the Company will be able to successfully compete against its current or future competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, the Company may make certain pricing, servicing or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH OFFERING NEW BUSINESS AND CONSUMER SERVICES

  The Company is expected to introduce new and expanded services in order to generate additional revenues, attract more businesses, consumers and respond to competition. For example, the Company recently introduced business Web sites containing new and enhanced functionality for its CitySearch business customers. The Company also may in the future offer services facilitating the purchase of goods by consumers from CitySearch's business customers or others. A key element of the Company's strategy is to technologically enable its city guides so that consumers and its business customers can buy and sell goods and services online through the Company's city guides. The Company has limited experience in building e-commerce functionality with its city guides. There can be no assurance that the Company will be able to offer e-commerce or other new services in a cost-effective or timely manner or that any such efforts would be successful. Furthermore, any new service launched by the Company that is not favorably received by consumers could damage the Company's reputation or its brand names. Expansion of the Company's services in this manner would also require significant additional expenses and development and may strain the Company's management, financial and operational resources. The Company's inability to generate revenues from such expanded services sufficient to offset their cost could have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT OF POTENTIAL GROWTH; RISKS ASSOCIATED WITH EXPANSION

  CitySearch's and Ticketmaster Online's businesses have grown rapidly in recent periods. The growth of their businesses and expansion of their consumer bases have placed a significant strain on their management and operations. The growth of the businesses of CitySearch and Ticketmaster Online has resulted, and for the Company is expected in the future to result, in the growth in the number of its employees, in the establishment of offices in disparate regions of the country and in increased responsibility for both existing and new management personnel. In addition, this growth has and will put additional pressure on existing operational, financial and management information systems. The Company's success will depend to a significant extent on the ability of its executive officers and other members of senior management to operate effectively, both independently and as a group. To manage its growth, the Company must continue to implement and improve operational, financial and management information systems and hire and train additional qualified personnel, including sales and marketing staff. There can be no assurance that the Company will be able to manage recent or any future expansions successfully, and any failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. There also can be no assurance that either CitySearch or Ticketmaster Online will be able to sustain the rate of expansion that each has experienced in the past.

DEPENDENCE UPON CONTINUED CONTENT DEVELOPMENT

  The Company's success depends in part upon its ability to deliver compelling interactive content on its CitySearch service, such as local events information, recreation, business, shopping, professional services and news/sports/weather and online ticketing services in order to attract consumers with demographic characteristics valuable to CitySearch's business customers, as well as its ability to develop and integrate compelling content with existing ticketing capabilities on the Ticketmaster Online Web site. There can be no assurance that the Company will be successful in developing new content and services or enhancing CitySearch's existing local city guide service or the Ticketmaster Online service on a timely basis, or that such content and services will effectively address consumer requirements and achieve market acceptance. If the Company, for technological or other reasons, is unable to develop and enhance CitySearch's and Ticketmaster Online's local interactive content and services in a manner compatible with emerging industry standards and that allows it to attract, retain and expand a consumer base possessing demographic characteristics attractive to CitySearch's business customers and Ticketmaster Online's advertisers and sponsors, the Company's business, financial condition and results of operations would be materially and adversely affected.

DEPENDENCE ON INCREASED USAGE AND STABILITY OF THE INTERNET AND THE WEB

  The usage of the Web for services such as those offered by the Company will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the Web, in the level of usage by individuals and in the number and quality of products and services designed for use on the Web. Because usage of the Web as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the Web will continue to increase and whether any significant market for usage of the Web for such purposes will continue to develop and expand. There can be no assurance that Internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. Failure of the Web to stimulate user interest and be accessible to a broad audience at moderate costs would jeopardize the markets for the Company's services.

  Moreover, issues regarding the stability of the Internet's infrastructure remain unresolved. The rapid rise in the number of Internet users and increased transmission of audio, video, graphical and other multimedia content over the Web has placed increasing strains on the Internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the Web and could reduce the usage of the Web by businesses and individuals. In addition, to the extent that the Web continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the Internet infrastructure, there can be no assurance that the Internet will be able to support the demands placed upon it by such continued growth. Any failure of the Internet to support such increasing number of users due to inadequate infrastructure or otherwise would seriously limit the development of the Web as a viable source of local interactive content and services, which could materially and adversely affect the acceptance of the Company's services, which would, in turn, materially and adversely affect the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

  A key component of the Company's strategy is to continue to expand its services into international markets. The Company anticipates that it will expend significant financial and management resources to operate overseas and, with respect to the CitySearch service, create localized user interfaces through the launch of additional partner-led markets. The Company believes Ticketmaster Corp. intends to continue to expand its operations outside of the United States, which will require additional resources from Ticketmaster Online to the extent it distributes tickets online in those markets. If the revenues generated by these international operations are insufficient to offset the expense of establishing and maintaining such operations, the Company's business, financial condition and results of operations will be materially and adversely affected. To date, CitySearch has limited experience in developing localized versions of its online sites and marketing and distributing its products and services internationally. There can be no assurance that the Company or its partners will be able to successfully market or sell its services in these international markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in conducting business on an international level, such as unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, currency rate fluctuations and potentially adverse tax consequences. There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's current and future international operations and, consequently, on its business, financial condition and results of operations.

CAPACITY CONSTRAINTS AND SYSTEM DISRUPTIONS; RELIANCE ON THIRD-PARTY SYSTEMS

  The satisfactory performance, reliability and availability of CitySearch's city guides and Ticketmaster Online's online service and their network infrastructures are critical to attracting Web users and maintaining relationships with business customers and consumers. System interruptions that result in the unavailability of sites or slower response times for consumers would reduce the number of business Web sites and advertisements purchased and reduce the attractiveness of CitySearch's local city guides and Ticketmaster Online's online service to business customers and consumers. CitySearch and Ticketmaster Online have experienced system interruptions in the past and believe that such interruptions will continue to occur from time to time in the future. Additionally, any substantial increase in traffic on CitySearch's local city guides and Ticketmaster Online's online service will require the Company to expand and adapt its network infrastructure. The Company's inability to add additional software and hardware to accommodate increased traffic on CitySearch's local city guides and Ticketmaster Online's online service may cause unanticipated system disruptions and result in slower response times. In addition, CitySearch currently depends on a limited number of suppliers for certain key technologies used to roll out and manage the CitySearch service, including Exodus Communications, Inc., which hosts the CitySearch city guides, and PSINet, which hosts the Ticketmaster Online service. There can be no assurance that the Company will be able to expand its network infrastructure on a timely basis to meet increased demand or that key technology suppliers will continue to provide the Company with products and services that meet the Company's requirements. Any increase in system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond the Company's control. Substantially all of the Company's server equipment is currently located in California in areas that are susceptible to earthquakes. The Company's business interruption insurance may not be sufficient to compensate the Company for losses that may occur and would not compensate the Company for the loss of consumer goodwill due to disruption of service, and any losses or damages incurred by the Company could have a material adverse effect on its business, financial condition and results of operations.

  In addition, Ticketmaster Online's operations are substantially dependent upon services and infrastructure provided by Ticketmaster Corp. that enable Ticketmaster Online to access information on ticket and merchandise inventory, events and consumers maintained by Ticketmaster Corp. In addition, Ticketmaster Corp. has agreed to provide all order processing, payment processing and fulfillment services for tickets to live events and merchandise ordered through Ticketmaster Online pursuant to the terms and subject to the limitations of the Ticketmaster License Agreement. Any discontinuation or disruption of such services by Ticketmaster Corp. would be disruptive to the Ticketmaster Online business and would likely have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Relationship with Ticketmaster Corp." and "Business-- Ticketmaster Online Business."

  Ticketmaster Online uses a custom-developed system for its online ticketing operations and certain aspects of transaction processing. Ticketmaster Online has experienced temporary system interruptions, which may continue to occur in the future from time to time. Any substantial increase in the volume of traffic on the Company's online sites or the number of tickets purchased by consumers may require Ticketmaster Online to expand and upgrade further its technology, transaction-processing systems and network infrastructure. Ticketmaster Online has experienced and expects to continue to experience temporary capacity constraints due to sharply increased traffic for certain events, which may cause unanticipated system disruptions, slower response times and degradation in levels of service. In addition, to the extent Ticketmaster Online experiences delays in processing ticketing confirmations and reporting accurate financial information, its operations would be adversely affected. There can be no assurance that Ticketmaster Online's transaction-processing systems and network infrastructure will be able to accommodate such increases in traffic in the future, or that the Company will, in general, be able to accurately project the rate or timing of such increases or upgrade its systems and infrastructure to accommodate future traffic levels on its online sites. In addition, there can be no assurance that Ticketmaster Online will be able to effectively upgrade and expand its transaction-processing systems in a timely manner or to successfully integrate any newly developed or purchased components of its existing systems. Any inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Ticketmaster Online Business."

ONLINE COMMERCE AND DATABASE SECURITY RISKS

  A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumers credit card numbers. In addition, the Company maintains an extensive confidential database of consumer profiles and transaction information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods used by the Company to protect consumer transaction and personal data contained in the Company's database. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's reputation and on its business, operating results and financial condition. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Web and online services as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches could expose the Company to a risk of loss or litigation and possible liability. In addition, the Company may suffer losses as a result of orders placed with fraudulent credit card data, even though the consumer's payment for such orders has been authorized by the associated financial institution. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions processed by the Company, no cardholder signature is obtained. There can be no assurance that the Company will not suffer significant losses as a result of fraudulent use of credit card data in the future, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--CitySearch Business--Technology" and "Business--Ticketmaster Online Business--Technology."

RAPID TECHNOLOGICAL CHANGE

  The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing online sites and proprietary technology and systems obsolete. The emerging nature of these products and services and their rapid evolution will require that the Company continually improve the performance, features and reliability of its online services, particularly in response to competitive offerings. The Company's success will depend, in part, on its ability to enhance its existing services, to develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers and to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of online sites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. There can be no assurance that the Company will successfully use new technologies effectively or adapt its online sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, operating results and financial condition could be materially adversely affected. See "Business--CitySearch Business--Technology" and "Business--Ticketmaster Online Business--Technology."

YEAR 2000 COMPLIANCE

  Many older computer systems and software products currently in use are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Although the Company licenses to its CitySearch partners software products that are designed to be Year 2000 compliant, there can be no assurance that the Company's software products contain all necessary date changes. In addition, Ticketmaster Online is largely dependent on Ticketmaster Corp. to ensure that all of its software used in connection with its online ticketing service will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such dates. Any failure by Ticketmaster Online or Ticketmaster Corp. to ensure that such software complies with Year 2000 requirements could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, while the Company has developed a plan to identify programs used by its computer systems that may require modification, and has initiated programs to rectify any such problems, there can be no assurance that such plans and programs will be effective in making such programs Year 2000 compliant or will be completed prior to December 31, 1999. In addition, the Company utilizes third-party equipment and the Company licenses software from third parties that may not be Year 2000 compliant. Failure of the Company's software or internal computer systems or of third-party equipment or software utilized by the Company to be Year 2000 compliant could result in a material adverse affect on the Company's business, financial condition and results of operations. Furthermore, the spending patterns of business customers or potential business customers may be affected by Year 2000 issues as companies expend significant resources to correct or update their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for such customers to pay for custom Web sites, license the Company's software products and retain the Company's services, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

LIABILITY FOR ONLINE CONTENT

  The Company may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on the CitySearch or Ticketmaster Online sites or on sites operated by their respective partners. Such claims have been brought, and sometimes successfully pressed, against online services. Although the Company intends to continue its general liability insurance, the Company's insurance may not cover claims of these types or may not be adequate to indemnify the Company for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on the Company's reputation and its business, financial condition and results of operations.

UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY; RISKS OF THIRD-PARTY LICENSES

  The Company regards its copyrights, service marks, trademarks, trade dress, trade secrets, proprietary software and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect its proprietary rights. The Company does not hold any patents. The Company pursues the registration of certain of its key trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available or sought by the Company in every country in which the Company's products and services are made available online. The Company has licensed in the past, and expects that it may license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. In addition, the Company has licensed in the past, and expects that it may license in the future, certain content, including trademarks and copyrighted material, from third parties. While the Company attempts to ensure that the quality of its brands is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate its copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims, including patent infringement claims, against the Company. The Company licenses the trademark "CitySearch" from a third party, and there can be no assurance that the Company will be able to continue to license the trademark on terms acceptable to the Company. The licensor of the trademark has filed an application for United States registration of the CitySearch trademark with the United States Patent and Trademark Office ("USPTO") and has recently received communications from an entity affiliated with Citigroup seeking an extension of the time period during which third parties may oppose registration of the mark to the licensor of such trademark. There can be no assurance that the USPTO will grant registration of the CitySearch trademark or that an inability to obtain such registration will not have an adverse effect on the ability of such licensor or the Company to utilize such mark in the future. The Company licenses the trademark "Ticketmaster" and related trademarks from Ticketmaster Corp. pursuant to the Ticketmaster License Agreement. The Company may be subject to legal proceedings and claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources which could result in a material adverse effect on the Company's business, financial condition and results of operations licensed to Ticketmaster Corp. The Company is dependent upon Ticketmaster Corp. to maintain and assert its rights to the trademarks and defend infringement claims, if any.

RISKS ASSOCIATED WITH REGULATORY MATTERS

  The Company is subject to regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or commercial online services covering issues such as user privacy, pricing, content, taxation, copyrights, distribution, antitrust and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the applicability to the Internet and commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject the Company to additional state sales and income taxes. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and commercial online services could have a material adverse effect on the Company's business, financial condition and results of operations.

  Ticketmaster Online is regulated by certain state and local regulations, including, but not limited to, a law in Georgia that establishes maximum convenience charges on tickets for certain sporting events. Other legislation that could affect the way Ticketmaster Online does business, including bills that would regulate the amount of convenience charges and handling charges, are introduced from time to time in federal, state and local legislative bodies. The Company is unable to predict whether any such bills will be adopted and, if so, whether such legislation would have a material effect on the business, financial condition and results of operations of the Company.

POTENTIAL GOVERNMENTAL INVESTIGATIONS AND LITIGATION

  From time to time, federal, state and local authorities have conducted investigations or inquiries with respect to Ticketmaster Corp.'s compliance with antitrust, unfair business practice and other laws. The most recent federal investigation was commenced in 1994 by the Antitrust Division of the Department of Justice and was concluded in 1995 with no enforcement action being taken against Ticketmaster Corp.

  In addition, in 1994, Ticketmaster Corp. was named as a defendant in multiple class action lawsuits by ticket purchasers alleging that Ticketmaster Corp.'s activities violated federal antitrust laws. All of such federal lawsuits were consolidated by the Judicial Panel on Multidistrict Litigation for Pretrial Proceedings. After an amended and consolidated complaint was filed by the plaintiffs, Ticketmaster Corp. filed a motion to dismiss and, on May 31, 1996, the United States District Court for the Eastern District of Missouri granted the motion to dismiss for failure to state a claim upon which relief could be granted. On June 12, 1996, the plaintiffs appealed the dismissal, and on April 10, 1998, the Court of Appeals issued an opinion affirming the district court's ruling that the plaintiffs were not entitled to pursue their claims for damages under the federal antitrust laws. However, the Court of Appeals also held that the plaintiffs' status as indirect purchasers of Ticketmaster Corp.'s services did not bar them from seeking injunctive relief. Discovery on the plaintiffs' claim for equitable relief is ongoing in the United States District Court in the Eastern District of Missouri and a trial date of July 17, 2000 has been set. On July 9, 1998, the plaintiffs filed a petition for writ of certiorari in the United States Supreme Court seeking review of the decision dismissing their claims. On October 5, 1998, the Supreme Court invited the Solicitor General of the United States to file a brief expressing the views of the United States in this case.

Accordingly, there can be no assurance that this lawsuit, if determined adversely against Ticketmaster Corp., will not have a material adverse effect on the business, financial condition or results of operations of Ticketmaster Online or the Company.

  In March 1995, MovieFone, Inc. ("MovieFone") and The Teleticketing Company, L.P. filed a complaint against Ticketmaster Corp. in the United States District Court for the Southern District of New York. Plaintiffs allege that they are in the business of providing movie information and teleticketing services, and that they are parties to a contract with Pacer Cats Corporation, a wholly owned subsidiary of Wembley plc ("Pacer Cats"), to provide teleticketing services to movie theaters. Plaintiffs also allege that, together with Pacer Cats, they had planned to commence selling tickets to live entertainment events, and that Ticketmaster Corp., by its conduct, frustrated and prevented plaintiffs' ability to do so. Plaintiffs further allege that Ticketmaster Corp. has interfered with and caused Pacer Cats to breach its contract with plaintiffs. The complaint asserts that Ticketmaster Corp.'s actions violate Section 7 of the Clayton Act and Sections 1 and 2 of the Sherman Act, and that Ticketmaster Corp. tortiously interfered with contractual and prospective business relationships and seeks monetary and injunctive relief based on such allegations. Ticketmaster Corp. filed a motion to dismiss. The court heard oral argument on September 26, 1995. In March, 1997, prior to the rendering of any decision by the Court on Ticketmaster Corp.'s motion to dismiss, Ticketmaster Corp. received an amended complaint in which the plaintiffs assert essentially the same claims as in the prior complaint but have added a RICO claim and tort claims. Ticketmaster Corp. filed a motion to dismiss the amended complaint in April, 1997. Certain of the claims in this litigation are similar to claims that were the subject of an arbitration award in which MovieFone was a claimant and Pacer Cats a respondent. The arbitration award in that proceeding included findings regarding Ticketmaster Corp. and certain of its affiliates, including a former joint venture with Wembley which is now wholly owned by Ticketmaster Corp., which findings may be applicable to the New York litigation. Among other things, the award included an injunction against certain entities, which may include certain affiliates of Ticketmaster Corp., restricting or prohibiting their activity with respect to certain aspects of the movie teleticketing business for a specified period of time. Neither the Company, Ticketmaster Corp., nor any entity owned or controlled by Ticketmaster Corp., were parties to the arbitration. Both of these proceedings are ongoing and there can be no assurances that these matters, if determined adversely to Ticketmaster Corp., will not have a material adverse effect on the Company, its business, financial condition or results of operations.

  On November 2, 1998, N2K, Inc. ("N2K") formally notified Ticketmaster Corp. that it did not intend to honor its contract with Ticketmaster Ticketing Co., Inc., a subsidiary of Ticketmaster Corp. ("TM Ticketing"), and defaulted on a $3 million payment due under such contract on November 1, 1998. Such contract related, in part, to development of a co-branded online music store available to users of the Ticketmaster Online and N2K Music Boulevard Web sites. On November 4, 1998, TM Ticketing filed a complaint against N2K in Los Angeles Superior Court alleging that N2K had unlawfully breached its contract with TM Ticketing. The complaint seeks monetary and injunctive relief.

  There can be no assurance that the Company, Ticketmaster Online or Ticketmaster Corp. or its affiliates will not become the subject of future governmental investigations or inquiries or named as a defendant in claims alleging violations of federal or state antitrust laws or any other laws. Any adverse outcome in such litigation, investigation or proceeding against the Company, Ticketmaster Online or Ticketmaster Corp. or its affiliates could limit or prevent Ticketmaster Online from engaging in its online ticketing business or subject the Company to potential damage assessments, all of which could have a material adverse effect on the Company's business, financial condition or results of operations. Regardless of its merit, source or outcome, any such litigation, investigation or proceeding would at a minimum be costly and could divert the efforts of the Company's management and other personnel from productive tasks, which could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

  As part of its business strategy, the Company may make acquisitions of, or significant investments in, complementary companies, products or technologies. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing business, the diversion of resources from the Company's existing businesses, sites and technologies, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of the acquired technology into the Company's products and services, additional expense associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new management personnel. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered with such acquisitions, and the Company's inability to overcome such risks could have a material adverse effect on its business, financial condition and results of operations.

RISKS ASSOCIATED WITH DOMAIN NAMES

  The Company currently holds and licenses various Web domain names relating to its brand, including the "citysearch.com" and "ticketmaster.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that the Company will be able to acquire or maintain relevant domain names in all countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. The Company, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights. Any such inability could have a material adverse effect on the Company's business, financial condition and results of operations.

LACK OF PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Company's Class B Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price for the Class B Common Stock to be sold by the Company will be established by negotiations among the Company and the representatives of the Underwriters and may bear no relationship to the price at which the Class B Common Stock will trade after completion of this offering. See "Underwriting" for factors to be considered in determining such offering price. The market price of the Class B Common Stock could be subject to significant fluctuations in response to quarter-to-quarter variations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, and other events or factors. For example, a shortfall in revenues or net income, or an increase in losses from levels expected by securities analysts, could have an immediate and significant adverse effect on the market price of the Company's Class B Common Stock. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often dramatically affected the market prices of many high technology companies, particularly those companies doing business on the Internet. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies. Such fluctuations, as well as general economic and market conditions, may adversely affect the market price for the Class B Common Stock.

BENEFITS OF THE OFFERING TO EXISTING STOCKHOLDERS

  This offering will provide substantial benefits to current stockholders of the Company. Consummation of this offering is expected to create a public market for the Class B Common Stock issuable upon conversion of the Class A Common Stock held by current stockholders, including executive officers and directors of the Company. As of September 30, 1998, existing stockholders paid $359.3 million of aggregate consideration for an aggregate of 62,486,478 shares of Class B Common Stock issuable upon conversion of the Class A Common Stock. Based upon an assumed initial public offering price of $9.00 per share, the value of the shares held by such existing stockholders would be approximately $562.4 million. Therefore, the aggregate unrealized gain to existing stockholders of the Company resulting from the offering would be approximately $203.1 million. See "Principal Stockholders" and "Shares Eligible for Future Sale."

ANTITAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

  Certain provisions of the Company's Restated Certificate of Incorporation and the Restated Bylaws and Delaware General Corporation Law (the "DGCL")
Section 203 may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management of the Company. These provisions include the right of the holders of the Class A Common Stock to 15 votes per share, versus one vote per share for the holders of Class B Common Stock and provide that the stockholders may not call special meetings. In addition, upon completion of this offering, the Company's Restated Certificate of Incorporation will authorize the Board of Directors to issue, without stockholder approval, 2,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock of the Company. Although the Company has no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or rights to purchase Preferred Stock could render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management of the Company, or otherwise adversely affect the market price for the Class B Common Stock. See "Description of Capital Stock--Preferred Stock", "--Antitakeover Effects of Provisions of Certificate of Incorporation and Bylaws" and "-- Effect of Delaware Antitakeover Statute." Although such provisions do not have a substantial practical significance to investors while USAi, through its ownership of Class A Common Stock, is in a position to effectively control all matters affecting the Company, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should USAi no longer be in such control.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Class B Common Stock in the public market after this offering (including by optional or automatic conversion of shares of Class A Common Stock into Class B Common Stock), or the anticipation of such sales, could have a material adverse effect on then-prevailing market prices. Upon completion of the offering, the Company will have 7,000,000 shares of Class B Common Stock outstanding and 62,486,478 shares of Class A Common Stock outstanding (based on shares outstanding as of September 30, 1998 and assuming no exercise of currently outstanding options or warrants). Prior to this offering, USAi will beneficially own approximately 67.9% of the outstanding Common Stock. Shares of Class A Common Stock are convertible into Class B Common Stock on a share-for-share basis at the election of the holder or automatically upon certain transfers thereof. The 7,000,000 shares of Class B Common Stock sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder ("Affiliates"). The remaining 62,486,478 shares of Class B Common Stock issuable upon conversion of the Class A Common Stock (including the shares of Class B Common Stock issuable upon certain transfers of the Class A Common Stock or at the option of the holder thereof) held by existing stockholders are "restricted securities" as that term is defined in Rule 144 of the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. As a result of contractual restrictions and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:
(i) approximately 1,253,002 Restricted Shares will be eligible for immediate sale on the effective date of this offering; (ii) approximately 5,200 Restricted Shares will be eligible for sale 90 days after the date of this offering; (iii) approximately 7,138,773 Restricted Shares will be eligible for sale without restriction and

13,229,425 Restricted Shares will be eligible for sale subject to volume limitations, in each case 180 days after the effective date of this offering upon the expiration of contractual lock-up agreements with the Company and the representatives of the Underwriters and (iv) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective holding periods under Rule 144. In addition, shares of Class B Common Stock issuable upon conversion of Class A Common Stock will be issuable upon exercise of vested stock options and eligible for sale 180 days after the date of this offering upon the expiration of contractual lock-up agreements. NationsBanc Montgomery Securities LLC, on behalf of the Underwriters, may, in its sole discretion and at any time without notice, release all or any portion of securities subject to the lock-up agreement with the Underwriters.

  Upon consummation of this offering, the holders of 7,006,671 shares of Class A Common Stock will have the right in certain circumstances to request the Company to register their shares under the Securities Act for resale to the public in the event of a Company-initiated registration. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration. If the Company were required to include in a Company-initiated registration shares held by such holders, such sales may have a material adverse effect on the market price for the Company's Class B Common Stock and on the Company's ability to raise new capital. In addition, the Company expects to file a registration statement on Form S-8 registering a total of approximately 3,890,694 shares of Class A Common Stock subject to outstanding stock options under the Company's 1996 Stock Plan as of September
30, 1998 and the approximately        shares of Class B Common Stock reserved
for issuance under the Company's 1998 Stock Plan and the Purchase Plan. The Form S-8 registration statement is expected to be filed and to become effective immediately following the effective date of this offering. Shares registered under such registration statement will be available for sale in the open market, subject to Rule 144 volume limitations applicable to Affiliates, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. See "Description of Capital Stock-- Registration Rights" and "Shares Eligible for Future Sale."

DILUTION

  The initial public offering price is substantially higher than the book value per share of all of the outstanding classes of Common Stock. At an assumed initial public offering price of $9.00 per share, investors purchasing shares of Class B Common Stock in the offering will incur immediate, substantial dilution in the amount of $8.13 per share. In addition, investors purchasing shares of Class B Common Stock in this offering will incur additional dilution to the extent outstanding options and warrants are exercised. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 7,000,000 shares of Class B Common Stock offered hereby are estimated to be $63,000,000 million ($72,450,000 million if the over-allotment option is exercised in full) at an assumed initial public offering price of $9.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of this offering, up to approximately $51 million, to repay the Convertible Note and accrued interest thereon. The Convertible Note was issued to USAi upon execution of the Merger Agreement in exchange for a $50 million loan from USAi to provide working capital to the Company. The Convertible Note bears interest at a rate of 7.00% per annum and is generally due and payable on the earlier to occur of (i) August 13, 2005 or (ii) 20 days following the closing of an initial public offering meeting certain criteria. See "Ticketmaster Online-CitySearch Merger--Convertible Note." To the extent there are net proceeds in excess of approximately $51 million, such proceeds are expected to be used for working capital and other general corporate purposes. A portion of any remaining proceeds also may be used to acquire or invest in complementary businesses, technologies or service offerings. In the ordinary course of business, the Company evaluates potential acquisitions of such businesses, technologies or service offerings. However, the Company has no present understandings, commitments or agreements with respect to any such acquisition, and the Company is not currently engaged in any negotiations with respect to any such transaction. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently anticipates that it will retain any future earnings for use in its business and does not anticipate paying any cash dividends for the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1998 (i) on an actual basis, and (ii) on a pro forma as-adjusted basis to reflect the purchase by USAi of 1,997,502 shares of Class A Common Stock from existing stockholders at $8.67 per share pursuant to the Tender Offer and the receipt of the net proceeds from the sale of the 7,000,000 shares of Class B Common Stock offered hereby at an assumed initial public offering price of $9.00 per share (after deducting the underwriting discount and estimated offering expenses payable by the Company) and the application of the estimated net proceeds therefrom.

                                                          SEPTEMBER 30, 1998
                                                        -----------------------
                                                                   PRO FORMA
                                                         ACTUAL  AS ADJUSTED(2)
                                                        -------- --------------
                                                            (IN THOUSANDS)
Long-term obligations, less current portion(1)......... $ 52,320    $  2,320
Stockholders' equity:
  Class A Common Stock, $0.01 par value; 100,000,000
   shares authorized, actual and pro forma as adjusted;
   62,486,478 shares issued and outstanding, actual and
   pro forma as adjusted...............................      625         645
  Class B Common Stock, $0.01 par value; 250,000,000
   shares authorized, actual and pro forma as adjusted;
   no shares issued and outstanding,
   actual; 7,000,000 shares issued and outstanding, pro
   forma as adjusted...................................       --
  Class C Common Stock, $0.01 par value; 2,883,506
   shares authorized, actual and pro forma as adjusted;
   no shares issued and outstanding, actual and pro
   forma as adjusted...................................       --          --
Additional paid-in capital.............................  295,453     352,553
Retained earnings......................................    3,875       3,875
                                                        --------    --------
Total stockholders' equity(3)..........................  299,953     357,143
                                                        --------    --------
    Total capitalization............................... $352,273    $359,463
                                                        ========    ========

--------

(1) See Notes 8 and 9 of Notes to Financial Statements of Ticketmaster Online.

(2) Based on shares outstanding as of September 30, 1998. Does not include (i) 3,890,694 shares of Class A Common Stock issuable upon exercise of options outstanding at September 30, 1998 at a weighted average price of $3.66 per
    share under the 1996 Stock Plan, (ii) an aggregate of           shares of
    Class B Common Stock available for future grant or issuance as of the date of this Prospectus under the 1998 Stock Plan and the Purchase Plan and
    (iii) 93,107 shares of Class A Common Stock issuable upon exercise of an outstanding warrant at an exercise price of $8.86 per share held by NationsBanc Montgomery Securities LLC. See "Management--Employee Benefit Plans," "Underwriting" and Note 7 of Notes to Financial Statements of Ticketmaster Online.

(3) Actual stockholders' equity includes a preliminary allocation of $298.3 million of goodwill resulting from the Merger and the Ticketmaster Transaction and pro forma as adjusted stockholders' equity includes an additional $17.2 million of goodwill resulting from the Tender Offer.

                                   DILUTION

  The net tangible book value of the Company as of September 30, 1998 was $2.9 million, or $0.05 per share of Common Stock. "Net tangible book value per share" is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total tangible assets less total liabilities). After giving effect to the application of the estimated net proceeds from the sale by the Company of the 7,000,000 shares of Class B Common Stock offered hereby (based upon an assumed initial public offering price of $9.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company), the net tangible book value of the Company as of September 30, 1998 would have been $60.1 million, or $0.87 per share. This represents an immediate increase in net tangible book value of $0.82 per share to existing stockholders and an immediate dilution of $8.13 per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price..............................       $9.00
  Net tangible book value as of September 30, 1998................. $0.05
  Increase in net tangible book value attributable to new
   investors.......................................................  0.82
                                                                    -----
Net tangible book value per share after the offering...............        0.87
                                                                          -----
Dilution per share to new investors................................       $8.13
                                                                          =====

  The following table summarizes as of September 30, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by the investors purchasing shares of Class B Common Stock in this offering, based upon an assumed initial public offering price of $9.00 per share (before deducting the underwriting discount and estimated offering expenses payable by the Company):

                               SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                              ------------------ --------------------   PRICE
                                NUMBER   PERCENT    AMOUNT    PERCENT PER SHARE
                              ---------- ------- ------------ ------- ---------
   Existing stockholders(1).. 62,486,478   89.9% $359,280,107   85.1%   $5.75
   New investors(1)..........  7,000,000   10.1    63,000,000   14.9     9.00
                              ----------  -----  ------------  -----
     Total................... 69,486,478  100.0% $422,280,107  100.0%
                              ==========  =====  ============  =====

--------

(1) If the Underwriters' over-allotment is exercised in full, the number of shares held by new investors will be increased to 8,050,000, or 11.4% of the total shares of all classes of Common Stock to be outstanding after this offering.

  The foregoing computations assume no exercise of any outstanding stock options or warrants. As of September 30, 1998, there were options outstanding to purchase a total of 3,890,694 shares of Class A Common Stock at a weighted average exercise price of $3.66 per share and warrants outstanding to purchase a total of 93,107 shares of Class A Common Stock at an exercise price of $8.86 per share. In addition, as of the date of this Prospectus, an aggregate of shares of Class B Common Stock were reserved for future issuance under the 1998 Stock Plan and the Purchase Plan. To the extent that any shares available for issuance upon exercise of outstanding stock options or warrants or reserved for future issuance under the 1996 Stock Plan, the 1998 Stock Plan or the Purchase Plan are issued, there will be future dilution to new investors. See "Management--Employee Benefit Plans," "Underwriting" and Note 6 of Notes to Financial Statements of Ticketmaster Online.

                      SELECTED HISTORICAL FINANCIAL DATA

CITYSEARCH

  The selected consolidated financial data presented below for the period from September 20, 1995 (date of formation) through December 31, 1995 and for, and as of the end of, each of the years in the two-year period ended December 31, 1997, are derived from the Consolidated Financial Statements of CitySearch, Inc., which consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The consolidated balance sheet data as of December 31, 1995 are derived from audited Consolidated Financial Statements of CitySearch, Inc. that are not included herein. The consolidated statements of operations data for the nine-month periods ended September 30, 1997 and September 28, 1998, respectively, and the consolidated balance sheet data at September 28, 1998 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of CitySearch's results of operations for such periods and financial condition at such date. The results of operations for the nine months ended September 28, 1998 are not necessarily indicative of the results to be expected for the full year or future periods. The selected consolidated financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of CitySearch, Inc. and Notes thereto included elsewhere in this Prospectus.

                           PERIOD FROM
                          SEPTEMBER 20,    YEAR ENDED
                          1995 (DATE OF   DECEMBER 31,       NINE MONTHS ENDED
                          FORMATION) TO ------------------  --------------------
                          DECEMBER 31,                      SEPT. 30,  SEPT. 28,
                              1995        1996      1997      1997      1998(1)
                          ------------- --------  --------  ---------  ---------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
 Revenues:
  Subscription and
   services.............     $   --     $    203  $  4,913  $  2,986   $  9,458
  Licensing and royalty.         --           --     1,271       677      1,859
                             ------     --------  --------  --------   --------
   Total revenues.......         --          203     6,184     3,663     11,317
 Costs and expenses:
  Cost of revenues......         --        2,908     9,688     7,612     10,491
  Sales and marketing...         57        6,369    20,172    13,716     14,902
  Research and
   development..........        152        2,563     7,182     4,949      5,000
  General and
   administrative.......        104        2,475     5,883     4,263      5,104
  Merger and other
   transactions costs...         --           --        --        --      3,101
                             ------     --------  --------  --------   --------
   Total costs and
    expenses............        313       14,315    42,925    30,540     38,598
                             ------     --------  --------  --------   --------
 Loss from operations...       (313)     (14,112)  (36,741)  (26,877)   (27,281)
 Interest income, net...          5          217       223       104        227
                             ------     --------  --------  --------   --------
 Loss before provision
  for income taxes......       (308)     (13,895)  (36,518)  (26,773)   (27,054)
 Provision for income
  taxes.................         --            2         8        --         --
                             ------     --------  --------  --------   --------
 Net loss...............     $ (308)    $(13,897) $(36,526) $(26,773)  $(27,054)
                             ======     ========  ========  ========   ========
 Historical basic and
  diluted net loss per
  share(2)..............     $(0.04)    $  (1.58) $  (3.86) $  (2.84)  $  (2.73)
                             ======     ========  ========  ========   ========
 Pro forma basic and
  diluted net loss per
  share(2)..............                          $  (1.96) $  (1.51)  $  (1.10)
                                                  ========  ========   ========
 Shares used to compute
  historical basic and
  diluted net loss per
  share(2)..............      7,895        8,786     9,452     9,431      9,923
                             ======     ========  ========  ========   ========
 Shares used to compute
  pro forma basic and
  diluted net loss per
  share(2)..............                            18,660    17,764     24,547
                                                  ========  ========   ========

                                                 DECEMBER 31,
                                           -------------------------  SEPT. 28,
                                            1995    1996      1997     1998(1)
                                           ------ --------  --------  ---------
                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents................ $1,413 $  7,527  $ 25,227   $57,877
 Working capital..........................  1,323    4,257    19,375    50,940
 Total assets.............................  1,490   13,370    31,655    65,209
 Long-term obligations, less current
  portion.................................    --     1,451     2,420    52,320
 Redeemable Convertible Preferred Stock...    --    20,309    70,882        --
 Stockholders' equity (deficit)...........  8,366  (11,943)  (47,911)    3,837

--------
(1) The historical financial data of CitySearch is presented through the effective date of the Merger (September 28, 1998). References throughout this Prospectus to the nine months ended September 28, 1998 refer to the period from January 1, 1998 through September 28, 1998.

(2) Shares used to compute pro forma basic and diluted net loss per share give effect to the conversion of outstanding CitySearch Convertible Preferred Stock as if converted at the earlier of the beginning of the period or issue date. See Note 1 of Notes to Consolidated Financial Statements of CitySearch, Inc. for an explanation of the determination of the number of shares used to compute historical and pro forma basic and diluted net loss per share.

TICKETMASTER ONLINE

  The selected financial data presented below at January 31, 1997 and 1998 and for each of the three years in the period ended January 31, 1998, are derived from the Financial Statements of Ticketmaster Online, which financial statements have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The balance sheet data as of January 31, 1996 are derived from unaudited financial statements of Ticketmaster Online that are not included herein. The statements of operations data for the eight-month periods ended September 30, 1997 and 1998 and the balance sheet data at September 30, 1998 are derived from unaudited financial statements included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Ticketmaster Online's results of operations for such periods and financial condition at such date. The results of operations for the eight months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year or future periods. The selected Ticketmaster Online financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of Ticketmaster Online and Notes thereto included elsewhere in this Prospectus.

                                                                    EIGHT MONTHS
                                                                       ENDED
                                          YEAR ENDED JANUARY 31,   SEPTEMBER 30,
                                          ------------------------ --------------
                                          1996(1)  1997(1)   1998   1997  1998(2)
                                          -------  -------  ------ ------ -------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues:
  Ticketing operations..................  $   --   $  199   $5,972 $3,413 $9,948
  Sponsorship and advertising...........      14      997    3,933  2,410  4,210
  City guide and related................      --       --       --     --    112
                                          ------   ------   ------ ------ ------
   Total revenues.......................      14    1,196    9,905  5,823 14,270
 Costs and expenses:
  Ticketing operations..................      --      635    3,522  2,005  5,520
  City guide and related................                                      97
  Sales and marketing...................      --      290      490    266    772
  Research and development..............      --       --       --     --     38
  General and administrative............     548    1,260    1,719  1,075  1,280
  Amortization of goodwill..............      --       --       --     --  1,224
                                          ------   ------   ------ ------ ------
   Total costs and expenses.............     548    2,185    5,731  3,346  8,931
                                          ------   ------   ------ ------ ------
 Income (loss) from operations..........    (534)    (989)   4,174  2,477  5,339
 Interest expense, net..................      --       --       --     --     (1)
                                          ------   ------   ------ ------ ------
 Income (loss) before income taxes......    (534)    (989)   4,174  2,477  5,338
 Income tax provision (benefit).........    (204)    (374)   1,827  1,089  2,865
                                          ------   ------   ------ ------ ------
 Net income (loss)......................  $ (330)  $ (615)  $2,347 $1,388 $2,473
                                          ======   ======   ====== ====== ======
 Basic and diluted net income (loss) per
  equivalent share(3)...................  $(0.01)  $(0.02)  $ 0.06 $ 0.04 $ 0.07
                                          ======   ======   ====== ====== ======
 Number of shares used to compute basic
  and diluted net income (loss) per
  equivalent share (3)..................  37,238   37,238   37,238 37,238 37,425
                                          ======   ======   ====== ====== ======

                                                    JANUARY 31,
                                                  ---------------  SEPTEMBER 30,
                                                  1996 1997 1998      1998(5)
                                                  ---- ---- -----  -------------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents....................... $ -- $  3 $  --    $ 57,877
 Working capital (deficit)(4)....................  223  218  (100)     49,364
 Total assets(6).................................  354  554   688     363,757
 Long-term obligations, less current portion.....   --   --    --      52,320
 Stockholders' equity(6).........................  354  489   289     299,953

--------
(1) Ticketmaster Online did not incur costs or expenses until June 1995 and commenced selling live event tickets and merchandise online in November 1996.

(2) Includes the operating results of CitySearch from September 29, 1998 to September 30, 1998 as a result of the Merger.

(3) Basic and diluted net income (loss) per equivalent share is based on the number of shares of CitySearch Common Stock exchanged in the Merger for all periods presented, and for the eight months ended September 30, 1998 includes the outstanding Class A Common Stock for two days subsequent to the Merger in the calculation of average shares.

(4) Negative working capital at January 31, 1998 is primarily the result of accounts receivable which are included as a receivable in "Due to (from) Ticketmaster" in stockholders' equity. See Note 1 of Notes to the Financial Statements of Ticketmaster Online and Notes thereto included elsewhere in this Prospectus.

(5) The balance sheet data at September 30, 1998 represents the consolidated assets and liabilities of Ticketmaster Online and CitySearch as a result of the Merger.

(6) Total assets and stockholders' equity at September 30, 1998 reflect a preliminary allocation of $298.3 million of goodwill resulting from the Merger and the Ticketmaster Transaction. Upon completion of the Tender Offer on November 3, 1998, an additional $17.2 million of goodwill was recorded.

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The selected unaudited pro forma combined financial data give effect to the Merger and the Ticketmaster Transaction. The Merger will be accounted for using the "reverse purchase" method of accounting pursuant to which Ticketmaster Online will be treated as the acquiring entity for accounting purposes and the assets and liabilities of CitySearch will be recorded at their respective fair values. The unaudited pro forma combined statements of operations data assume that the Merger and Ticketmaster Transaction had occurred at the beginning of the respective periods. The selected unaudited pro forma combined financial data have been derived from the unaudited pro forma condensed combined financial statements and notes thereto set forth elsewhere herein and should be read in conjunction with those financial statements and notes. The selected unaudited pro forma combined financial data do not purport to be indicative of future operations and should not be construed as representative of future operations of the combined companies.

                                                                   NINE MONTHS
                                                      YEAR ENDED      ENDED
                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1997         1998
                                                     ------------ -------------
                                                       (IN THOUSANDS, EXCEPT
                                                          PER SHARE DATA)
PRO FORMA COMBINED STATEMENT OF OPERATIONS:
 Revenues:
  Ticketing operations..............................   $  5,442     $ 10,571
  Sponsorship and advertising.......................      3,965        4,915
  City guide and related............................      6,072       11,069
                                                       --------     --------
    Total revenues..................................     15,479       26,555
 Costs and expenses:
  Ticketing operations..............................      3,865        7,810
  City guide and related............................      9,688       10,588
  Sales and marketing...............................     20,611       15,734
  Research and development..........................      7,182        5,038
  General and administrative........................      6,993        5,998
  Amortization of goodwill..........................     57,461       43,096
  Merger and other transactions costs...............         --        3,101
                                                       --------     --------
    Total costs and expenses........................    105,800       91,365
                                                       --------     --------
 Loss from operations...............................    (90,321)     (64,810)
 Interest income, net...............................        223          696
                                                       --------     --------
 Loss before provision for income taxes.............    (90,098)     (64,114)
 Provision for income taxes.........................          8           --
                                                       --------     --------
 Net loss...........................................   $(90,106)    $(64,114)
                                                       ========     ========
 Basic and diluted net loss per share...............   $  (1.61)    $  (1.04)
 Shares used to compute basic and diluted net loss
  per share.........................................     55,898       61,785

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements of CitySearch, Inc. and the related Notes thereto and the Financial Statements of Ticketmaster Online and the related Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  The Company is combining CitySearch and Ticketmaster Online to create a leading provider of local city guides, local advertising and live event ticketing on the Internet. The Company intends to integrate its local CitySearch city guides with its Ticketmaster Online live events ticketing and merchandise distribution capabilities to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers. CitySearch was founded in September 1995 and Ticketmaster Online launched its online ticketing services in November 1996 as a wholly-owned subsidiary of Ticketmaster Corp. On September 28, 1998, pursuant to the Merger, a wholly-owned subsidiary of CitySearch merged into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly-owned subsidiary of CitySearch. The Merger was accounted for using the "reverse purchase" method of accounting pursuant to which Ticketmaster Online was treated as the acquiring entity for accounting purposes.

 CitySearch

  The Company has two primary means of providing CitySearch local city guides. In its owned and operated markets, the Company systematically produces the majority of its own content, hires and rapidly deploys a direct sales force to sell custom-built Web sites as well as related services to local and regional businesses and launches a presence in approximately six months. In other markets, the Company partners with a local media company that contracts with the Company to assist in developing, designing and launching a city guide. These partners license the Company's business and technology systems and provide royalty payments to the Company for revenues derived from operations. In partner-led markets, the Company's partners hire and train the local city guide staff and purchase all necessary third-party hardware and software. The Company's current owned and operated sites are Austin, Nashville, New York City, Portland, Raleigh-Durham-Chapel Hill, Salt Lake City/Utah and the San Francisco Bay Area, and current partner-led markets include Baltimore, Dallas, Los Angeles, Washington D.C., Melbourne, Stockholm, Sydney and Toronto. The Company has also deployed roll-out teams in the San Diego and Copenhagen partner-led markets.

  In its owned and operated city guide markets, the Company derives its revenues primarily from subscription fees resulting from the creation, hosting and maintenance of local business Web sites. Business customers typically enter into one-year agreements that automatically convert to month to month contracts upon expiration. The Company recognizes revenue from sales of local business Web sites on a monthly basis over the term of each contract as services are rendered. The Company's city guide business customers in its owned and operated markets increased from approximately 1,300 as of December 31, 1996 to approximately 8,500 as of September 30, 1998. As of September 30, 1998, the Company believes that there were approximately 8,400 business customers in its partner-led markets. The average monthly revenue from new businesses signed up in its owned and operated markets in December 1996 was approximately $50 per customer and in September 1998 was approximately $190 per customer. To a lesser extent, the Company derives city guide revenue from banner and sponsorship advertising purchased by national and regional advertisers and from barter agreements with television, radio and media alliances. Banner revenue is recognized as earned. With barter agreements, the Company receives television and radio broadcast advertising in exchange for Web site design, hosting and maintenance. Barter revenue and expense are recognized monthly over the term of each contract. For each barter agreement, revenue and expense are equal and are recognized at a rate based on the estimated cost of the specific services provided by the Company.

  In partner-led markets, the Company derives licensing and royalty revenues from the licensing of the Company's technology and business systems, consulting services and from providing back office and hosting services. Royalty, consulting and technology customization revenues have not been significant to date, but are expected to increase as a percentage of revenues as partner-led markets mature and as more partner-led market sites are launched. Licensing revenue under license agreements entered into prior to December 31, 1997 is recognized upon the completion and installation of the Company's business and technology systems and training of partner personnel in each partner-led market. Pursuant to Statement of Position ("SOP") No. 97-2 and beginning with contracts signed in 1998, the Company is recognizing revenues from the sale of licenses for use of the Company's business and technology systems over the term of the license agreement or the period over which the relevant services are delivered. See Note 1 of Notes to Consolidated Financial Statements of CitySearch, Inc. Royalty revenue is recognized as earned and is typically a percentage of partner-led market revenues from Web site subscriptions, banners, advertisements, sponsorships, and other ancillary offerings. In the second quarter of 1998, the Company began to derive revenue from providing back office services, including business Web site design, hosting, customer service and billing, to certain of its partners.

 Ticketmaster Online

  Through Ticketmaster Online, the Company derives revenues from its online ticketing service, from the sale of sponsorships and advertising banners on the Ticketmaster Online Web site and from the sale of merchandise through the Ticketmaster Online Web site. Ticket operations revenues are primarily comprised of convenience charges that are charged on a per ticket purchased basis and shipping and handling fees which are collected on a per order basis. The sale of tickets for an event often begins several months prior to the scheduled date of the event. Ticket operations revenue is recognized when the ticket is sold. If credit card chargeback or refund activity is likely to occur with respect to an event, for example, due to the cancellation of such event, an allowance is established for potential convenience charge refunds. Sponsorship and advertising revenues are primarily recognized ratably over the term of the promotion. Merchandise sale revenues are recognized when the products are sold. The Company expects that revenues from Ticketmaster Online will comprise a majority of the Company's overall revenues for the foreseeable future.

  Under the Ticketmaster License Agreement, subject to certain limitations, Ticketmaster Corp. has granted Ticketmaster Online an exclusive, perpetual, irrevocable, worldwide license to use the Ticketmaster trademark and certain Ticketmaster Corp. databases to sell live event tickets online for Ticketmaster Corp.'s clients. In addition, Ticketmaster Corp. has authorized Ticketmaster Online to be Ticketmaster Corp.'s exclusive, perpetual, worldwide agent for such online ticket sales. The Ticketmaster License Agreement further provides that Ticketmaster Corp. may use and permit others to use the Ticketmaster trademark in connection with the online promotion of ticket sales.

  Ticketmaster Corp. retains the rights to sell tickets by non-online means and to use the Ticketmaster trademark in connection with such sales. The Ticketmaster License Agreement defines such non-online means to include by telephone; by other voice-to-voice means or voice-to-voice recognition unit systems; by non-interactive broadcast, cable and satellite television; and by kiosks and retail ticket outlets. Client venues retain the rights to sell tickets at their box offices or as otherwise provided in client venue agreements with Ticketmaster Corp.

  Ticketmaster Corp. is the contracting party with client venues, promoters and sports franchises, providing ticket inventory management, consumer information and related data for all ticketing transactions. Ticketmaster Corp. provides such information to Ticketmaster Online in connection with processing online ticket sales and provides all transaction processing and fulfillment services for online live event ticket sales. Ticketmaster Online is required under the Ticketmaster License Agreement to comply with the terms of Ticketmaster Corp.'s client agreements and Ticketmaster Online's rights as set forth in the Ticketmaster License Agreement are subordinated and subject to such agreements. The Ticketmaster License Agreement also generally restricts Ticketmaster Online from cooperating with, offering online links to, or entering into any agreements with venues, ticket sellers or sales agents for online sale of tickets.

  Under the Ticketmaster License Agreement, Ticketmaster Online pays Ticketmaster Corp. a royalty based on the percentage of the net profit it derives from online ticket sales. Ticketmaster Online also reimburses Ticketmaster Corp. for Ticketmaster Corp.'s direct expenses related to online ticket sales.

  Under the Ticketmaster License Agreement, Ticketmaster Online has also been granted the non-exclusive right to promote and sell online certain merchandise available through Ticketmaster Corp. Ticketmaster Corp. serves as Ticketmaster Online's exclusive fulfillment provider for the online sales of such merchandise. As long as Ticketmaster Corp.'s fees, terms and quality of service are no less favorable than those available to Ticketmaster Online from third parties, Ticketmaster Corp. or its affiliates will serve as Ticketmaster Online's exclusive fulfillment provider for the online sales of all other merchandise available through Ticketmaster Corp. Ticketmaster Corp. may also solicit sponsorship and advertising for Ticketmaster Online's Web sites in a bundle with other sponsorship and advertising opportunities offered by Ticketmaster Corp. See "Risk Factors--Dependence on Relationship with Ticketmaster Corp." and "--Potential Conflicts of Interest."

  Pursuant to its client agreements, Ticketmaster Corp. is generally granted the right to collect from ticket purchasers a per ticket convenience charge on all tickets sold other than at the box office and an additional per order handling charge on all tickets sold by Ticketmaster Corp. at other than remote sales outlets to partially offset the cost of fulfillment. The amount of the convenience charge is typically determined during the contract negotiation process, and varies based upon numerous factors, including the services to be rendered to the client, the amount and cost of equipment to be installed at the client's box office and the amount of advertising and/or promotional allowances to be provided, as well as the type of event and whether the ticket is purchased at a remote sales outlet, by telephone, through the Ticketmaster Online Web site or otherwise.

 Operating Losses

  Prior to the Merger, CitySearch incurred net losses of $308,000, $13.9 million and $36.5 million for the period from September 20, 1995 (date of formation) to December 31, 1995, and for the years ended December 31, 1996 and 1997 respectively, and $27.1 million for the nine months ended September 28, 1998. At September 28, 1998, CitySearch had an accumulated deficit of $77.8 million. The net losses and accumulated deficit resulted from CitySearch's lack of substantial revenues and the significant operation, infrastructure and other costs incurred in the development and initial roll outs of CitySearch's services.

  Prior to the Merger, Ticketmaster Online incurred net losses of $330,000 and $615,000 for the years ended January 31, 1996 and 1997, respectively, and earned net income of $2.3 million and $2.5 million for the year ended January 31, 1998 and for the eight months ended September 30, 1998, respectively. At September 30, 1998, Ticketmaster Online had retained earnings of $3.9 million.

 Goodwill

  The Merger and the Tender Offer resulted in $160.2 million of goodwill that will be amortized over three years and intangibles related to the Non-Competition Agreements of $500,000, which is being amortized over 2.5 years. Prior to the Merger, Ticketmaster Online was a wholly-owned subsidiary of Ticketmaster Corp., which is a wholly-owned subsidiary of Ticketmaster Group. Goodwill of $154.8 million, recorded by Ticketmaster Online, which is being amortized over 40 years, represents a preliminary allocation of goodwill resulting from the acquisition of Ticketmaster Group by USAi.

RESULTS OF OPERATIONS

 CitySearch

  Revenues. CitySearch's revenues increased from $3.7 million for the nine months ended September 30, 1997 to $11.3 million for the nine months ended September 28, 1998, and increased from $203,000 for the year ended
December 31, 1996 to $6.2 million for the year ended December 31, 1997. CitySearch did not recognize any revenue from September 20, 1995 (date of formation) to December 31, 1995 (the "Inception Period"). CitySearch has two revenue sources: (i) subscription and services revenue and (ii) licensing and royalty revenue. Subscription and services revenue was $3.0 million and $9.5 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and was $203,000 and $4.9 million for the years ended
December 31, 1996 and 1997 respectively. Subscription and services revenue increased for the nine months ended September 28, 1998 as compared to the nine months ended September 30, 1997 primarily as the result of increases in business Web site subscription revenue of $4.2 million, due to an increase in the average sales price of new business Web sites sold from approximately $80 in September 1997 to approximately $190 in September 1998. Subscription and services revenue increased for the year ended December 31, 1997 as compared to the year ended December 31,1996 primarily as the result of the increases in business Web site subscription revenue of $3.2 million, due to the launch of two new city guides and an increase in the average sales price of new business Web sites sold from approximately $50 in December 1996 to approximately $100 in December 1997. The increases in subscription and services revenue for the nine months ended September 28, 1998 and for the year ended December 31, 1997 also resulted from increases in consulting revenue of $1.7 million and $306,000, respectively, barter revenue of $337,000 and $1.1 million, respectively, and banner revenue of $316,000 and $113,000, respectively. Licensing and royalty revenue was $677,000 and $1.9 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and was $0 and $1.3 million for the years ended December 31, 1996 and 1997, respectively. The Company began recognizing licensing and royalty revenue after the launch of its initial partner-led market city guide in July 1997.

  Cost of Revenues. Cost of revenues consists primarily of the expenses associated with the design, layout, photography, customer service and editorial resources used in the production and maintenance of business Web sites and editorial content, network infrastructure maintenance and the costs of consulting services in partner-led markets. Cost of revenues is expended as incurred. CitySearch had no cost of revenues for the Inception Period. Cost of revenues were $7.6 million and $10.5 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and were $2.9 million and $9.7 million for the years ended December 31, 1996 and 1997, respectively. The increases for the nine months ended September 28, 1998 as compared to the nine months ended September 30, 1997 and for the year ended December 31, 1997 as compared to the year ended December 31, 1996 were due primarily to increased personnel and freelance labor amounting to $2.3 million and $5.5 million, respectively, required to produce and maintain the increased number of business Web sites and amount of editorial content. The remaining amount of the increase during the periods was due to operating support costs associated with the growth in the business.

  Sales and Marketing Expenses. Sales and marketing expenses consist primarily of the costs related to compensation of sales and marketing personnel, advertising, public relations, travel, sales force training and marketing literature. Sales and marketing expenses were $13.7 million and $14.9 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and were $57,000, $6.4 million and $20.2 million for the Inception Period and for the years ended December 31, 1996 and 1997, respectively. The increase for the nine months ended September 28, 1998 as compared to the nine months ended September 30, 1997 was primarily due to increased sales and marketing personnel and increased advertising expenses. The increase for the year ended December 31, 1997 as compared to the year ended December 31, 1996 was due primarily to increased labor related costs of $7.6 million. The increase in the year ended December 31, 1997 was also attributable, to a lesser extent, to an increase of $2.0 million in advertising costs. The remaining increase in the period was related to operating support costs associated with the growth in sales and marketing activities. The Company expects that sales and marketing expenses will continue to increase in absolute dollars as CitySearch expands its direct sales force, hires additional marketing personnel and increases expenditures for marketing and promotional activities.

  Research and Development Expenses. Research and development expenses include the costs to develop, test and upgrade the CitySearch online service and the enterprise management systems. These costs consist primarily of salaries for product development personnel, contract labor expense, consulting fees, software licenses, hardware costs and recruiting fees. Research and development expenses were $4.9 million and $5.0 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and were $152,000, $2.6 million and $7.2 million for the Inception Period and for the years ended December 31, 1996 and 1997, respectively. The increases in research and development expenses were primarily attributable to increased staffing levels required to design, test, deploy and support expanded city guide functionality and back-office systems. The Company believes that timely deployment of new and enhanced products and technology is critical to attaining its strategic objectives and to remaining competitive. Accordingly, the Company intends to continue recruiting and hiring experienced research and development personnel and making other investments in research and development. As such, the Company expects that research and development expenditures will increase in absolute dollars in future periods. CitySearch has expended research and development costs as incurred.

  General and Administrative Expenses. General and administrative expenses consist primarily of administrative and executive personnel costs, fees for professional services and the costs of in-house infrastructure to support the operations of CitySearch. General and administrative expenses were $4.3 million and $5.1 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and were $104,000, $2.5 million and $5.9 million for the Inception Period and for the years ended December 31, 1996 and 1997, respectively. These increases were due primarily to increased staffing levels to manage and support CitySearch's expanding operations. The Company anticipates hiring additional personnel and incurring additional costs related to being a publicly held entity, including directors' and officers' liability insurance, investor relations programs and professional service fees. Accordingly, the Company anticipates that general and administrative expenses will continue to increase in absolute dollars.

  Merger and Other Transactions Costs. CitySearch recorded $3.1 million in costs during the nine months ended September 28, 1998, which were primarily related to the Merger.

  Interest Income, Net. Net interest income consists primarily of interest earned on CitySearch's cash and cash equivalents, less interest expense on capital lease obligations. CitySearch had net interest income of $104,000 and $227,000 for the nine months ended September 30, 1997 and September 28, 1998, respectively, and $5,000, $217,000 and $223,000 for the Inception Period and for the years ended December 31, 1996 and 1997, respectively. Included in net interest income during the nine months ended September 28, 1998 is interest expense of $469,000 on the Convertible Note. CitySearch invests its cash balances in short-term investment grade, interest-bearing securities.

  Income Taxes. The provision for income, franchise and capital taxes of $800, $1,600 and $8,330 for the Inception Period and for the years ended December 31, 1996 and December 31, 1997, respectively, is based solely on minimum state tax requirements. CitySearch's effective tax rate differs from the statutory federal income tax rate, primarily as a result of operating losses not benefited. Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, CitySearch has placed a valuation allowance against its otherwise recognizable deferred tax assets. At December 31, 1997, CitySearch had net operating loss carryforwards for federal and state income tax purposes of approximately $47.5 million. The federal carryforwards expire principally in the period from 2010 to 2012, and the state carryforwards expire principally in 2003. See Note 4 of Notes to Consolidated Financial Statements of CitySearch, Inc. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. CitySearch's ability to utilize net operating loss carryforwards may be limited as a result of "ownership change" as defined in the Internal Revenue Code of 1986, as amended (the "Code"). The Merger, and prior issuances of CitySearch Convertible Preferred Stock, have constituted "ownership changes" that could result in limitations on the use of net operating loss carryforwards in future periods.

  Recent Accounting Pronouncement. In October 1997, the American Institute of Certified Public Accountants issued SOP No. 97-2, Software Revenue Recognition, which supersedes SOP No. 91-1. CitySearch adopted SOP No. 97-2 prospectively for software transactions entered into beginning January 1, 1998. SOP No. 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence that is specific to the vendor. If a vendor does not have evidence of the fair value for all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. Beginning with contracts signed in 1998 pursuant to SOP 97-2, CitySearch is recognizing revenues from the sale of licenses for use of CitySearch's business and technology systems over the term of the license agreement or the period over which the relevant services are delivered. See Note 1 of Notes to Consolidated Financial Statements of CitySearch, Inc.

 Ticketmaster Online

  Revenues. Ticketing operations revenues increased from $3.4 million for the eight months ended September 30, 1997 to $9.9 million for the eight months ended September 30, 1998, and increased from $199,000 for the fiscal year ended January 31, 1997 to $6.0 million for the fiscal year ended January 31, 1998. Ticketmaster Online did not recognize ticketing revenue for the fiscal year ended January 31, 1996, since significant operations commenced in November 1996. The increase for the eight months ended September 30, 1998 as compared to the comparable period in 1997 is primarily attributable to a significant increase in the number of tickets sold (from 574,000 to 1,848,000 tickets), and a 6.4% increase in average ticketing operations revenue per ticket (from $5.00 to $5.32). The increase for the fiscal year ended January 31, 1998 is primarily attributable to a significant increase in the number of tickets sold (from 39,000 to 1,065,000 tickets), and an 11% increase in average convenience charge revenue per ticket (from $4.56 to $5.06). The increase in the number of tickets sold in the fiscal year ended January 31, 1998 is largely attributable to the commencement of online ticket sales through the Ticketmaster Online Web site in November 1996.

  Sponsorship and advertising revenues were $2.4 million and $4.2 million for the eight months ended September 30, 1997 and 1998, respectively, and $14,000, $1.0 million and $3.9 million for the fiscal years ended January 31, 1996, 1997 and 1998, respectively. The increases are primarily attributable to an increase in sponsorship and promotion activity with strategic marketing partners.

  Ticketing Operations Expenses. Ticketing operations expenses consist primarily of expenses associated with ticket fulfillment, Web site design and layout, service and network infrastructure maintenance and data communications. Ticketing operating expenses were $2.0 million and $5.5 million for the eight months ended September 30, 1997 and 1998, respectively, and were $635,000 and $3.5 million for the fiscal years ended January 31, 1997 and 1998, respectively. Ticketmaster Online did not incur any ticketing operations expenses during the fiscal year ended January 31, 1996, since significant ticketing operations began in November 1996. Ticketing operations expenses are primarily variable in nature and have increased during the periods presented in conjunction with the increase in ticketing operations revenue and will continue to increase in future periods to the extent ticketing operations revenues increase during such periods. In addition, the Company expects that ticketing operations expenses will increase as a percentage of ticketing revenues following the Merger as a result of expenses associated with the Ticketmaster License Agreement.

  Sales and Marketing Expenses. Sales and marketing expenses consist primarily of costs related to the compensation of sales and marketing personnel, advertising and travel. Sales and marketing expenses were $266,000 and $772,000 for the eight months ended September 30, 1997 and 1998, respectively, and $290,000 and $490,000 for the fiscal years ended January 31, 1997 and 1998, respectively. The increases for the fiscal year ended January 31, 1998 and the eight months ended September 30, 1998 over corresponding periods were due primarily to increased salary related costs and operating support costs associated with the growth in sales and marketing activities. The Company expects that sales and marketing expenses will increase in absolute dollars.

  General and Administrative Expenses. General and administrative expenses consist primarily of administrative and executive personnel costs. General and administrative expenses were $1.1 million and

$1.3 million for the eight months ended September 30, 1997 and 1998, respectively, and were $548,000, $1.3 million and $1.7 million for the fiscal years ended January 31, 1996, 1997, and 1998, respectively. These increases were due primarily to increased staffing levels to manage and support Ticketmaster Online's expanding operations. The Company expects the general and administrative expenses will increase in absolute dollars.

  Income Taxes. The provision (benefit) for income taxes was $1.1 million and $2.9 million for the eight months ended September 30, 1997 and 1998, respectively, and $(204,000), $(374,000), and $1.8 million for the fiscal years ended January 31, 1996, 1997 and 1998, respectively. Ticketmaster Online's effective tax rate differs from the statutory federal income tax rate, primarily as a result of state income taxes. Tax benefits were recorded in fiscal years 1996 and 1997 as there were no valuation allowances recognized against the deferred tax asset on a stand-alone basis for the respective years. The Company expects that any taxable income of Ticketmaster Online for 1998 and 1999 will be offset by the expected future net operating losses of CitySearch, resulting in a nominal tax provision on a combined basis subsequent to the Merger. However, net operating loss carryforwards of CitySearch will not be available to further offset taxable income of Ticketmaster Online.

SELECTED QUARTERLY OPERATING RESULTS

  The following tables set forth certain historical statement of operations data for CitySearch and Ticketmaster Online and certain pro forma combined Ticketmaster Online-CitySearch, Inc. statement of operations data for the seven quarters ended September 30, 1998 (September 28, 1998 for CitySearch). This information has been derived from unaudited historical and pro forma financial statements. In management's opinion, the unaudited historical information has been prepared on the same basis as the annual financial statements of CitySearch and Ticketmaster Online and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation for the quarters presented. This information should be read in conjunction with the Consolidated Financial Statements of CitySearch, Inc. and Notes thereto, the Financial Statements of Ticketmaster Online and Notes thereto and the Unaudited Pro Forma Condensed Combined Financial Statements of Ticketmaster Online-CitySearch, Inc. and Notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

 CitySearch (Historical)


                                                 THREE MONTHS ENDED
                         ---------------------------------------------------------------------
                         MARCH 31, JUNE 30,  SEPT. 30, DEC. 31,  MARCH 31, JUNE 30,  SEPT. 28,
                           1997      1997      1997      1997      1998      1998      1998
                         --------- --------  --------- --------  --------- --------  ---------
                                                   (IN THOUSANDS)
Revenues:
  Subscription and
   services.............  $   470  $ 1,038    $ 1,478  $ 1,927    $ 2,563  $ 3,014   $  3,881
  Licensing and
   royalty..............       --       --        677      594        528      693        638
                          -------  -------    -------  -------    -------  -------   --------
    Total revenues......      470    1,038      2,155    2,521      3,091    3,707      4,519
Costs and expenses:
  Cost of revenues......    1,898    2,145      2,783    2,862      3,260    3,439      3,792
  Sales and marketing...    4,661    4,963      4,878    5,670      4,757    5,055      5,090
  Research and
   development..........    1,713    1,507      1,729    2,233      1,655    1,740      1,605
  General and
   administrative.......    1,363    1,380      1,520    1,620      1,468    1,687      1,949
  Merger and other
   transactions costs...       --       --         --       --        100      379      2,622
                          -------  -------    -------  -------    -------  -------   --------
    Total costs and
     expenses...........    9,635    9,995     10,910   12,385     11,240   12,300     15,058
                          -------  -------    -------  -------    -------  -------   --------
Loss from operations....   (9,165)  (8,957)    (8,755)  (9,864)    (8,149)  (8,593)   (10,539)
Interest income
 (expense), net.........       84       20         --      119        173       87        (33)
                          -------  -------    -------  -------    -------  -------   --------
Loss before provision
 for income taxes.......   (9,081)  (8,937)    (8,755)  (9,745)    (7,976)  (8,506)   (10,572)
Provision for income
 taxes..................       --       --         --        8         --       --         --
                          -------  -------    -------  -------    -------  -------   --------
Net loss................  $(9,081) $(8,937)   $(8,755) $(9,753)   $(7,976) $(8,506)  $(10,572)
                          =======  =======    =======  =======    =======  =======   ========

  Subscription and services revenues increased each period primarily as the result of business Web site subscription revenue growth due to an increased number of city guides launched, a greater number of business Web sites in each city guide and an increase in the average sales price for business Web sites. Licensing and royalty revenues have fluctuated with the timing of license agreements in partner-led markets.

  Cost of revenues has increased each period as CitySearch continues to sell new business Web sites, add editorial content, host and maintain an increasing number of business Web sites and, to a lesser extent, provide increasing services in partner-led markets. Sales and marketing expenses fluctuate primarily due to the timing of advertising and promotional campaigns. During the three months ended December 31, 1997, the increase in sales and marketing expense was primarily due to increased advertising expenditures. Research and development expenses fluctuate primarily due to the periodic use of technology consultants. During the three months ended December 31, 1997, consultants were retained to assist with the development of version CS 2.5 of CitySearch's online city guide application. General and administrative expenses have increased due primarily to increased staffing levels to manage and support CitySearch's expanding operations. During the three-month periods ended
June 30, 1998 and September 28, 1998, general and administrative expenses increased primarily due to higher professional fees incurred during the quarters. Merger and other transactions costs increased for the three months ended September 28, 1998 primarily due to costs relating to the Merger.

 Ticketmaster Online (Historical)

                                                 THREE MONTHS ENDED
                         ------------------------------------------------------------------
                         MARCH 31, JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30,
                           1997      1997     1997      1997     1998      1998     1998
                         --------- -------- --------- -------- --------- -------- ---------
                                                   (IN THOUSANDS)
Revenues:
  Ticketing operations..  $  528    $1,665   $1,302    $1,947   $2,237    $3,710   $4,624
  Sponsorship and
   advertising..........     742       959    1,012     1,140      917     1,527    2,111
  City guide and
   related..............      --        --       --        --       --        --      112
                          ------    ------   ------    ------   ------    ------   ------
    Total revenues......   1,270     2,624    2,314     3,087    3,154     5,237    6,847
Costs and expenses:
  Cost of ticketing
   operations...........     441       753      863     1,203    1,377     2,074    2,496
  Cost of city guide and
   related..............      --        --       --        --       --        --       97
  Sales and marketing...      93        85       97       164      225       245      362
  Research and
   development..........      --        --       --        --       --        --       38
  General and
   administrative.......     396       389      439       476      515       492      460
  Amortization of
   goodwill.............      --        --       --        --       --        --    1,224
                          ------    ------   ------    ------   ------    ------   ------
    Total costs and
     expenses...........     930     1,227    1,399     1,843    2,117     2,811    4,677
                          ------    ------   ------    ------   ------    ------   ------
  Income from operations
   .....................     340     1,397      915     1,244    1,037     2,426    2,170
  Interest expense, net
   .....................      --        --       --        --       --        --       (1)
                          ------    ------   ------    ------   ------    ------   ------
  Income before
   provision for income
   taxes................     340     1,397      915     1,244    1,037     2,426    2,169
Provision for income
 taxes..................     149       612      401       545      438     1,025    1,530
                          ------    ------   ------    ------   ------    ------   ------
  Net income............  $  191    $  785   $  514    $  699   $  599    $1,401   $  639
                          ======    ======   ======    ======   ======    ======   ======

  During the three months ended June 30, 1997, ticketing operations revenues included approximately $450,000 of revenue earned from Web site development and support for an affiliate of Ticketmaster Online. During the three months ended June 30, 1998, Ticketmaster Online began to recognize revenue from an advertising and sponsorship agreement with N2K. See "Business--Ticketmaster Online Business--Ticketmaster Online Strategic Alliances." The three months ended September 30, 1998 include the two days of operating results of CitySearch subsequent to the Merger.

 Ticketmaster Online-CitySearch, Inc. (Pro Forma Combined)

                                                 THREE MONTHS ENDED
                         ------------------------------------------------------------------------
                         MARCH 31,  JUNE 30,  SEPT. 30,  DEC. 31,  MARCH 31,  JUNE 30,  SEPT. 30,
                           1997       1997      1997       1997      1998       1998      1998
                         ---------  --------  ---------  --------  ---------  --------  ---------
                                                   (IN THOUSANDS)
Revenues:
  Ticketing operations.. $    528    $ 1,665   $ 1,302    $ 1,947   $ 2,237    $ 3,710  $  4,624
  Sponsorship and
   advertising..........      744        968     1,047      1,206     1,014      1,707     2,194
  City guide and
   related..............      468      1,029     2,120      2,455     2,994      3,527     4,548
                         --------   --------  --------   --------  --------   --------  --------
    Total revenues......    1,740      3,662     4,469      5,608     6,245      8,944    11,366
Costs and expenses:
  Cost of ticketing
   operations...........      450        915     1,018      1,482     1,691      2,717     3,402
  Cost of city guide and
   related..............    1,898      2,145     2,783      2,862     3,260      3,439     3,889
  Sales and marketing...    4,754      5,048     4,975      5,834     4,982      5,300     5,452
  Research and
   development..........    1,713      1,507     1,729      2,233     1,655      1,740     1,643
  General and
   administrative.......    1,611      1,622     1,812      1,948     1,776      1,972     2,250
  Amortization of
   goodwill.............   14,366     14,365    14,366     14,364    14,366     14,365    14,365
  Merger and other
   transactions costs...       --         --        --         --       100        379     2,622
                         --------   --------  --------   --------  --------   --------  --------
    Total costs and
     expenses...........   24,792     25,602    26,683     28,723    27,830     29,912    33,623
                         --------   --------  --------   --------  --------   --------  --------
Loss from operations....  (23,052)   (21,940)  (22,214)   (23,115)  (21,585)   (20,968)  (22,257)
Interest income, net....       84         20        --        119       173         87       436
                         --------   --------  --------   --------  --------   --------  --------
Loss before provision
 for income taxes.......  (22,968)   (21,920)  (22,214)   (22,996)  (21,412)   (20,881)  (21,821)
Provision for income
 taxes..................       --         --        --          8        --         --        --
                         --------   --------  --------   --------  --------   --------  --------
Net loss................ $(22,968)  $(21,920) $(22,214)  $(23,004) $(21,412)  $(20,881) $(21,821)
                         ========   ========  ========   ========  ========   ========  ========

  The Company's operating results have varied on a quarterly basis during its short operating history and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results include, but are not limited to, Ticketmaster Corp.'s ability to maintain and increase the number of clients for which it provides online ticketing services and convenience charges relating thereto, the ability of the Company's partners to meet roll-out schedules for CitySearch city guide services, the timing and amount of license and royalty payments from CitySearch partners, the Company's ability to increase the volume of online ticket sales through the Ticketmaster Online Web site, the Company's ability to retain existing business customers, attract new business customers at a steady rate and maintain customer satisfaction, the timing and volume of new business Web site orders and the Company's capacity to meet such orders, the Company's ability to maintain or increase current rates of sales productivity, the announcement or introduction of new or enhanced sites and services by the Company or its competitors, the amount of traffic on the Company's online sites, the amount of expenditures for online advertising by businesses, the level of use of the Web and online services and consumer acceptance of the Internet for services such as those offered by the Company, the Company's ability to upgrade and develop its systems and attract personnel in a timely and effective manner, the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business and infrastructure, technical difficulties, system downtime or Internet brownouts, political or economic events affecting the cities in which the Company operates and general economic conditions. Unfavorable changes in any of the above factors could adversely affect the Company's revenues, gross margins and results of operations in future periods. In addition, Ticketmaster Online derives a majority of its revenues directly or indirectly from the sale of tickets and related merchandise for live entertainment, sporting and leisure events and is directly affected by the popularity, frequency and location of such events. Factors affecting the demand for and attendance of such events include, without limitation, general economic conditions, consumer trends and work stoppages. Any occurrence or condition that results in decreased attendance or demand for such entertainment, sporting and leisure events would likely have a material adverse effect on the Company's business, financial condition and results of operations. As a result of the foregoing, the Company believes that period-to-period comparisons of its results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. The foregoing factors which are largely unpredictable and may cause significant fluctuations in operating results may cause the Company's annual or quarterly results of operations to be below the expectations of public market analysts or investors, in which case the market price of the Class B Common Stock could be materially and adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

 CitySearch

  Since its inception, CitySearch has financed its operations primarily through the private placement of equity securities, raising $81.0 million, and capital equipment leases. At September 28, 1998, CitySearch had $57.9 million in cash and cash equivalents. CitySearch has had significant negative cash flows from operating activities in each fiscal and quarterly period to date. Net cash used in operating activities was $22.8 million and $23.4 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and $213,000, $10.5 million and $30.1 million for the Inception Period and for the years ended December 31, 1996 and 1997, respectively. Cash used in operating activities from inception through September 28, 1998 consisted primarily of net operating losses and increases in accounts receivable, which were partially offset by increases in deferred revenues, accrued expenses and accounts payable. CitySearch received a $50.0 million loan from USAi upon issuance of the Convertible Note in August 1998. See "Ticketmaster Online-CitySearch Merger--Convertible Note."

  Net cash used in investing activities was $1.4 million and $171,000 for the nine months ended September 30, 1997 and September 28, 1998, respectively, and was $82,000, $3.5 million and $2.0 million for the Inception Period and for the years ended December 31, 1996 and 1997, respectively. Net cash used in investing activities in these periods consisted primarily of capital expenditures for computer equipment, purchased software, office equipment, and leasehold improvements. As of December 31, 1997, the Company also had commitments under non-cancelable operating leases of $5.3 million. Net cash provided by financing activities was $18.0 million and

$56.2 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and was $1.7 million, $20.2 million and $49.7 million for the Inception Period and the years ended December 31, 1996 and 1997, respectively, attributable to the private sale of CitySearch Convertible Preferred Stock.

 Ticketmaster Online

  Prior to the Merger, Ticketmaster Online's primary sources of liquidity were cash from operations and funding from Ticketmaster Corp. Consistent with the cash management policies of Ticketmaster Corp., Ticketmaster Online did not maintain any cash balances prior to the date of the Merger (September 28, 1998). Since its inception through the fiscal year ended January 31, 1997, Ticketmaster Online had negative cash flows from operating activities. Subsequent to these periods, net cash provided from operating activities has been positive. Net cash provided from operating activities was $1.8 million and $6.0 million for the eight months ended September 30, 1997 and 1998, respectively, and $2.9 million for the fiscal year ended January 31, 1998, while net cash used in operating activities was $538,000 and $556,000 for the years ended January 31, 1996 and 1997, respectively. Cash provided from operating activities for the five months ended June 30, 1998 primarily consists of net operating income and increases in deferred revenue.

  Net cash used in investing activities was $125,000 and $401,000 for the eight-month periods ended September 30, 1997 and 1998, respectively, and was $146,000, $189,000 and $250,000 for the fiscal years ending January 31, 1996, 1997 and 1998, respectively. Net cash used in investing activities in these periods consisted primarily of capital expenditures for computers, software, equipment and leasehold improvements. Net cash used in financing activities was $1.7 million and $5.5 million for the eight months ended September 30, 1997 and 1998, respectively, and $2.7 million for the fiscal year ended January 31, 1998 attributable to repayments to Ticketmaster Corp. for prior financing provided to Ticketmaster Online and distributions to Ticketmaster Corp. Net cash provided by financing activities was $684,000 and $748,000 for the fiscal years ended January 31, 1996 and 1997, respectively, attributed to intercompany funding from Ticketmaster Corp.

  At September 30, 1998, the Company's cash and cash equivalents were $57.9 million. The Company believes that net proceeds from this offering (following the use of approximately $51 million of the proceeds to repay the Convertible
Note), together with existing cash and cash equivalents will be sufficient to meet its working capital and capital expenditures requirements for at least the next 12 months. Thereafter, the Company may be required to raise additional funds. No assurance can be given that the Company will not be required to raise additional financing prior to such time. If additional funds are raised through the issuance of equity securities, stockholders of the Company may experience significant dilution. Furthermore, there can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to the Company or its stockholders. If such financing is not available when required or is not available on acceptable terms, the Company may be unable to develop or enhance its products and services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Financing."

YEAR 2000

  The widespread use of computer programs that rely on two-digit dates to perform computation and decision-making functions may cause computer systems, including systems and software used by the Company and its Web services, to malfunction prior to or in the Year 2000 and lead to significant business delays and disruptions in the Company's business and operations in the United States and internationally.The Company has developed a plan to minimize the impact of this Year 2000 problem. Pursuant to such plan, the Company has established a Year 2000 Committee consisting of senior managers from relevant functional areas. The Year 2000 Committee has reviewed all areas of the Company's business and operations that may be affected and has assigned responsibility for each area to individuals knowledgeable about their respective areas. The Year 2000 Committee has made these individuals responsible for the initial assessment of risk and initial estimate of hardware cost, software cost and time required to achieve compliance. The Company believes that this initial assessment will be concluded in the fourth quarter of 1998. The Company will immediately thereafter commence implementation of remediation necessary to achieve compliance. Remediation will continue in 1999. The Company estimates that the dollar cost of Year 2000 compliance is approximately $200,000. However, the Company has not yet completed its comprehensive assessment of remediation costs and actual costs could materially differ.

  Several systems provided by third parties are required for the operation of the Company's services, any of which may contain software code that is not Year 2000 compliant. These systems include server software used to operate the Company's network servers, software controlling routers, switches and other components of the Company's data network, disk management software used to control the Company's data disk arrays, firewall, security, monitoring and back-up software used by the Company, as well as desktop PC applications software. In most cases, the Company employs widely available software applications and other products from leading third party vendors, and expects that such vendors will provide any required upgrades or modifications in a timely fashion. However, any failure of third party suppliers to provide Year 2000 compliant versions of the products used by the Company could result in a temporary disruption of the Company's services or otherwise disrupt the Company's operations. In addition, the Company's partners may operate their city guide sites in proximity to other applications that may not be Year 2000 compliant. While the Company intends to assign an individual to coordinate each partner's compliance efforts to ensure uninterrupted operations, the Company has limited ability to influence decisions by its partners. Non-compliant systems that adjoin partners' city guide applications could result in interruption or disruption of the city guide service, which in turn could reduce royalties or other amounts due to the Company. There can no assurance that the Company, its third party suppliers or its partners will be Year 2000 compliant at the end of the millenium. Failure to achieve compliance could result in complete failure or inaccessability of the Company's or its partners' services, and could adversely affect the Company's business, financial condition and results of operations.

  Year 2000 compliance problems could also undermine the general infrastructure necessary to support the Company's operations. For instance, the Company depends on third party Internet service providers for connectivity to the Internet. Any interruption of service from the Company's Internet service providers could result in a temporary interruption of the Company's services. Moreover, the effects of Year 2000 compliance deficiencies on the integrity and stability of the Internet are difficult to predict. A significant disruption in the ability of businesses and consumers to reliably access the Internet or portions of it would have an adverse effect on demand for the Company's services and adversely impact the Company's business, financial condition and results of operations.

                                   BUSINESS

  The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The discussion in the Business section also includes market projections provided by research firms identified therein. Such information is based upon data, assumptions and methodologies compiled and applied by such firms. There can be no assurance that such market projections will be achieved.

OVERVIEW

  The Company is combining CitySearch and Ticketmaster Online to create a leading provider of local city guides, local advertising and live event ticketing on the Internet. CitySearch was incorporated in September 1995 and launched its first local city guide in May 1996. Ticketmaster Online was formed in 1993 to administer the online business of Ticketmaster Corp. and began selling live event tickets and related merchandise online in November 1996. Prior to the Merger, Ticketmaster Online was operated as a wholly-owned subsidiary of Ticketmaster Corp. The Company intends to integrate its local CitySearch city guides with its Ticketmaster Online live events ticketing and merchandising distribution capabilities to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers. The CitySearch city guides provide up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Ticketmaster Online offers consumers up-to-date information on live entertainment events and a convenient means of purchasing tickets and related merchandise on the Web for live events in 44 states and in Canada and the United Kingdom. Consumers can access the Ticketmaster Online service at www.ticketmaster.com and from CitySearch owned and operated city guides at www.citysearch.com through numerous direct links from banners and event profiles. Subject to certain limitations, Ticketmaster Online is the exclusive agent for Ticketmaster Corp., a leading provider of live event automated ticketing services in the United States, for the online sale of tickets to live events presented by Ticketmaster Corp.'s clients.

  The Company intends to utilize Ticketmaster Online's presence in certain domestic and international cities to accelerate the expansion of different versions of the CitySearch city guides into new local territories. The Company plans to include selected CitySearch editorial content on the Ticketmaster Online Web site, thereby providing additional information to assist purchasing decisions. The Company believes that by expanding its branded network of local city guides and continuing to offer attractive features and services, such as live event ticketing, the Company's Web sites will increasingly attract local, regional and national advertisers that seek to efficiently target local consumers.

INDUSTRY BACKGROUND

 The Internet and the World Wide Web

  The Internet is an increasingly significant global interactive medium for communications, content and commerce. International Data Corporation ("IDC") estimates that the number of Web users worldwide will increase from 69 million at the end of 1997 to 320 million by the year 2002. According to The Media Audit, in certain of the markets where CitySearch has offerings, including Austin, Dallas, Portland, Raleigh-Durham-Chapel Hill, Salt Lake City, San Diego, San Francisco and Washington, D.C., more than four in ten adults are online. Growth in Internet usage has been fueled by a number of factors, including (i) the large and growing installed base of personal computers in the workplace and home, (ii) advances in the performance of personal computers and modems, (iii) improvements in network systems and infrastructure, (iv) more readily available and lower cost access to the Internet, (v) increased awareness of the Internet among businesses and consumers, (vi) increased volume of information and services offered on the Web and (vii) reduced security risks in conducting transactions online. As Internet accessibility, usage and functionality continue to grow, the Internet is increasingly being used as a medium for direct communication among users (e.g., via e-mail and bulletin boards) as well as a rapidly growing sales and marketing channel.

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 The Demand for Local, Community-Oriented Information and Transactions over the Internet

  The Company believes that as users spend more time on the Web, they are increasingly seeking local information relevant to their daily lives and sophisticated online transaction capabilities including opportunities to purchase products and services online. The Company believes that consumers spend a large majority of their time and money in their local communities and that, as a result, Web users are increasingly seeking targeted, relevant information concerning local events, places of interest, products and services available for sale and other information that is pertinent to their local activities. The Media Audit reports that 39% of the adult population living in 66 metropolitan areas in the United States were online in the second quarter of 1998. According to a survey conducted by Find/SVP, over half of United States Internet users accessed some type of online local news and information during the first three months of 1997. Additionally, businesses are seeking cost-effective means to target advertising and direct marketing efforts based on demographic characteristics, specific interests and geographic location. McCann-Erickson Incorporated estimates that businesses spent approximately $77 billion in 1997 on traditional, indirect advertising efforts in local markets. With the Internet, businesses can directly interact with consumers, receive immediate feedback on their marketing efforts and refine advertising campaigns on a real-time basis. The Company believes that the Web is becoming a more effective and efficient means for businesses to reach local consumers. In addition to improving advertising and marketing efforts, the increasing functionality and availability of the Internet have made it an increasingly attractive medium for conducting commerce. A broad range of consumer products is being sold online, including tickets to live events, books, computers, travel services, brokerage services, automobiles and music. IDC estimates that the amount of commerce conducted worldwide over the Web will grow from over $12 billion at the end of 1997 to more than $425 billion by the end of 2002, of which approximately $93.5 billion is estimated to be goods and services purchased by users over the Web from their homes.

  Web users seeking relevant local information, as well as local businesses interested in advertising to targeted consumers, currently lack effective Web resources. As the Internet has evolved, Web users have used sites devoted to local areas within navigational guides, such as search engines and directories, and Web sites provided by newspapers and other traditional media sources. Local content within large navigational guides is often comprised of hypertext links to multiple, disparate Web sites that may provide the user with inconsistent and confusing user interfaces, outdated information and no common database to enable information searches. While Web sites for traditional media, including newspapers and television stations, effectively provide Web users with updated news coverage, traditional media organizations often lack the internal resources to structure easy-to-use, interactive event and transaction guides for Web users. In addition, the Company believes such Web sites frequently do not provide local businesses with useful geographic and editorial context for a business' Web presence. Finally, many traditional media organizations, while possessing strong brand names in their local markets, do not have experience in fielding, training and managing a sales and production force skilled at selling Web sites to local businesses, producing high quality Web-based advertising, providing sophisticated online transaction capabilities and necessary customer support. For local businesses seeking a means of establishing a Web presence, the current alternatives include either building their own Web site or placing an advertisement with an electronic yellow pages site. Custom Web sites are often expensive to develop and maintain, and may not attract high levels of Web site traffic without significant promotion. Placing an advertisement with an electronic yellow pages typically provides neither an appropriate editorial context for a local business' site nor assistance on how to effectively reach consumers.

  The Company believes there is a growing demand for online city guides that provide frequently updated local information organized in an intuitive manner and targeted at metropolitan consumers. The Company believes that consumers are seeking a guide that provides extensive information on local events, business listings and community activities, offers a user-friendly interface to facilitate rapid information access, allows users to search within a city-specific site, and provides a platform for online transactions. The Company additionally believes that as Internet users are increasingly seeking such information, traditional media sources are also seeking to partner with companies that are able to provide the appropriate technology and business processes to develop an online presence. Similarly, businesses are seeking high quality Web presences, editorially targeted at interested consumers, at an affordable cost. Indicative of this opportunity, Jupiter Communications estimates that

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the amount of local business advertising online will grow from 9% of total online advertising revenues in 1996 to 37% in 1998 and 54% of the $7.7 billion in online advertising in 2002. Forrester estimates that total worldwide Internet advertising will increase from $1.5 billion in 1998 to $15.2 billion in 2003. As a result, the Company believes a significant opportunity exists for a local city guide that meets consumers' demands for local information and businesses' objectives for targeting, interacting with and selling to these local consumers.

 The Automated and Online Ticketing Industry

  The supply of tickets for live events, both domestically and internationally, has grown in recent years due to increases in the number of facilities, facility size and seating capacity, event expansion into new market areas (e.g., new sports teams and leagues) and increases in the number of event performances. Ticket supply has also been enhanced by the need for facilities to continually present as many revenue-producing events as possible in order to meet their financial and other obligations. In recent years, the public's increased demand for tickets to certain live entertainment events has been evidenced by its willingness to pay higher ticket prices to attend these events and the spread of public interest in certain types of events beyond customary boundaries (e.g., increased worldwide interest in American basketball).

  Tickets have historically been distributed through box offices and retail outlets. These traditional ticket distribution methods have been characterized by inefficiencies, including the lack of ticket accountability, inefficient inventory control systems, inability to capture ticket sales information on a real-time basis, and limited public access to tickets. Automated ticketing services have grown substantially in response to the needs of venues, sports franchises and promoters to more effectively and efficiently distribute and manage the expanding supply of tickets, and to accommodate the public's increasing demand for fair and convenient access to such tickets.

  Automated ticketing companies that process and sell tickets for live events contract with arenas, stadiums and other venues, sports franchises and event promoters to provide ticket sales, promotion, distribution, inventory control, and transaction processing and fulfillment services. Currently, other than tickets sold at venue box offices, the substantial majority of tickets for live events which are made available to the general public by automated ticketing companies are purchased through telephone call centers and independent retail ticket outlets. The Web provides venues, sports franchises and event promoters with innovative ways to market tickets to live events, including seating maps, presentation of event related content, sale of distressed inventory in the last hours or days before an event, and a purchasing process that enables consumers to conveniently purchase tickets at home. Jupiter Communications predicts that the percentage of concert tickets sold online will increase from 1.8% of total concert ticket sales in 1998 to 19.2% in 2002.

  By selling live event tickets through automated ticket companies, the Company believes venues, sports franchises and event promoters are better able to centrally control ticket inventory and proceeds, collect and utilize accounting information and market research data, manage transaction costs, effect the broad, expedient and equitable distribution of tickets and widely disseminate event information. Consumers are able to purchase tickets over the telephone or by visiting an independent retail ticket outlet, such as a music store, that is more conveniently located by the consumer's home or office than the box office of the applicable venue.

  Automated ticket companies are increasingly utilizing the Internet in an effort to provide greater marketing and distribution capabilities for clients and to enable consumers to more conveniently purchase live event tickets. The Company believes the Web provides significant opportunities for venues and other clients and marketing partners to use collected demographic information to reach and interact with targeted audiences (e.g., advance notice of upcoming events and promotional and merchandising opportunities). Additional opportunities may exist internationally to reach additional live event venues in what the Company believes are historically under-penetrated geographic regions for ticketing services. The Company further believes consumers will increasingly recognize the convenience of the Web for purchasing tickets to live entertainment events as the transactional capabilities of the Internet become more familiar, comfortable and easier for consumers to use.

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

THE TICKETMASTER ONLINE-CITYSEARCH SOLUTION

  The Company operates two complementary Web services: a network of CitySearch local city guides and the Ticketmaster Online Web site. The CitySearch city guides provide up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Ticketmaster Online offers consumers up-to-date information on live entertainment events and a convenient means of purchasing tickets for live events and related merchandise on the Web in 44 states and in Canada and the United Kingdom. Consumers can access the Ticketmaster Online service at www.ticketmaster.com and from CitySearch owned and operated city guides at www.citysearch.com through numerous direct links from banners and event profiles. Pursuant to the terms of the Ticketmaster License Agreement and subject to certain limitations, Ticketmaster Online is Ticketmaster Corp.'s exclusive agent for the online sale of tickets to live events presented by Ticketmaster Corp.'s clients.

 CitySearch

  Each local city guide primarily consists of original content developed and designed specifically for the Web by the Company and its partners. The Company designs and produces custom-built Web sites and performs related services for local and regional businesses, aggregates them in a local city guide environment and provides these businesses with the ability to regularly update and expand their sites. The CitySearch sites offer local and regional businesses the opportunity to reach and interact with targeted consumers.

  The Company typically targets medium- to large-sized cities for its CitySearch city guides with a combination of high personal computer penetration, high Internet use, strong population growth, significant high technology employment, a large university population and a government presence. The Company has two primary means of providing its local city guides. In its owned and operated markets, the Company systematically produces the majority of its own content, hires and deploys a direct sales force to sell custom-built Web sites to local businesses and contracts with local media companies (primarily radio and television stations) for promotion and distribution. In other markets, the Company partners with a local media company (usually a leading daily newspaper) that contracts with the Company to assist in designing, developing and launching a city guide. These partners license the Company's systems and provide royalty payments to the Company on revenues derived from operations. As of September 30, 1998, the Company provided CitySearch city guides in 15 cities, seven of which are owned and operated and eight of which are partner-led markets. The Company and its partners are in the process of rolling out their services in two additional partner-led markets in Copenhagen and San Diego.

 Ticketmaster Online

  Ticketmaster Online is a leading online ticketing service that enables consumers to purchase tickets for live music, sports, theater and family entertainment events presented by Ticketmaster Corp.'s clients and related merchandise over the Web. The Company believes the online nature of the service offers improved marketing and distribution capabilities as well as a larger potential consumer base to Ticketmaster Corp. clients, while providing consumers more convenient access to live event tickets and related merchandise. In addition to these services, the Ticketmaster Online Web site provides local information and original content regarding live events for Ticketmaster Corp. clients throughout the United States, Canada and the United Kingdom.

  Ticketmaster Online distributes tickets over the Internet for Ticketmaster Corp.'s clients, including over 3,000 venues, sports franchises and event promoters. In addition to serving both multi-event and single event promoters, Ticketmaster Corp.'s venues range in size from large stadiums with more than 60,000 seats to smaller theaters with fewer than 1,000 seats. Through Ticketmaster Online, consumers can purchase tickets over the Internet for 94 professional sports franchises in North America, including 16 Major League Baseball teams, 18 National Football League teams, 23 National Basketball Association teams, 20 National Hockey League teams, ten Major League Soccer teams and seven Women's National Basketball Association teams.

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

  Key elements of the Company's solution include the following:

  Leading Local Online Services and Ticketing. The Company is a leading provider of online local city guides and ticketing services for live events. CitySearch has launched or initiated a roll-out of Web-based local city guides in major national and international markets, including Austin, Baltimore, Dallas, Los Angeles, Nashville, New York City, Portland, Raleigh-Durham-Chapel Hill, Salt Lake City/Utah, San Diego, the San Francisco Bay Area, Washington, D.C., Copenhagen, Melbourne, Stockholm, Sydney and Toronto. The Company believes the success of its city guide approach is evidenced by the approximately 8,500 CitySearch local and regional business Web sites that were online as of September 30, 1998 in its owned and operated markets, the approximately 8,400 business Web sites that the Company believes were online as of September 30, 1998 in its partner-led markets, and by its consumer base penetration and consumer usage. According to a RelevantKnowledge study, the Company had approximately 743,000 unique adult users in its CitySearch owned and operated markets in June 1998. A "unique user" is an individual Web user who visited a particular Web site at least once in the reporting month. The common Web term "hit" refers to a Web user's access of a single file on a Web page, which may contain multiple files. The Company believes that approximately 6.4% of the local market online consumers used the CitySearch service in these markets. Media Metrix reports that Ticketmaster Online had
1.3 million unique users in July 1998. Gross transaction dollars from live event ticket sales through the Ticketmaster Online Web site increased from approximately $270,000 in November 1996 to approximately $11.6 million in September 1998.

  Differentiated Service Offering. The Company believes its CitySearch local city guides in combination with its Ticketmaster Online sales of tickets and related merchandise differ substantially from competitive offerings. The Company develops and regularly updates the content of its city guides, both internally and in conjunction with local media partners, as well as the live event information presented by Ticketmaster Online. Unlike navigational guides that typically access content from third-party Web sites that may be incomplete or out of date, CitySearch sites encompass a broad array of updated, community-specific content that is easily accessed through the CitySearch common interface. The Company's city guides have received numerous awards and recognition for design, functionality and content, including PC Magazine's Editor's Choice, USA Today/Intelliquest's survey leader, the 1998 Webby award for best travel site, two 1998 Local Internet Service Awards for Best Local/Regional Directory and Best City Guide, recognition by The New York Times as best overall online guide to New York City and Net Guide's Platinum "Best of the Web" award. In addition, the Ticketmaster Online Web site received Internet Shopper Magazine's Spring 1997 Internet Shopper Choice award for Best Entertainment Web Site and Interactive Services Association's award for Best Online Application (Products and Services) and was included in WebMaster Magazine's Top 50/50 Internet & Intranet Sites.

  Strategic Partnerships. The Company is engaged in a number of strategic partnerships with media, content and other companies in order to build the CitySearch and Ticketmaster Online brand names as well as the network of city guides. The Company has agreements to develop city guides in partnership with The Baltimore Sun, The Dallas Morning News, the Los Angeles Times, The San Diego Union-Tribune, Washingtonpost.Newsweek Interactive, Big Colour Pages (independent yellow pages of Australia), The Melbourne Age, Schibsted ASA/Scandinavia Online (Copenhagen, Oslo and Stockholm), The Sydney Morning Herald, Tele-Direct (the yellow pages subsidiary of Bell Canada, Inc.), and the Toronto Star. Several of the Company's strategic relationships involve equity investments from the Company's partners, including Washingtonpost.Newsweek Interactive Company, The Times Mirror Company, owner of the Los Angeles Times and The Baltimore Sun, Schibsted ASA and Toronto Star Newspapers Limited. These major media partners also bring capital, brand recognition, promotional strength and local knowledge to their CitySearch sites and allow the Company to build out its national and international network of sites faster than it could solely through owned and operated sites.

  In July 1998, the Company entered into an agreement with Classified Ventures, a leading provider of online advertising products and services to the newspaper industry. Classified Ventures is funded by Central Newspapers Inc., Gannett Co., Inc., Knight Ridder, Inc., The McClatchy Company, The New York Times Company, The Times Mirror Company, Tribune Company and The Washington Post Company, and has a

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

network of over 140 affiliated newspapers in 44 states, including 34 of the nation's top 50 markets. CitySearch has licensed elements of its technology and business systems to Classified Ventures and provide services in automotive and real estate classified advertising categories. Certain CitySearch owned and operated city guides may also participate as Classified Ventures affiliates in their respective markets.

  In owned and operated CitySearch markets, the Company partners with local media companies to assist it in developing content and expanding its promotional activities. For example, the Company has partnered in Salt Lake City/Utah with the CBS television station (KUTV) and six radio stations owned by Citadel Communications Corporation, in San Francisco with the ABC television station (KGO) and two CBS-owned radio stations and in Raleigh-Durham-Chapel Hill with the national public radio station (WUNC) and with four radio stations owned by Capstar Broadcasting Corporation. In addition, the Company is a party to an agreement with American Express pursuant to which American Express made an equity investment in the Company, and that provides for the distribution of co-branded marketing materials for the sale of business Web sites to American Express merchant customers, American Express sponsorship and banner advertising, introduction of e-commerce products and services, sponsorships and other promotions. The Company has also reached agreements or arrangements with Earthlink Network, Inc., The Walt Disney Company's Family.com, CNET, Inc.'s Snap! Online, Planet Direct Corporation, @Home Corporation and Internet Travel Network to expand its distribution efforts.

  The Company participates in several media, marketing and technology initiatives. For example, Ticketmaster Online has entered into agreements with major media companies such as the Los Angeles Times, The New York Times and Tribune Interactive to create co-branded Web sites containing event listings, other content and promotional opportunities for advertisers. Pursuant to an agreement between TM Ticketing and N2K, Ticketmaster Online has created a co-branded Web presence with N2K (Music Boulevard) to promote and sell music products. The agreement is currently subject to litigation, initiated by TM Ticketing, between the parties. See "Risk Factors--Potential Governmental Investigations and Litigation." Ticketmaster Online advertises products and services of Ford Motor Company, International Business Machines Corporation, Red Lobster, Sprint Communications Company, L.P., United Parcel Service of America, Inc. and Yahoo!. Ticketmaster Online is also working with Intel Corporation to jointly develop the "my Ticketmaster" site, a personalized Web application designed to enable users to choose categories of event information based on personal preferences and that is scheduled to launch in the fourth quarter of 1998.

  Differentiated Presence on the Web For Local and Regional Businesses. The Company creates CitySearch Web sites for local and regional businesses, aggregates the Web sites in a local city guide environment and provides businesses the ability to regularly update and expand their sites. The Company believes its CitySearch service offers local and regional businesses the opportunity to reach and interact with targeted audiences in a cost-effective manner. The Company provides business customers with integrated solutions to establish customized, multi-page Web sites including design, layout, photography, posting of updated information, hosting and maintenance. Businesses are able to provide a targeted audience with updated information about their products and services, including photographs, prices, store location, schedules of live entertainment, audio clips, e-mail distributions, specials or sales and other relevant information. The Company typically creates a customized, multi-page Web site for its customers with a minimal up-front fee and monthly fees ranging from $60 to $750 per month. The Company believes its broad offering of CitySearch services and prices compares favorably to other Web advertising options available to businesses. Such options range from low cost, low quality scanned-in information to free-standing custom-designed sites that may cost in excess of $10,000 in up-front fees to produce and that rely on significant additional promotion to attract traffic. By providing a high quality Web presence at an affordable price, the Company believes that its services address the demand of the large number of businesses whose online needs fall between these market extremes.

  Community-Based Approach. The Company differentiates itself from most national developers of local city guides by building many of the CitySearch owned and operated sites with involvement from city governments, chambers of commerce, community associations, schools and other community groups, and by focusing its hiring efforts within the local community. The Company builds free Web sites for selected

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

community organizations, provides tools for e-mail to constituents and community forums and maintains guides to community services and volunteer organizations, thereby enhancing the sense of community each CitySearch site provides. The Company believes that its community-based approach builds consumer interest in the site both directly, since the content it provides is of interest to many individuals and is not generally covered by competing city sites, and indirectly, because it builds broad support and "ownership" in the community. The Company has secured strong community support for its service in each of its markets, and the launch of many of its owned and operated markets has been presided over by the mayor or governor.

STRATEGY

  The Company's objective is to be the leading provider of comprehensive local city guides and online live event ticketing to attract a new and larger group of consumers to the Internet and provide an easy-to-use resource for local information and transactions. The Company's strategy is focused on rapidly rolling out its services in the most attractive, Web-penetrated communities worldwide, establishing a leading presence in these communities while increasing traffic and repeat usage of its network. In addition, the Company intends to use the CitySearch local city guides and Ticketmaster Online ticketing service as platforms for multiple revenue streams. The following are key elements of this strategy:

  Rapidly Build National and International Network and Brand Awareness. The Company intends to establish its services as the category leader for local information and live event ticketing on the Web by linking its local city guides together in a national and international network. The Company believes that as the number of its sites and usage of its service increase, it is creating a readily recognizable brand name for local content and live event ticketing on the Internet. As of September 30, 1998, the Company's CitySearch service operated in 15 metropolitan areas worldwide, and the Company had initiated roll out for launches in two additional metropolitan areas. The Company intends to continue to aggressively enter targeted markets, including territories in which Ticketmaster Corp. clients are located, through either an owned and operated market presence or by entering into partnerships and strategic alliances with major media and telephony companies. The Company's roll-out teams are led by experienced managers who prepare for launch of a CitySearch site in owned and operated markets by hiring and training local management teams, building the initial community relationships, negotiating promotional arrangements with local media, training a direct sales force of Internet Business Advisors ("IBAs") and selling initial sites. The Company's detailed roll-out process has been refined in seven owned and operated market launches to date. In partner-led markets, the Company provides its roll-out expertise, professional personnel and technical infrastructure to assist partners in creating effective sites and initiating rapid and successful launches.

  The Company intends to further emphasize the differentiation of its services by leveraging the widely-recognized Ticketmaster brand name and its live events ticketing and merchandise distribution capabilities. The Company believes that the Ticketmaster brand name and extensive distribution capabilities of the Ticketmaster Online Web site combined with the local city guides will help enable the Company to continue to increase penetration among established live event ticketing and merchandise consumers, and will provide opportunities to expand internationally to live event venues in historically under-penetrated geographic regions. The Company believes that its branded and expanding network of local city guides in Web-penetrated markets will increasingly attract local, regional and national advertisers that seek to efficiently target local markets and consumers seeking information about cities where they live or intend to visit.

  Provide Multiple Revenue Streams. CitySearch local city guides and the Ticketmaster Online ticketing service provide platforms for multiple revenue streams. With respect to Ticketmaster Online, the Company derives revenues from online sales of tickets to live events and related merchandise, as well as advertising. In owned and operated CitySearch markets, the Company derives recurring fees from the sale of Web sites to local businesses, as well as banner and sponsorship advertising. Part of the Company's strategy is to increase average monthly revenue from new business customers, in part through the introduction of new services. Between September 1997 and September 1998, average monthly revenue from new customers on CitySearch local city guides increased from approximately $80 to approximately $190. In partner-led markets, the Company derives

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

licensing and royalty revenues from the licensing of the Company's technology and business systems, consulting services, and from providing back office and hosting services. The Company intends to offer additional e-commerce functionality and other features designed to enable businesses to better serve consumers, including reservations, electronic coupons, and other transactions. The Company further believes that its platforms will help enable it to take advantage of new opportunities in areas such as entertainment information, merchandising, advertising, promotional services and direct marketing.

  Increase Usage and Frequency of Use of the Network. The Company plans to increase usage of its network by continuing to provide compelling content and expanding services that it believes are most desired by consumers. For example, the Company is actively developing means of increasing the personalization capabilities of its services to enable consumers to be notified of upcoming events, reviews and transaction offerings for which they specify a direct interest. In addition, the Company intends to introduce in the fourth quarter of 1998 its new "my Ticketmaster" Web site, which is designed to enable consumers to tailor live event information to individual preferences. The Company intends to continually improve the convenience of its services to businesses and consumers through technology enhancements such as user interface refinements and increased efficiencies in transaction processing and fulfillment operations. The Company also plans to increase traffic over its network through strategic relationships and through increased integration of the content and services provided by CitySearch city guides and Ticketmaster Online. The Company believes these types of services offer the Company the opportunity to attract new and existing consumers and businesses to its sites. As the Company's network of city guides expands, the Company intends to pursue regional and national media distribution arrangements to help drive traffic to the Company's Web services.

  Continue to Enter into Strategic Alliances. The Company intends to continue to differentiate its services by entering into agreements with local radio, television and other media and telephony companies in its future owned and operated markets and with major newspapers and other media and telephony companies in its domestic and international partner-led markets. The Company believes major newspapers, in particular, are trusted sources for local information and possess strong brand names in their communities. In addition, the Company intends to aggressively pursue strategic relationships to enhance its content offering, transaction capabilities and revenues. For example, the Company has recently entered into relationships with Classified Ventures to provide a variety of services and technology for classified advertising and with American Express to promote the Company's services and coordinate e-commerce initiatives. The Company will also continue to evaluate means of expanding the reach of its services through additional alliances with other Web sites, online service providers and through other relationships. Through the Ticketmaster Online Web site, the Company participates in several media, marketing and technology initiatives, with companies including Yahoo!, Intel Corporation, Tribune Interactive, JAM TV, RealTime Sports, the Los Angeles Times and The New York Times.

  Expand Reach of Online Ticketing and City Guide Services. The Company intends to increase the reach of its online live event ticketing and city guide services. By further integrating ticketing functionality into its local city guides, the Company intends to make online ticketing available to more consumers. Furthermore, the Company believes that as a result of increases in the number and seating capacity of venues, the number of teams and sports leagues and the number of live entertainment events, significant opportunities exist to increase the online sale of tickets and related merchandise. The Company intends to work with Ticketmaster Corp. to extend the online availability of live event tickets and related merchandise with respect to smaller venues than have traditionally been served by automated ticketing systems. The Company intends to increase the number of metropolitan areas served by its CitySearch city guides by taking advantage of Ticketmaster Online's presence in certain local areas.

  Integrate CitySearch and Ticketmaster Online Services. The Company intends to increase the degree of integration between the Ticketmaster Online site and the CitySearch city guides in the short and medium term. Presently, numerous hypertext links allow consumers to move between the sites easily. In the next few months, the Company intends to exchange content between its services so that, for example, consumers viewing event profiles on a CitySearch city guide site will be able to click through to a co-branded Web page in order to purchase live event tickets. Such ticketing-enabled event profiles would be highlighted as such on city guide

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


home pages, section pages, search results, and within the profiles themselves. The Company also intends to synchronize the Ticketmaster Online and CitySearch services events databases in order, for example, to automatically generate ticketing-enabled event profiles, or provide immediate notification of recent live event ticket availability to CitySearch's consumers who have registered for personalization services. The Company further intends to locate the majority of the Ticketmaster Online employees in the Company's Pasadena office by the end of the first quarter of fiscal 1999.

CITYSEARCH BUSINESS

 CitySearch Service for Consumers

  The Company produces and delivers comprehensive local city guides on the Web, providing up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Each local city guide primarily consists of original content developed and designed specifically for the Web by the Company and its partners. The CitySearch service is topically organized by categories, such as arts and entertainment, restaurants and bars, community, shops and services, sports and outdoors, hotels and tourism, local news and professional services. Within most of the city guides, consumers can search neighborhood shopping areas, obtain maps, contact community organizations and vendors by e-mail, and engage in bulletin board discussions with individuals such as local public officials and celebrities. In CitySearch owned and operated markets, consumers can also access the Ticketmaster Online Web site through CitySearch city guides to purchase live event tickets and related merchandise online. In certain markets, consumers can also access audio streams, including recent news and other information, from local radio partners. CitySearch offers local and regional businesses the opportunity to reach and interact with targeted consumers. In addition, content generated by consumers through e-mail and bulletin boards enhances the sense of community in CitySearch sites. For example, in September 1998, the message boards within the Company's owned and operated city guide sites received approximately 130,000 page views and approximately 6,500 individual "posts" of information by consumers. As of November 4, 1998, the Company's owned and operated city guide sites contained approximately 1,300 "posts" by consumers in the "Buzz" areas of the sites, where consumers can share their opinions and experiences about events and locations described within the sites. In addition, the Company's owned and operated city guides hosted numerous national celebrity online chats over the past 12 months, including a chat event with Christian pop music celebrity Amy Grant, in which approximately 400 users participated, with rock band Jethro Tull, in which 170 users participated, and with pin-up celebrity Bettie Page, in which 130 users participated.

  The CitySearch service has been launched in markets across the United States and in selected international markets. The Company plans to continue to expand the service both in owned and operated markets and by partnering with major media companies in other markets. These major media partners bring capital, brand recognition, promotional strength and local knowledge to their city guides and allow the Company to build out its national and international network of sites faster than it could solely through owned and operated sites. The following table lists the Company's owned and operated and partner-led markets:

          MARKETS          DATE OF LAUNCH           SELECTED PARTNERS
 OWNED AND OPERATED:
    Raleigh-Durham-Chapel  May 1996       WUNC (public radio station)
     Hill                                 Capstar Broadcasting Corporation (4
                                          radio stations)
                                          WCHL AM
                                          The Independent (weekly arts and
                                          entertainment publication)
    San Francisco Bay Area October 1996   KGO (ABC)
                                          CBS Radio (2 radio stations)
    Austin                 March 1997     KTBC (Fox)
                                          Clear Channel Communications, Inc. (4
                                          radio stations)
    Salt Lake City/Utah    April 1997     KUTV (CBS)
                                          Citadel Communications Corporation (6
                                          radio stations)
    Nashville              May 1997       WZTV (Fox)
                                          Dick Broadcasting (2 radio stations)
    Portland               June 1997      KATU (ABC)
                                          KKCW FM
    New York(1)            September 1997 New York Daily News
                                          Time Out New York (weekly arts and
                                          entertainment publication)
 PARTNER-LED:
    Melbourne              July 1997      The Melbourne Age
                                          Big Colour Pages (independent yellow
                                          pages of Australia)
    Sydney                 September 1997 The Sydney Morning Herald
                                          Big Colour Pages
    Toronto                September 1997 Toronto Star
                                          Tele-Direct (the yellow pages
                                          subsidiary of Bell Canada)
    Washington, D.C.       January 1997   Washingtonpost.Newsweek Interactive
    Los Angeles(2)         April 1998     Los Angeles Times
    Dallas                 July 1998      The Dallas Morning News
    Baltimore              August 1998    The Baltimore Sun
    Stockholm              September 1998 Schibsted ASA/Scandinavia Online
    Copenhagen             1998*          Schibsted ASA/Scandinavia Online
    Oslo                   1999*          Schibsted ASA/Scandinavia Online
    San Diego              1999*          The San Diego Union-Tribune

 * Estimated launch dates

(1) The Company acquired Metrobeat, Inc. ("Metrobeat") in June 1996 and relaunched the Metrobeat site as a CitySearch site in September 1997.

(2) Includes Pasadena, California, which was launched as a beta test site in January 1996.

 CitySearch Service for Business Customers

  The Company creates and hosts CitySearch Web sites for local and regional businesses and organizations for a monthly fee. The Company offers local businesses a wide range of options in creating Web presences, from a basic Web presence costing as little as $60 per month to a multi-page site with additional features and functionality costing up to $750 per month. Most business customers have entered into a one-year agreement that automatically converts into a month-to-month contract upon expiration of the initial term. By aggregating a customer's Web site with those of numerous other businesses in a comprehensive local city guide, the Company provides categorical, geographic and editorial context to a customer's Web presence to generate usage by consumers, as well as significant Internet traffic. Based on internal studies, the Company believes that CitySearch users are more evenly split between men and women, better educated, slightly older and have higher annual incomes than the typical Internet user. The Company believes that these demographics are attractive to its business customers.

  The Company provides an integrated solution for businesses to establish a CitySearch Web presence, including design, photography, layout, posting of updated information, hosting and maintenance. Businesses are able to provide a targeted audience with current information about their products and services including photographs, prices, location, schedules of live entertainment, sales and other relevant information. Unlike traditional media such as yellow pages advertising, the Company offers CitySearch business customers a certain number of free updates each month. The business customers also receive usage reports, e-mails from interested consumers and access to an expanded base of potential buyers including tourists and out-of-town users. The Company has recently introduced a strategy of bundling enhanced features and functionality, including panoramic images and audio clips. These services, when bundled with the Company's basic CitySearch services, are typically priced from $190 to $1,195 per month, and have accounted for significant increases in the average selling prices of the Company's offerings. The Company believes its broad offering of services and its prices compare favorably to other Web advertising options available to businesses. Such options range from low cost, low quality scanned-in information to free-standing custom-designed sites that may cost in excess of $10,000 in up-front fees to produce and that rely on significant promotion to attract traffic. By providing a high-quality Web presence at an affordable price, the Company believes that its services address the demand of the large number of businesses whose online needs fall between these market extremes.

  The Company's proprietary site design tools and production economies enable it to build customized multi-page Web sites for customers for a minimal up-front fee. The production of business Web sites for CitySearch owned and operated markets and certain partner-led markets is managed centrally in the Company's headquarters to better control quality and cost and provide rapid production. Business Web site creation follows a standardized process. First, IBAs in the field work with customers to design their sites and gather images and text. Once content is collected, IBAs forward this information to the Company's central production site in Pasadena, California where data entry personnel input the text. Graphic designers then use the Company's proprietary software to combine the text and scanned images to create custom sites designed to reflect the nature and style of each business customer. Once the Web site designers have completed their work, the business Web site is checked for accuracy and published online after a 14-day customer proofing period. The entire process, from the receipt of content by the Company to putting a site online, takes approximately one month to complete. Each step of the sales and production process is monitored by an enterprise management system to ensure that the process is consistent and complete. The Company believes the systems and processes it has developed to produce business Web sites allow it to create higher quality, more informative sites in a more cost-effective and timely manner than its competitors.

  The Company intends to offer e-commerce functionality and other innovative features allowing businesses to better serve consumers, including ticketing, reservations, sales events notifications, electronic coupons, newsletters and other transactions. The Company believes these types of services offer the Company the opportunity to further attract both consumers and businesses to its local city guides.

 CitySearch Strategic Alliances

  The Company has entered into partnerships and strategic alliances with third parties in order to (i) rapidly build its national and international network of CitySearch local city guides, (ii) generate licensing revenue in CitySearch partner-led markets, (iii) facilitate branding, (iv) gain access to additional content and (v) drive traffic on the Company's network of sites. Management intends to continue to negotiate further partnerships and alliances.

  Newspaper and Telephony Partnerships. The Company has entered into strategic partnerships with major newspapers and media companies such as The Baltimore Sun, The Dallas Morning News, the Los Angeles Times, The San Diego Union-Tribune, Washingtonpost.Newsweek Interactive, Big Colour Pages (independent yellow pages of Australia), The Melbourne Age, Schibsted ASA/Scandinavia Online (Copenhagen, Oslo and Stockholm), The Sydney Morning Herald, Tele-Direct (the yellow pages subsidiary of Bell Canada, Inc.) and the Toronto Star. In these partner-led markets, the partner provides the capital and management, while the Company contributes technology, a business model, consulting services, business systems and processes and network participation. The Company typically receives up-front license fees, ongoing license fees for delivery of upgrades and support, and royalties based on revenues that the partner generates through the city guide service. In addition, the Company generally receives additional fees for consulting services in connection with the launch of the partner's city guides, custom engineering requested by particular partners, and compensation for business Web site production, customer service, billing and hosting services. These partner agreements are typically five to eight years in length, and contain customary termination rights in the event of material breach or non-performance. The Company believes these arrangements allow it to expand its national and international network of cities in a more rapid and cost-effective manner than a solely owned and operated network would allow.

  The Company has also reached content sharing and linking agreements with various companies, including the New York Daily News Online Edition and Time Out New York. Under these agreements, the Company's city guide sites and content partners create co-branded areas and host certain content supplied by the content partners.

  In August 1998, the Company restructured its relationship with Toronto Star Newspapers Limited in order to admit a new partner with significant brand, sales and financial resources. Under the terms of the partnership agreement, Toronto Star Newspapers Limited and Tele-Direct Inc. each hold a 45% interest in the partnership and together operate the toronto.com Web service. The Company holds a 10% interest in the partnership and licenses its technology and business systems to the partnership for use in the defined territory.

  In July 1998, the Company entered into agreement with Classified Ventures, a leading provider of online advertising products and services to the newspaper industry. Classified Ventures is funded by Central Newspapers, Inc., Gannett Co., Inc., Knight Ridder, Inc., The McClatchy Company, The New York Times Company, The Times Mirror Company, Tribune Company and The Washington Post Company, and has a network of over 140 affiliated newspapers in 44 states, including 34 of the nation's top 50 markets. The Company licensed elements of its technology and business systems to Classified Ventures and provides services in automotive and real estate classified advertising categories. The agreement may be terminated effective 2001 by Classified Ventures. Certain CitySearch owned and operated city guides may also participate as Classified Ventures affiliates in their respective markets.

  Television and Radio Media Alliances. The Company has entered into co-promotion agreements with local television and radio stations in most of its CitySearch owned and operated markets. These relationships typically offer content sharing and co-promotion to both parties. The Company works with each partner to develop a multimedia Web site within the CitySearch site, while the partner offers promotion and a recognized brand within the market. The Company typically receives significant on-air promotion from these television and radio stations that increases brand awareness and drives traffic to the CitySearch site. For example, the Company has partnered in Salt Lake City/Utah with the CBS television station (KUTV) as well as radio stations owned by Citadel Communications Corporation and, in Raleigh-Durham-Chapel Hill, with the national public radio station (WUNC) and radio stations owned by Capstar Broadcasting Corporation. In San Francisco, the Company has agreements with the ABC television station (KGO) and radio stations owned by CBS.

  Marketing Agreements. The Company has entered into both local and national marketing agreements. For example, the Company recently is a party to an agreement with American Express which included an equity investment in the Company. The agreement provides for distribution of co-branded marketing materials to American Express merchant customers in the Company's local markets that will offer merchant customers online Web site presences through the Company's local city guides. The parties intend to create areas within the CitySearch sites to aggregate promotions and discounts offered to consumers by American Express merchant customers as well as develop additional e-commerce products. In addition, American Express will purchase sponsorships and banner advertising on the CitySearch sites. The agreement expires in 2002, subject to certain provisions allowing for early termination in the event of a change of control of the Company. In local markets, the Company reached an agreement with Levi Strauss Associates Inc.'s Dockers Khakis to provide sponsorship, editorial features and contests relating to two 1998 San Francisco film festivals, and created printed local information guides for the United States Tennis Association and American Express for distribution at the U. S. Open. The Company intends to continue to aggressively pursue such marketing agreements in order to attract additional business customers and increase usage of the CitySearch service by consumers.

  Content Distribution Alliances. The Company has entered into agreements with a number of companies to distribute its content and drive traffic to the Company's Web sites. For example, the Company has entered into agreements or arrangements with Earthlink Network, Inc., The Walt Disney Company's Family.com, CNET, Inc.'s Snap! Online, Planet Direct Corporation, @Home Corporation and Internet Travel Network to distribute content across relevant sites.

 Marketing and Sales

  The Company emphasizes marketing activities in its owned and operated markets aimed at increasing awareness of its CitySearch local city guides for both consumers and business customers. The Company's roll-out teams are led by experienced managers who prepare for launch by negotiating promotional arrangements with local media, training a direct sales force and selling initial sites. The Company conducts advertising and public relations campaigns through low-cost "guerilla" marketing efforts and the Company's local media partners in radio, television and print advertising to both drive business customer sales and consumer usage. The Company also purchases targeted advertising on Web sites such as Infoseek, Preview Travel and Yahoo! as well as through traditional media such as radio, print and outdoor.

  In partner-led markets, the Company's marketing efforts rely substantially on the partner's existing franchise and resources in the community. Partners typically market their city guide services through print promotion and integration into a pre-existing news Web site. The partner's brand is also used in conjunction with the CitySearch brand to build credibility with local consumers. The Company provides its partners both with a roll-out team to launch the service and ongoing support, including assistance with recruiting, sales strategy and back office operations.

  Once a city site has been launched, the Company and its partners rely upon a direct sales force to accelerate the momentum established by the roll-out team. As of September 30, 1998, the Company employed approximately 140 IBAs in its seven owned and operated markets selling directly to local businesses as well as field customers service representatives in these markets to maintain regular contact with business customers and facilitate up-selling of Web site functionality. Each IBA completes an intensive training program at the Company's headquarters with follow-up field training. The Company's proprietary enterprise management system tracks sales leads and prospect status and allows sales managers to track performance. IBAs participate in ongoing training sessions in sales techniques and new products.

 Operations

  The Company has created a systematic approach to market roll-out of its CitySearch local city guides that is designed to enable it to launch its service in owned and operated markets and to support a local service once launched. In addition, the Company licenses its roll-out capabilities to media companies in its partner-led markets. The Company has analyzed and documented the best practices associated with its early city launches to refine and standardize its field and home office production processes. The Company's software systems monitor much of the sales and customer care functions. Additionally, the Company has built custom systems that streamline the site creation and maintenance process.

  Customer service operations are located in the Company's Pasadena headquarters. The Company's enterprise management systems enable customer service staff to view the customer's full profile, billing and interactive history as they take the call, and to use the software tools to make changes to the business customer's site in real time.

 Technology

  The Company has developed and implemented a number of technologies to support its local city guide service and business operations, including (i) an online city guide application, (ii) a set of content creation and management tools and (iii) a suite of integrated enterprise management systems.

  CitySearch Online Application. The CitySearch online application provides a user interface intended to support novice online users while providing easily accessible advanced features for experienced Web users. The core end-user functionality of the CitySearch application includes (i) concurrently performed keyword, geographic and temporal searches; (ii) personalization that permits consumers, for example, to receive newsletters in areas of interest, and register for special offers from CitySearch business customers that have chosen to implement a one-to-one marketing approach; (iii) dynamic map rendering and "nearby" functionality; (iv) real-time chat; and (v) message boards.

  CitySearch has to date employed an object-relational database to support Web publishing and searching. With version CS 2.5 of its service, which the Company is currently deploying in all of its markets, CitySearch is employing a multi-tiered architecture, separating a standard relational database from business rules and presentation logic. CS 2.5 is designed to permit city guide publishers to create and change the appearance and, generally, the function of the product using any commercially available Web page design tool or text editor. As a result, the Company believes that both it and its partners will be able to respond more quickly to changes in the marketplace and evolving user preferences. In addition, the object-oriented architecture is designed to provide for rapid development cycles and code reuse. The Company has made a substantial investment in its product development infrastructure and intends to continue to release product enhancements that address changing demands of business customers and consumers.

  Content Creation and Management Tools. The Company has created the following applications to support editorial and advertising content production: (i) SiteWorks, for design of business Web sites and editorial features; (ii) EditWorks, for editorial content entry; (iii) User Interface Tree editor, for defining and managing the site hierarchy; and (iv) MediaWorks, to enable remote content partners, typically television and radio stations, to submit content directly to the site. These tools are designed to minimize the technical knowledge that editorial and advertising content producers need to possess.

  Enterprise Management Systems. CitySearch has developed and implemented a suite of integrated enterprise management systems designed to handle an increasing volume of business customers. The enterprise management system consists of third-party and internally developed applications covering sales force automation and telemarketing, production management and tracking systems, customer service, accounting, billing and commissions systems.

  The Company has also designed a sophisticated tool to manage the planning, scheduling, forecasting and tracking of business Web sites, banners and other services through the various stages of design and production. This tool enables the Company to manage the large number of business Web sites and banners developed simultaneously and originating from numerous cities. The Company believes the systems and processes it has developed to produce business Web sites allow it to create high quality sites in a more cost-effective and timely manner.

TICKETMASTER ONLINE BUSINESS

 Ticketmaster Online Service

  Ticketmaster Online is a leading online ticketing service that enables consumers to purchase tickets for live music, sports, theater and family entertainment events presented by Ticketmaster Corp.'s clients and related merchandise over the Web. Consumers can access the Ticketmaster Online service at www.ticketmaster.com and from CitySearch owned and operated city guides at www.citysearch.com through numerous direct links from banners and event profiles. In addition to these services, the Ticketmaster Online Web site provides local information and original content regarding live events for Ticketmaster Corp. clients throughout the United States, Canada and the United Kingdom.

  Throughout the Ticketmaster Online Web site and at the conclusion of a confirmed ticket purchase, the consumer is prompted to purchase merchandise that is related to a particular event, such as videos, tour merchandise and sports memorabilia. The Company intends to expand the types and range of merchandise that can be ordered by consumers through the Ticketmaster Online Web site. The Company also intends to organize membership programs that will provide Ticketmaster Online members with certain benefits centered around entertainment, leisure and travel activities. Membership is expected to include participation in other activities not generally available to the public.

  Since the commencement of online ticket sales in November 1996, Ticketmaster Online has experienced significant growth in tickets sold through its Web site. Gross transaction dollars for ticket sales increased from approximately $270,000 in November 1996 to $11.6 million in September 1998. Similarly, tickets sold on the Ticketmaster Online Web site in November 1996 represented less than 0.1% of total tickets sold by Ticketmaster Corp., while tickets sold online in the month of July 1998 represented more than 5.0%.

 Ticketmaster Corp. Clients

  Ticketmaster Corp. is a leading provider of live event automated ticketing services in the United States. Ticketmaster Corp. has over 3,000 clients, including many well-known entertainment venues, sports teams and promoters. Ticketmaster Corp. provides these clients with comprehensive ticket inventory control and management, a broad distribution network and dedicated marketing and support services. Ticket orders are received and fulfilled through call centers, independent sales outlets remote to the facility box office, and online. Pursuant to the Ticketmaster License Agreement and subject to certain limitations, Ticketmaster Online acts as Ticketmaster Corp.'s exclusive agent for online sales of live event tickets.

  The Company believes that the Ticketmaster system for live event ticketing transactions (the "Ticketmaster System") and its distribution capabilities enhance Ticketmaster Corp.'s ability to attract new clients and maintain its existing client base. The Ticketmaster System, which includes both hardware and software, is typically installed in a client's box office and provides a single centralized inventory control management system capable of tracking total ticket inventory for all events, whether sales are made on a season, subscription, group or individual ticket basis. The versatility of the Ticketmaster System allows it to be customized to satisfy a full range of client requirements.

  Ticketmaster Corp. is the contracting party with the venues, promoters and sports franchises that sell tickets through Ticketmaster Online. Ticketmaster Corp. generally enters into written agreements with its clients pursuant to which it agrees to provide the Ticketmaster System and to serve as the client's exclusive ticket sales agent for all sales of individual tickets sold outside of the facility's box office for a specified period, typically three to five years. Pursuant to its agreements with facilities, Ticketmaster Corp. generally is granted the right to sell tickets for all live events presented at a facility, and installs the Ticketmaster System in the facility's box office. Agreements with promoters generally grant Ticketmaster Corp. the right to sell tickets for all live events presented by that promoter at any facility, unless the facility is covered by an exclusive agreement with another automated ticketing service company. The terms of Ticketmaster Corp.'s agreements with clients are negotiated on a contract-by-contract basis. In the case of contracts subject to public bid (e.g., by facilities owned or managed by municipalities or governmental agencies), the terms are defined, to a material degree, by the specifications and conditions set forth in the formal requests for bid.

  Pursuant to its client agreements, Ticketmaster Corp. is generally granted the right to collect from ticket purchasers a per ticket convenience charge on all tickets sold other than at the box office and an additional per order handling charge on all tickets sold by Ticketmaster Corp. other than at remote sales outlets to partially offset the cost of fulfillment. The amount of the convenience charge is typically determined during the contract negotiation process, and varies based upon numerous factors, including the services to be rendered to the client, the amount and cost of equipment to be installed at the client's box office and the amount of advertising and/or promotional allowances to be provided, as well as the type of event and whether the ticket is purchased at a remote sales outlet, by telephone, through the Ticketmaster Online Web site or otherwise. Any deviations from those amounts for any event are negotiated and agreed upon by Ticketmaster Corp. and the client prior to the commencement of ticket sales. During Ticketmaster Corp.'s fiscal 1998, the convenience charges generally ranged from $1.50 to $7.00 per ticket. Convenience charges, when added to per order handling charges, averaged approximately $4.50 per ticket in fiscal 1998. Ticketmaster Corp.'s client agreements also generally establish the amounts and frequency of any increases in the convenience charge and handling charge during the term of the agreement.

  The agreements with certain of Ticketmaster Corp.'s clients may provide for a client to participate in the convenience charges paid by ticket purchasers for tickets bought through Ticketmaster Corp. for that client's events. The amount of such participation, if any, is determined by negotiation with that client. Some agreements also may provide for Ticketmaster Corp. to make participation advances to the client, generally recoupable by Ticketmaster Corp. out of the client's future right to participation. In limited cases, Ticketmaster Corp. makes an upfront, non-recoupable payment to a client for the right to sell tickets for that client.

  Clients are routinely required by contract to include the Ticketmaster name in print, radio and television advertisements for entertainment events sponsored by such clients. The Ticketmaster name and logo are also prominently displayed on printed tickets and ticket envelopes.

  Ticketmaster Corp. generally does not buy tickets from its clients for resale to the public and has no financial risk for unsold tickets. In the United Kingdom, Ticketmaster Corp. may from time to time buy tickets from its clients for resale to the public in an amount typically not exceeding (Pounds)600,000 in the aggregate. Ticket prices are not determined by Ticketmaster Corp. Ticketmaster Corp.'s clients also generally determine the scheduling of when tickets go on sale to the public and what tickets will be available for sale through Ticketmaster Corp. Facilities and promoters, for example, often handle group and season ticket sales in-house. Ticketmaster Corp. only sells a portion of its clients' tickets, the amount of which varies from client to client and varies as to any single client from year to year.

  The Company believes that the primary benefits derived by Ticketmaster Corp.'s clients by use of the Ticketmaster System include (i) centralized control of total ticket inventory as well as accounting information and market research data, (ii) centralized accountability for ticket proceeds, (iii) manageable and predictable transaction costs, (iv) broader and expedited distribution of tickets, (v) wide dissemination of information about upcoming events through Ticketmaster Corp.'s call centers, Ticketmaster Online and other media platforms, (vi) the ability to easily add additional performances if warranted by demand and (vii) marketing and promotional support.

  If an event is canceled, Ticketmaster Corp.'s current policy is to refund the per ticket convenience charges (but not the handling charge which is payable with respect to online orders). Refunds of the ticket price for a canceled event are funded by the client. To the extent that funds then being held by Ticketmaster Corp. on behalf of the client are insufficient to cover all refunds, the client is obligated to provide Ticketmaster Corp. with additional amounts within 24 to 72 hours after a request by Ticketmaster Corp.

 Ticketmaster License Agreement

  Under the Ticketmaster License Agreement, subject to certain limitations, Ticketmaster Corp. has granted Ticketmaster Online an exclusive, perpetual, irrevocable, worldwide license to use the Ticketmaster trademark and certain Ticketmaster Corp. databases to sell live event tickets online for Ticketmaster Corp.'s clients. In addition, Ticketmaster Corp. authorized Ticketmaster Online to be Ticketmaster Corp.'s exclusive, perpetual, worldwide agent for such online ticket sales. The Ticketmaster License Agreement further provides that Ticketmaster Corp. may use and permit others to use the Ticketmaster trademark in connection with the online promotion of ticket sales.

  Ticketmaster Corp. retains the rights to sell tickets by non-online means and to use the Ticketmaster trademark in connection with such sales. The Ticketmaster License Agreement defines such non-online means to include by telephone; by other voice-to-voice means or voice-to-voice recognition unit systems; by non-interactive broadcast, cable and satellite television; and by kiosks and retail ticket outlets. Client venues retain the rights to sell tickets at their box offices or as otherwise provided in client venue agreements with Ticketmaster Corp.

  Ticketmaster Corp. is the contracting party with client venues, promoters and sports franchises, providing ticket inventory management, consumer information and related data for all ticketing transactions. Ticketmaster Corp. provides such information to Ticketmaster Online in connection with processing online live event ticket sales and provides all transaction processing and fulfillment services for online live event ticket sales. Ticketmaster Online is required under the Ticketmaster License Agreement to comply with the terms of Ticketmaster Corp.'s client agreements and Ticketmaster Online's rights as set forth in the Ticketmaster License Agreement are subordinated and subject to such agreements. The Ticketmaster License Agreement also generally restricts Ticketmaster Online from cooperating with, offering online links to, or entering into any agreements with venues, ticket sellers or sales agents for online sale of tickets.

  Under the Ticketmaster License Agreement, Ticketmaster Online pays Ticketmaster Corp. a royalty based on the percentage of the net profit it derives from online ticket sales. Ticketmaster Online also reimburses Ticketmaster Corp. for Ticketmaster Corp.'s direct expenses related to online ticket sales.

  Under the Ticketmaster License Agreement, Ticketmaster Online has also been granted the non-exclusive right to promote and sell online certain merchandise available through Ticketmaster Corp. Ticketmaster Corp. serves as Ticketmaster Online's exclusive fulfillment provider for the online sales of such merchandise. As long as Ticketmaster Corp.'s fees, terms and quality of service are no less favorable than those available to Ticketmaster Online from third parties, Ticketmaster Corp. or its affiliates will serve as Ticketmaster Online's exclusive fulfillment provider for the online sales of all other merchandise available through Ticketmaster Corp. Ticketmaster Corp. may also solicit sponsorship and advertising for Ticketmaster Online's Web sites in a bundle with other sponsorship and advertising opportunities offered by Ticketmaster Corp. See "Risk Factors--Dependence on Relationship with Ticketmaster Corp." and "--Potential Conflicts of Interest." The summary descriptions of the Ticketmaster License Agreement contained in this Prospectus are qualified in their entirety by reference to the copy thereof filed as an exhibit to the Registration Statement on Form S-1 (the "Registration Statement") of which this Prospectus is a part.

 Ticketmaster Online Strategic Alliances

  Ticketmaster Online participates in certain strategic partnerships with leading media, marketing and technology partners. The Company believes that these alliances will assist in the development of compelling content, increase consumer traffic to the Ticketmaster Online Web site, continue to build the Ticketmaster Online brand name and expand the Company's promotional opportunities.

  Media Partnerships. Ticketmaster Online creates and acquires entertaining, informative and timely local content (e.g., live event information, venue information, articles on live entertainment topics, chat sessions, entertainment reviews and Webcasts), for use on its Web sites. In this regard, Ticketmaster Online has entered into agreements with media companies such as JAM TV and RealTime Sports. These arrangements generally provide for the development of a co-branded Web presence and links from the co-branded area to event listings and ticketing and merchandising pages on the Ticketmaster Online Web site. Ticketmaster Online shares in the advertising and merchandising revenues generated under the applicable agreement.

  Advertising, Sponsorship and Marketing Partnerships. Ticketmaster Online has entered into advertising, sponsorship and marketing alliances with Internet content and service providers and other partners. In addition, Ticketmaster Corp. has entered into similar agreements pursuant to which Ticketmaster Online performs services and is allocated a percentage of revenues. For example, pursuant to an agreement between N2K and TM Ticketing, Ticketmaster Online and N2K (Music Boulevard) have developed a co-branded presence on the Web for retailing music products. The agreement is currently subject to litigation, initiated by TM Ticketing, between the parties. See "Risk Factors--Potential Governmental Investigations and Litigation." Ticketmaster Online's other advertisers and marketing partners include Yahoo!, United Parcel Service of America, Inc., International Business Machines Corporation, Sprint Communications Company, Ltd., Red Lobster and Ford Motor Company. Client advertisements and marketing opportunities are typically integrated into Ticketmaster Online's Web site through banners and links that encourage viewers to click through for additional information. The Company intends to continue to pursue such advertising, sponsorship and marketing opportunities.

  Technology Partnerships. Ticketmaster Online also participates in certain arrangements with technology partners to provide enhanced features and functionality on its Web site. For example, the Company's "my Ticketmaster" Web site, which Ticketmaster Online is jointly developing with Intel Corporation and currently anticipates will be launched in the fourth quarter of 1998, is a personalized Web application designed to enable users to choose categories of event information they receive based on personal preferences and habits. This personalized and localized site is currently being designed to include such features as seating charts (some of which are designed to provide three-dimensional perspectives) and driving directions to venues.

 Marketing and Sales

  The Company believes that it will benefit from Ticketmaster Corp.'s continued promotion of its brand name through Ticketmaster Corp.'s services and advertising sales force. The Company intends to continue to leverage the Ticketmaster brand name, Ticketmaster Corp.'s extensive distribution capabilities and core ticketing services in an effort to offer live event venues, sports franchises, promoters, advertisers, sponsors and other partners a wider variety of advertising, promotional and marketing platforms for their products and services. Through the Company's relationship with Ticketmaster Corp., advertisers have access to a full array of advertising alternatives, ranging from online advertising vehicles such as Web sites, banners and sponsorships to traditional advertising on ticket stock and envelopes, during telephone sales (e.g., "music on hold" and sales scripts) and through direct mail campaigns. As of September 30, 1998, the Company had nine employees dedicated to advertising and promotion of Ticketmaster Online's services.

 Operations

  Ticketmaster Online's ticketing system interfaces on a real-time basis with the host ticketing systems developed by Ticketmaster Corp. This process is designed to ensure that, except in limited circumstances, the inventory of tickets available online is identical to that which is available through Ticketmaster's other distribution methods (e.g., telephone call centers and independent retail outlets) and to enable consumers to order tickets on a "best available seat" basis. Measures are taken that are designed to prevent system failure in Ticketmaster Corp.'s computer center. Each system has a live back-up standing ready in the event of a primary system failure. The rooms housing the computer-related equipment are protected by computer-safe fire protection systems. To guard against power outages, uninterruptable power supplies are utilized. High capacity back-up generators eliminate the dependency on public electric sources. In addition, all data is continually recorded on back-up tape.

  Ticketmaster Online utilizes Secure Sockets Layer encryption technology designed to allow users to securely transmit their personal information to the Ticketmaster Online Web site. The decrypted data is then passed through two levels of firewalls, using an internally developed communications protocol to the Ticketmaster Corp. host systems where credit cards are processed and customer accounts are created. The host systems communicate directly with bank processing centers for instantaneous online credit card authorization and electronic deposit of credit card receipts. Essentially, all order processing, credit card billing, order fulfillment and consumer service functions for online ticketing orders are handled by Ticketmaster Corp. in the same manner as orders which are placed by telephone.

 Technology

  Ticketmaster Online has an extensive database of live event information, with event information updated 12 times every hour and more than 200 times daily. This data base contains information on more than 30,000 events and over 3,000 clients and is designed to support an easy-to-use and reliable dynamic event calendar and ticket-buying interface to the Ticketmaster System.

  The Ticketmaster Online system is deployed as a multi-tiered system of servers that separate database functions, Web page serving functions, transaction processing functions and ticketing system interfacing functions. The system is built using a combination of commercial and proprietary software and hardware and is integrated into the Ticketmaster System. All Ticketmaster Online ticket sales occur on one of 20 geographically dispersed host systems. Credit card authorization and deposit, inventory control for events, customer account management and ticket printing and distribution are all handled on the Ticketmaster System. Internet users interact with various Web servers to find an event using various criteria including event location, event type, or performer name. Once an event is located users interact with forms-based HTML pages to guide them through the ticket-buying process. The Web servers communicate via a proprietary gateway to the host ticketing systems where the transaction actually takes place. Since the online ticketing system interfaces in real-time with the host ticketing systems, except in limited circumstances, the seats are identical to those available for sale through Ticketmaster Corp.'s other distribution systems such as call centers, outlets or box offices.

COMPETITION

  The markets for local interactive content and services are highly competitive. Currently, CitySearch's primary competitors include Digital City, Inc., a company wholly-owned by America Online, Inc. and Tribune Company and Microsoft Corporation (Sidewalk). CitySearch also competes against search engine and other site aggregation companies which primarily serve to aggregate links to sites providing local content such as Excite, Inc. (City.Net), Lycos, Inc. (Lycos City Guide) and, while it is also a strategic partner of Ticketmaster Online, Yahoo! (Yahoo! Local). In addition, CitySearch competes against offerings from media companies, including Cox Interactive Media, Inc., Knight Ridder, Inc. and Zip2 Corporation, as well as offerings from several telecommunications and cable companies and Internet service providers that provide local interactive programming such as SBC Communications, Inc. (At
Hand) and MediaOne Group, Inc. (DiveIn). There are also numerous niche competitors which focus on a specific category or geography and compete with specific content offerings provided by the Company. The Company may also compete with online services and other Web site operators, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets. The Company faces different competitors in most of its CitySearch markets. For example, competitors in the San Francisco Bay Area, the Company's largest market in terms of CitySearch subscription and services revenues for the six months ended June 30, 1998 (i.e., accounting for 14% of such revenues during such period) primarily included Microsoft Corporation (Sidewalk), America Online, Inc. (Digital City) and Yahoo! (SF Bay). Competitors in Raleigh-Durham-Chapel Hill, the Company's second largest market in terms of subscription and services revenues for the six months ended June 30, 1998 (i.e., accounting for 13% of such revenues during such period) primarily included the Web site operated by The Raleigh News & Observer, WRAL-TV, trianglerestaurants.com, Digital Center (raleighonline.com), Yahoo! Local and Internet Presentations, Inc. (citydirect.com). Furthermore, additional major media and other companies with financial and other resources greater than those of the Company may introduce new Internet products and services addressing these markets in the future. There can be no assurance that the Company's competitors will not develop services that are superior to those of the Company or that achieve greater market acceptance than the Company's offerings.

  The markets for the business of selling live events tickets and related merchandise is highly competitive and diverse. Ticketmaster Corp.'s and Ticketmaster Online's competitors include event facilities and promoters that handle their own ticket sales and distribution through online and other distribution channels, live event automated ticketing companies with Web sites which may or may not currently offer online transactional capabilities and certain Web-based live event ticketing companies which only conduct business online. Where facilities and promoters decide toutilize the services of a ticketing company, Ticketmaster Corp. and Ticketmaster Online compete with international, national and regional ticketing services, including TicketWeb, Telecharge (Shubert Ticketing Services), NEXT Ticketing, Advantix, ETM Entertainment Network, Dillard's, Prologue, Capital Tickets and Lasergate (Lasergate Systems, Inc.). Several of Ticketmaster Corp.'s and Ticketmaster Online's competitors have operations in multiple locations throughout the United States and compete with Ticketmaster Corp. and Ticketmaster Online on a national level, while others compete with Ticketmaster Corp. and Ticketmaster Online principally in one specific geographic region. In certain specific geographic regions, including certain of the local markets in which CitySearch provides or intends to provide its local city guide service, one or more of these competitors may serve as the primary ticketing service in the region. The Company believes that Ticketmaster Online will experience significant difficulty in establishing a significant online presence in such regions and, as a result, any local city guide for such a region may be unable to provide significant ticketing capabilities. There can be no assurance that one or more of these regional automated ticketing companies will not expand into other regions or nationally, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Furthermore, certain of Ticketmaster Online's competitors may have financial and other resources greater than those of the Company and may introduce new Internet products and services in these markets in the future. There can be no assurance that Ticketmaster Online's competitors will not develop services superior to those of Ticketmaster Online or achieve greater acceptance than Ticketmaster Online's offerings. In addition, pursuant to the Ticketmaster License Agreement, Ticketmaster Online is restricted from entering into agreements with facilities, promoters or other ticket sellers for the online sale of live event tickets. As a result, Ticketmaster Online is dependent on the ability of Ticketmaster Corp. to acquire and maintain live event ticketing rights, including online ticketing rights, with facilities and promoters and to negotiate commercially favorable terms for such rights. Furthermore, substantially all of the tickets sold through Ticketmaster Online's Web site are also sold by Ticketmaster Corp. by telephone and through independent retail outlets. Such sales by Ticketmaster Corp. could have a material adverse effect on Ticketmaster Online's online sales, and as a result, on the Company's business, financial condition and results of operations.

  The Company believes that the principal competitive factors include depth, quality and comprehensiveness of content, ease of use, distribution, search capability and brand recognition. Many of the Company's competitors, whether with respect to its CitySearch service or its Ticketmaster Online service, have greater financial and marketing resources than the Company and may have significant competitive advantages through other lines of business and existing business relationships. There can be no assurance that the Company will be able to successfully compete against its current or future competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, the Company may make certain pricing, servicing or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS

  The Company regards its copyrights, service marks, trademarks, trade dress, trade secrets, proprietary software and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect its proprietary rights. The Company does not hold any patents. The Company pursues the registration of certain of its key trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available or sought by the Company in every country in which the Company's products and services are made available online. The Company has licensed in the past, and expects that it may license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. In addition, the Company has licensed in the past, and expects that it may license in the future, certain content, including trademarks and copyrighted material, from third parties. While the Company attempts to ensure that the quality of its brands is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate its copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims, including patent infringement claims, against the Company. The Company licenses the trademark "CitySearch" from a third party, and there can be no assurance that the Company will be able to continue to license the trademark on terms acceptable to the Company. The initial term of the license expires in 2001, subject to renewal at the Company's option. The licensor of the trademark has filed an application for United States registration of the CitySearch trademark with the USPTO and has recently received communications from a third party seeking an extension of the time period during which third parties may oppose registration of the mark. There can be no assurance that the USPTO will grant registration of the CitySearch trademark. The Company licenses the trademark "Ticketmaster" and related trademarks from Ticketmaster Corp. pursuant to the Ticketmaster License Agreement. The Company is dependent upon Ticketmaster Corp. to maintain and assert its rights to the trademarks licensed from Ticketmaster Corp. and defend infringement claims, if any, relating to the Company's use of such marks. The Company may be subject to legal proceedings and claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its licensees or licensors. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources which could result in a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  As of September 30, 1998, the Company employed 608 persons with respect to the CitySearch business, including 214 persons in functions related to cost of revenue (including 173 persons in design, content collection, editorial and photography, 25 persons in customer service and 16 persons in professional services), 272 persons in sales and marketing, 55 persons in research and development and 67 persons in general and administrative areas. As of September 30, 1998, the Company employed 25 persons with respect to the Ticketmaster Online business, including 11 in advertising and promotion, six in operations and technical support, five in graphic design and editorial and content development and three in general and administrative services. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good.

FACILITIES

  The Company's headquarters are located in Pasadena, California, where the Company currently leases approximately 28,000 square feet under a lease expiring in 2002. The Company also leases approximately 4,500 square feet in Austin, 3,900 and 7,880 square feet in Morrisville, North Carolina, 7,900 square feet in Research Triangle Park, North Carolina, 4,600 square feet in Nashville, 10,000 square feet in New York, 4,700 square feet in Portland, 4,600 square feet in Salt Lake City and 5,800 square feet in San Francisco under leases which expire in 2002, 2001, 2003, 2003, 2000, 2004, 2002, 2001 and 1999, respectively. Ticketmaster Online leases its principal offices in Los Angeles, California, as well as office space in additional cities throughout the United States, the United Kingdom and Canada, in each case on a month-to-month basis from Ticketmaster Corp. on terms the Company believes are at least as favorable as those it could obtain from a third party in an arm's-length transaction. Ticketmaster Online currently occupies an aggregate of approximately 3,900 square feet of space. The Company believes that its facilities are adequate in those cities in which the Company currently does business.

LEGAL PROCEEDINGS

  The Company is not currently subject to any material legal proceedings. The Company may from time to time become a party to various legal proceedings arising in the ordinary course of business.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the executive officers and directors of the Company as of September 30, 1998:

             NAME           AGE                  POSITION
             ----           ---                  --------
   Alan Citron.............  40 Chairman of the Board
   Charles Conn............  37 Chief Executive Officer
   Thomas Layton...........  35 President, Chief Operating Officer and
                                 Treasurer
   Robert Perkins..........  43 Executive Vice President, Ticketing and
                                 Electronic Commerce
   Douglas McPherson.......  36 Chief Legal Officer and Vice President,
                                 Business Development
   Bradley Ramberg.........  35 Chief Financial Officer, Vice President,
                                 Finance and Administration and Secretary
   Terry Barnes............  47 Director
   Eugene L. Cobuzzi.......  41 Director
   Stuart W. DePina(2).....  38 Director
   Barry Diller............  56 Director
   Joseph Gleberman........  40 Director
   William Gross...........  40 Director
   Victor A. Kaufman.......  54 Director
   Robert Kavner(1)........  55 Director
   William D. Savoy(1)(2)..  33 Director
   Alan Spoon..............  47 Director
   Thomas Unterman(2)......  53 Director

--------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

  Mr. Citron has served as Chairman of the Board of the Company since September 1998 and the President of USA Interactive, a division of USAi, since July 1998. From June 1997 until July 1998, Mr. Citron served as the President and Chief Operating Officer of Ticketmaster Online. From January 1995 until June 1997, Mr. Citron served as Senior Vice President--New Media of Ticketmaster Corp. From January 1991 until January 1995, Mr. Citron was employed by the Los Angeles Times, a division of The Times Mirror Company, as a reporter and business writer and, commencing in 1992, as an assistant business editor in charge of entertainment.

  Mr. Conn has served as Chief Executive Officer of the Company since September 1998 and served as Chief Executive Officer of CitySearch since he co-founded CitySearch in September 1995, served as President of CitySearch from September 1995 to October 1996 and served as a director from September 1995 until September 1998. From September 1990 to September 1995, he was a consultant at McKinsey & Company, where he was elected Partner. From September 1986 to September 1988, Mr. Conn worked with the Boston Consulting Group in Boston and Tokyo and in 1989 with Canon, Inc. Mr. Conn holds a B.A. from Boston University, a B.A. and M.A. from Oxford University, where he was a Rhodes Scholar, and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

  Mr. Layton has served as President, Chief Operating Officer and Treasurer of the Company since September 1998. Prior to such time, he served as President of CitySearch since October 1996 and as Chief Operating Officer and Treasurer since November 1995. He served as a director of CitySearch from May 1996 to September 1998.

He also served as Vice President, Sales and Marketing from November 1995 to October 1996. From May 1994 to November 1995, he was with Score Learning Corporation, a leading educational learning center, where he was promoted from Chief Financial Officer to President and Chief Operating Officer. From January 1989 to October 1992, Mr. Layton was Vice President and General Manager of the Western Region for Leasecomm, Inc., a national equipment leasing company, and was previously with the Boston Consulting Group. Mr. Layton holds a B.S. from the University of North Carolina at Chapel Hill and an M.B.A. from Stanford University.

  Mr. Perkins has served as Executive Vice President, Ticketing and Electronic Commerce of the Company since September 1998. From 1982 until September 1998, he served in a variety of senior management positions with Ticketmaster Corp., most recently as Vice President of Ticketmaster Online. Prior to joining Ticketmaster Corp., Mr. Perkins worked in Venue Management and Sports Marketing, having directed ticketing for the 1987 Pan Am Games in Indianapolis, Indiana and serving as Venue Manager for the Olympic Ice Center at the 1980 Winter Olympics in Lake Placid, New York.

  Mr. McPherson has served as Chief Legal Officer and Vice President, Business Development since September 1998. From July 1996 until September 1998, he served as Chief Legal Officer and Vice President, Business Development of CitySearch. From November 1992 to July 1996, Mr. McPherson was with the law firm of Heller Ehrman White & McAuliffe, where he specialized in intellectual property law and general commercial litigation. From September 1991 to September 1992, he served as a law clerk for a federal district judge. From June 1986 to June 1988, he served as Assistant to the Vice President at The Rockefeller Foundation in New York City. He holds a B.A. from the University of North Carolina at Chapel Hill, an M.A. from the University of California, Berkeley and a J.D. from Stanford Law School.

  Mr. Ramberg has served as the Chief Financial Officer, Vice President, Finance and Administration and Secretary of the Company since September 1998. From April 1996 when he joined CitySearch until September 1998, he served as Chief Financial Officer and Vice President, Finance and Administration of CitySearch and also served as Secretary of CitySearch since February 1998. From January 1994 to April 1996, he was Vice President of Finance and Operations at the Fresh Gourmet Company, a joint venture between CPC International Inc. and Prepco. From December 1992 to January 1994, he was Vice President, Operations and Finance at Pro-Towel, a start-up consumer products venture. He holds an A.B. from Brown University and an M.B.A. from Harvard Business School.

  Mr. Barnes has served as a director of the Company since September 1998 and as the President and Chief Executive Officer of Ticketmaster Corp. since June 1998. From September 1995 until June 1998, Mr. Barnes was the President and Chief Operating Officer of TM Ticketing Co. From January 1991 until September 1995, Mr. Barnes was Vice President and General Manager of numerous subsidiaries of Ticketmaster Corp. in the Midwest.

  Mr. Cobuzzi has served as a director of the Company since September 1998 and as the Chief Operating Officer of Ticketmaster Corp. since June 1998. From February 1997 until June 1998, Mr. Cobuzzi was the Senior Vice President of Operations for Ticketmaster Corp. From September 1995 until February 1997, Mr. Cobuzzi served as an Executive Vice President of TM Ticketing Co. From January 1991 until September 1995, Mr. Cobuzzi served as an officer of numerous subsidiaries of Ticketmaster Corp. in the Northeast. Mr. Cobuzzi, a CPA, began his career at Ticketmaster Corp. as Controller in August 1985.

  Mr. DePina has served as a director of the Company since September 1998 and as the Chief Financial Officer of Ticketmaster Corp. since June 1998. From November 1995 until June 1998, Mr. DePina was the Vice President--Finance and Treasurer of Ticketmaster Group. From August 1984 to November 1995, Mr. DePina was employed by the public accounting firm of KPMG Peat Marwick LLP serving in various capacities including, most recently, as a partner.

  Mr. Diller has served as a director of the Company since September 1998 and served as a director of CitySearch from December 1997 until September 1998. Mr. Diller has been a director and Chairman of the Board and Chief Executive Officer of USAi since August 1995. He was Chairman of the Board and Chief Executive

Officer of QVC, Inc., from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is also a director of The Seagram Company Ltd. He also serves on the Board of the Museum of Television and Radio and is a member of the Board of Councilors for the University of Southern California's School of Cinema-Television. Mr. Diller also serves on the Board of Directors of AIDS Project Los Angeles, the Executive Board for the Medical Sciences of the University of California, Los Angeles and the Board of the Children's Advocacy Center of Manhattan.

  Mr. Gleberman has served as a director of CitySearch since May 1996 and of the Company since September 1998. He is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., an investment banking firm, a position which he held since November 1996. He joined Goldman, Sachs & Co. in 1982 and has served as a partner from November 1990 to November 1996. Mr. Gleberman also serves as a director of Applied Analytical Industries, Inc., Biofield Corp. and Dade International, Inc.

  Mr. Gross has served as a director of CitySearch since he co-founded it in September 1995 and of the Company since September 1998. Since March 1996, Mr. Gross has been Chairman of the Board, Chief Executive Officer and President of bill gross' idealab!, a corporation which generates ideas for and creates new companies. In 1991, he founded Knowledge Adventure Inc., a corporation which developed educational software for children, and served as its Chairman from June 1991 to January 1997. He was a developer at Lotus Development Corporation from 1986 to 1991. Prior to joining Lotus Development Corporation, Mr. Gross founded, in 1980, GNP Loudspeaker, Inc. to manufacture and sell his patented designs. In 1995, Mr. Gross was elected to the Board of Trustees of California Institute of Technology as the first Young Alumni Trustee.

  Mr. Kaufman has served as a director of the Company since September 1998. Mr. Kaufman has also served as a director of USAi since December 1996. Mr. Kaufman has served in the Office of the Chairman of USAi since January 1997 and as its Chief Financial Officer since November 1997. Prior to that time, he served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. ("Savoy") from March 1992 through December 1996 and as a director of Savoy from February 1992 through December 1996. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. ("Tri-Star") from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. ("Columbia"). He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

  Mr. Kavner has served as a director of CitySearch since December 1995, including as Chairman of the Board from March 1996 to September 1998 and as a director of the Company since September 1998. Mr. Kavner has served as the Chief Executive Officer, President and a director of On Command Corporation, a provider of hotel in-room entertainment and movies, since September 1996 and was a consultant in the area of Internet services and content, interactive entertainment and telecommunications from September 1995 to August 1996. From June 1994 to September 1995, Mr. Kavner was the head of Creative Artists Agency's business advisory group. From 1984 to 1994, Mr. Kavner held a number of senior executive positions with AT&T, Inc. He also serves as a director of Fleet Financial Group and Earthlink Networks, Inc.

  Mr. Savoy has served as a director of the Company since September 1998. Since 1990, Mr. Savoy has served as Vice President of Vulcan Ventures, Incorporated, a venture capital fund. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc., and became its President in 1988. Currently, Mr. Savoy serves as President of Vulcan Northwest, Inc. Mr. Savoy also serves on the Advisory Board of Dream Works SKG. Mr. Savoy serves as a director of Cnet, Inc., Harbinger Corporation, Metricom, Inc., Telescan, Inc., United States Satellite Broadcasting, Inc. and, since July 1997, has served as a director of USAi.

  Mr. Spoon has served as a director of CitySearch since December 1997 and as a director of the Company since September 1998. Mr. Spoon has been President of The Washington Post Company since September 1993 and Chief Operating Officer and a director since May 1991. Prior to that, Mr. Spoon held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. He is also a director of American Management Systems, Inc. and Human Genome Sciences, Inc.

  Mr. Unterman has served as a director of CitySearch since June 1997 and as a director of the Company since September 1998. Since March 1998, he has served as Executive Vice President and Chief Financial Officer and from August 1995 to March 1998, he served as Senior Vice President and Chief Financial Officer of The Times Mirror Company. From February 1995 to August 1995, Mr. Unterman was a Senior Vice President and General Counsel and, from September 1992 to February 1995, was Vice President and General Counsel of The Times Mirror Company.

BOARD COMPOSITION

  The Board of Directors of the Company is currently comprised of 12 directors, none of whom is an officer or employee of the Company. Upon completion of this offering, pursuant to the Restated Certificate of Incorporation of the Company, the number of directors of the Company will be fixed from time to time by resolution of the Board of Directors. All members of the Board of Directors are elected annually by the stockholders of the Company. Seven of the Company's current directors are directors, officers or employees of USAi or Ticketmaster Group. See "Risk Factors--Control By and Relationship with USAi."

  The Board of Directors has a Compensation Committee, comprised of Messrs. Kavner and Unterman, with Mr. Citron serving as an observer to such Committee. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for officers and employees of the Company, including equity compensation for senior executives of the Company. See "Certain Transactions--Transactions with Affiliates." In addition, the Board of Directors has an Audit Committee, comprised of Messrs. DePina, Savoy and Unterman, that reviews and monitors corporate financial reporting and audits of the Company, as well as any other accounting related matters.

DIRECTOR COMPENSATION

  The members of the Board of Directors are not currently compensated for their services to the Company other than for reimbursement of their expenses incurred in connection with such services. In March and April 1996, Mr. Kavner received options to purchase 50,000 shares, 10,000 shares and 81,681 shares of CitySearch Common Stock (or 50,000 shares, 10,000 shares and 81,681 shares of Class A Common Stock, respectively, pursuant to the Reclassification) under the 1996 Stock Plan at an exercise price of $0.10 per share, $0.10 per share and $0.25 per share, respectively. Upon completion of this offering, directors may receive discretionary stock option grants pursuant to the provisions of the 1998 Stock Plan. See "--Employee Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee will be an officer or employee of the Company. No interlocking relationship will exist between the Company's Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid for services rendered during the year ended December 31, 1997 by the Company's Chief Executive Officer and the one executive officer who earned in excess of $100,000 in compensation during such year (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                 --------------
                                                                     AWARDS
                                                                 --------------
                                        ANNUAL                     CITYSEARCH
                                     COMPENSATION                  SECURITIES
                                    --------------- OTHER ANNUAL   UNDERLYING
NAME AND PRINCIPAL POSITION         SALARY   BONUS  COMPENSATION OPTIONS (#)(1)
---------------------------         ------- ------- ------------ --------------
Charles Conn....................... $93,333 $40,000    $ --         125,000
 Chief Executive Officer
Thomas Layton......................  86,667  25,000      --          75,000
 President, Chief Operating Officer
 and Treasurer

--------

(1) These options were granted pursuant to the 1996 Stock Plan and are options to purchase Class A Common Stock of the Company. See "Employee Benefit Plans--1996 Stock Option Plan."

                             OPTION GRANTS IN 1997

  The following table sets forth certain information regarding option grants to each of the Named Executive Officers during the year ended December 31, 1997.

                                           INDIVIDUAL GRANTS(1)
                            ---------------------------------------------------
                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                              NUMBER OF    PERCENT OF                           ANNUAL RATES OF STOCK
                             SECURITIES   TOTAL OPTIONS                          PRICE APPRECIATION
                             UNDERLYING    GRANTED TO     EXERCISE               FOR OPTION TERM(4)
                               OPTIONS    EMPLOYEES IN     PRICE     EXPIRATION ---------------------
   NAME                     GRANTED(#)(1)    1997(2)    PER SHARE(3)    DATE        5%        10%
   ----                     ------------- ------------- ------------ ---------- ---------- ----------
   Charles Conn............    125,000        12.1%        $2.00      10/01/07  $1,582,996 $2,669,485
   Thomas Layton...........     75,000         7.2%         2.00      10/01/07     949,798  1,601,691

--------
(1) All options were granted under the 1996 Stock Plan and are exercisable for Class A Common Stock of the Company. As of December 31, 1997, 10,416 shares and 6,250 shares subject to the options granted to Messrs. Conn and Layton were vested, respectively. Prior to the Merger, an additional 20,833 shares and 12,500 shares subject to the options granted to Messrs. Conn and Layton, respectively, vested. Upon the effectiveness of the Merger, the remaining 93,751 shares and 56,250 shares subject to the options granted to Messrs. Conn and Layton, respectively, immediately vested.

(2) Based on options to purchase 1,035,219 shares granted to CitySearch employees, including Messrs. Conn and Layton, during the year ended December 31, 1997 (excluding options to purchase 84,895 shares of CitySearch Common Stock that were granted to employees and subsequently canceled during the fiscal year ended December 31, 1997).

(3) The exercise price per share of each option was equal to the fair market value of the underlying CitySearch Common Stock on the date of grant as determined by the CitySearch Board of Directors.

(4) Potential gains are calculated based on the assumed initial public offering price of $9.00 per share of Class B Common Stock net of the respective exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of the future Class B Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future market price of shares of Class B Common Stock, the future financial performance of the Company and overall market conditions.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth the number of shares acquired upon the exercise of stock options during the year ended December 31, 1997 and the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers at December 31, 1997.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                        OPTIONS AT YEAR-END      IN-THE-MONEY OPTIONS
                                                             (#)(1)(2)            AT YEAR-END (2)(3)
                                                     ------------------------- -------------------------
                            SHARES ACQUIRED  VALUE
   NAME                     ON EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                     --------------- -------- ----------- ------------- ----------- -------------
   Charles Conn............       --          --        10,416      114,584    $   72,912    $802,088
   Thomas Layton...........       --          --       256,250       68,750     1,793,750     481,250

--------
(1) Options shown were granted under the 1996 Stock Plan and are exercisable for Class A Common Stock. See "Employee Benefit Plans--1996 Stock Option Plan" for a description of the material terms of these options.

(2) Upon the effectiveness of the Merger, the unvested stock options held by Mr. Conn and Mr. Layton immediately vested and became fully exercisable.

(3) Based on the assumed initial public offering price of $9.00 per share, less the exercise price.

EMPLOYMENT AGREEMENTS

  On May 9, 1996 and July 2, 1997, CitySearch entered into at-will employment agreements with each of Messrs. Conn and Layton, respectively. Pursuant to such employment agreements, in the event that Messrs. Conn's or Layton's, as the case may be, employment is terminated, he will be entitled to receive severance payments until the earlier of (i) such time as he is employed by a recognized company or (ii) six months after termination. Such severance payments will equal his full salary for the first three months after termination and half of his salary for the second three months after termination.

  In addition, pursuant to stock option agreements between the Company and each of Messrs. Conn and Layton, the vesting of such stock options was accelerated and such stock options fully vested upon completion of the Merger. Moreover, in connection with the Merger, each of Messrs. Conn and Layton entered into the Non-Competition Agreements. See "Certain Transactions-- Acceleration of Stock Options" and "--Non-Competition Agreements."

EMPLOYEE BENEFIT PLANS

 1996 Stock Option Plan

  The Board of Directors of CitySearch adopted and the stockholders approved the 1996 Stock Plan and the reservation of 2,500,000 shares of Common Stock thereunder on March 1, 1996. On September 18, 1996, the Board of Directors and the stockholders of CitySearch approved an increase of 500,000 shares reserved for issuance under the 1996 Stock Plan. The Board of Directors and the stockholders of CitySearch approved a further increase of 1,000,000 shares on November 18, 1996 and November 20, 1996, respectively. Pursuant to the terms of the 1996 Stock Plan, the Merger and the Reclassification, the CitySearch Common Stock reserved for issuance under the 1996 Stock Plan has been reclassified as Class A Common Stock of the Company. As of September 30, 1998, there were options to purchase an aggregate of 3,890,694 shares of Class A Common Stock outstanding under the 1996 Stock Plan. Subject to approval by the stockholders of the Company, the Company amended the 1996 Stock Plan to increase the number of shares reserved for issuance by 1,500,000 shares of Class A Common Stock to an aggregate of 5,500,000 shares. The Company does not intend to grant any additional options under the 1996 Stock Plan following the consummation of this offering.

  The 1996 Stock Plan provides for the granting to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Code and for the granting to employees (including officers and employee directors) and consultants (including non-employee directors) of nonstatutory stock options.

  Unless determined otherwise by the administrator, an option granted under the 1996 Stock Plan is not transferable by the optionee other than by will or by the laws of descent or distribution, and is exercisable during the lifetime of the optionee only by such optionee. Unless otherwise provided by the administrator, an option granted under the 1996 Stock Plan must be exercised within three months after termination of the optionee's status as an employee or consultant of the Company (or within 12 months after termination of such status by death or disability), but in no event later than the expiration of the option in accordance with its terms. The shares subject to options granted under the 1996 Stock Plan may be fully and immediately exercisable or may be exercisable cumulatively over time or upon satisfaction of specified performance criteria, as determined by the administrator. In most cases, 25% of the shares subject to options granted under the 1996 Stock Plan are exercisable at the end of one year with one forty-eighth of the shares subject to the option becoming exercisable each month thereafter. The 1996 Stock Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each option shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the administrator makes an option exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option shall be fully exercisable for a period of 15 days from the date of such notice, and the option will terminate upon the expiration of such period.

 1998 Stock Option Plan

  Subject to approval by the Company's stockholders, the Company intends to adopt the 1998 Stock Plan and reserve 4,000,000 shares of Class B Common Stock of the Company for issuance thereunder. The 1998 Stock Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of nonstatutory stock options and stock purchase rights ("SPRs") to employees, directors and consultants. Unless terminated sooner, the 1998 Stock Plan will terminate automatically in September 2008. As of the date of this Prospectus, no options or SPRs have been granted under the 1998 Stock Plan.

  The administrator of the 1998 Stock Plan has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the administrator has the authority to amend, suspend or terminate the 1998 Stock Plan, provided that no such action may affect any shares of Class B Common Stock previously issued and sold or any option previously granted under the 1998 Stock Plan. The maximum number of shares covered by options that each optionee may be granted during a fiscal year is 500,000 shares. In addition, in connection with an optionee's initial employment with the Company, such optionee may be granted an option covering an additional 1,000,000 shares.

  Options and SPRs granted under the 1998 Stock Plan are generally not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1998 Stock Plan generally must be exercised within three months after the end of the optionee's status as an employee, director or consultant of the Company, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term.

  In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the administrator.

  The exercise price of all incentive stock options granted under the 1998 Stock Plan must be at least equal to the fair market value of the Class B Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1998 Stock Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the Class B Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1998 Stock Plan may not exceed ten years.

  The 1998 Stock Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each option and SPR shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options and SPRs are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to vest and to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable. If the administrator makes an option or SPR vested and exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

 1998 Employee Stock Purchase Plan

  Subject to approval by stockholders, the Company plans to adopt the Purchase
Plan and reserve an aggregate of          shares of Class B Common Stock
thereunder. The number of shares reserved will be increased automatically each year on the first day of the Company's fiscal year beginning in 1999 by an
amount equal to the lesser of (i)           shares of Class B Common Stock,
(ii) 1.0% of the outstanding shares of Common Stock of the Company on such date or (iii) a lesser amount determined by the Board of Directors. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase
Plan. Each offering period will run for     months and will be divided into
consecutive purchase periods of approximately     months. The initial offering
period under the Purchase Plan will commence on the date of this Prospectus
and terminate on      , 1999. Thereafter, new    -month offering periods will
commence every     months on each       and      .

  Unless otherwise determined by the Board of Directors, employees are eligible to participate in the Purchase Plan only if they are customarily employed by the Company or a subsidiary of the Company designated by the Board of Directors for at least 20 hours per week and for at least five months per calendar year. Amounts deducted and accumulated by the participant are used to purchase shares of Class B Common Stock at the end of each purchase period. Employees who participate in an offering may have up to 15% of their compensation withheld pursuant to the Purchase Plan. The price of Class B Common Stock purchased under the Purchase Plan will be equal to 85% of the fair market value of the Class B Common Stock at the commencement date of each offering period or the relevant purchase date, whichever is lower. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Employees may end their participation in any offering period at any time during any offering period, and participation ends automatically on termination of employment with the Company. The maximum number of shares that a participant
may purchase during each purchase period is         shares during any purchase
period. In addition, no person may purchase shares under the Purchase Plan to the extent such person would own 5% or more of the total combined value or voting power of all classes of the capital stock of the Company or any of its subsidiaries, or to the extent that such person's rights to purchase stock under all
employee stock purchase plans would exceed        for any calendar year. The
Purchase Plan will terminate ten years from the date of adoption of the Purchase Plan, unless terminated earlier in accordance with the provisions of the Purchase Plan.

  In the event of a proposed sale of all or substantially all the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option will be assumed or an equivalent option substituted by the successor corporation. In the event the successor corporation does not assume or substitute for the option, any offering periods then in progress shall be shortened to a new date prior to the proposed sale or merger. The Board of Directors has the authority to amend or terminate the Purchase Plan, provided, that no such action may adversely affect any outstanding rights to purchase Class B Common Stock.

 USAi Options

  In connection with prior employment with Ticketmaster Online certain employees were previously given options to purchase USAi Common Stock. USAi has informed the Company that all outstanding options to purchase shares of USAi Common Stock held by employees of Ticketmaster Online shall remain outstanding until the earliest to occur of the exercise thereof, the expiration thereof and the date that the optionholder is no longer an employee of Ticketmaster Online or another business of the Company, and that the unvested options shall continue to vest and become exercisable pursuant to the terms of grant until the earlier of the expiration thereof and the date the optionholder is no longer an employee of Ticketmaster Online or another business of the Company.

 401(k) Plan

  The Company participates in a tax-qualified employee savings and retirement plan (the "Company 401(k) Plan") which covers all of the Company's full-time employees who are at least 21 years of age and who have been employed with the Company for at least three months. Pursuant to the Company 401(k) Plan, eligible employees may defer up to 20% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. The Company 401(k) Plan permits additional discretionary matching contributions by the Company on behalf of all participants in the Company 401(k) Plan in such a percentage amount as may be determined annually by the Board of Directors of the Company. To date, the Company has made no such matching contributions. The Company 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the Company 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the Company 401(k) Plan, and so that contributions by the Company, if any, will be deductible by CitySearch when made. The trustee under the Company 401(k) Plan, at the direction of each participant, invests the assets of the Company 401(k) Plan in any of a number of investment options.

  Prior to the Merger, the employees of Ticketmaster Online were eligible for and participated in the Ticketmaster Corp. 401(k) Savings Plan and Trust (the "Ticketmaster 401(k) Plan"). Pursuant to the terms of the Merger Agreement, it is anticipated that the Ticketmaster Online employees shall cease participation in and become ineligible to contribute to the Ticketmaster 401(k) Plan after the effectiveness of the Merger. It is further anticipated that (i) the Company will accept a spin-off of the Ticketmaster 401(k) Plan as a trustee-to-trustee transfer with respect to that portion of the Ticketmaster 401(k) Plan which is attributable to the employees of Ticketmaster Online,
(ii) the vested balances of these Ticketmaster Online employees will be assumed by and transferred into the Company 401(k) Plan, and (iii) the Company will maintain the level of plan benefits and features required by the Employee Retirement Income Security Act of 1974, as amended, and the Code in the case of such spin-offs. In the event that the Company, Ticketmaster Online and Ticketmaster Corp. determine that such trustee-to-trustee transfer is inadvisable, adjustments may be made to enable the affected Ticketmaster Online employees to maintain certain benefits comparable to those previously afforded such employees and to explore opportunities for such employees to participate in the 1998 Stock Plan and any other benefits and plans offered or adopted by the Company (including any welfare and other benefits plans).

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Restated Certificate of Incorporation limits the liability of directors for breach of fiduciary duty as a director to the maximum extent permitted by the DGCL. The DGCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided for in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation also provides that the Company is required to indemnify to the fullest extent permitted by law any director, officer or employee of the Company.

  The Company's Restated Bylaws provide that (i) the Company is required to indemnify its directors and officers to the maximum extent permitted by the DGCL, subject to certain very limited exceptions, (ii) the Company may indemnify its other employees and agents to the maximum extent permitted by the DGCL, (iii) the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, subject to certain very limited exceptions and (iv) the rights conferred in the Restated Bylaws are not exclusive.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                            PRINCIPAL STOCKHOLDERS

  The following tables set forth certain beneficial ownership information with respect to the Company and USAi, the majority owner of the Company.

                         COMPANY CLASS B COMMON STOCK

  The following table sets forth, as of November 4, 1998, certain information regarding the beneficial ownership of the Company's Class B Common Stock, adjusted to reflect the sale of the 7,000,000 shares of Class B Common Stock offered hereby, by (i) each person or entity who is known by the Company to own beneficially 5% or more of the Company's outstanding Class B Common Stock;
(ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group.

                                                                PERCENTAGE OF
                                                                TOTAL VOTING
                                                                    POWER
                                   NUMBER OF   PERCENTAGE OF (OF ALL CLASSES)(3)
                                     SHARES       SHARES     ----------------------
NAME AND ADDRESS                  BENEFICIALLY BENEFICIALLY   BEFORE        AFTER
OF BENEFICIAL OWNER(1)              OWNED(2)     OWNED(2)    OFFERING     OFFERING
----------------------            ------------ ------------- ---------    ---------
USA Networks, Inc................  42,480,143      85.9%            67.9%        67.4%
 152 West 57th Street, 42nd Floor
 New York, NY 10019
Barry Diller(4)..................  42,480,143      85.9             67.9         67.4
William Gross(5).................   3,887,145      35.7              6.2          6.2
Alan Citron......................          --        --               --           --
Terry Barnes.....................          --        --               --           --
Eugene L. Cobuzzi................          --        --               --           --
Stuart W. DePina.................          --        --               --           --
Joseph Gleberman(6)..............   2,387,981      25.4              3.8          3.8
Victor A. Kaufman................          --        --               --           --
Alan Spoon(7)....................     748,692      19.7              1.2          1.2
Thomas Unterman(8)...............     750,413       9.7              1.2          1.2
Robert Kavner(9).................     233,783       3.2
William D. Savoy.................          --        --               --           --
Charles Conn(10).................   1,528,821      17.9              2.4          2.4
Thomas Layton(11)................     963,821      12.1              1.5          1.5
All executive officers and
 directors as a group
 (17 persons)(12)................  53,036,925      88.3             84.9         84.3

--------
*   Less than 1% of the Company's outstanding Class B Common Stock.

** Less than 1% of the total voting power of the Company's outstanding Class A Common Stock and Class B Common Stock.

 (1) The address of Mr. Diller and Mr. Kaufman is: c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. The address of each of the other named individuals is: c/o Ticketmaster Online-CitySearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.

 (2) All numbers shown give effect to the sale of 7,000,000 shares of Class B Common Stock offered hereby. No shares of Class B Common Stock were issued or outstanding, and no shares of Class B Common Stock were beneficially owned, prior to the offering other than shares issuable upon conversion of the Company's outstanding Class A Common Stock. Pursuant to the Company's Restated Certificate of Incorporation, shares of Class A Common Stock are convertible at any time into an equal number of shares of Class B Common Stock. The percentage of shares beneficially owned assumes the conversion of all shares of Class A Common Stock beneficially owned by such listed person, but does not assume the conversion of Class A Common Stock owned by any other person. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Amounts shown in the above table and the following notes include shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable within 60 days of November 4, 1998.

 (3) Percentage of total voting power of all classes after the offering gives effect to the sale of 7,000,000 shares of Class B Common Stock offered hereby. Percent of total voting power before and after the offering is based on one vote for each share of Class B Common Stock and 15 votes for each share of Class A Common Stock, calculated assuming no conversion of the Class A Common Stock by any holder.

 (4) Includes 42,480,143 shares of Class A Common Stock which are beneficially owned by USAi. Mr. Diller disclaims beneficial ownership of such shares.

 (5) Includes 1,058,884 shares of Class A Common Stock which Mr. Gross transferred previously but as to which he retains voting power until the closing of this offering. Includes 472,562 shares of Class A Common Stock held by bill gross' idealab!. Mr. Gross disclaims beneficial ownership of the shares held by bill gross' idealab!. Includes 70,000 shares of Class A Common Stock that are owned by Mr. Kavner (60,000 shares) and Mr. Conn (10,000 shares) but for which Mr. Gross has sole voting power until the closing of the offering.

 (6) Includes 2,387,981 shares of Class A Common Stock which are held by entities affiliated with The Goldman Sachs Group L.P. (the "GS Group"). Mr. Gleberman is a managing director of Goldman, Sachs & Co., the general partner of which is GS Group. Mr. Gleberman disclaims beneficial ownership of the shares owned by the GS Group, except to the extent of his pecuniary interest therein.

 (7) Includes 748,692 shares of Class A Common Stock which are held by Washingtonpost.Newsweek Interactive Company. Mr. Spoon disclaims beneficial ownership of such shares.

 (8) Includes 743,360 shares of Class A Common Stock which are held by The Times Mirror Company. Mr. Unterman disclaims beneficial ownership of such shares. Also includes 7,053 shares of Class A Common Stock which are held by The Thomas and Janet Unterman Living Trust dated 12/30/94.

 (9) Includes 115,282 shares of Class A Common Stock and options to purchase 118,501 shares of Class A Common Stock exercisable by Mr. Kavner within 60 days of November 4, 1998. Includes 60,000 shares of Class A Common Stock that are owned by Mr. Kavner but for which Mr. Gross has sole voting power until the closing of this offering.

(10) Includes 1,203,821 shares of Class A Common Stock and options to purchase 325,000 shares of Class A Common Stock exercisable by Mr. Conn within 60 days of November 4, 1998. Includes 10,000 shares of Class A Common Stock that are owned by Mr. Conn but for which Mr. Gross has sole voting power until the closing of this offering.

(11) Includes 688,821 shares of Class A Common Stock and options to purchase 275,000 shares of Class A Common Stock exercisable by Mr. Layton within 60 days of November 4, 1998.

(12) See notes (2) through (11). Reflects an aggregate of 1,997,502 shares of Class A Common Stock sold to USAi pursuant to the Tender Offer by such executive officers (including 382,000 shares sold by Mr. Conn and 240,000 shares sold by Mr. Layton), directors and their affiliated entities.

                         COMPANY CLASS A COMMON STOCK

  The following table sets forth, as of November 4, 1998, certain information relating to the beneficial ownership of the Company's Class A Common Stock by
(i) each person or entity who is known by the Company to beneficially own 5% or more of the Company's outstanding Class A Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group.

                                                        NUMBER OF
                                                          SHARES    PERCENTAGE
   NAME AND ADDRESS                                    BENEFICIALLY     OF
   OF BENEFICIAL OWNER(1)                                OWNED(2)    CLASS(2)
   ----------------------                              ------------ ----------
   USA Networks, Inc.................................   42,480,143     67.9
    152 West 57th Street, 42nd Floor
    New York, NY 10019
   Barry Diller(3)...................................   42,480,143     67.9
   William Gross(4)..................................    3,887,145      6.2
   Alan Citron.......................................           --       --
   Terry Barnes......................................           --       --
   Eugene L. Cobuzzi.................................           --       --
   Stuart W. DePina..................................           --       --
   Joseph Gleberman(5)...............................    2,387,981      3.8
   Victor A. Kaufman.................................           --       --
   Alan Spoon(6).....................................      748,692      1.2
   Thomas Unterman(7)................................      750,413      1.2
   Robert Kavner(8)..................................      233,783        *
   William D. Savoy..................................           --       --
   Charles Conn(9)...................................    1,528,821      2.4
   Thomas Layton(10).................................      963,821      1.5
   All executive officers and directors as a group
    (17 persons)(11).................................   53,036,925     83.7

--------
  * Less than 1% of the Company's outstanding Class A Common Stock.

 (1) The address of Mr. Diller and Mr. Kaufman is: c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. The address of each of the other named individuals is: c/o Ticketmaster Online-CitySearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.

 (2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Class A Common Stock shown as beneficially owned by them. Percentage of class is based on 62,539,744 shares of Class A Common Stock outstanding as of November 4, 1998. Amounts shown in the above table and the following notes include shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable within 60 days of November 4, 1998. Shares of Class A Common Stock may be converted at any time into an equal number of shares of Class B Common Stock.

 (3) Includes 42,480,143 shares of Class A Common Stock beneficially owned by USAi, as to which Mr. Diller disclaims beneficial ownership.

 (4) Includes 1,058,884 shares of Class A Common Stock which Mr. Gross transferred previously but as to which he retains voting power until the closing of this offering. Includes 472,562 shares of Class A Common Stock held by bill gross' idealab!. Mr. Gross disclaims beneficial ownership of the shares held by bill gross' idealab!. Includes 70,000 shares of Class A Common Stock that are owned by Mr. Kavner (60,000 shares) and Mr. Conn (10,000 shares) but for which Mr. Gross has sole voting power until the closing of the offering.

 (5) Includes 2,387,981 shares of Class A Common Stock held by entities affiliated with the GS Group. Mr. Gleberman is a managing director of Goldman, Sachs & Co., the general partner of which is GS Group. Mr. Gleberman disclaims beneficial ownership of the shares owned by the GS Group, except to the extent of his pecuniary interest therein.

 (6) Includes 748,692 shares of Class A Common Stock held by
     Washingtonpost.Newsweek Interactive Company, as to which Mr. Spoon disclaims beneficial ownership.

 (7) Includes 743,360 shares of Class A Common Stock held by The Times Mirror Company, as to which Mr. Unterman disclaims beneficial ownership, and 7,053 shares of Class A Common Stock held by The Thomas and Janet Unterman Living Trust dated 12/30/94.

 (8) Includes 118,501 shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable by Mr. Kavner within 60 days of November 4, 1998. Includes 60,000 shares of Class A Common Stock that are owned by Mr. Kavner but for which Mr. Gross has sole voting power until the closing of this offering.

 (9) Includes 325,000 shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable by Mr. Conn within 60 days of November 4, 1998. Includes 10,000 shares of Class A Common Stock that are owned by Mr. Conn but for which Mr. Gross has sole voting power until the closing of this offering.

(10) Includes 275,000 shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable by Mr. Layton within 60 days of November 4, 1998.

(11) See notes (2) through (10). Reflects an aggregate of 1,997,502 shares of Class A Common Stock sold to USAi pursuant to the Tender Offer by such executive officers (including 382,000 shares sold by Mr. Conn and 240,000 shares sold by Mr. Layton), directors and their affiliated entities.

                               USAI COMMON STOCK

  The following table sets forth, as of October 30, 1998, information relating to the beneficial ownership of the USAi Common Stock by (i) each director of the Company; (ii) the Named Executive Officers of the Company; and (iii) all executive officers and directors of the Company as a group.

                                                               PERCENTAGE OF
                                                               TOTAL VOTING
   NAME AND ADDRESS                  NUMBER OF    PERCENT          POWER
   OF BENEFICIAL OWNER(1)              SHARES   OF CLASS(2) (OF ALL CLASSES)(3)
   ----------------------            ---------- ----------- -------------------
   Barry Diller(4).................. 59,230,060    34.8%           75.4%
   William Gross....................        --      --              --
   Alan Citron(5)...................     33,781      *              **
   Terry Barnes(5)..................     67,561      *              **
   Eugene L. Cobuzzi(5).............     84,452      *              **
   Stuart W. DePina(5)..............     49,771      *              **
   Joseph Gleberman.................        --      --              --
   Victor A. Kaufman(6).............    527,000      *              **
   Alan Spoon.......................        --      --              --
   Thomas Unterman..................        --      --              --
   Robert Kavner....................        --      --              --
   William D. Savoy(7)..............     71,745      *              **
   Charles Conn.....................        --      --              --
   Thomas Layton....................        --      --              --
   All executive officers and
    directors of the Company as a
    group (17 persons).............. 60,109,411    35.2%           75.5%

--------
  * Less than 1% of the outstanding USAi Common Stock.
 ** Less than 1% of the total voting power of the USAi Common Stock and the Class B common stock of USAi, par value $.01 per share ("USAi Class B Common Stock").

(1) The address of Mr. Diller and Mr. Kaufman is: c/o USAi Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. The address of each of the other named individuals is: c/o Ticketmaster Online-CitySearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.
(2) The percentage of beneficial ownership listed assumes the conversion of any shares of USAi Class B Common Stock owned by such listed person, but does not assume the conversion of USAi Class B Common Stock owned by any other person. Beneficial ownership has been determined in accordance with the rules of the Commission. Shares of USAi Class B Common Stock are convertible at any time into an equal number of shares of USAi Common Stock.
(3) The percentage of votes for all classes is based on one vote for each share of USAi Common Stock and ten votes for each share of USAi Class B Common Stock (assuming no conversion of USAi Class B Common Stock).

(4) Liberty, a wholly-owned subsidiary of TCI, Universal, Seagram, USAi and Mr. Diller are parties to a stockholders agreement (the "Stockholders Agreement") pursuant to which Liberty and Mr. Diller have formed BDTV INC., BDTV II INC., BDTV III INC. and BDTV IV INC. (together the "BDTV Entities") which entities hold 4,000,000, 15,618,222, 4,005,182 and
     800,000 shares of USAi Class B Common Stock, respectively. Includes 6,380,000 shares of USAi Class B Common Stock, and 7,120,000 shares of USAi Common Stock as to which Mr. Diller has general voting power and which are otherwise beneficially owned by Seagram. Includes 378,322 shares of USAi Class B Common Stock, and 4,820,587 shares of USAi Common Stock as to which Mr. Diller has general voting power and which are otherwise beneficially owned by Liberty. Mr. Diller also owns through intermediate entities 973,954 shares of USAi Common Stock and vested options to purchase 15,133,771 shares of USAi Common Stock. Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of USAi stock held by the BDTV Entities, Seagram and Liberty. These figures do not include any unissued shares of USAi Common Stock or

   USAi Class B Common Stock issuable upon exchange of the shares of Home Shopping Network, Inc. ("Home Shopping") held by Liberty HSN, Inc. ("Liberty HSN") and the shares of USANi LLC ("LLC Shares") beneficially owned by Liberty or Seagram.

(5) Consists solely of vested options to purchase shares of USAi Common Stock.

(6) Consists of 210,000 shares of USAi Common Stock and vested options to purchase 317,000 shares of USAi Common Stock.

(7) Consists of 29,000 shares of USAi Common Stock and vested options to purchase 42,745 shares of USAi Common Stock.

                           USAI CLASS B COMMON STOCK

  The following table sets forth, as of October 30, 1998, information relating to the beneficial ownership of USAi Class B Common Stock for the individuals described in the table regarding ownership of USAi Common Stock.

                                                          NUMBER OF
                                                            SHARES
NAME AND ADDRESS                                         BENEFICIALLY PERCENTAGE
OF BENEFICIAL OWNER                                        OWNED(1)    OF CLASS
-------------------                                      ------------ ----------
Barry Diller(2).........................................  31,181,726     100%
c/o USA Networks, Inc.
 152 West 57th Street
 42nd Floor
 New York, NY 10019

--------
(1) All or any portion of shares of USAi Class B Common Stock may be converted at any time into an equal number of shares of USAi Common Stock.
(2) These figures do not include any unissued shares of USAi Common Stock or USAi Class B Common Stock issuable upon conversion of Liberty HSN's Home Shopping shares and LLC Shares beneficially owned by Liberty or Seagram.

                     TICKETMASTER ONLINE-CITYSEARCH MERGER

MERGER AGREEMENT

  On September 28, 1998, pursuant to the Merger Agreement, the Merger was consummated and Ticketmaster Online became a wholly-owned subsidiary of the Company. Immediately prior to the Merger, all of the outstanding shares of CitySearch Convertible Preferred Stock were converted into shares of CitySearch Common Stock and all outstanding options or warrants to purchase shares of CitySearch Convertible Preferred Stock were converted into options or warrants to purchase shares of CitySearch Common Stock. At the effective time of the Merger, the outstanding capital stock of Ticketmaster Online was converted into an aggregate of 37,238,000 shares of CitySearch Common Stock which, pursuant to the Reclassification, was subsequently converted into Class A Common Stock. In addition, all outstanding options or warrants exercisable for shares of CitySearch Common Stock became exercisable for shares of Class A Common Stock (according to their existing vesting schedule and other terms). The following is a summary of certain aspects of the Merger Agreement, the Merger and related transactions and is qualified in its entirety by reference to the Merger Agreement and the exhibits thereto, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

 Tender Offer

  Pursuant to the terms of the Merger Agreement, on October 2, 1998, USAi commenced the Tender Offer to purchase from each Current CitySearch Holder up to 20% of each such holder's shares of Common Stock (including shares of Common Stock issuable upon exercise of options or warrants that were vested and exercisable as of the effective time of the Merger) at a per share price of $8.67 net to the seller in cash. USAi purchased 1,997,502 shares of Class A Common Stock pursuant to the Tender Offer, which was completed on November 3, 1998.

 Put Option

  The Merger Agreement provides that, in the event that the Company does not close a Qualified IPO (as defined below) prior to any of the dates that are 12 months, 18 months and 24 months from the date of the Merger Agreement, then during the 45-day period beginning on such dates, a majority in interest of the Current CitySearch Holders may, upon notice to USAi, require USAi to commence an exchange offer (the "Put Option"), consummation of which would be subject to certain conditions, including that a minimum of 50.1% (on a fully diluted basis) of the then-outstanding Common Stock held by Current CitySearch Holders is tendered therein, for all shares of Common Stock then held by any Current CitySearch Holder for consideration of (a) 0.1548 shares of USAi Common Stock plus (b) at the election of USAi, either (i) $4.34 in immediately available funds or (ii) a number of additional shares of USAi Common Stock equal to $4.34 divided by the average closing price of a share of USAi Common Stock for the 20 consecutive trading days ending on the date five days prior to the date of the applicable notice, as reported on the Nasdaq National Market or the New York Stock Exchange, as the case may be. Any such exchange offer would be subject to certain conditions, including that a minimum of 50.1% (on a fully diluted basis) of the then-outstanding Common Stock held by Current CitySearch Holders is tendered therein. A "Qualified IPO" is defined in the Merger Agreement as an underwritten public offering of the Company's Common Stock pursuant to a registration statement declared effective by the Commission under the Securities Act, involving the offer and sale of shares of the Company's Common Stock either (x) equal in number to 10% of the number of all shares of outstanding Common Stock of all classes at the time of such closing or (y) at an aggregate offering price (after deduction of underwriter commissions and offering expenses) of not less than $75 million. For all purposes under the Merger Agreement, a Qualified IPO shall have occurred if an underwritten public offering meeting the criteria specified in the immediately preceding sentence is consummated and one of the investment banking institutions specified on a list agreed to by CitySearch and USAi is a managing underwriter (or the sole underwriter) of such underwritten public offering.

  Based upon the number of shares of Class B Common Stock being offered hereby, and the expected initial public offering price of such shares, this offering, upon closing, will constitute a Qualified IPO. As a result, the

Put Option, as well as the other rights granted to the Current CitySearch Holders in the Merger Agreement that terminate or expire upon the closing of a Qualified IPO (including, without limitation, the right to nominate four persons as directors on the Company's Board of Directors and certain Company actions requiring supermajority board approvals), will terminate or expire, as the case may be, upon the closing of this offering.

 Indemnification by USAi

  Pursuant to the Merger Agreement, USAi has agreed to indemnify each of the Current CitySearch Holders and hold them harmless against any loss, loss of value, liability, demand, claim, action or expense which any such person or entity may suffer or become subject to as a result of a breach of certain representations and warranties made by USAi, Ticketmaster Group, Ticketmaster Corp. and Ticketmaster Online relating to Ticketmaster Corp. venue agreements and Ticketmaster Online financial statements.

CONVERTIBLE NOTE

  Concurrently with the execution of the Merger Agreement, USAi loaned $50 million in cash to CitySearch in exchange for the Convertible Note. The Convertible Note, in the principal amount of $50 million, bears interest at a rate per annum of 7.00%. Following consummation of the Merger, the Convertible
Note is convertible only upon the expiration of the final put right described above under "Ticketmaster Online-CitySearch Merger" (if no Qualified IPO has occurred) into that number of shares of Class A Common Stock equal to the outstanding principal amount and any accrued and unpaid interest (which interest has been outstanding for a period longer than one year) divided by $7.33. Upon completion of this offering, which will result in the termination of the Put Option, the Convertible Note and any remaining outstanding principal or accrued interest thereon will no longer be convertible into capital stock of the Company. The Convertible Note is generally due and payable on the earlier to occur of (a) August 13, 2005 or (b) 20 days following the closing of a Qualified IPO, which, as described above, would include this offering. In the event that a Qualified IPO results in net cash proceeds to the Company less than the aggregate amount of the outstanding principal and accrued interest under the Convertible Note, the Company will be required to pay USAi an amount equal to such net cash proceeds, with payment of such proceeds first applied against the accrued and unpaid interest and then to outstanding principal. See "Use of Proceeds."

TICKETMASTER LICENSE AGREEMENT

  Concurrently with the execution of the Merger Agreement, Ticketmaster Corp.,Ticketmaster Online and USAi entered into the Ticketmaster License Agreement, which is described under "Business--Ticketmaster Online Business-- Ticketmaster License Agreement."

                             CERTAIN TRANSACTIONS

PRIVATE PLACEMENTS OF SECURITIES

  On September 22, 1995, CitySearch issued an aggregate of 6,622,857 shares of CitySearch Common Stock to Mr. Gross, a co-founder of CitySearch and director of the Company, for services provided to CitySearch and aggregate proceeds of $5,000. On December 9, 1995, CitySearch repurchased 2,000,000 shares of such CitySearch Common Stock from Mr. Gross for an aggregate price of $1,510. On October 11, 1995 CitySearch sold an aggregate of 4,233,500 shares of CitySearch Common Stock to Messrs. Conn, Layton, Jeffrey Brewer and certain other key employees (together with shares of CitySearch Common Stock issued to Mr. Gross, the "Founders' Stock") for aggregate proceeds of $84,670. Pursuant to the Reclassification, the Founders' Stock has been reclassified as Class A Common Stock of the Company. Pursuant to the terms of the applicable subscription agreement, Founders' Stock may not be transferred, prior to the closing of a Qualified IPO, without the written consent of the Board of Directors. To date, 1,178,234 shares of Founders' Stock have been transferred by Mr. Gross and certain key employees with the approval of the Board of Directors of CitySearch. However, Mr. Gross retains voting power over all of shares transferred by him until the closing of this offering.

  Between May 15, 1996 and July 31, 1996, CitySearch issued and sold an aggregate of 3,261,024 shares of Series C Preferred Stock (or 3,170,356 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) at a per share price of $3.4665. Entities affiliated with Goldman, Sachs & Co. purchased 2,596,278 shares of these shares (or 2,465,686 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) for an aggregate purchase price of approximately $9.0 million. Mr. Gleberman, a director of the Company, is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co.

  Between December 13, 1996 and October 22, 1997, CitySearch issued and sold an aggregate of 4,430,313 shares of Series D Preferred Stock (or 4,297,824 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) at a per share price of $6.5251. These sales included the following: 766,272 shares (or 743,360 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) were sold to The Times Mirror Company for an aggregate purchase price of approximately $5.0 million; 475,085 shares (or 460,873 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) were sold to entities affiliated with Goldman, Sachs & Co. for an aggregate purchase price of approximately $3.1 million; and 459,763 shares (or 446,015 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) were sold to Washingtonpost.Newsweek Interactive Company for an aggregate purchase price of approximately $3.0 million. Mr. Unterman, a director of the Company, is an Executive Vice President and Chief Financial Officer of The Times Mirror Company.
Mr. Gleberman, a director of the Company, is Managing Director in the Principal Investment Area of Goldman, Sachs & Co. Mr. Spoon, a director of the Company, is President, Chief Operating Officer and a director of The Washington Post Company.

  Between November 11, 1997 and November 26, 1997, CitySearch issued and sold an aggregate of 4,655,347 shares of Series E Preferred Stock (or 4,714,286 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) at a per share price of $7.00. USAi purchased 2,857,143 such shares (2,821,428 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) for an aggregate purchase price of approximately $20.0 million. Mr. Diller, a director of the Company, is Chairman and Chief Executive Officer of USAi. In addition, 306,509 shares (or 302,677 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) were sold to Washingtonpost.Newsweek Interactive Company for an aggregate purchase price of approximately $2.1 million.

  On May 26, 1998, CitySearch issued and sold an aggregate of 1,000,000 shares of Series E Preferred Stock (or 987,500 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) at a per share price of $7.00. USAi purchased 428,571 of these shares (or 423,213 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) for an aggregate purchase price of approximately $3.0 million.

TRANSACTIONS WITH AFFILIATES

 USAi, Ticketmaster Corp. and Related Entities

  In May 1997, CitySearch entered into a cross-promotional agreement with Ticketmaster Online. Pursuant to the agreement, Ticketmaster Online agreed to provide banner advertising promoting CitySearch's owned and operated city sites on the Ticketmaster Online Web site, to provide access to Ticketmaster Online ticket and information Web pages and to provide "music-on-hold" and/or direct mail opportunities from Ticketmaster Corp. CitySearch agreed to provide promotion of the Ticketmaster name and logo in selected advertising and marketing materials, to co-produce with Ticketmaster Online broadcast advertising, to provide banner advertising promoting Ticketmaster Online on the CitySearch Web sites and to promote Ticketmaster Corp. events and publications. This agreement terminates on October 31, 1998.

  CitySearch, USAi, Ticketmaster Online and various affiliates are parties to the Merger Agreement. In addition, pursuant to the Merger Agreement, the Tender Offer was completed on November 3, 1998. Concurrently with the execution of the Merger Agreement, USAi loaned $50 million in cash to CitySearch in exchange for the Convertible Note. See "Ticketmaster Online-CitySearch Merger--Merger Agreement."

  In August 1998, Ticketmaster Online, Ticketmaster Corp. and USAi entered into the Ticketmaster License Agreement. See "Business--Ticketmaster Online Business--Ticketmaster License Agreement."

  The Company expects that, both within and outside the ordinary course of business, the Company and its affiliates (other than USAi and its controlled affiliates), on the one hand, and USAi and its affiliates (other than the Company and its controlled affiliates), on the other hand, will engage in various transactions, including pursuant to the Ticketmaster License Agreement. The Company expects that such transactions will result in terms to the Company that are at least as favorable as those that could be obtained from a third party, where applicable.

 Other Affiliates

  In June 1997, CitySearch entered into a license and services agreement with the Los Angeles Times, a division of The Times Mirror Company. The agreement provides for the license of CitySearch's intellectual property and consulting services in exchange for an up-front license fee, ongoing royalties based on the revenues generated by the city guide developed by the parties and fees for consulting services. The agreement contains customary termination provisions for material breach or non-performance. Mr. Unterman, a director of the Company, is Executive Vice President and Chief Financial Officer of The Times Mirror Company.

  In September 1997, Ticketmaster Online entered into an agreement with The Los Angeles Times, Inc. providing for Ticketmaster Online to create and maintain a co-branded Web site with ticketing capabilities and information on local live events. Under the agreement, Ticketmaster Online is required to pay to The Los Angeles Times, Inc. 50% of net merchandising revenue from the co-branded Web site.

  In November 1997, CitySearch entered into a license and services agreement with Washingtonpost.Newsweek Interactive Company. The agreement provides for the license of the Company's intellectual property and consulting services in exchange for an up-front license fee, ongoing royalties based on the revenues generated by the city guide developed by the parties and fees for consulting services. The agreement contains customary termination provisions for material breach or non-performance. Mr. Spoon, a director of the Company, is the President and a director of The Washington Post Company, the parent of Washington-post.Newsweek Interactive Company.

ACCELERATION OF STOCK OPTIONS

  Messrs. Conn and Layton are parties to stock option agreements under the 1996 Stock Plan pursuant to which Mr. Conn was granted options to purchase 125,000 shares and 200,000 shares of CitySearch Common Stock at exercise prices of $2.00 per share and $7.00 per share, respectively, and Mr. Layton was granted options to purchase 75,000 shares and 200,000 shares of CitySearch Common Stock at exercise prices of $2.00 per share and $7.00 per share, respectively. Each of these stock option agreements provides that in the event of a substantial merger or a board approved acquisition of CitySearch, all outstanding, unvested stock options will vest upon completion of such event. Upon consummation of the Merger, 277,085 shares subject to unvested options held by Mr. Conn and 239,584 shares subject to unvested options held by Mr. Layton immediately vested. Pursuant to terms of the stock option agreements, the Merger and the Reclassification, these options are exercisable for Class A Common Stock.

NON-COMPETITION AGREEMENTS

  In connection with the execution of the Merger Agreement, Messrs. Conn and Layton each entered into the Non-Competition Agreements with CitySearch, Ticketmaster Corp. and Ticketmaster Online.

  The Non-Competition Agreements provide that each of Messrs. Conn and Layton will not, for a period of 30 months from the date of the Non-Competition Agreement, directly engage in or assist any activity that is the same or materially competes with the local city guide business on the Web or the business of the sale of tickets to live events through any distributed channels. Messrs. Conn and Layton each received $250,000 from Ticketmaster Group in connection with the execution of his Non-Competition Agreement. In addition, neither Messrs. Conn nor Layton may solicit senior employees or customers, advertisers or clients of CitySearch or Ticketmaster Online or any of their respective subsidiaries for a period of one year following the date of the termination of his employment with CitySearch for any reason.

  The Company has also entered into employment agreements with each of Messrs. Conn and Layton, which provide for certain severance payments upon termination of employment. See "Management--Employment Agreements."

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms of the Company's capital stock is qualified in its entirety by reference to the applicable provisions of Delaware law and the Company's Restated Certificate of Incorporation and Restated Bylaws.

  As of September 30, 1998, there were 62,486,478 shares of Class A Common Stock outstanding, held of record by 298 stockholders of the Company, and options to purchase 3,890,694 shares of Class A Common Stock outstanding.

COMMON STOCK

  Upon the closing of this offering, the Company will be authorized to issue 100,000,000 shares of Class A Common Stock, 250,000,000 shares of Class B Common Stock and 2,883,506 shares of Class C Common Stock. The Class A Common Stock, Class B Common Stock and Class C Common Stock will have the following rights, preferences and privileges:

 Class A Common Stock

  Except as otherwise provided by the Restated Certificate of Incorporation or by applicable law, each share of Class A Common Stock issued and outstanding shall have 15 votes on any matter submitted to a vote of stockholders. Pursuant to the Reclassification, each share of CitySearch Common Stock outstanding immediately prior to the Reclassification was reclassified on a one-for-one basis as Class A Common Stock of the Company. Each share of Class A Common Stock will be automatically converted into one share of Class B Common Stock of the Company upon any Transfer of such share, whether or not for value by the initial registered holder (the "Initial Holder") thereof, other than any such Transfer by such holder to (i) a nominee of such holder (without any change in beneficial ownership, within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) or (ii) another person that, at the time of the Transfer, beneficially owns shares of Class A Common Stock or a nominee thereof; provided that, notwithstanding the foregoing (A) any Transfer by the Initial Holder without consideration to (i) any affiliated entity of such Initial Holder, (ii) a partner, active or retired, of such Initial Holder, (iii) the estate of any such Initial Holder or a trust established for the benefit of the descendants or any relatives or spouse of such Initial Holder, (iv) a parent corporation or wholly-owned subsidiary of such Initial Holder or to a wholly-owned subsidiary of such parent unless and until such transferee ceases to be a parent or wholly-owned subsidiary of the Initial Holder or a wholly-owned subsidiary of such parent, or (v) the spouse of such Initial Holder, in each case, shall not result in such conversion, or (B) any bona fide pledge to a financial institution in connection with a borrowing shall not result in such conversion; and provided further, that in the event any Transfer shall not give rise to automatic conversion hereunder, then any subsequent Transfer by the holder (other than any such Transfer by such holder to a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Exchange Act)) or the pledgor, as the case may be, shall be subject to automatic conversion upon such terms and conditions. In addition, each share of Class A Common Stock may be converted at any time into one share of Class B Common Stock at the option of the holder thereof. The one-to-one conversion ratio shall be in all events equitably preserved in the event of any merger, consolidation or other reorganization of the Company with another corporation.

  Pursuant to the terms of conversion described above, shares of Class A Common Stock purchased by USAi pursuant to the Tender Offer did not convert to Class B Common Stock and remained shares of Class A Common Stock. See "Ticketmaster Online-CitySearch Merger--Merger Agreement--Tender Offer."

  Pursuant to the terms of the 1996 Stock Plan, as amended, and the Reclassification, all outstanding options as of September 30, 1998 are exercisable for shares of Class A Common Stock, and no additional options will be granted under the 1996 Stock Plan. See "Management--Employee Benefit Plans--1996 Stock Option Plan."

 Class B Common Stock

  Except as otherwise provided by applicable law, each share of Class B Common Stock issued and outstanding shall have one vote on any matter submitted to a vote of stockholders. The Restated Certificate of Incorporation provides that the Company shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Common Stock, such number of its shares of Class B Common Stock as shall be necessary to effect the conversion of all outstanding shares of Class A Common Stock. Except as otherwise required by applicable law, the Class A Common Stock and the Class B Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders.

 Class C Common Stock

  No shares of Class C Common Stock issued and outstanding shall have any vote on any matter submitted to a vote of stockholders, except as otherwise required by applicable law. The Class C Common Stock is reserved for issuance upon conversion of the Convertible Note held by USAi in certain limited circumstances, as described in the Convertible Note. See "Ticketmaster Online-CitySearch Merger--Convertible Note."

  Except as set forth in the Company's Restated Certificate of Incorporation and summarized in this Prospectus, with respect to voting rights, conversion and transfer, and except as otherwise provided by applicable law, the Class A Common Stock, Class B Common Stock and the Class C Common Stock have identical rights, preferences and privileges. As such, subject to preferences that may apply to shares of Preferred Stock outstanding from time to time, the holders of outstanding shares of Common Stock of the Company are entitled to receive, on a share-for-share basis, such dividends if, as and when declared from time to time by the Board of Directors of the Company. Cumulative voting for the election of directors is not provided for in the Company's Restated Certificate of Incorporation; therefore, subject to applicable law, the holders of a majority of the total voting power of the outstanding shares of Common Stock voted will have the power to elect all of the directors then standing for election. No class of Common Stock is entitled to preemptive or redemption rights. Upon a liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of each class of Common Stock, subject to the preferences, if any, of any outstanding Preferred Stock and payment of claims of creditors. The Company's Restated Certificate of Incorporation further provides that in no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock, Class B Common Stock or Class C Common Stock unless all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock then outstanding are treated equally and identically. Each outstanding share of Common Stock of the Company is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of this offering, the Company will be authorized to issue 2,000,000 shares of Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and designate any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Common Stock of the Company, which could have an adverse impact on the market price of the Class B Common Stock. The Company has no current plan to issue any shares of Preferred Stock.

WARRANTS

  In November 1997, as additional consideration for service rendered by NationsBanc Montgomery Securities LLC as placement agent for the Series E Preferred Stock, CitySearch issued to NationsBanc Montgomery Securities LLC a warrant to purchase 94,286 shares of Series E Preferred Stock (or 93,107 shares of Class A Common Stock pursuant to the Conversion and the Reclassification). The warrant is exercisable at any time at an exercise price of $8.86 per share of Class A Common Stock. Any unexercised portion of the warrant is automatically convertible into Class A Common Stock immediately prior to the closing of this offering for that number of shares of Class A Common Stock equal to (x) the value of the unexercised portion as of the date of the closing of this offering, which value shall equal the difference between the aggregate exercise price and the aggregate value of the shares of Class A Common Stock issuable upon exercise of the unexercised portion of the warrant, at a per share price equal to the initial offering price divided by
(y) the per share initial offering price of the shares of Class B Common Stock to be issued and sold in this offering.

CORPORATE OPPORTUNITIES

  The Company's Restated Certificate of Incorporation will provide that "USA Networks" (for purposes of this section only, as defined below) shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Company, and neither USA Networks nor any officer, director or employee thereof (except as described below) shall be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any such activities of USA Networks. In the event that USA Networks acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both USA Networks and the Company, USA Networks shall have no duty to communicate or offer such corporate opportunity to the Company and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that USA Networks pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company. Nothing in this provision of the Company's Restated Certificate of Incorporation shall amend or modify in any respect any written contractual agreement between USA Networks and the Company.

  In the event that a director or officer of the Company who is also a director, officer or employee of USA Networks acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Company and USA Networks, such director or officer of the Company shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Company and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

    (i) a corporate opportunity offered to any person who is an officer of the Company, and who is also a director but not an officer or employee of USA Networks, shall belong to the Company;

    (ii) a corporate opportunity offered to any person who is a director but not an officer of the Company, and who is also a director, officer or employee of USA Networks shall belong to the Company if such opportunity is expressly offered to such person in his or her capacity as a director of the Company, and otherwise shall belong to USA Networks; and

    (iii) a corporate opportunity offered to any person who is an officer or employee of USA Networks and an officer of the Company shall belong to the Company if such opportunity is expressly offered to such person in his or her capacity as an officer or employee of the Company, and otherwise shall belong to USA Networks.

  For purposes of the foregoing:

    (i) A director of the Company who is Chairman of the Board of Directors of the Company or of a committee thereof shall not be deemed to be an officer of the Company by reason of holding such position (without regard to whether such position is deemed an office of the Company under the Restated Bylaws of the Company), unless such person is a full-time employee of the Company; and

    (ii) The term "Company" shall mean the Company and all corporations, partnerships, joint ventures, associations and other entities in which the Company beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests. The term "USA Networks" shall mean USA Networks, Inc., a Delaware corporation, USANi LLC, a Delaware limited liability company, and all corporations, partnerships, joint ventures, associations and other entities (other than the Company, as defined in accordance with this paragraph) in which USA Networks beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

  The foregoing provisions of the Company's Restated Certificate of Incorporation shall expire on the date that USA Networks ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Company entitled to vote in the election of directors and no person who is a director or officer of the Company is also a director or officer of USA Networks. In addition to any vote of the stockholders required by law, until the time that USA Networks ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Company entitled to vote in the election of directors, the affirmative vote of the holders of more than 80% of the total voting power of all such classes of outstanding capital stock of the Company shall be required to alter, amend or repeal in a manner adverse to the interests of USA Networks, or adopt any provision adverse to the interests of USA Networks and inconsistent with, the corporate opportunity provisions described above.

  Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Company shall be deemed to have notice of and to have consented to the foregoing provisions of the Company's Restated Certificate of Incorporation.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

  Certain provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws and DGCL Section 203 may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management of the Company. These provisions include the right of the holders of Class A Common Stock to 15 votes per share, versus one vote per share for the holders of Class B Common Stock, and provide that the stockholders may not call special meetings. In addition, the Company's Restated Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, 2,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock of the Company. Although the Company has no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or rights to purchase Preferred Stock could render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management of the Company, or otherwise adversely affect the market price for the Class B Common Stock. See "--Preferred Stock." Although, such provisions do not have a substantial practical significance to investors while USAi, through its ownership of Class A Common Stock, is in a position to effectively control all matters affecting the Company, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should USAi no longer be in such control.

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

  The Company is subject to Section 203 of the DGCL (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving the Company and the interested stockholder and the sale of more than ten percent of the Company's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the

Company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the Company's outstanding voting shares. The Company has not "opted out" of the provisions of the Antitakeover Law. The restrictions of the Antitakeover Law will not apply to USAi, however, because (i) the Company's Board of Directors approved the transaction which resulted in USAi becoming an "interested stockholder" prior to the consummation of that transaction and
(ii) at the time USAi became an "interested stockholder," the restrictions of
Section 203 did not apply to the Company because the Company did not have a class of voting stock (x) listed on a national securities exchange,
(y) authorized for quotation on the Nasdaq Stock Market or (z) held of record by more than 2,000 stockholders.

REGISTRATION RIGHTS

  After this offering, the holders of 7,006,671 shares of Class A Common Stock will have the right in certain circumstances to request the Company to register their shares under the Securities Act for resale to the public in the event of a Company-initiated registration. Under the terms of the agreements between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, such holders are entitled to notice of such registration and are entitled to include shares of such Class A Common Stock therein. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

TRANSFER AGENT

  The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Class B Common Stock of the Company. Future sales of substantial amounts of Class B Common Stock in the public market (including by optional or automatic conversion of shares of Class A Common Stock into Class B Common Stock), or the anticipation of such sales, could materially adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Class B Common Stock of the Company in the public market (including by optional or automatic conversion of shares of Class A Common Stock into Class B Common Stock) after such restrictions lapse could materially adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have 7,000,000 shares of Class B Common Stock outstanding and 62,486,478 shares of Class A Common Stock (based on shares outstanding as of September 30, 1998 and assuming no exercise of currently outstanding options or warrants). USAi beneficially owns 42,480,143 shares of Class A Common Stock. Shares of Class A Common Stock are convertible into Class B Common Stock on a share-for-share basis at the election of the holder or automatically upon certain transfers thereof. The 7,000,000 shares of Class B Common Stock sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act, unless they are held by Affiliates. The remaining 62,486,478 shares of Class B Common Stock issuable upon conversion of the Class A Common Stock (including the shares of Class B Common Stock issuable upon certain transfers of the Class A Common Stock or at the option of the holder thereof) held by existing stockholders are Restricted Shares. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. As a result of contractual restrictions and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:
(i) approximately 1,253,002 Restricted Shares will be eligible for immediate sale on the effective date of this offering; (ii) approximately 5,200 Restricted Shares will be eligible for sale 90 days after the effective date of this offering; (iii) approximately 7,138,773 Restricted Shares will be eligible for sale without restriction and 13,229,425 Restricted Shares will be eligible for sale subject to volume limitations, in each case 180 days after the effective date of this offering upon the expiration of contractual lock-up agreements with the Company and the representatives of the Underwriters, and
(iv) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective holding periods under Rule 144. In addition, 2,539,665 shares will be issuable upon exercise of vested stock options 180 days after the effective date of this offering upon the expiration of contractual lock-up agreements. NationsBanc Montgomery Securities LLC, on behalf of the Underwriters, may, in its sole discretion and at any time without notice, release all or any portion of securities subject to the lock-up agreement with the Underwriters.

  In addition, the Company expects to file a registration statement on Form S-8 registering a total of approximately 3,890,694 shares of Class A Common Stock subject to outstanding stock options under the 1996 Stock Plan and an
aggregate of    shares of Class B Common Stock reserved for future issuance under the 1998 Stock Plan and Purchase Plan. The Form S-8 registration statement is expected to be filed and to become effective immediately following the date of this offering. Shares registered under such registration statement will be available for sale in the open market, subject to Rule 144 value limitations applicable to Affiliates, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above.

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the offering, an Affiliate of the Company or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Class B Common Stock or (ii) the average weekly trading volume of the Company's Class B Common Stock in the Nasdaq

National Market during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to the manner of sale, notice, and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not an Affiliate of the Company at any time during the 90 days immediately preceding the sale, and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

  An employee, officer or director of the Company or a consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 of the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this offering. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities LLC, Allen & Company Incorporated, BancBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement, among the Underwriters and the Company (the "Underwriting Agreement"), to purchase from the Company the number of shares of Class B Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares if they purchase any.

                                                                       NUMBER OF
   UNDERWRITERS                                                         SHARES
   ------------                                                        ---------
   NationsBanc Montgomery Securities LLC..............................
   Allen & Company Incorporated.......................................
   BancBoston Robertson Stephens Inc. ................................
   Bear, Stearns & Co. Inc. ..........................................
   Donaldson, Lufkin & Jenrette Securities Corporation................
                                                                          ---
     Total............................................................
                                                                          ===

  The Representatives have advised the Company that the Underwriters initially propose to offer the shares of Class B Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $    per share, and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $    per share to certain other dealers. After the offering, the offering price and concessions and other selling terms may be changed by the Representatives. No change in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus. The Class B Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part. In addition, the Representatives have agreed to reimburse the Company for up to $562,500 of the out-of-pocket expenses incurred by the Company in connection with this offering, depending on the gross proceeds of this offering. Based on the offering of 7,000,000 shares of Class B Common Stock hereby, at the assumed initial public offering price of $9.00 per share, there will be no such reimbursement.

  At the request of the Company, up to 5% of the shares of Class B Common Stock to be sold by the Company in this offering have been reserved for sale to certain persons, including officers, directors and employees of the Company, pursuant to a directed shares program.

  The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 1,050,000 additional shares of Class B Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  All of the Company's officers and directors and certain stockholders have agreed that, subject to certain exceptions, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, directly or indirectly, sell, offer to sell or otherwise dispose

(other than pursuant to a conversion of shares of Class A Common Stock to Class B Common Stock) of any shares of Class A Common Stock, Class B Common Stock issuable upon conversion thereof or any right to acquire such shares or any security convertible into or exchangeable or exercisable for any such shares or rights to acquire such shares. In addition, the Company has agreed that, for a period of 180 days after the date of this Prospectus, it will not, without the prior written consent of NationsBanc Montgomery Securities LLC, issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's securities or any other securities convertible into or exchangeable or exercisable for the Class B Common Stock or other security of the Company, other than the grant of options to purchase Class B Common Stock, or the issuance of shares of Class B Common Stock under the Company's stock option and stock purchase plans, the issuance of shares of Class B Common Stock in connection with certain acquisitions and the issuance of shares of Class B Common Stock pursuant to the exercise of outstanding options.

  Prior to this offering, there has been no public market for the Class B Common Stock. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering, the market prices of and demand for publicly traded common stock of comparable companies in recent periods and other factors deemed relevant.

  The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of Class B Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the shares of Class B Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class B Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  The Representatives have informed the Company that the Underwriters do not expect to make sales in excess of five percent of the number of shares of Class B Common Stock offered hereby to accounts over which they exercise discretionary authority.

  In consideration of the services rendered by NationsBanc Montgomery Securities LLC as placement agent for the Series E Preferred Stock, CitySearch paid to NationsBanc Montgomery Securities LLC a fee equal to $1,546,182 in November 1997. As additional consideration for such services, CitySearch granted to NationsBanc Montgomery Securities LLC a warrant to purchase 94,286 shares of Series E Preferred Stock (or 93,107 shares of Class A Common Stock pursuant to the Conversion and the Reclassification). The warrant is exercisable at any time at an exercise price of $8.86 per share of Class A Common Stock. Any unexercised portion of the warrant is automatically convertible into Class A Common Stock immediately prior to the closing of this offering for that number of shares of Class A Common Stock equal to (x) the value of the unexercised portion as of the date of the closing of this offering, which value shall equal the difference between the aggregate exercise price and the aggregate value of the shares of Class A Common Stock issuable upon exercise of the unexercised portion of the warrant, at a per share price equal to the initial offering price divided by (y) the initial offering price.

  In connection with the Merger, NationsBanc Montgomery Securities LLC acted as the Company's financial advisor. In addition to reimbursing NationsBanc Montgomery Securities LLC for reasonable out-of-pocket expenses, the Company has paid a customary fee to NationsBanc Montgomery Securities LLC in connection with such services. In addition, the Company has agreed to indemnify NationsBanc Montgomery Securities LLC against certain liabilities in connection with the Merger or will contribute to payments that NationsBanc Montgomery Securities LLC may be required to make in respect thereof.

  Bayview Investors, Ltd., an entity affiliated with BancBoston Robertson Stephens Inc., holds 25,165 shares of Class A Common Stock. Global Retail Partners, L.P. and its affiliates, each an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, holds 714,286 shares of Class A Common Stock.

  Donald R. Keough, the Chairman of Allen & Company Incorporated, currently serves as a director of USAi.

                                 LEGAL MATTERS

  The validity of the Class B Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Venture Law Group, A Professional Corporation, Menlo Park, California, is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Class B Common Stock offered hereby. An entity affiliated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, holds an aggregate of 75,281 shares of Class A Common Stock.

                                    EXPERTS

  The consolidated financial statements of CitySearch, Inc. at December 31, 1996 and 1997 and for the period from September 20, 1995 (date of formation) to December 31, 1995 and for the years ended December 31, 1996 and 1997, and the financial statements of Ticketmaster Online-CitySearch, Inc. (Ticketmaster Online) (formerly Ticketmaster Multimedia Holdings, Inc.) at January 31, 1997 and 1998 and for the years ended January 31, 1996, 1997 and 1998, included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Class B Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction..............................................................   F-2
Unaudited Pro Forma Condensed Balance Sheet at September 30, 1998.........   F-3
Unaudited Pro Forma Condensed Combined Statement of Operations for the
 nine months ended September 30, 1998.....................................   F-4
Unaudited Pro Forma Condensed Combined Statement of Operations for the
 year ended December 31, 1997.............................................   F-5
Notes to Unaudited Pro Forma Condensed Combined Financial Statements......   F-6
TICKETMASTER ONLINE-CITYSEARCH, INC. (TICKETMASTER ONLINE)
Report of Independent Auditors............................................   F-8
Balance Sheets at January 31, 1997 and 1998 and September 30, 1998
 (unaudited)..............................................................   F-9
Statements of Operations for the years ended January 31, 1996, 1997 and
 1998 and the eight months ended September 30, 1997 and 1998 (unaudited)..  F-10
Statements of Stockholders' Equity for the years ended January 31, 1996,
 1997 and 1998 and the eight months ended September 30, 1998 (unaudited)..  F-11
Statements of Cash Flows for the years ended January 31, 1996, 1997 and
 1998 and the eight months ended September 30, 1997 and 1998 (unaudited)..  F-12
Notes to Financial Statements.............................................  F-13
CITYSEARCH, INC.
Report of Independent Auditors............................................  F-23
Consolidated Balance Sheets at December 31, 1996 and 1997 and at September
 28, 1998 (unaudited).....................................................  F-24
Consolidated Statements of Operations for the period from September 20,
 1995 (date of formation) to December 31, 1995, the years ended December
 31, 1996 and 1997 and the nine months ended September 30, 1997 and
 September 28, 1998 (unaudited)...........................................  F-25
Consolidated Statements of Stockholders' Equity (Deficit) for the period from September 20, 1995 (date of formation) to December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended
 September 28, 1998 (unaudited)...........................................  F-26
Consolidated Statements of Cash Flows for the period from September 20,
 1995 (date of formation) to December 31, 1995, the years ended December
 31, 1996 and 1997 and the nine months ended September 30, 1997 and
 September 28, 1998 (unaudited)...........................................  F-27
Notes to Consolidated Financial Statements................................  F-29

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements (the "Condensed Statements") have been prepared to give effect to the Merger, which was effective September 28, 1998, and the Tender Offer (as described below). In addition, the Condensed Statements have been prepared to give effect to the Ticketmaster Transaction and the Ticketmaster License Agreement. The Merger was accounted for using the "reverse purchase" method of accounting, pursuant to which Ticketmaster Online was treated as the acquiring entity for accounting purposes, and the assets and liabilities of CitySearch will be recorded at their respective fair values under the purchase method of accounting. Capitalized terms presented in the unaudited condensed combined pro forma financial statements, including the notes thereto, are defined elsewhere in this Prospectus.

  The Condensed Statements reflect certain assumptions regarding the Merger and the Tender Offer and are based on the historical consolidated financial statements of the respective entities. The Condensed Statements, including the notes thereto, are qualified in their entirety by reference to and should be read in conjunction with, the audited financial statements of CitySearch, Inc. and Ticketmaster Online, including the notes thereto, which are included in this Prospectus. The unaudited financial statements of Ticketmaster Online for the year ended December 31, 1997 and nine months ended September 30, 1998 were derived from the historical financial information of Ticketmaster Online which has been adjusted to reflect a change in year end to December 31.

  The unaudited pro forma condensed balance sheet as of September 30, 1998 includes the historical effect of the Merger, which was effective September 28, 1998, and on a pro forma basis, gives effect to the Tender Offer as if it had occurred on September 30, 1998.

  The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 1998 reflects the unaudited consolidated statement of operations of CitySearch for the nine-month period ended September 28, 1998, combined with the unaudited statement of operations of Ticketmaster Online (including the pro forma effects of the Ticketmaster Transaction), for the nine months ended September 30, 1998.

  The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1997 reflects the audited consolidated statement of operations of CitySearch for the year ended December 31, 1997, combined with the unaudited results of operations of Ticketmaster Online for the year ended December 31, 1997 (including the pro forma effects of the Ticketmaster Transaction).

  On October 2, 1998 USAi commenced a tender offer ("the Tender Offer") to purchase up to 20% of each stockholder's Common Stock at a per share purchase price of $8.67 in cash, up to an aggregate of 2,924,339 shares. Upon expiration of the Tender Offer on November 3, 1998, USAi purchased 1,997,502 shares of Common Stock.

  The Company is in the process of evaluating the fair value of assets acquired and liabilities assumed in order to make a final allocation of the excess purchase price, including allocation to the intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary and has been made solely for the purpose of developing such unaudited pro forma condensed combined financial information. Based on current information the preliminary determination of the costs in excess of the net assets acquired and the allocation to goodwill should not materially differ from the final determination.

  The Condensed Statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations which would have actually been reported for the nine months ended September 30, 1998, or for the year ended December 31, 1997 had the Merger and Ticketmaster Transaction occurred as of January 1, 1997, nor are the Condensed Statements necessarily indicative of future results of operations.

 UNAUDITED PRO FORMA CONDENSED BALANCE SHEET OF TICKETMASTER ONLINE-CITYSEARCH
                                   INC.

                         AS OF SEPTEMBER 30, 1998

                              (IN THOUSANDS)

                                    HISTORICAL                     PRO FORMA
                                   TICKETMASTER                   TICKETMASTER
                                     ONLINE--      PRO FORMA        ONLINE--
                                 CITYSEARCH, INC. ADJUSTMENTS   CITYSEARCH, INC.
                                 ---------------- -----------   ----------------
ASSETS
Current assets:
  Cash and cash equivalents....      $ 57,877       $    --         $ 57,877
  Accounts receivable, net.....           631            --              631
  Related party receivable.....           424            --              424
  Due from licensees...........         1,673            --            1,673
  Prepaid expenses.............           243            --              243
                                     --------       -------         --------
    Total current assets.......        60,848            --           60,848
Computers, software, equipment,
 and leasehold improvements,
 net...........................         5,878            --            5,878
Cost in excess of net assets
 acquired......................       297,031        17,200 (1)      314,231
                                     --------       -------         --------
    Total assets...............      $363,757       $17,200         $380,957
                                     ========       =======         ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
  Accounts payable.............      $  2,797       $    --         $  2,797
  Accrued expenses.............         4,465            --            4,465
  Deferred revenue.............         3,314            --            3,314
  Current portion of capital
   lease obligations...........           908            --              908
                                     --------       -------         --------
    Total current liabilities..        11,484            --           11,484
Deferred rent..................           203            --              203
Deferred purchase price of
 subsidiary....................           446            --              446
Convertible promissory note to
 related party.................        50,000            --           50,000
Capital lease obligations, net
 of current portion............         1,671            --            1,671
Stockholders' equity:
  Common Stock and additional
   paid-in capital.............       296,078        17,200 (1)      313,278
  Retained earnings............         3,875            --            3,875
                                     --------       -------         --------
Total stockholders' equity.....       299,953        17,200          317,153
                                     --------       -------         --------
  Total liabilities and
   stockholders' equity........      $363,757       $17,200         $380,957
                                     ========       =======         ========

 See accompanying notes to the unaudited pro forma condensed combined financial statements.

       UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF
                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             TICKETMASTER
                                      TICKETMASTER    PRO FORMA               ONLINE AND
                          HISTORICAL     ONLINE        ADJUSTED               CITYSEARCH
                         TICKETMASTER  PRO FORMA     TICKETMASTER HISTORICAL  PRO FORMA     PRO FORMA
                            ONLINE    ADJUSTMENTS       ONLINE    CITYSEARCH ADJUSTMENTS    COMBINED
                         ------------ ------------   ------------ ---------- ------------   ---------
Revenues:
  Ticketing operations..   $10,571      $    --        $10,571     $     --    $     --     $ 10,571
  Sponsorship and
   advertising..........     4,555           --          4,555          360          --        4,915
  City guide and
   related..............       112           --            112       10,957          --       11,069
                           -------      -------        -------     --------    --------     --------
                            15,238           --         15,238       11,317          --       26,555
Costs and expenses:
  Ticketing operations..     5,947           --          5,947           --       2,613 (3)    7,810
                                                                                   (750)(4)
  City guide and
   related..............        97           --             97       10,491          --       10,588
  Sales and marketing...       832           --            832       14,902          --       15,734
  Research and
   development..........        38           --             38        5,000          --        5,038
  General and
   administrative.......     1,467           --          1,467        5,104        (573)(4)    5,998
  Amortization of
   goodwill.............     1,224        1,935 (2)      3,159           --      39,937 (5)   43,096
  Merger and other
   transactions costs...        --           --             --        3,101          --        3,101
                           -------      -------        -------     --------    --------     --------
                             9,605        1,935         11,540       38,598      41,227       91,365
                           -------      -------        -------     --------    --------     --------
Income (loss) from
 operations.............     5,633       (1,935)         3,698      (27,281)    (41,227)     (64,810)
Interest income.........        21           --             21          995          --        1,016
Interest expense........       (22)          --            (22)        (768)        470 (6)     (320)
                           -------      -------        -------     --------    --------     --------
                                (1)          --             (1)         227         470          696
                           -------      -------        -------     --------    --------     --------
Income (loss) before
 provision for income
 taxes..................     5,632       (1,935)         3,697      (27,054)    (40,757)     (64,114)
Provision for income
 taxes..................     2,993           --          2,993           --      (2,993)(7)       --
                           -------      -------        -------     --------    --------     --------
Net income (loss).......   $ 2,639      $(1,935)       $   704     $(27,054)   $(37,764)    $(64,114)
                           =======      =======        =======     ========    ========     ========
Basic and diluted net
 loss per share.........                                           $  (2.73)                $  (1.04)
                                                                   ========                 ========
Shares used to compute
 basic and diluted net
 loss per share.........                                              9,923                   61,785 (8)
                                                                   ========                 ========


 See accompanying notes to the unaudited pro forma condensed combined financial statements.

       UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF
                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                          YEAR ENDED DECEMBER 31, 1997

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            TICKETMASTER
                                      TICKETMASTER   PRO FORMA               ONLINE AND
                          HISTORICAL     ONLINE       ADJUSTED               CITYSEARCH
                         TICKETMASTER  PRO FORMA    TICKETMASTER HISTORICAL  PRO FORMA     PRO FORMA
                            ONLINE    ADJUSTMENTS      ONLINE    CITYSEARCH ADJUSTMENTS    COMBINED
                         ------------ ------------  ------------ ---------- ------------   ---------
Revenues:
  Ticketing operations..    $5,442      $    --       $ 5,442     $     --    $     --     $  5,442
  Sponsorship and
   advertising..........     3,853           --         3,853          112          --        3,965
  City guide and
   related..............        --           --            --        6,072          --        6,072
                            ------      -------       -------     --------    --------     --------
                             9,295           --         9,295        6,184          --       15,479
Costs and expenses:
  Ticketing operations..     3,260           --         3,260           --       1,001 (3)    3,865
                                                                                  (396)(4)
  City guide and
   related..............        --           --            --        9,688          --        9,688
  Sales and marketing...       439           --           439       20,172          --       20,611
  Research and
   development..........        --           --            --        7,182          --        7,182
  General and
   administrative.......     1,700           --         1,700        5,883        (590)(4)    6,993
  Amortization of
   goodwill.............        --        3,870(2)      3,870           --      53,591 (5)   57,461
                            ------      -------       -------     --------    --------     --------
                             5,399        3,870         9,269       42,925      53,606      105,800
                            ------      -------       -------     --------    --------     --------
Income (loss) from
 operations.............     3,896       (3,870)           26      (36,741)    (53,606)     (90,321)
Interest income.........        --           --            --          494          --          494
Interest expense........        --           --            --         (271)         --         (271)
                            ------      -------       -------     --------    --------     --------
                                --           --            --          223          --          223
                            ------      -------       -------     --------    --------     --------
Income (loss) before
 provision for income
 taxes..................     3,896       (3,870)           26      (36,518)    (53,606)     (90,098)
Provision for income
 taxes..................     1,707           --         1,707            8      (1,707)(7)        8
                            ------      -------       -------     --------    --------     --------
Net income (loss).......    $2,189      $(3,870)      $(1,681)    $(36,526)   $(51,899)    $(90,106)
                            ======      =======       =======     ========    ========     ========
Basic and diluted net
 loss per share.........                                          $  (3.86)                $  (1.61)
                                                                  ========                 ========
Shares used to compute
 basic and diluted net
 loss per share.........                                             9,452                   55,898 (9)
                                                                  ========                 ========

 See accompanying notes to the unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

MERGER COSTS

  Merger costs and the preliminary determination of the unallocated excess of Merger costs over net assets acquired are set forth below (in thousands):

     Initial investment at cost......................................  $ 23,000
     Value of portion of CitySearch acquired in the Merger...........   120,864
     Shares purchased under the Tender Offer.........................    17,318
     Estimated transaction costs (including non-competition
      agreements)....................................................     2,000
                                                                       --------
       Total acquisition costs.......................................   163,182
     Net assets acquired.............................................     2,517
                                                                       --------
     Unallocated excess of acquisition cost over net assets acquired
      (see note 5)...................................................  $160,665
                                                                       ========

  The initial investment at cost represents the previous purchases of shares of Series E Preferred Stock by USAi, which were converted into 3,244,641 shares of Class A Common Stock in connection with the Merger, which, prior to the Merger, represented approximately 11.8% of the CitySearch outstanding equity.

  The value of the non-monetary exchange between Ticketmaster Online and CitySearch was valued by Ticketmaster Online based on the fair value of the 50.7% of CitySearch acquired in the transaction. The fair value of CitySearch before the Merger was $238.4 million based on an assumed fair value of $8.67 per share of CitySearch's Common Stock outstanding at September 28, 1998, including outstanding stock options under the treasury method. The fair value of CitySearch attributable to outstanding shares of Common Stock at September 28, 1998 was $218.9 million and the fair value of CitySearch attributable to outstanding stock options at September 28, 1998, under the treasury stock method, was $19.5 million. The assumed fair value of the CitySearch Common Stock of $8.67 per share is based on the Tender Offer consideration per share determined in a negotiated transaction.

  Based on current information the preliminary determination of the costs in excess of the net assets acquired and the allocation to goodwill should not materially differ from the final determination.

PRO FORMA ADJUSTMENTS

 (1) Represents additional goodwill and common stock and additional paid-in capital of $17.2 million to reflect the purchase by USAi of 1,997,502 shares of Class A Common Stock from existing shareholders for $8.67 per share pursuant to the Tender Offer.

 (2) Reflects amortization expense resulting from the increase in goodwill and other intangible assets recorded in June 1998. The adjustment to the statement of operations for the nine months ended September 30, 1998 represents six months of amortization expense to adjust the three months of amortization expense already recorded in the historical statement of operations. Additional goodwill of $154.8 million represents a preliminary allocation of goodwill resulting from USAi's acquisition of Ticketmaster Group, which is being amortized straight line over 40 years. (See Note 1 to the Notes to the financial statements of Ticketmaster Online for information regarding the historical formation of the Company and USAi's acquisition of Ticketmaster Group.) The Ticketmaster Online amortization period is consistent with the historical amortization period of Ticketmaster Group due to the perpetual Ticketmaster License Agreement, and the brand identity and age of the overall Ticketmaster business.

 (3) Represents a royalty that would have been required to be paid to Ticketmaster Corp. under the Ticketmaster License Agreement had the Ticketmaster License Agreement been in effect. Under the

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS--(CONTINUED)

    agreement, Ticketmaster Online is required to pay Ticketmaster Corp. a royalty based on a percentage of the net profit it derives from online ticket sales.

 (4) Represents certain costs allocated from Ticketmaster Corp. to Ticketmaster Online which are now covered under the license fee (see note
     2).

 (5) Reflects additional amortization expense resulting from the increase in goodwill and other intangible assets due to the Merger. The unallocated excess of acquisition costs over net assets acquired has been preliminarily allocated as follows: $500,000 to intangibles related to the Non-Competition Agreements, which is being amortized over 2.5 years, and $160.2 million to goodwill, which is being amortized over three years. In connection with finalizing the purchase price allocation, the Company is currently evaluating the fair value of assets acquired and liabilities assumed. Using this information, the Company will make a final allocation of the excess purchase price, including allocation to the intangibles other than goodwill. Accordingly, the purchase accounting information set forth herein is preliminary.

 (6) Reflects elimination of interest expense resulting from the Convertible
     Note issued in connection with the Merger since the Convertible Note will be repaid from the proceeds of the offering.

 (7) Represents income tax benefit of the Merger, as taxable income of Ticketmaster Online is offset by tax losses of CitySearch.

 (8) For the nine months ended September 30, 1998, the calculation of shares used in calculating basic and diluted pro forma loss per share adjusts the 9,923,000 CitySearch historical weighted average shares to reflect the 37,238,000 shares issued to Ticketmaster Corp. in the Merger, and 14,624,000 shares issued upon the conversion of the CitySearch Convertible Preferred Stock as if converted at the earlier of the beginning of the period or date of issuance of the CitySearch Convertible Preferred Stock.

 (9) For the year ended December 31, 1997, basic and diluted pro forma loss per share adjusts the 9,452,000 CitySearch historical weighted average shares by 37,238,000 shares issued to Ticketmaster Corp. in the Merger, and 9,208,000 shares issued upon the conversion of the CitySearch Convertible Preferred Stock, as if converted at the earlier of the beginning of the period or date of issuance of the CitySearch Convertible Preferred Stock.

                        REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
TICKETMASTER ONLINE-CITYSEARCH, INC.

  We have audited the accompanying balance sheets of Ticketmaster Online-CitySearch, Inc. (Ticketmaster Online) (formerly Ticketmaster Multimedia Holdings, Inc., a wholly-owned subsidiary of Ticketmaster Corporation) as of January 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of Ticketmaster Online's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ticketmaster Online at January 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
September 3, 1998

                              TICKETMASTER ONLINE

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  JANUARY 31,
                                                 ---------------  SEPTEMBER 30,
                                                  1997    1998        1998
                                                 ------  -------  -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..................... $    3  $    --    $ 57,877
  Accounts receivable, net......................    126      167         631
  Related party receivable......................     --       --         424
  Due from licensees............................     --       --       1,673
  Prepaid expenses..............................    154      124         243
                                                 ------  -------    --------
    Total current assets........................    283      291      60,848
Computers, software, equipment and leasehold
 improvements, net..............................    271      397       5,878
Cost in excess of net assets acquired...........     --       --     297,031
                                                 ------  -------    --------
    Total assets................................ $  554  $   688    $363,757
                                                 ======  =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................. $   --  $   158    $  2,797
  Accrued expenses..............................     65      144       4,465
  Deferred revenue..............................     --       89       3,314
  Current portion of capital lease obligations..     --       --         908
                                                 ------  -------    --------
    Total current liabilities...................     65      391      11,484
Deferred rent...................................     --        8         203
Deferred purchase price of subsidiary...........     --       --         446
Convertible promissory note payable to related
 party..........................................     --       --      50,000
Capital lease obligations, net of current
 portion........................................     --       --       1,671
Stockholders' equity:
  Common Stock, no par value, 1,000 shares
   authorized...................................     --       --          --
  Preferred stock, $0.01 par value;
   Authorized shares--2,000,000 at September 30,
    1998........................................     --       --          --
  Class A Common Stock, $0.01 par value;
   Authorized shares--100,000,000 at September
    30, 1998
   Issued and outstanding--62,486,478...........     --       --         625
  Class B Common Stock--$0.01 par value;
   Authorized shares--250,000,000 at September
    30, 1998
   Issued and outstanding--none.................     --       --          --
  Class C Common Stock--$0.01 par value;
   Authorized shares--2,883,506 at September 30,
    1998
   Issued and outstanding--none.................     --       --          --
  Due to (from) Ticketmaster Corp...............  1,434   (1,113)         --
  Additional paid-in capital....................     --       --     295,453
  Retained earnings (deficit)...................   (945)   1,402       3,875
                                                 ------  -------    --------
    Total stockholders' equity..................    489      289     299,953
                                                 ------  -------    --------
    Total liabilities and stockholders' equity.. $  554  $   688    $363,757
                                                 ======  =======    ========


                            See accompanying notes.

                              TICKETMASTER ONLINE

                            STATEMENTS OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     YEAR ENDED JANUARY       EIGHT MONTHS
                                            31,            ENDED SEPTEMBER 30,
                                    ---------------------- -------------------
                                     1996    1997    1998    1997      1998
                                    ------  ------  ------ --------- ---------
                                                               (UNAUDITED)
Revenues:
  Ticketing operations............. $   --  $  199  $5,972 $   3,413 $   9,948
  Sponsorship and advertising......     14     997   3,933     2,410     4,210
  City guide and related...........     --      --      --        --       112
                                    ------  ------  ------ --------- ---------
    Total revenues.................     14   1,196   9,905     5,823    14,270
Operating costs and expenses:
  Ticketing operations.............     --     635   3,522     2,005     5,520
  City guide and related...........     --      --      --        --        97
  Sales and marketing..............     --     290     490       266       772
  Research and development.........     --      --      --        --        38
  General and administrative.......    548   1,260   1,719     1,075     1,280
  Amortization of goodwill.........     --      --      --        --     1,224
                                    ------  ------  ------ --------- ---------
    Total costs and expenses.......    548   2,185   5,731     3,346     8,931
                                    ------  ------  ------ --------- ---------
Income (loss) from operations......   (534)   (989)  4,174     2,477     5,339
Interest income....................     --      --      --        --        21
Interest expense...................     --      --      --        --       (22)
                                    ------  ------  ------ --------- ---------
                                        --      --      --        --        (1)
                                    ------  ------  ------ --------- ---------
Income (loss) before income taxes..   (534)   (989)  4,174     2,477     5,338
Income tax provision (benefit).....   (204)   (374)  1,827     1,089     2,865
                                    ------  ------  ------ --------- ---------
Net income (loss).................. $ (330) $ (615) $2,347 $   1,388 $   2,473
                                    ======  ======  ====== ========= =========
Basic and dilutive net income
 (loss) per equivalent share....... $(0.01) $(0.02) $ 0.06 $    0.04 $    0.07
                                    ======  ======  ====== ========= =========
Shares used to compute basic and
 diluted net income (loss) per
 equivalent share.................. 37,238  37,238  37,238    37,238    37,425
                                    ======  ======  ====== ========= =========


                            See accompanying notes.

                              TICKETMASTER ONLINE

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                              (IN THOUSANDS)

                                           CLASS A
                          COMMON STOCK  COMMON STOCK     DUE TO    ADDITIONAL RETAINED
                          ------------- -------------    (FROM)     PAID-IN   EARNINGS
                          SHARES AMOUNT SHARES AMOUNT TICKETMASTER  CAPITAL   (DEFICIT)  TOTAL
                          ------ ------ ------ ------ ------------ ---------- --------- --------
Balance at inception....    --    $ --      --  $ --    $    --     $     --   $   --   $     --
Issuance of common
 stock..................     1      --      --    --         --           --       --         --
Accounts receivable
 transferred to
 Ticketmaster Corp......    --      --      --    --         --           --       --         --
Operating charges
 transferred from
 Ticketmaster Corp., net
 of federal income tax
 allocation.............    --      --      --    --        684           --       --        684
Net loss................    --      --      --    --         --           --     (330)      (330)
                           ---    ----  ------  ----    -------     --------   ------   --------
  Balance at January 31,
   1996.................     1      --      --    --        684           --     (330)       354
Accounts receivable
 transferred to
 Ticketmaster Corp......    --      --      --    --     (1,088)          --       --     (1,088)
Operating charges
 transferred from
 Ticketmaster Corp., net
 of federal income tax
 allocation.............    --      --      --    --      1,838           --       --      1,838
Net loss................    --      --      --    --         --           --     (615)      (615)
                           ---    ----  ------  ----    -------     --------   ------   --------
  Balance at January 31,
   1997.................     1      --      --    --      1,434           --     (945)       489
Accounts receivable
 transferred to
 Ticketmaster Corp......    --      --      --    --     (9,953)          --       --     (9,953)
Operating charges
 transferred from
 Ticketmaster Corp., net
 of federal income tax
 allocation.............    --      --      --    --      7,406           --       --      7,406
Net income..............    --      --      --    --         --           --    2,347      2,347
                           ---    ----  ------  ----    -------     --------   ------   --------
  Balance at January 31,
   1998.................     1      --      --    --     (1,113)          --    1,402        289
Accounts receivable
 transferred to
 Ticketmaster Corp.
 (unaudited)............    --      --      --    --    (15,351)          --       --    (15,351)
Operating charges
 transferred from
 Ticketmaster Corp., net
 of federal income tax
 allocation (unaudited).    --      --      --    --     10,451           --       --     10,451
Allocation of purchase
 price (unaudited)......    --      --      --    --         --      154,789       --    154,789
Reclassification of due
 from Ticketmaster
 (unaudited)............    --      --      --    --      6,013       (6,013)      --         --
Stock exchanged in
 Merger (37,238 shares)
 and USAi's initial
 investment in
 CitySearch at cost
 (unaudited)............    (1)     --  40,483   372         --      145,492       --    145,864
Predecessor basis of
 CitySearch (unaudited).    --      --  22,003   253                   1,185       --      1,438
Net income (unaudited)..    --      --      --    --         --           --    2,473      2,473
                           ---    ----  ------  ----    -------     --------   ------   --------
  Balance at
   September 30, 1998
   (unaudited)..........    --    $ --  62,486  $625    $    --     $295,453   $3,875   $299,953
                           ===    ====  ======  ====    =======     ========   ======   ========

                            See accompanying notes.

                              TICKETMASTER ONLINE

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                  YEAR ENDED JANUARY        EIGHT MONTHS
                                         31,            ENDED SEPTEMBER 30,
                                  --------------------  ---------------------
                                  1996   1997    1998     1997        1998
                                  -----  -----  ------  ---------  ----------
                                                            (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)................ $(330) $(615) $2,347  $   1,388  $    2,473
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in) operating
 activities:
  Depreciation and amortization..    15     51     268        171       1,585
  Changes in operating assets and
   liabilities:
    Accounts receivable..........   (18)  (108)    (41)        77        (200)
    Prepaid expenses.............  (205)    51      30        (68)         58
    Accounts payable.............    --     --     158         95         100
    Accrued expenses.............    --     65      87        102         653
    Deferred revenue.............    --     --      89         83       1,281
                                  -----  -----  ------  ---------  ----------
Net cash provided by (used in)
 operating activities............  (538)  (556)  2,938      1,848       5,950
INVESTING ACTIVITIES
Purchase of property, equipment
 and leasehold improvements......  (146)  (189)   (250)      (125)       (401)
                                  -----  -----  ------  ---------  ----------
Net cash used in investing
 activities......................  (146)  (189)   (250)      (125)       (401)
FINANCING ACTIVITIES
Net proceeds from (distributions
 to) Ticketmaster Corp...........   684    748  (2,691)    (1,726)     (5,549)
                                  -----  -----  ------  ---------  ----------
Net cash provided by (used in)
 financing activities............   684    748  (2,691)    (1,726)     (5,549)
                                  -----  -----  ------  ---------  ----------
Net cash acquired in CitySearch
 Merger..........................    --     --      --         --      57,877
                                  -----  -----  ------  ---------  ----------
Net increase (decrease) in cash
 and cash equivalents............    --      3      (3)        (3)     57,877
Cash and cash equivalents at
 beginning of period.............    --     --       3          3          --
                                  -----  -----  ------  ---------  ----------
Cash and cash equivalents at end
 of period....................... $  --  $   3  $   --  $      --  $   57,877
                                  =====  =====  ======  =========  ==========

SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION
 NONCASH INVESTING AND FINANCING INFORMATION:
  Acquisition of CitySearch, Inc.
   Fair value of assets acquired (including cash and cash
    equivalents of $57,877 and goodwill).............................. $208,675
   Less:
    Fair value of liabilities assumed.................................   61,373
    Issuance of Class A Common Stock..................................  147,302
                                                                       --------
     Cash paid........................................................ $     --
                                                                       ========


                            See accompanying notes.

                              TICKETMASTER ONLINE

                         NOTES TO FINANCIAL STATEMENTS

       (INFORMATION AT SEPTEMBER 30, 1998 AND FOR THE EIGHT MONTHS ENDED
                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

                               JANUARY 31, 1998

1. ORGANIZATION AND BUSINESS

MERGER

  Prior to the Merger (as defined below), Ticketmaster Multimedia Holdings, Inc. (Ticketmaster Online) was a wholly-owned subsidiary of Ticketmaster Corporation (Ticketmaster Corp.).

  On September 28, 1998, pursuant to an Amended and Restated Agreement and Plan of Reorganization dated as of August 12, 1998 (the Merger Agreement), by and among CitySearch, Inc. (CitySearch), USA Networks, Inc. (USAi), Ticketmaster Group, Inc. (Ticketmaster Group), Ticketmaster Online and Tiberius, Inc. (Tiberius), a wholly-owned subsidiary of CitySearch, Tiberius was merged with and into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly-owned subsidiary of CitySearch (the Merger). In connection with the Merger Agreement, all issued and outstanding shares of Ticketmaster Online's Common Stock held by Ticketmaster Corp. were converted into an aggregate of 37,238,000 shares of CitySearch Common Stock and such shares were subsequently reclassified as Class A Common Stock of the Company. The Merger was accounted for using the "reverse purchase" method of accounting, pursuant to which Ticketmaster Online was treated as the acquiring entity for accounting purposes, and the assets acquired and liabilities assumed of CitySearch were recorded at their respective fair values. The accompanying financial statements prior to the Merger reflect the financial position, results of operations and cash flows of Ticketmaster Online. The accompanying financial statements, subsequent to the Merger, include the assets and liabilities of CitySearch and the results of operations of CitySearch from September 29, 1998 through September 30, 1998. In connection with the Merger the name of the combined company was changed from CitySearch, Inc. to Ticketmaster Online-CitySearch, Inc. (the Company or, subsequent to the Merger, Ticketmaster Online).

  The Merger costs and the preliminary determination of the unallocated excess of Merger costs over net assets acquired are set forth below (in thousands):

   Initial investment at cost......................................... $ 23,000
   Value of portion of CitySearch acquired in the Merger..............  120,864
   Estimated transaction costs (including non-competition
    agreements).......................................................    2,000
                                                                       --------
     Total acquisition costs..........................................  145,864
   Net assets acquired................................................    2,398
                                                                       --------
   Unallocated excess of acquisition cost over net assets acquired ... $143,466
                                                                       ========

  The initial investment at cost represents the previous purchases of shares of Series E Preferred Stock by USAi, which were converted into 3,244,641 shares of Class A Common Stock in connection with the Merger, which, prior to the Merger, represented approximately 11.8% of the CitySearch outstanding equity.

  The value of the non-monetary exchange between Ticketmaster Online and CitySearch was determined by Ticketmaster Online based on the fair value of the 50.7% of CitySearch acquired in the transaction. The fair value of CitySearch before the Merger was $238.4 million based on an assumed fair value of $8.67 per share of CitySearch's Common Stock outstanding at September 28, 1998, including outstanding stock options under the treasury method. The fair value of CitySearch attributable to outstanding shares of Common Stock at September 28, 1998 was $218.9 million and the fair value of CitySearch attributable to outstanding stock options at September 28, 1998, under the treasury stock method, was $19.5 million.

                              TICKETMASTER ONLINE

       (INFORMATION AT SEPTEMBER 30, 1998 AND FOR THE EIGHT MONTHS ENDED
                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

  On October 2, 1998 USAi commenced a tender offer (the Tender Offer) to purchase up to 20% of each CitySearch stockholder's Common Stock at a per share purchase price of $8.67 in cash, up to an aggregate of 2,924,339 shares. The Tender Offer expired on November 3, 1998 and 1,997,502 shares were tendered for purchase.

  The assumed fair value of the CitySearch Common Stock of $8.67 per share is based on the Tender Offer consideration per share determined in a negotiated transaction.

  In connection with the Merger Agreement, Ticketmaster Online also entered into a License and Services Agreement (the License Agreement) with Ticketmaster Corp. and USAi to remain perpetually in effect unless terminated as allowed under the License Agreement. Under the License Agreement, for a license fee, Ticketmaster Corp. granted Ticketmaster Online, among other things, the exclusive worldwide right to use the trademarks of Ticketmaster Corp. in connection with the sale of tickets and merchandise via electronic interactive services.

PRO FORMA FINANCIAL DATA (UNAUDITED)

  The following unaudited pro forma information presents a summary of results of the Company assuming the Merger and the Tender Offer had occurred as of January 1, 1997, with pro forma adjustments to give effect to amortization of goodwill, certain other adjustments to conform to the terms of the License Agreement, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effective on January 1, 1997.

                                                               NINE MONTHS ENDED
                                                YEAR ENDED       SEPTEMBER 30,
                                             DECEMBER 31, 1997       1998
                                             ----------------- -----------------
                                               (IN THOUSANDS EXCEPT PER SHARE
                                                            DATA)
   Revenues.................................     $  15,479         $  26,555
   Net loss.................................     $ (90,106)        $ (64,114)
   Net loss per share.......................     $   (1.61)        $   (1.04)

  Goodwill of $297.0 million and Stockholders' Equity of $300.0 million presented in the accompanying balance sheet as of September 30, 1998, adjusted on a pro forma basis to give effect to the Tender Offer as if it occurred at September 30, 1998, would have been $314.2 million and $317.2 million, respectively.

BUSINESS

  Prior to the Merger, Ticketmaster Online was a wholly-owned subsidiary of Ticketmaster Corp. which is a leading provider of automated ticketing services in the United States, with clients including many of the country's most well-known entertainment facilities, promoters and professional sports franchises. Ticketmaster Online was formed in December 1993 to administer the online business of Ticketmaster Corp. There were no costs and expenses incurred by Ticketmaster Online until June 1995. Ticketmaster Online commenced online ticket sales in November 1996 providing a ticketing outlet via the World Wide Web (Web) which gives users access to live event tickets and event information. Ticketmaster Online's operations are the online distribution mechanism for Ticketmaster Corp., which utilizes Ticketmaster Corp.'s business relationships and brand name.

  In July 1997, USAi acquired a controlling interest in Ticketmaster Group through the issuance of shares of USAi common stock. The acquisition cost was approximately $210.0 million, including expenses. In June 1998, USAi completed its acquisition of Ticketmaster Group in a tax-free merger, pursuant to which each outstanding share of Ticketmaster Group common stock not owned by USAi was exchanged for 1.126 shares of USAi common

                              TICKETMASTER ONLINE

       (INFORMATION AT SEPTEMBER 30, 1998 AND FOR THE EIGHT MONTHS ENDED
                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

stock. The aggregate acquisition cost was $467.0 million. These transactions have been accounted for using the purchase method of accounting. The acquisition cost has been allocated to the assets acquired and liabilities assumed of Ticketmaster Group, including an allocation to Ticketmaster Online of $154.8 million.
  CitySearch was organized on September 20, 1995. CitySearch produces and delivers comprehensive local city guides on the Web, providing up-to-date information regarding arts and entertainment events, community events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. CitySearch designs and produces custom-built Web sites and related services for local businesses, aggregates them in a local city guide environment and provides business customers the ability to regularly update and expand their sites.

  CitySearch has two primary means of providing its local city guides. In its "owned and operated" markets CitySearch systematically produces the majority of its own content, hires and rapidly deploys a direct sales force to sell custom-built business Web sites as well as related services to local and regional businesses and launches a presence in the market. In its partner-led markets, CitySearch contracts with a local media company to provide assistance in developing, designing and launching a city guide. Under these contracts, the partners license CitySearch's business and technology systems and pay a license fee and make royalty payments to CitySearch based on certain revenues generated by the media partners from the operation of their sites and pay CitySearch for additional consultation and design services not provided for under the license fee.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The financial statements include revenues related to the convenience charges in connection with tickets sold via the Internet and advertising sales on Ticketmaster Online's web site. Costs of ticketing revenues have been allocated on a per ticket sold basis. The financial statements include expenses which have been allocated to Ticketmaster Online by Ticketmaster Corp. on a specific identification basis. Further, Ticketmaster Online shares certain employees and other resources with Ticketmaster Corp. Allocations from Ticketmaster Corp. for indirect expenses for such shared resources have been made primarily on a proportional cost allocation method based on tickets sold and related revenues. Management believes these allocations are reasonable and that such expenses would not differ materially had Ticketmaster Online operated on a stand-alone basis for all periods presented. The financial statements of Ticketmaster Online do not necessarily reflect the results of operations or financial position that would have existed had Ticketmaster Online been an independent company.

CHANGE IN YEAR-END

  The statements of operations and cash flows for the eight months ended September 30, 1997 and 1998 reflect a change in Ticketmaster Online's year-end as a result of the purchase of Ticketmaster Group by USAi.

INTERIM FINANCIAL STATEMENTS

  The accompanying balance sheet as of September 30, 1998 and the statements of operations and cash flows for the eight months ended September 30, 1997 and 1998 and the statement of stockholders' equity for the eight months ended September 30, 1998 are unaudited. The accompanying balance sheet as of September 30, 1998 reflects a preliminary allocation of the purchase price paid by USAi in its acquisition of Ticketmaster Corp.'s ultimate parent, Ticketmaster Group and its subsidiaries, including Ticketmaster Online. In the opinion of

                              TICKETMASTER ONLINE

       (INFORMATION AT SEPTEMBER 30, 1998 AND FOR THE EIGHT MONTHS ENDED
                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for the eight months ended September 30, 1998 are not necessarily indicative of operating results to be expected for the full fiscal year. As a result of the Merger, the financial statements for the nine-month period ended September 30, 1998 have been prepared on a consolidated basis including the assets and liabilities and the results of operations of CitySearch from September 29, 1998 through September 30, 1998.

PRINCIPLES OF CONSOLIDATION

  The accompanying consolidated financial statements as of September 30, 1998 and for the nine months ended September 30, 1998 include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany amounts have been eliminated.

REVENUE RECOGNITION

  Revenue from advertising and sponsorship agreements is recognized when the service is provided or over the license period. Revenue from the sale of tickets is recognized when tickets are sold.

  City guide and related revenues include revenue from the sale of subscriptions for custom-built business Web sites (designed and developed by CitySearch) in its owned and operated markets, the performance of consultation and design services and licensing and royalty revenues from the sale of licenses for the use of CitySearch's business and technology systems in its partner-led markets. License and royalty revenue is less than ten percent of consolidated revenue.

  The Company recognizes subscription revenues over the period the services are provided. Royalty revenues are recognized when earned based on the revenues generated by the license or based on the minimum royalty provisions in the contract. Revenue from consultation and design services is recognized as the services are provided.

  Revenues from the sale of licenses for use of the Company's business and technology systems to its partner-led markets generally will be recognized over the term of the license agreement or the period over which the relevant services are delivered in accordance with Statement of Position 97-2. The Company's license agreements have terms ranging from five to nine years.

  Deferred revenue primarily consists of advertising and sponsorship revenue, revenue from Web site support agreements with joint venture partners of Ticketmaster Corp., and prepayments of subscription services and licensing agreements. Web site support is recognized straight line over the life of the agreement.

CASH EQUIVALENTS

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company places its cash deposits with high-credit quality financial institutions.

ACCOUNTS RECEIVABLE

  Accounts receivable prior to the Merger are principally from advertisers and represent the net amount of the advertising agreement. The remainder is comprised of receivables from Ticketmaster Corp.'s joint venture partners for ticket revenues and Web site support. Subsequent to the Merger, accounts receivable include the accounts receivable of CitySearch.

                              TICKETMASTER ONLINE

       (INFORMATION AT SEPTEMBER 30, 1998 AND FOR THE EIGHT MONTHS ENDED
                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

  Concentration of credit risk with respect to trade receivables is limited based on the size and diversity of Ticketmaster Online's clients and the large number and geographic dispersion of CitySearch customers. The Company generally does not require collateral, however, credit losses have generally been within management's expectations and have not been significant.

COMPUTERS, SOFTWARE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Computers, software, equipment and leasehold improvements are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Assets acquired under capitalizable lease arrangements are recorded at the present value of the minimum lease payments. Amortization of assets capitalized under capital leases and leasehold improvements are computed using the straight-line method over the life of the asset or term of the lease, whichever is shorter, and is included in depreciation expense.

RESEARCH AND DEVELOPMENT

  Research and development expenditures are charged to operations as incurred. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

COST IN EXCESS OF NET ASSETS ACQUIRED

  Cost in excess of net assets acquired of $154.8 million represents goodwill allocated to Ticketmaster Online from the purchase of Ticketmaster Group by USAi and is being amortized by the straight-line method over 40 years.

  As a result of the Merger, the Company recorded goodwill of $143.0 million, which is being amortized using the straight-line method over three years and intangibles relating to non-competition agreements of $500,000, which is being amortized using the straight-line method over 2.5 years. Accumulated amortization at September 30, 1998 was $1.2 million.

  The Tender Offer increased the goodwill recorded in the Merger as disclosed above by $17.2 million. Goodwill is amortized over its estimated useful life, not to exceed 40 years.

DUE TO (FROM) TICKETMASTER CORP.

  Due to (from) Ticketmaster Corp. includes amounts payable to Ticketmaster Corp. primarily for operations and working capital requirements, offset by amounts receivable for cash collected by Ticketmaster Corp. The balances are primarily the result of Ticketmaster Online's participation in Ticketmaster Corp.'s central cash management system, wherein all of Ticketmaster Online's cash receipts are collected by Ticketmaster Corp. and all cash disbursements are funded by Ticketmaster Corp. Other transactions include Ticketmaster Online's pro rata share of the current portion of Ticketmaster Corp.'s consolidated income tax liability and other administrative expenses incurred by Ticketmaster Corp. on behalf of Ticketmaster Online. Such amounts payable do not have specific repayment terms and do not bear interest. At January 31, 1997 and 1998, such intercompany balances have been included as a component of stockholders' equity as it was not the original intention of Ticketmaster Online or Ticketmaster Corp. to settle such balances in cash. The due to
(from) Ticketmaster Corp. was reclassified as additional paid-in capital in connection with the Merger.

                              TICKETMASTER ONLINE

       (INFORMATION AT SEPTEMBER 30, 1998 AND FOR THE EIGHT MONTHS ENDED
                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

  An analysis of transactions in the due to (from) Ticketmaster Corp. account for each of the three years in the period ended January 31, 1998 follows:

                                                       1996    1997     1998
                                                       -----  -------  -------
                                                          (IN THOUSANDS)
   Balance at beginning of year....................... $ --   $   684  $ 1,434
   Accounts receivable transferred to Ticketmaster
    Corp..............................................   --    (1,088)  (9,953)
   Operating charges transferred from Ticketmaster
    Corp. ............................................   888    2,212    5,579
   Share of Ticketmaster Corp.'s current federal
    income tax provision (benefit) ...................  (204)    (374)   1,827
                                                       -----  -------  -------
   Balance at end of year............................. $ 684  $ 1,434  $(1,113)
                                                       =====  =======  =======
   Average balance during the year.................... $ 342  $ 1,059  $   161
                                                       =====  =======  =======

INCOME TAXES

  Historically, Ticketmaster Online's results have been included in Ticketmaster Corp.'s consolidated federal and state income tax returns. The income tax provision is calculated and deferred tax assets and liabilities are recorded as if Ticketmaster Online had operated as an independent company. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to the differences between the financial statement carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Further, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Ticketmaster Corp. pays all taxes for Ticketmaster Online and, as such, income taxes payable and deferred tax assets have been included in due to (from) Ticketmaster Corp. Subsequent to the Merger, the Company will file its Federal and State income tax returns on a stand-alone basis.

BASIC AND DILUTED EARNINGS (LOSS) PER EQUIVALENT SHARE

  Basic and diluted earnings per equivalent share is based on the number of shares of CitySearch Common Stock exchanged in the Merger for all periods presented and for the nine months ended September 30, 1998 includes the outstanding shares of Class A Common Stock of the Company for the two days subsequent to the effective date of the Merger.

FINANCIAL INSTRUMENTS

  The estimated fair values of cash, accounts receivable, accounts payable, and accrued expenses approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the

                              TICKETMASTER ONLINE

       (INFORMATION AT SEPTEMBER 30, 1998 AND FOR THE EIGHT MONTHS ENDED
                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

  In accordance with the Statement of Financial Accounting Standards Board
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," the Company periodically reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS No. 130 in fiscal 1998 and does not expect that the adoption will have a material effect on its financial statements.

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. The Company will adopt SFAS No. 131 in fiscal 1998 and does not expect that the adoption will have a material effect on its financial statements.

3. COMPUTERS, SOFTWARE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Computers, software, equipment and leasehold improvements consisted of the following:

                                                                     JANUARY
                                                                       31,
                                                                    -----------
                                                                    1997  1998
                                                                    ----  -----
                                                                       (IN
                                                                    THOUSANDS)
   Computer equipment.............................................. $311  $ 532
   Furniture and fixtures..........................................    8     20
   Leasehold improvements..........................................   16     33
                                                                    ----  -----
                                                                     335    585
   Less accumulated depreciation...................................  (64)  (188)
                                                                    ----  -----
                                                                    $271  $ 397
                                                                    ====  =====

  Depreciation expense was $15,000, $49,000 and $124,000 for 1996, 1997 and
1998, respectively. During 1996, 1997, and 1998, rent expense allocated from Ticketmaster Corp. amounted to $8,000, $42,000 and $149,000, respectively.

                              TICKETMASTER ONLINE

       (INFORMATION AT SEPTEMBER 30, 1998 AND FOR THE EIGHT MONTHS ENDED
                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

4. INCOME TAXES

  The provision (benefit) for income taxes consisted of the following:

                                                              YEARS ENDED
                                                              JANUARY 31,
                                                           --------------------
                                                           1996   1997    1998
                                                           -----  -----  ------
                                                             (IN THOUSANDS)
   Current:
     Federal.............................................. $(186) $(340) $1,445
     State................................................   (24)   (46)    395
                                                           -----  -----  ------
                                                            (210)  (386)  1,840
                                                           -----  -----  ------
   Deferred:
     Federal..............................................     6     12     (13)
     State................................................    --     --      --
                                                           -----  -----  ------
                                                               6     12     (13)
                                                           -----  -----  ------
   Total income tax provision (benefit)................... $(204) $(374) $1,827
                                                           =====  =====  ======

  The following is a reconciliation of the statutory federal income tax rate to Ticketmaster Online's effective income tax rate:

                                             YEARS ENDED JANUARY 31,
                                             -----------------------------
                                              1996       1997       1998
                                             -------    -------    -------
   Statutory federal income tax expense
    (benefit)...............................     (34)%      (34)%       34%
   State income tax expense (benefit).......      (5)        (6)         9
   Other....................................       1          2          1
                                             -------    -------    -------
                                                 (38)%      (38)%       44%
                                             =======    =======    =======

  The Company had net operating loss carryforwards for federal and state income tax purposes at September 30, 1998 of approximately $70,450,000 which had been generated by CitySearch. The federal carryforwards expire principally in the period from 2010 to 2012, and the state carryforwards expire principally in 2003. These net operating loss carryforwards represent a deferred tax asset of approximately $28.2 million, which is fully reserved for with a valuation allowance. If the deferred tax asset becomes realizable in the future, the reversal of the valuation allowance will be recorded as a reduction of goodwill. Utilization of the net operating loss carryforwards is subject to limitations as a result of ownership changes as defined in the Internal Revenue Code. Furthermore, the net operating loss carryforwards, to the extent not otherwise limited, can only be used to offset the future taxable income of CitySearch.

5. DEFINED CONTRIBUTION PLANS

  Ticketmaster Online participates in the Ticketmaster Corp. 401(k) defined contribution plan (the 401(k) Plan), covering substantially all Ticketmaster Online employees, which contains an employer matching feature of 25% up to a maximum of 6% of the employee's compensation. Ticketmaster Online's contribution for the 401(k) Plan years ended December 31, 1995, 1996 and 1997 was $0, $6,000 and $12,000, respectively.

                              TICKETMASTER ONLINE

       (INFORMATION AT SEPTEMBER 30, 1998 AND FOR THE EIGHT MONTHS ENDED
                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

6. RELATED PARTY TRANSACTIONS

  Ticketmaster Online is part of a consolidated group and, as such, has significant transactions with related entities. The terms of those transactions were determined between related parties and may differ from terms which would have occurred between unrelated parties and may also differ from the costs which would have been incurred had Ticketmaster Online operated as an independent company.

  On June 28, 1996, Ticketmaster Online entered into an agreement expiring on December 31, 2003, with an affiliate of its then majority shareholder, whereby in exchange for services rendered in connection with the development of Ticketmaster Online's Web site, Ticketmaster Online will pay royalties equaling 5% of net profit (as defined) from ticket convenience charges and 10% of net profit (as defined) from merchandise sold through its Web site (net of defined deductions). The agreement calls for an annual minimum royalty payment of $100,000 per year (pro-rated for calendar 1996). Royalty expense incurred for the years ended January 31, 1997 and 1998 amounted to $50,000 and $138,000, respectively.

  Revenues from affiliated companies for the fiscal years 1996, 1997 and 1998 amounted to $0, $21,000 and $583,000, respectively, primarily for Web site development and support and license fee revenue.

7. STOCKHOLDERS' EQUITY AND STOCK OPTIONS

  Stockholders' equity reflects the exchange of 1,000 shares of Common Stock of Ticketmaster Online for 37,238,000 shares of CitySearch Common Stock (subsequently reclassified as Class A Common Stock of the Company) and the recording of the predecessor basis and outstanding shares of CitySearch Common Stock (subsequently reclassified as Class A Common Stock of the Company) in connection with the Merger. Holders of each share of Class A Common Stock have 15 votes. Each share of Class A Common Stock will automatically convert into one share of Class B Common Stock upon a "transfer," as defined, of such share except for transfers to certain parties. Holders of Class B Common Stock have rights in the Company's Restated Certificate of Incorporation similar to holders of Class A Common Stock except each share of Class B Common Stock carries only one vote. Holders of Class C Common Stock have no voting rights.

  The CitySearch 1996 Stock Option Plan (1996 Stock Plan) which authorized members of management to grant non-statutory stock options or incentive stock options to employees and consultants of the Company and its subsidiaries. As of September 30, 1998 the maximum number of shares of Common Stock to be issued under the Plan was 5,500,000 shares. All options granted under the 1996 Stock Plan have been made at prices not less than fair market value of the stock at the date of grant. Options granted under the 1996 Stock Plan are exercisable at various dates over their ten-year life. Options granted under the 1996 Stock Plan vest principally 25% after the first year and ratably over the remaining vesting period. At September 30, 1998 there were options to purchase 3,890,694 shares of the Company's Class A Common Stock outstanding at a weighted average exercise price of $3.66 per share. Options to purchase 290,000 shares of Class A Common Stock were available for future grants at September 30, 1998.

8. CONVERTIBLE PROMISSORY NOTE PAYABLE TO RELATED PARTY

  Concurrently with the execution of the Merger Agreement, the Company received a $50 million loan from USAi in exchange for a convertible promissory note (Convertible Note). The Convertible Note, in the principal amount of $50 million, bears interest at a rate per annum of 7.00% and, after consummation of the Merger, is generally due and payable on the earlier to occur of (a) August 13, 2005 or (b) 20 days following the closing of a qualified initial public offering, as defined.

                              TICKETMASTER ONLINE

       (INFORMATION AT SEPTEMBER 30, 1998 AND FOR THE EIGHT MONTHS ENDED
                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

9. COMMITMENTS

LEASES

  The Company (through its acquisition of CitySearch) has noncancelable capital lease obligations for computers and equipment and leases its facilities and other office equipment under noncancelable operating lease agreements expiring through 2004. Certain of the Company's leases provide for free rent and escalations. The Company is responsible for other costs such as property taxes, insurance, maintenance and utilities.

  The following is a schedule of future minimum lease payments at September 30, 1998:

                                                               OPERATING CAPITAL
                                                                LEASES   LEASES
                                                               --------- -------
                                                                (IN THOUSANDS)
   Year ended December 31:
     1998....................................................   $  329   $  416
     1999....................................................    1,219    1,557
     2000....................................................    1,189      945
     2001....................................................    1,095      120
     2002....................................................      342      --
     Thereafter..............................................      364      --
                                                                ------   ------
                                                                $4,538   $3,038
                                                                ======
   Less amount representing interest.........................               459
                                                                         ------
   Net present value of net minimum lease payments (including
    approximately $908 payable currently)....................            $2,579
                                                                         ======

                         REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND STOCKHOLDERS
CITYSEARCH, INC.

  We have audited the accompanying consolidated balance sheets of CitySearch, Inc. as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity, and cash flows for the period from September 20, 1995 (date of formation) to December 31, 1995 and for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CitySearch, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for the period from September 20, 1995 (date of formation) to December 31, 1995 and for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
March 11, 1998, except for Note 10
 as to which the date is September
 28, 1998

                                CITYSEARCH, INC.

                          CONSOLIDATED BALANCE SHEETS

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 DECEMBER 31,
                                               ------------------  SEPTEMBER 28,
                                                 1996      1997        1998
                                               --------  --------  -------------
ASSETS                                                              (UNAUDITED)
Current assets:
 Cash and cash equivalents...................  $  7,527  $ 25,227    $ 57,877
 Accounts receivable, net of allowance for
  doubtful accounts of $0 in 1996 $25 in 1997
  and $72 in 1998............................        34       100         264
 Due from licensees..........................        --        57       1,467
 Due from licensees--related party...........        --       136         206
 Prepaid expenses and other current assets...       249       119         178
                                               --------  --------    --------
  Total current assets.......................     7,810    25,639      59,992
Computers, software, equipment and leasehold
 improvements:
 Computers and software......................     2,074     7,716       9,236
 Furniture and equipment.....................       391       194         194
 Leasehold improvements......................       194       275         248
 Enterprise system development in process....     1,315        --          --
                                               --------  --------    --------
                                                  3,974     8,185       9,678
 Accumulated depreciation....................      (329)   (2,169)     (4,461)
                                               --------  --------    --------
                                                  3,645     6,016       5,217
Intangible asset, net of accumulated
 amortization of $422 in 1996................     1,915        --          --
                                               --------  --------    --------
  Total assets...............................  $ 13,370  $ 31,655    $ 65,209
                                               ========  ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
 Accounts payable............................  $  1,975  $  2,197    $  2,540
 Accrued payroll and related liabilities.....       174       664       1,270
 Other accrued liabilities...................       991       760       2,398
 Deferred subscription and license revenue...       327     1,836       1,936
 Current portion of obligations under capital
  leases.....................................        86       807         908
                                               --------  --------    --------
  Total current liabilities..................     3,553     6,264       9,052
Deferred rent................................        33       189         203
Deferred purchase price of subsidiary........     1,336       891         446
Obligations under capital leases, net of
 current portion.............................        82     1,340       1,671
Convertible promissory note payable to a
 related party...............................        --        --      50,000
Commitments
Redeemable Convertible Preferred Stock, $0.01
 par value, Series C, D, and E:
 Authorized shares--12,500 at December 31,
  1997
 Issued and outstanding--4,706 at December
  31, 1996 and 12,406 at December 31, 1997
  and none at September 28, 1998
 Liquidation preference--$20,731 at December
  31, 1996 and $73,212 at December 31, 1997 .    20,309    70,882          --
Stockholders' equity (deficit):
 Convertible Preferred Stock, $0.01 par
  value, Series A and B:
  Authorized shares--2,241 at December 31,
   1997
  Issued and outstanding--1,948 at December
   31, 1996 and 2,016 at December 31, 1997
   and none at September 30, 1998
  Liquidation preference--$2,165 at December
   31, 1996 and $2,610 at December 31, 1997 .     2,165     2,610          --
 Common Stock, $0.01 par value:
  Authorized shares--75,000 at December 31,
   1997 and September 30, 1998
  Issued and outstanding shares--8,814 at
   December 31, 1996 and 9,540 at
   December 31, 1997 and 25,248 at September
   28, 1998 .................................        97       472      82,582
 Deferred compensation.......................        --      (262)       (960)
 Accumulated deficit.........................   (14,205)  (50,731)    (77,785)
                                               --------  --------    --------
  Total stockholders' equity (deficit).......   (11,943)  (47,911)      3,837
                                               --------  --------    --------
  Total liabilities and stockholders' equity
   (deficit).................................  $ 13,370  $ 31,655    $ 65,209
                                               ========  ========    ========

          See accompanying notes to consolidated financial statements.

                                CITYSEARCH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          PERIOD FROM
                         SEPTEMBER 20,
                         1995 (DATE OF    YEAR ENDED
                         FORMATION) TO   DECEMBER 31,                NINE MONTHS ENDED
                         DECEMBER 31,  ------------------  -------------------------------------
                             1995        1996      1997    SEPTEMBER 30, 1997 SEPTEMBER 28, 1998
                         ------------- --------  --------  ------------------ ------------------
                                                                        (UNAUDITED)
Revenues:
  Subscription and
   services.............    $   --     $    203  $  4,612       $  2,781            $ 9,122
  Subscription and
   services--related
   party................        --           --       301            205                336
  Licensing and royalty.        --           --       528            499                698
  Licensing and
   royalty--related
   party................        --           --       743            178              1,161
                            ------     --------  --------       --------           --------
    Total revenues......        --          203     6,184          3,663             11,317
Costs and expenses:
  Cost of revenues......        --        2,908     9,688          7,612             10,491
  Sales and marketing...        57        6,369    20,172         13,716             14,902
  Research and
   development..........       152        2,563     7,182          4,949              5,000
  General and
   administrative.......       104        2,475     5,883          4,263              5,104
  Merger and other
   transactions costs...        --           --        --             --              3,101
                            ------     --------  --------       --------           --------
    Total costs and
     expenses...........       313       14,315    42,925         30,540             38,598
                            ------     --------  --------       --------           --------
Loss from operations....      (313)     (14,112)  (36,741)       (26,877)           (27,281)
Interest income.........         5          229       494            279                995
Interest expense........        --          (12)     (271)          (175)              (768)
                            ------     --------  --------       --------           --------
                                 5          217       223            104                227
                            ------     --------  --------       --------           --------
Loss before provision
 for income taxes.......      (308)     (13,895)  (36,518)       (26,773)          (27,054)
Provision for income
 taxes..................       --             2         8             --                 --
                            ------     --------  --------       --------           --------
Net loss................    $ (308)    $(13,897) $(36,526)      $(26,773)          $(27,054)
                            ======     ========  ========       ========           ========
Historical basic and
 diluted net loss per
 share..................    $(0.04)    $  (1.58) $  (3.86)      $  (2.84)          $  (2.73)
                            ======     ========  ========       ========           ========
Pro forma basic and
 diluted net loss per
 share..................                         $  (1.96)      $  (1.51)          $  (1.10)
                                                 ========       ========           ========
Shares used to compute
 historical basic and
 diluted net loss per
 share..................     7,895        8,786     9,452          9,431              9,923
                            ======     ========  ========       ========           ========
Shares used to compute
 pro forma basic and
 diluted net loss per
 share..................                           18,660         17,764             24,547
                                                 ========       ========           ========


          See accompanying notes to consolidated financial statements.

                                CITYSEARCH, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                             CONVERTIBLE       COMMON STOCK
                           PREFERRED STOCK    ---------------    DEFERRED   ACCUMULATED
                          (SERIES A AND B)    SHARES  AMOUNT   COMPENSATION   DEFICIT    TOTAL
                          ------------------  ------  -------  ------------ ----------- -------
Initial issuance of
 Common Stock, September
 20, 1995...............        --  $     --   6,623  $     5     $   --     $     --   $     5
Repurchase of Common
 Stock..................        --        --  (2,000)      (2)        --           --        (2)
Issuance of Common
 Stock..................        --        --   4,233       85         --           --        85
Issuance of Convertible
 Preferred Stock........     1,791     1,620      --       --         --           --     1,620
Net loss................        --        --      --       --         --         (308)     (308)
                          --------  --------  ------  -------     ------     --------   -------
 Balance at December 31,
  1995..................     1,791     1,620   8,856       88         --         (308)    1,400
Repurchase of Common
 Stock..................        --        --    (116)      (2)        --           --        (2)
Exercise of stock
 options................        --        --      74       11         --           --        11
Issuance of Series B
 Convertible Preferred
 Stock .................       157       545      --       --         --           --       545
Net loss................        --        --      --       --         --      (13,897)  (13,897)
                          --------  --------  ------  -------     ------     --------   -------
 Balance at December 31,
  1996..................     1,948     2,165   8,814       97         --      (14,205)  (11,943)
Exercise of stock
 options................        --        --     726      103         --           --       103
Issuance of Series B
 Convertible Preferred
 Stock, ................        68       445      --       --         --           --       445
Deferred compensation...        --        --      --      272       (272)          --        --
Amortization of deferred
 compensation...........        --        --      --       --         10           --        10
Net loss................        --        --      --       --         --      (36,526)  (36,526)
                          --------  --------  ------  -------     ------     --------   -------
 Balance at December 31,
  1997..................     2,016     2,610   9,540      472       (262)     (50,731)  (47,911)
Exercise of stock
 options (unaudited)....        --        --     517      159         --           --       159
Issuance of Series B
 Convertible Preferred
 Stock (unaudited)......        64       446      --       --         --           --       446
Deferred compensation
 (unaudited)............        --        --      --    1,054     (1,054)          --        --
Conversion of Preferred
 Stock (unaudited)......    (2,080)   (3,056) 15,191   80,897         --           --    77,841
Amortization of deferred
 compensation
 (unaudited)............        --        --      --       --        356           --       356
Net loss (unaudited)....        --        --      --       --         --      (27,054)  (27,054)
                          --------  --------  ------  -------     ------     --------   -------
 Balance at September
  28, 1998 (unaudited)..        --  $     --  25,248  $82,582     $ (960)    $(77,785)  $ 3,837
                          ========  ========  ======  =======     ======     ========   =======


          See accompanying notes to consolidated financial statements.

                                CITYSEARCH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                           PERIOD FROM
                          SEPTEMBER 20,    YEAR ENDED
                          1995 (DATE OF   DECEMBER 31,          NINE MONTHS ENDED
                          FORMATION) TO ------------------  ---------------------------
                          DECEMBER 31,                      SEPTEMBER 30, SEPTEMBER 28,
                              1995        1996      1997        1997          1998
                          ------------- --------  --------  ------------- -------------
                                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net loss................     $ (308)    $(13,897) $(36,526)   $(26,773)     $(27,054)
Adjustments to reconcile
 net loss to net cash
 used in
 operating activities:
 Equity interest in
  loss from
  partnership...........         --           --       259         113            --
 Write-down of
  investment in
  partnership...........         --           --       321         321            --
 Depreciation...........          5          325     1,841       1,087         2,291
 Amortization...........         --          422     1,915       1,436            --
 Change in operating
  assets and
  liabilities, net of
  assets
 acquired and
  liabilities assumed:
   Accounts receivable..         --          (34)      (67)        (62)         (163)
   Due from licensees...         --           --       (57)       (177)       (1,410)
   Due from licensees--
    related party.......         --           --      (136)         (9)          (70)
   Prepaid expenses and
    other current
    assets..............         --         (249)      129         (53)          (59)
   Accounts payable.....         90        2,537       317        (763)          370
   Accrued payroll and
    related liabilities.         --           --       489         616           607
   Other accrued
    liabilities.........         --           --      (221)        193         1,638
   Deferred subscription
    and license revenue.         --          327     1,510       1,174           100
   Deferred rent........         --           33       157          79            14
   Deferred
    compensation........         --           --        --          --           356
                             ------     --------  --------    --------      --------
Net cash used in
 operating activities...       (213)     (10,536)  (30,069)    (22,818)      (23,380)
INVESTING ACTIVITIES
Purchases of software,
 equipment and
 leasehold improvements.        (82)      (3,547)   (1,391)     (1,098)         (171)
Investment in
 partnership............         --           --      (580)       (324)           --
                             ------     --------  --------    --------      --------
Net cash used in
 investing activities...        (82)      (3,547)   (1,971)     (1,422)         (171)
FINANCING ACTIVITIES
Payments on capital
 leases.................         --         (121)     (840)       (372)         (917)
Exercise of stock
 options................         --           11       103          84           159
Issuance of Common
 Stock..................         90           --        --          --            --
Repurchases of Common
 Stock..................         (2)          (2)       --          --            --
Convertible promissory
 note payable to a
 related party..........         --           --        --          --        50,000
Issuance of Convertible
 Preferred Stock, net...      1,620       20,309    50,477      18,274         6,959
                             ------     --------  --------    --------      --------
Net cash provided by
 financing activities...      1,708       20,197    49,740      17,986        56,201
                             ------     --------  --------    --------      --------
Net increase (decrease)
 in cash and cash
 equivalents............      1,413        6,114    17,700      (6,254)       32,650
Cash and cash
 equivalents at
 beginning of period....         --        1,413     7,527       7,527        25,227
                             ------     --------  --------    --------      --------
Cash and cash
 equivalents at end of
 period.................     $1,413     $  7,527  $ 25,227    $  1,273      $ 57,877
                             ======     ========  ========    ========      ========
Supplemental disclosure
 of cash flow
 information:
 Cash paid for:
   Interest.............     $   --     $     12  $    271    $    169      $    329
   Income taxes.........     $    1     $      2  $      8    $     --      $     --



          See accompanying notes to consolidated financial statements.

                               CITYSEARCH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

NON-CASH INVESTING AND FINANCING ACTIVITIES

  During 1996 and 1997, the Company purchased computers and office equipment under financing leases totaling $288 and $2,820, respectively.

  On June 19, 1996, the Company acquired Metrobeat, Inc. in exchange for an initial payment of Series B Convertible Preferred Stock valued at $544. During the year ended December 31, 1997 and the nine months ended September 30, 1998, the Company made its second and third annual installment of Series B Convertible Preferred Stock valued at $445 and $445, respectively, pursuant to the acquisition. The remaining purchase price of $446 is payable in two annual installments, principally of Series B Convertible Preferred Stock.

  During 1997, the Company issued 14,670 shares of Series D Redeemable Convertible Preferred Stock valued at $96 as payment for accrued advertising and recruiting fees.

  During the nine months ended September 30, 1997 and September 28, 1998, the Company purchased computers and office equipment under financing leases totaling $1,836 and $1,350, respectively.




         See accompanying notes to consolidated financial statements.

                               CITYSEARCH, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (INFORMATION AT SEPTEMBER 28, 1998 AND FOR THE NINE MONTHS ENDED
            SEPTEMBER 30, 1997 AND SEPTEMBER 28, 1998 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY AND BASIS OF PRESENTATION

  CitySearch, Inc. (the Company), a Delaware corporation, was organized on September 20, 1995. The Company and its wholly-owned subsidiaries, Metrobeat, Inc. (Metrobeat) and CitySearch Ontario, Inc. (CitySearch Ontario), produce and deliver comprehensive local city guides on the World Wide Web (the Web), providing up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Each local city guide consists primarily of original content developed and designed specifically for the Web by the Company and its media partners. The Company designs and produces custom-built Web sites and related services for local businesses, aggregates them in a local city guide environment and provides business customers the ability to regularly update and expand their sites.

  The Company has two primary means of providing its local city guides. In its owned and operated markets the Company systematically produces the majority of its own content, hires and rapidly deploys a direct sales force to sell custom-built business Web sites as well as related services to local and regional businesses and launches a presence in the market. In its other markets, the Company contracts with a local media company to provide assistance in developing, designing and launching a city guide. Under these contracts, the partners license the Company's business and technology systems and pay a license fee and make royalty payments to the Company based on certain revenues generated by the media partner from the operation of their sites and pay the Company for additional consultation and design services not provided for under the license fee.

  Subscription and services revenues include revenue generated from the sale of subscriptions for custom-built business Web sites (designed and developed by the Company) and advertising on its owned and operated city guides on the Internet, and the performance of consultation and design services. Licensing and royalty revenues include revenues generated from the sale of licenses for the use of the Company's business and technology systems in its partner-led markets and the receipt of royalty payments under its license agreements. See Revenue Recognition.

  The cost of designing and developing custom-built business Web sites in the Company's owned and operated markets and the cost of providing other design and consultation services including the cost of developing, designing and launching a city guide in partner-led-markets is included, as incurred, in the cost of revenues. The cost of developing, designing and launching a city guide, that is not separately billable under license agreements as services revenue in the Company's partner-led markets, is not significant and is included, as incurred, in the cost of revenues. Any ongoing customer support or upgrades, after the launch of the Web site that is not separately billable under the licensing contract is insignificant.

  Customers include restaurants, taverns, movie theaters, museums and retail stores. The Company currently owns and operates sites in Austin, TX, Nashville, TN, New York, NY, Portland, OR, Raleigh-Durham-Chapel Hill, NC, Salt Lake City, UT, Los Angeles, CA, and San Francisco, CA. Through partnership and licensing agreements, the Company has an internet presence in Washington D.C., Melbourne and Sydney, Australia, and Toronto, Canada.

  The Company has experienced operating losses and negative cash flows from operations since its formation on September 20, 1995. Since its formation, the Company has raised significant capital through the sale of Convertible Preferred Stock to outside investors and expects to continue to raise capital in 1998. The Company has also successfully licensed its product domestically and internationally generating additional revenue streams.

                               CITYSEARCH, INC.

       (INFORMATION AT SEPTEMBER 28, 1998 AND FOR THE NINE MONTHS ENDED
            SEPTEMBER 30, 1997 AND SEPTEMBER 28, 1998 IS UNAUDITED)

Management anticipates that its investment in new markets and technology will result in operating losses in the near term but believes that anticipated revenues, existing cash, cash equivalents, working capital and new capital contributions will be sufficient to fund operations over the next year.

PRINCIPLES OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Metrobeat and CitySearch Ontario. All significant intercompany amounts have been eliminated.

INTERIM FINANCIAL INFORMATION

  The accompanying balance sheet as of September 28, 1998, the statements of operations and cash flows for the nine months ended September 30, 1997 and September 28, 1998 and the statement of changes in shareholders equity (deficit) for the nine months ended September 28, 1998 are unaudited. References to the nine months ended September 28, 1998 refer to the period from January 1, 1998 through September 28, 1998. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair statement of interim periods. The data disclosed in these notes to the financial statements for these periods is also unaudited. The results of operations and cash flows for the interim period are not necessarily indicative of the results to be expected for any other interim future period.

ESTIMATES USED IN THE PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates, although management does not believe that any differences would materially affect the Company's consolidated financial position or results of operations.

REVENUE RECOGNITION

  The Company recognizes subscription revenues over the period the services are provided. Licensing revenue, under agreements entered into prior to December 31, 1997, for partner-led markets is recognized upon the completion of the delivery and installation of the business and technology systems and training of partner personnel in each partner-led-market. Royalty revenues are recognized when earned based on the revenues generated by the license or based on the minimum royalty provisions in the contract. Revenue from consultation and design services is recognized as the services are provided. Advertising revenues, which have not been significant, are recognized as earned and are included in subscription and service revenues. Any ongoing customer support costs or upgrades, after the launch of the Web site, that are not separately billable under the licensing contract are insignificant.

  Effective January 1, 1998, the Company adopted Statement of Position 97-2 (SOP 97-2), "Software Revenue Recognition," which impacts the manner companies recognize revenue on sales and licensing of software. The Company, during 1997, accounted for licensing of its software under the provisions of SOP 91-
1. The Company does not sell certain undelivered elements under its license agreements separately and, accordingly, under the provisions of SOP 97-2 revenues from the sale of licenses for use of the Company's business and technology systems to its partner-led markets are recognized over the term of the license agreement or the period over which the relevant services are delivered. The Company's license agreements have terms

                               CITYSEARCH, INC.

       (INFORMATION AT SEPTEMBER 28, 1998 AND FOR THE NINE MONTHS ENDED
            SEPTEMBER 30, 1997 AND SEPTEMBER 28, 1998 IS UNAUDITED)

ranging from five to nine years. Licensing and royalty revenues, on a pro forma basis, for the year ended December 31, 1997, and the nine months ended September 30, 1997 and September 28, 1998 would have been $253,000, $132,000 and $783,000, respectively, had SOP 97-2 been effective January 1, 1997. SOP 97-2 is not expected to have a material effect on revenues from royalties, services, and subscriptions.

  Deferred revenues arise upon the prepayment of subscription services and license agreements.

CASH EQUIVALENTS

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable and cash deposits at financial institutions. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers and their geographic dispersion. The Company requires no collateral from its customers.

  The Company places its cash deposits with high-credit quality financial institutions. At times, balances in the Company's cash accounts may exceed the Federal Deposit Insurance Corporation (FDIC) limit.

COMPUTERS, SOFTWARE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Computers, software, equipment and leasehold improvements are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Assets acquired under capitalizable lease arrangements are recorded at the present value of the minimum lease payments. Amortization of assets capitalized under capital leases and leasehold improvements are computed using the straight-line method over the life of the asset or term of the lease, whichever is shorter, and is included in depreciation expense.

RESEARCH AND DEVELOPMENT

  Research and development expenditures are charged to operations as incurred. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

MERGER AND OTHER TRANSACTIONS COSTS

  Merger and other transactions costs consist of costs related to the Merger, costs related to an initial public offering that was cancelled and costs related to a previous merger transaction that was not consummated.

ADVERTISING COSTS

  Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 1996 and 1997, amounted to $1,305,859 and $2,464,641, respectively. There was no advertising expense for the period from September 20, 1995 (date of formation) to December 31, 1995.

                               CITYSEARCH, INC.

       (INFORMATION AT SEPTEMBER 28, 1998 AND FOR THE NINE MONTHS ENDED
            SEPTEMBER 30, 1997 AND SEPTEMBER 28, 1998 IS UNAUDITED)


  During 1996 and 1997 the Company entered into several barter arrangements whereby the Company has assisted in the design of a Web site in exchange for broadcast advertising. The fair value of services provided and the services received in the barter arrangement is not readily determinable and therefore is not used to measure the value of the broadcast advertising received. The Company valued these barter transactions at $60,000 and $1,158,000 for the years ended December 31, 1996 and 1997, respectively, based on the estimated cost of the specific services provided by the Company. Such amounts are included in subscription and services revenue as well as recognized in sales and marketing expense in the accompanying consolidated statements of operations. Reciprocal noncash barter advertising on the Internet is not valued in the consolidated financial statements because of the immateriality of the associated costs and the indeterminable fair value.

PRO FORMA AND HISTORICAL NET LOSS PER SHARE

  Pro forma net loss per share is computed using the weighted average number of shares of Common Stock outstanding. Common equivalent shares from Convertible Preferred Stock (using the if converted method) have been included in the computation when dilutive, except that the Convertible Preferred Stock which converted into Common Stock in connection with the Merger is included as if converted at the original date of issuance, for both basic and diluted net loss per share, even though inclusion is antidilutive, based on the conversion price disclosed in Note 6.

  Historical net loss per share is computed as described above except that it excludes the Convertible Preferred Stock because it is antidilutive for periods which incurred a net loss.

INTANGIBLE ASSET

  The intangible asset is stated at cost and consists of goodwill resulting from the purchase of Metrobeat in June 1996 (see Note 2).

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

  In accordance with Statement of Financial Accounting Standards Board No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," the Company periodically reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

STOCK-BASED COMPENSATION

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and disclose pro forma results of operations which would have resulted from recognizing such awards at their fair value. The Company will continue to account for stock-based compensation under APB 25 and make the required pro forma disclosures for compensation (see Note 8). Under APB 25 compensation expense is calculated based on the difference

                               CITYSEARCH, INC.

       (INFORMATION AT SEPTEMBER 28, 1998 AND FOR THE NINE MONTHS ENDED
            SEPTEMBER 30, 1997 AND SEPTEMBER 28, 1998 IS UNAUDITED)

between the exercise price and the fair market value of the underlying stock on the date of grant. The amount of compensation expense calculated under APB 25 is recognized over the vesting period of the options.

RECLASSIFICATIONS

  Certain reclassifications have been made to the prior years' balances to conform to the current year presentation.

2. ACQUISITION OF METROBEAT

  On June 19, 1996, the Company purchased Metrobeat for approximately $2,337,300. The Company assumed net liabilities of $456,303 and issued 157,074 shares of Series B Convertible Preferred Stock valued at $544,497. During the year ended December 31, 1997 and the nine months ended September 28, 1998, the Company made its second and third annual installment of Series B Convertible Preferred Stock valued at $445,495 and $445,494, respectively. The remaining purchase price of $445,506 is payable in one annual installment, principally of Series B Convertible Preferred Stock . The remaining installment has been recorded as a deferred purchase price liability in the accompanying consolidated balance sheets. The transaction was accounted for using the purchase method of accounting. The excess of the purchase price over the net assets acquired has been allocated to goodwill and was initially to be amortized over three years. Effective January 1, 1997, the Company reassessed the future life of the goodwill recorded in connection with the Metrobeat acquisition and concluded the remaining life was one year. Accordingly, the unamortized goodwill as of December 31, 1996 was fully amortized to expense in 1997.

3. INVESTMENT IN PARTNERSHIP

  On February 17, 1997, CitySearch Ontario entered into a partnership, Toronto Star CitySearch (the Partnership), with others to launch CitySearch sites in Canada. CitySearch Ontario contributed the Company's technology through a licensing agreement valued by the other partners at $390,500 and cash of $319,171 in exchange for a 20% interest in the partnership. The other partners collectively contributed cash of $2,811,600 in exchange for the remaining 80% interest. Profits are shared in accordance with the respective Partnership interests. Losses are allocated to one of the other partners up to a cumulative loss limit, and thereafter losses of the partnership shall be allocated to CitySearch Ontario and the other partners at a ratio of 10% and 90%, respectively. CitySearch Ontario is committed to funding up to 10% of any losses of the Partnership. In August 1998, the Company entered into a series of agreements which effectively admitted a new party to the Partnership, reduced the Company's interest in the Partnership to 10% and terminated its commitment to fund any losses of the Partnership.

  Summarized unaudited financial information of Toronto Star CitySearch as of and for the year ended December 31, 1997 is as follows (in thousands):

   As of December 31, 1997:
     Current assets.................................................... $ 1,520
     Total liabilities.................................................   2,006
     Partners' capital.................................................     758
   For the period ended December 31, 1997:
     Revenues.......................................................... $   123
     Loss from operations..............................................  (2,658)
     Net loss..........................................................  (2,806)

                               CITYSEARCH, INC.

       (INFORMATION AT SEPTEMBER 28, 1998 AND FOR THE NINE MONTHS ENDED
            SEPTEMBER 30, 1997 AND SEPTEMBER 28, 1998 IS UNAUDITED)


  CitySearch Ontario carries its investment in Toronto Star CitySearch at zero. CitySearch Ontario's share of partnership losses ($258,937) is included in costs of revenues and sales and marketing expenses.

4. INCOME TAXES

  Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax expense is determined by the change in the net asset or liability for deferred taxes.

  The provision for income, franchise and capital taxes of $800, $1,600 and $8,330 is based solely on minimum state tax requirements. The Company's effective tax rate differs from the statutory federal income tax rate, primarily as a result of operating losses not benefited.

  The tax effect of temporary differences resulted in net deferred income tax assets and liabilities at December 31 are as follows:

                                                               1996      1997
                                                              -------  --------
                                                               (IN THOUSANDS)
   Deferred tax assets:
     Net operating loss and tax credits...................... $ 5,485  $ 21,239
     Various accruals........................................      58       636
     Deferred rent...........................................      14        77
                                                              -------  --------
                                                                5,557    21,952
     Less valuation allowance................................  (5,103)  (19,650)
                                                              -------  --------
   Net deferred tax assets...................................     454     2,302
   Deferred tax liabilities:
     Federal benefit for state income taxes..................    (427)   (1,499)
     Excess of tax depreciation and amortization.............     (27)     (803)
                                                              -------  --------
   Deferred tax liabilities..................................    (454)   (2,302)
                                                              -------  --------
                                                              $    --  $     --
                                                              =======  ========

  Due to the uncertainty surrounding the timing of the realization of the benefits from its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets. The Company had federal and state operating loss carryforwards of $47,450,000 at December 31, 1997. The federal carryforwards expire principally in the period from 2010 to 2012, and the state carryforwards expire principally in 2003. The Company has generated tax credit carryforwards for federal and state purposes in the amounts of $329,723 and $107,353, respectively, at December 31, 1997. Utilization of the above carryforwards is subject to utilization limitations which may inhibit the Company's ability to use carryforwards in the future.

                               CITYSEARCH, INC.

       (INFORMATION AT SEPTEMBER 28, 1998 AND FOR THE NINE MONTHS ENDED
            SEPTEMBER 30, 1997 AND SEPTEMBER 28, 1998 IS UNAUDITED)


  The following table reconciles the provision for taxes based on income before taxes to the statutory federal income tax rate of 35%:

                                                PERIOD FROM
                                               SEPTEMBER 20,
                                               1995 (DATE OF    YEAR ENDED
                                               FORMATION TO    DECEMBER 31,
                                               DECEMBER 31,  -----------------
                                                   1995       1996      1997
                                               ------------- -------  --------
                                                       (IN THOUSANDS)
   Tax benefit at statutory rate..............     $(108)    $(4,864) $(12,781)
   Increase related to:
   State taxes, net of federal benefit........         1           1         5
     Meals and entertainment..................         1          17        30
     Amortization of goodwill.................        --         143       670
     Foreign operations.......................        --          --       203
     Valuation reserve on deferred taxes......       106       4,705    11,881
                                                   -----     -------  --------
                                                   $  --     $     2  $      8
                                                   =====     =======  ========

5. COMMITMENTS

LEASES

  The Company entered into noncancelable capital lease obligations for computers and equipment during the year ended December 31, 1997. In addition, the Company leases its facilities and other office equipment under noncancelable operating lease agreements expiring through 2004. Certain of the Company's leases provide for free rent and escalations. The Company is responsible for other costs such as property taxes, insurance, maintenance and utilities.

  The following is a schedule of future minimum lease payments:

                                                               OPERATING CAPITAL
                                                                LEASES   LEASES
                                                               --------- -------
                                                                (IN THOUSANDS)
   December 31:
     1998....................................................   $1,321   $1,115
     1999....................................................    1,191    1,028
     2000....................................................    1,167      517
     2001....................................................    1,043        4
     2002....................................................      265       --
     Thereafter..............................................      332       --
                                                                ------   ------
                                                                $5,319   $2,664
                                                                ======
   Less amount representing interest.........................               517
                                                                         ------
   Net present value of net minimum lease payments (including
    approximately $807 payable currently)....................            $2,147
                                                                         ======

                               CITYSEARCH, INC.

       (INFORMATION AT SEPTEMBER 28, 1998 AND FOR THE NINE MONTHS ENDED
            SEPTEMBER 30, 1997 AND SEPTEMBER 28, 1998 IS UNAUDITED)


  Computers, software and equipment under capital leases had an original cost basis of $288,419 and $2,819,842 at December 31, 1996 and 1997, respectively. The net book value of the related computers, software and equipment was $231,267 and $2,157,717 at December 31, 1996 and 1997, respectively.

  Rent expense related to operating leases was $7,800, $291,000 and $1,372,000 for the period from September 20, 1995 (date of formation) to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively.

6. CONVERTIBLE PREFERRED STOCK

  At December 31, 1997 and September 28, 1998, the Company was authorized to issue 14,741,082 and 15,741,082 shares, respectively, of Convertible Preferred Stock with a par value of $0.01 per share. The Company has designated 1,791,173 shares as Series A Convertible Preferred Stock; 450,000 shares as Series B Convertible Preferred Stock; 3,261,024 shares as Series C Redeemable Convertible Preferred Stock; 4,430,313 shares as Series D Redeemable Convertible Preferred Stock; and 5,808,572 shares as Series E Redeemable Convertible Preferred Stock.

  Convertible Preferred Stock issued and outstanding as of December 31, 1997 and September 28, 1998 are as follows:

                                                       ORIGINAL  AS CONVERTED
                                            AMOUNT     PER SHARE EFFECTIVE PER
                              SHARES       (NET OF     ISSUANCE   SHARE COMMON
                            OUTSTANDING ISSUANCE COST)   PRICE    STOCK PRICE  DATE FIRST ISSUED
                            ----------- -------------- --------- ------------- -----------------
                                  (IN THOUSANDS)
   Series A................    1,791       $ 1,620      $0.904      $0.904     October 31, 1995
   Series B................      157           545       3.467       3.467     June 19, 1996
   Series B................       68           445       6.525       6.525     June 19, 1997
   Series B................       64           445       7.000       7.00      June 21, 1998
   Series C................    3,261        11,261       3.467       3.57      May 15, 1996
   Series D................    4,431        28,265       6.525       6.73      December 13, 1996
   Series E................    4,714        31,356       7.000       7.09      November 10, 1997
   Series E................    1,000         6,959       7.000       7.09      May 26, 1998
                              ------       -------
                              15,486       $80,896
                              ======       =======

  Convertible Preferred Stock contains a liquidation preference of an amount per share equal to the price for which such share of Convertible Preferred Stock was originally issued, adjusted for any stock dividends, combinations or splits with respect to such shares, plus any declared and unpaid dividends on the Convertible Preferred Stock. The Series C Redeemable Convertible Preferred Stock contains a May 2006 mandatory redemption provision. The Series D and Series E Redeemable Convertible Preferred Stock contain mandatory redemption provisions with a minimum of an 80% favorable vote, by the holders, beginning December 2004.

  Each share of Convertible Preferred Stock shall be, at the option of the holder, convertible at any time into the number of shares of Common Stock as determined by dividing the original issue price by the conversion price, as defined. At the date of issuance, the conversion price for each series of Convertible Preferred Stock was equal to the original per share issuance price. The conversion price is subject to adjustment for stock splits and stock combinations of outstanding Common Stock. The conversion price for Series C, D and E Redeemable Convertible Preferred Stock, is also adjusted for the forfeiture of Common Stock options outstanding from the

                               CITYSEARCH, INC.

       (INFORMATION AT SEPTEMBER 28, 1998 AND FOR THE NINE MONTHS ENDED
            SEPTEMBER 30, 1997 AND SEPTEMBER 28, 1998 IS UNAUDITED)

date of issuance to the date of conversion. The Convertible Preferred Stock has an automatic conversion feature which provides for each share of Convertible Preferred Stock to be automatically converted into shares of Common Stock based on the then effective conversion price immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock priced above $7.70 per share, with aggregate net proceeds to the Company of not less than $20,000,000. At September 28, 1998, on an unaudited pro forma basis, giving effect to Common Stock option forfeitures through June 30, 1998, each share of Series A and B Convertible Preferred Stock, and Series C, D and E Redeemable Convertible Preferred Stock, was convertible into approximately 1.0, 1.0, .972, .970 and
 .988 shares of Common Stock, respectively.

  The as-converted effective per share Common Stock price presented in the table above represents the effective price paid by the holders of the Convertible Preferred Stock for each share of Common Stock to be obtained upon conversion. The Convertible Preferred Stock was converted into 15,191,189 shares of Common Stock upon consummation of the Merger and share reclassification discussed in Note 10.

7. STOCK OPTIONS

  The Company has adopted the 1996 Stock Option Plan (1996 Stock Plan) which authorizes members of management to grant non-statutory stock options or incentive stock options to employees and consultants of the Company and its subsidiaries. As of December 31, 1997 and September 28, 1998 the maximum number of shares of Common Stock to be issued under the plan was 4,000,000 and 5,500,000 shares, respectively. All options granted under the 1996 Stock Plan have been made at prices not less than fair market value of the stock at the date of grant. Options granted under the 1996 Stock Plan are exercisable at various dates over their ten-year life. Options granted under the 1996 Stock Plan vest principally 25% after the first year and ratably over the remaining vesting period.

  The following table summarizes certain information related to options for Common Stock:

                                                                        WEIGHTED
                                                                        AVERAGE
                                            NUMBER OF      PRICE PER    EXERCISE
                                              SHARES         SHARE       PRICE
                                          -------------- -------------- --------
                                          (IN THOUSANDS)
   Balance at January 1, 1996............        --
     Granted during 1996.................     3,221      $0.10 to $0.75  $0.25
     Forfeited...........................       314       0.10 to  0.75   0.15
     Exercised...........................        74       0.10 to  0.75   0.16
                                              -----
   Outstanding at December 31, 1996......     2,833       0.10 to  0.75   0.26
     Granted during 1997.................     1,110       0.75 to  3.00   1.83
     Forfeited...........................       485       0.10 to  2.00   0.64
     Exercised...........................       726       0.10 to  2.00   0.15
                                              -----
   Outstanding at December 31, 1997......     2,732       0.10 to  3.00   0.86
     Granted.............................     1,999       3.00 to  8.67   6.36
     Forfeited...........................       322       0.10 to  8.00   2.12
     Exercised...........................       517       0.10 to  7.00   0.32
                                              -----
   Outstanding at September 28, 1998.....     3,892       0.10 to  8.67   3.66
                                              =====

                               CITYSEARCH, INC.

       (INFORMATION AT SEPTEMBER 28, 1998 AND FOR THE NINE MONTHS ENDED
            SEPTEMBER 30, 1997 AND SEPTEMBER 28, 1998 IS UNAUDITED)


  Options granted during the year ended December 31, 1997 and the nine months ended September 28, 1998 resulted in a total compensation amount of $272,000 and $1,054,000, respectively, and were recorded as deferred compensation in stockholders equity. The deferred compensation amount will be recognized as compensation expense over the vesting period. During the year ended December 31, 1997 and the nine months ended September 28, 1998, such compensation expense amounted to $10,000 and $356,000, respectively. Options outstanding at December 31, 1996 and 1997 were exercisable for 1,100,000 and 1,135,500 shares of Common Stock, respectively. Common Stock available for future grants at December 31, 1996 and 1997 were 1,093,500 and 544,500 shares, respectively.

  Additional information with respect to outstanding options as of December 31, 1997 is as follows:

                        OPTIONS OUTSTANDING
                ------------------------------------   OPTIONS EXERCISABLE
                                          WEIGHTED-  ------------------------
                               WEIGHTED-   AVERAGE                  WEIGHTED-
     RANGE OF                   AVERAGE   REMAINING                  AVERAGE
     EXERCISE     NUMBER OF    EXERCISE  CONTRACTUAL   NUMBER OF    EXERCISE
      PRICES        SHARES       PRICE      LIFE         SHARES       PRICE
     --------     ---------    --------- -----------   ---------    ---------
                (IN THOUSANDS)                       (IN THOUSANDS)
      0.50 to
      0.75            631        0.61       8.83           168        0.57
      2.00 to
      3.00            895        2.02       9.76            83        2.00
                    -----                                -----
      0.10 to
      3.00          2,732                                1,136
                    =====                                =====

  In connection with the Series E Redeemable Convertible Preferred Stock issuance in November 1997, the Company granted warrants to a private placement selling agent to purchase 94,286 shares of Series E Redeemable Convertible Preferred Stock at an exercise price of $8.75 per share in exchange for services. The warrants expire upon a closing of an initial public offering or five years from the grant date, whichever is earlier. The fair value of these warrants was not material at the date of issuance and therefore was included in the amount of Series E Redeemable Convertible Preferred Stock reflected in the accompanying balance sheet.

  Pro forma information regarding the effect on operations is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the minimum-value method, which utilizes a near-zero volatility factor.

                                                                1996     1997
                                                               -------  -------
   Expected life (years)...................................... 6 years  5 years
   Risk-free interest rate....................................    6.30%    6.30%
   Dividend yield.............................................      --       --

  This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

                               CITYSEARCH, INC.

       (INFORMATION AT SEPTEMBER 28, 1998 AND FOR THE NINE MONTHS ENDED
            SEPTEMBER 30, 1997 AND SEPTEMBER 28, 1998 IS UNAUDITED)


  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
                                                              (IN THOUSANDS)
   Net loss, as reported.................................... $(13,897) $(36,526)
   Pro forma net loss.......................................  (13,953)  (36,608)
   Pro forma basic and diluted historical loss per share.... $  (1.59) $  (3.87)
   Pro forma basic and diluted loss per share...............    (1.10)    (1.96)

  The effects of applying SFAS 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated. The weighted-average fair value of options granted during the years ended December 31, 1996 and 1997 was $0.19 and $0.56, respectively, for options granted with an exercise price equal to the deemed fair market value, at the date of grant, of the underlying Common Stock. The weighted-average fair value of options, granted with an exercise price less than the deemed fair market value, at the date of grant, of the underlying Common Stock during 1997 was $1.04.

8. DEFINED CONTRIBUTION PLAN

  In July 1997, the Company established a defined contribution plan for certain qualified employees as defined in the plan. Participants may contribute from 1% to 20% of pretax compensation subject to certain liabilities. The plan does provide for certain discretionary contributions by the Company as defined in the plan. No Company contributions were made for the year ended December 31, 1997.

9. RELATED PARTY TRANSACTIONS

  Included in subscription and service-related party and license and royalty-related party revenues for the year ended December 31, 1997 and the nine months ended September 28, 1998 is approximately $1,044,000 and $1,497,000 of revenues, respectively, generated under the Company's license agreements with stockholders or other related parties. Included in due from licensees at December 31, 1997 and September 28, 1998 is $136,000 and $206,000,
respectively, due from stockholders and other related parties.

10. MERGER AND RELATED EVENTS

  On September 28, 1998 pursuant to an Amended and Restated Agreement and Plan of Reorganization, dated as of August 12, 1998 (the Merger Agreement) by and among the Company, USA Networks, Inc. (USAi), Ticketmaster Group, Inc. (Ticketmaster Group), a wholly-owned subsidiary of USAi, Ticketmaster Corp., a wholly-owned subsidiary of Ticketmaster Group, Ticketmaster Online and Tiberius, Inc. (Tiberius), a wholly-owned subsidiary of CitySearch, Inc., whereby Tiberius was merged with and into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly-owned subsidiary of CitySearch, Inc. Under the Merger Agreement, the Company issued 37,238,000 shares of the Company's Common Stock in exchange for 100% of the outstanding common stock of Ticketmaster Online. The Merger was accounted for using the "reverse purchase" method of accounting, pursuant to which Ticketmaster Online will be treated as the acquiring entity and for accounting purposes the assets acquired and liabilities assumed of the Company will be recorded at their respective fair values. Pursuant to the Merger Agreement, USAi, the indirect parent of Ticketmaster Online, commenced a tender offer (the Tender Offer) to purchase up to 2,924,339 shares of the

                               CITYSEARCH, INC.

       (INFORMATION AT SEPTEMBER 28, 1998 AND FOR THE NINE MONTHS ENDED
            SEPTEMBER 30, 1997 AND SEPTEMBER 28, 1998 IS UNAUDITED)

Company's Common Stock for $8.67 per share. The Tender Offer is scheduled to expire 20 days after its commencement. The Merger Agreement contains a put option which provides that in the event of consummation of the Merger, if a Qualified IPO, as defined, is not closed within twelve, eighteen and twenty-four months following the date of the Merger Agreement, the holders of the Company's Common Stock could, subject to certain conditions, require USAi to commence an exchange offer for all the then-outstanding shares of Common Stock.

  In addition, concurrently with the execution of the Merger Agreement, the Company received a $50 million loan from USAi in exchange for the convertible promissory note (the Convertible Note). The Convertible Note, in the principal amount of $50 million, bears interest at a rate per annum of 7.00% and, after consummation of the Merger, is generally due and payable on the earlier to occur of (a) August 13, 2005 or (b) 20 days following the closing of a Qualified IPO, as defined.

  Upon consummation of the Merger, the Company amended its Certificate of Incorporation and Bylaws to provide for, among other things, the authorization of 100,000,000 shares of Class A Common Stock, 250,000,000 shares of Class B Common Stock and 2,883,506 shares of Class C Common Stock. In addition, upon consummation of a share reclassification immediately following the Merger, each share of the Company's outstanding Common Stock was converted into one share of Class A Common Stock entitled to 15 votes per share.

  In connection with the Merger, all the Convertible Preferred Stock outstanding converted into Common Stock. Such shares of Common Stock were subsequently reclassified as shares of Class A Common Stock.

[This page will be divided by a vertical line roughly two-thirds of the distance across the page. The upper left two-thirds of the page will contain a selection of five citysearch.com screen shots of the custom Web sites purchased by CitySearch business customers. The screen shots will represent business customers in a variety of service categories (e.g., restaurants, professional services, entertainment venues, etc.) The lower left one-third of the page will contain screen shots depicting Ticketmaster Online's transactional features for purchasing merchandise and music products. The right one-third of the page will contain four boxes. The first box will contain the names and/or logos of the Company's domestic partners, including washingtonpost.com, Los Angeles Times, The Baltimore Sun, The Dallas Morning News and The San Diego Union-Tribune. The second box will contain the names and/or logos of the Company's international partners organized by the city in which the partner's service is available, including The Age, The Sydney Morning Herald, Big Colour Pages, the Toronto Star, Tele-Direct, Schibsted and Scandinavia Online. The third box will contain the names and/or logos of certain of the businesses with which the Company has strategic relationships, including New York Daily News and Classified Ventures. The fourth box will contain the names and/or logos of certain of the Company's marketing partners, including Yahoo! and American Express.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                          --------------------------

                               TABLE OF CONTENTS

                          --------------------------

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   12
Use of Proceeds...........................................................   35
Dividend Policy...........................................................   35
Capitalization............................................................   36
Dilution..................................................................   37
Selected Historical Financial Data........................................   38
Selected Unaudited Pro Forma Combined Financial Data......................   42
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   43
Business..................................................................   55
Management................................................................   76
Principal Stockholders....................................................   87
Ticketmaster Online-CitySearch Merger.....................................   93
Certain Transactions......................................................   95
Description of Capital Stock..............................................   98
Shares Eligible for Future Sale...........................................  103
Underwriting..............................................................  105
Legal Matters.............................................................  107
Experts...................................................................  107
Additional Information....................................................  107
Index to Financial Statements.............................................  F-1

                                ---------------

  Until       , 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the Class B Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             7,000,000 SHARES


                           [TICKETMASTER ONLINE LOGO]



                               [CITYSEARCH LOGO]
                              CLASS B COMMON STOCK


                                ---------------

                                   PROSPECTUS

                                ---------------

                             NationsBanc Montgomery
                                 Securities LLC

                          Allen & Company Incorporated

                                   BancBoston
                               Robertson Stephens

                            Bear, Stearns & Co. Inc.

                          Donaldson, Lufkin & Jenrette
                             Securities Corporation

                                       , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts, commissions and certain accountable expenses, expected to be incurred by the Company in connection with the sale of Class B Common Stock being registered. All amounts are estimates except the Commission registration fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee.

   SEC Registration Fee.......................................... $   27,140
   NASD Filing Fee...............................................      9,700
   Nasdaq Listing Fee............................................     90,000
   Printing Fees and Expenses....................................    150,000
   Legal Fees and Expenses.......................................    700,000
   Accounting Fees and Expenses..................................    350,000
   Blue Sky Fees and Expenses....................................      5,000
   Transfer Agent and Registrar Fees.............................     15,000
   Miscellaneous.................................................     53,160
                                                                  ----------
     Total....................................................... $1,400,000(1)
                                                                  ==========

--------

(1) In connection with this offering, the Representatives have agreed to reimburse the Company for up to $562,500 of out-of-pocket expenses incurred by the Company, which reimbursement shall be based upon the gross proceeds of this offering. Based on the offering of 7,000,000 shares of Class B Common Stock hereby, at the assumed initial public offering price of $9.00 per share, there will be no such reimbursement.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  The Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

  The Registrant's Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since inception of Registrant (September 20, 1995), the Registrant has issued and sold the following unregistered securities:

    (1) From September 20, 1995 to September 30, 1998, CitySearch granted options to purchase 6,338,118 shares of CitySearch Common Stock pursuant to its 1996 Stock Plan at exercise prices ranging from $0.10 to $8.67 per share (or 6,338,118 shares of Class A Common Stock pursuant to the Reclassification).

    (2) From September 20, 1995 to September 30, 1998, CitySearch issued and sold an aggregate of 1,316,932 shares of Common Stock (or 1,316,932 shares of Class A Common Stock pursuant to the Reclassification) to its employees, directors and consultants upon exercise of stock options granted pursuant to its 1996 Stock Plan at exercise prices ranging from $0.10 to $8.00 per share for an aggregate consideration of approximately $273,000.

    (3) In September 1995, at CitySearch's formation, CitySearch issued and sold 6,622,857 shares of CitySearch Common Stock (or 6,622,857 shares of Class A Common Stock pursuant to the Reclassification) to William Gross for an aggregate cash consideration of $5,000 and for services provided to CitySearch.

    (4) In October 1995, CitySearch issued and sold an aggregate of 4,233,500 shares of CitySearch Common Stock (or 4,233,500 shares of Class A Common Stock pursuant to the Reclassification) for an aggregate cash consideration of $84,670. These shares were issued to the following key founding employees: Charles Conn, III; Thomas Layton; Jeffrey Brewer; Kristen Ding; Caskey Dickson; David Holtz; Tamar Halpern; Brad Haugaard; Taylor Wescoatt; Linda Gross; Karen DeDea; Lee Husiuk and Michael Radford.

    (5) From November 1995 to December 1995, CitySearch issued and sold an aggregate of 1,791,173 shares of its Series A Preferred Stock (or 1,791,173 shares of Class A Common Stock pursuant to the Reclassification) for an aggregate cash consideration of approximately $1.6 million. Such shares were issued to the following: David M. Balkin; Robert McLean; Morris Ventures; Robert W. Shaw, Jr.; Philip E. Berney; WS Investment Company 95B; William N. Melton; Stuart Cohen; Robert Kavner; Edwin C. Cohen; Peter R. Bleyleben; Steven Spielberg; Gerald Breslauer; Barry S. Volpert; Pando Associates, Ltd.; John Wylie; Jeffrey Glynn and Victoria Jo Edwards, Co-Trustees of the Edwards Family Trust of 1995; Charles R. Conn, II; Taylor Wescoatt; North American Trust Co., TTEE FBO L&W Dickson #410280.

    (6) In June 1996, CitySearch issued an aggregate of 157,074 shares of Series B Preferred Stock (or 157,074 shares of Class A Common Stock pursuant to the Reclassification) at $3.4665 per share as part consideration for the acquisition of MetroBeat. Such shares were issued to the following shareholders of MetroBeat: Mark Davies and Joshua White.

    (7) From May 1996 to July 1996, CitySearch issued and sold an aggregate of 3,261,024 shares of Series C Preferred Stock (or 3,170,356 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) for an aggregate cash consideration of approximately $11.3 million. Such shares were issued to the following: GS Capital Partners II, L.P; GS Capital Partners II Offshore, L.P.; Goldman, Sachs & Co. Verwaltungs GmbH; The Goldman Sachs Group, L.P.; AT&T Venture Fund I, L.P.; AT&T Venture Fund II, L.P.; Steven Spielberg; Edwin C. Cohen; Pamela C. Alexander; Barry S. Volpert; Alexander Communications, Inc.; Jeffrey G. Edwards; IRA MSTC Custodian; Morris Ventures; Byters; David White; Robert W. Shaw, Jr.; Charles R. Conn, II; The Pacific Bank, N.A., Trustee E. Keith Thomson IRA; Michael Barton; Eric Higgs; Mark Lewyn; Emily Martin; Douglas M. McPherson; Ted Meisel.

    (8) From December 1996 to October 1997, CitySearch issued and sold an aggregate of 4,430,313 shares of Series D Preferred Stock (or 4,297,824 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) for an aggregate cash consideration of approximately $28.9 million and for services provided to CitySearch. Such shares were issued to the following: GS Capital Partners II, L.P.; GS Capital Partners II Offshore, L.P.; Goldman, Sachs & Co. Verwaltungs GmbH; Stone Street Fund 1996, L.P.; Bridge Street Fund 1996, L.P.; Edwin C. Cohen; EnCompass Group, Inc.; Michael Barton; Mark Lewyn; Brian A. Goler; Emily Bloomfield; Bradley Ramberg; Lamar Rutherford; Kristen Brown; James R. McGovern; AnneMarie Weibel; Debra J. Wilkens; Francesca Colloredo-Mansfeld; Kathryn Takach; Byters; Comcast CitySearch, Inc.; Far West Capital Partners, L.P.; Robert McLean; Morris Ventures; Steven Spielberg; David White; CPQ Holdings, Inc.; Intel Corporation; Bayview Investors, Ltd.; Toronto Star Newspapers Limited; AT&T Venture Fund I, L.P.; AT&T Venture Fund II, L.P.; Bill Gross' idealab!; Alexander Communications, Inc.; The Times Mirror Company; Paul S. Larsen; ServiceMaster Venture Fund L.L.C.; Digital Ink Company and Korn/Ferry International.

    (9) In June 1997, CitySearch issued an aggregate of 68,274 shares of Series B Preferred Stock (or 68,274 shares of Class A Common Stock pursuant to the Reclassification) at $6.5251 per share as additional consideration for the acquisition of Metro Beat. Such shares were issued to the following shareholders of MetroBeat: Mark Davies and Joshua White.

    (10) In November 1997, CitySearch issued and sold an aggregate of 4,714,286 shares of Series E Preferred Stock (or 4,655,347 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) for an aggregate cash consideration of approximately $33.0 million. Such shares were issued to the following: USAi; Comcast CitySearch, Inc.; Far West Capital Partners, LP; Intel Corporation; Endurance Fund; Gary Lauder; The Thomas and Janet Unterman Living Trust dated 12/30/94; East Peak Partners; Margaret L. Taylor; David A. Duffield Trust dated 7/14/88; Orchid & Co.; Digital Ink Company; Global Retail Partners, L.P.; DLJ Diversified Partners, L.P.; GRP Partners, L.P.; Global Retail Partners Funding, Inc.; DLJ First ESC L.P. and Schibsted ASA. NationsBanc Montgomery Securities LLC acted as placement agent. As consideration for such services, CitySearch paid NationsBanc $1,546,182 in cash and issued a warrant to purchase shares of Series E Preferred Stock which terms and conditions are described in item (11) below.

    (11) In November 1997, as part consideration for services provided as placement agent, CitySearch issued to NationsBanc a warrant to purchase 94,286 shares of Series E Preferred Stock (or 93,107 shares of Class A Common Stock pursuant to the Conversion and the Reclassification). The warrant is exercisable at any time at an exercise price equal to $8.86 per share of Class A Common Stock and any unexercised portion of the warrant is automatically convertible immediately prior to the closing of this offering.

    (12) In May 1998, CitySearch issued an sold an aggregate of 1,000,000 shares of its Series E Preferred Stock (or 987,500 shares of Class A Common Stock pursuant to the Conversion and the Reclassification) for an aggregate cash consideration of approximately $7.0 million. Such shares were issued to the following: USAi and American Express.

    (13) In June 1998, CitySearch issued an aggregate of 63,644 shares of Series B Preferred Stock (or 63,644 shares of Class A Common Stock pursuant to the Reclassification) at $7.00 per share as additional consideration for the acquisition of MetroBeat. Such shares were issued to the following shareholders of MetroBeat: Mark Davies and Joshua White.

    (14) In September 1998, CitySearch issued an aggregate of 37,238,000 shares of CitySearch Common Stock (or 37,238,000 of Class A Common Stock pursuant to the Reclassification) as consideration for the acquisition of Ticketmaster Multimedia Holdings, Inc. Such shares were issued to Ticketmaster Corp.

    (15) In September 1998, pursuant to the Reclassification, each issued and outstanding share of CitySearch Common Stock, or 62,486,478 shares, was reclassified into one share of Class A Common Stock of the Company for no consideration.

  The sales of the securities described in Items 15(1) and 15(2) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The sale of the securities described in Items 15(3) through 15(14) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about CitySearch or had access, through employment or other relationships, to such information. The sale of securities in Item 15(15) was deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(9) of the Securities Act as an exchange by the issuer with its existing security holders where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

ITEM 16. EXHIBITS

  (a) Exhibits

  1.1  Form of Underwriting Agreement.
  2.1  *+Agreement and Plan of Reorganization, among CitySearch, Inc., MB
       Acquisition Corporation, MetroBeat, Inc., Mark Davies and Joshua White, dated May 31, 1996.
  2.2  *Amended and Restated Agreement and Plan of Reorganization, among
       CitySearch, Inc., Tiberius, Inc., USA Networks, Inc., Ticketmaster
       Group, Inc., Ticketmaster Corporation and Ticketmaster Multimedia
       Holdings, Inc., dated August 12, 1998.
  3.1 *Amended and Restated Certificate of Incorporation, as currently in effect.
  3.2 Form of Amended and Restated Certificate of Incorporation, to be effective immediately prior to the consummation of the offering.
  3.3  Amended and Restated Bylaws.
  4.1  Specimen Class B Common Stock Certificate.
  5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered.
 10.1  ***Form of Indemnification Agreement for directors and officers.
 10.2  1996 Stock Option Plan and form of agreement thereunder.
 10.3  1998 Stock Option Plan and form of agreement thereunder.
 10.4  **1998 Employee Stock Purchase Plan.
 10.5  *+License Agreement between CitySearch, Inc. and Perly, Inc., dated
       March 9, 1996.
 10.6  *+Marketing Agreement between CitySearch, Inc. and American Express
       Travel Related Services Company, Inc., dated May 26, 1998.
 10.7  *Employment Agreement between CitySearch, Inc. and Charles Conn, dated
       May 9, 1996.
 10.8  *+Unanimous Shareholder Agreement between Tele-Direct (Services), Inc.,
       Metroland Printing, Publishing & Distributing Ltd., CitySearch Canada,
       Inc. and 1310818 Ontario, Inc., dated August 31, 1998.
 10.9  *+Limited Partnership Agreement between Metroland Printing, Publishing &
       Distributing Ltd., 1310818 Ontario Inc., CitySearch Canada, Inc., Tele-
       Direct (Services), Inc., Tele-Direct (Publications), Inc., CitySearch,
       Inc. and Torstar Corporation, dated August 31, 1998.
 10.10 *+Amended and Restated License and Services Agreement between
       CitySearch, Inc. and CitySearch Canada, Inc., dated August 31, 1998.
 10.11 *+Sublicense and Services Agreement between CitySearch Canada, Inc. and toronto.com, dated August 31, 1998.
 10.12 *+Non-competition Agreement between Toronto Star Newspapers Ltd., Tele-
       Direct (Services), Inc., CitySearch Canada, Inc. and Metroland Printing,
       Publishing & Distributing Ltd., dated August 31, 1998.
 10.13 *Lease Agreement by and between CitySearch, Inc. and West End Land
       Development Co., L.P., dated November 7, 1996.
 10.14 *Standard Form of Lease, Aeriel Center Executive Park, between
       Pizzagalli Investment Company and CitySearch, Inc., dated May 8, 1996.
 10.15 *Standard Office Lease between CitySearch, Inc. and Sage Realty
       Corporation, dated May 6, 1997.
 10.16 *Standard Office Lease between CitySearch, Inc. and H. Naito
       Corporation, dated March 6, 1997.
 10.17 *Standard Office Lease between CitySearch, Inc. and Brazos Austin
       Centre, Ltd., dated August 15, 1996.
 10.18 *Standard Office Lease between CitySearch, Inc. and Judge Building
       Group, dated September 10, 1996.
 10.19 *Standard Office Lease between CitySearch, Inc. and Sobel Building
       Development, dated May 31, 1996.
 10.20 *Standard Office Lease between CitySearch, Inc. and BPG Pasadena, L.L.C.
       (later assigned to Spieker Properties), dated September 30, 1996.
 10.21 *Lease Agreement between CitySearch, Inc. and Secured Properties
       Investors II, L.P., dated May 13, 1998.
 10.22 *Employment Agreement between CitySearch, Inc. and Thomas Layton, dated
       July 2, 1997.

 10.23 *+License and Services Agreement between CitySearch, Inc. and Classified
       Ventures, L.L.C.
 10.24 *Convertible Promissory Note issued to CitySearch, Inc. by USA Networks,
       Inc., dated August 12, 1998.
 10.25 *Non-Competition Agreement between CitySearch, Inc., Ticketmaster
       Corporation, Ticketmaster
       Multimedia Holdings, Inc., and Charles Conn, dated August 12, 1998.
 10.26 *Non-Competition Agreement between CitySearch, Inc., Ticketmaster
       Corporation, Ticketmaster
       Multimedia Holdings, Inc., and Thomas Layton, dated August 12, 1998.
 10.27 *+Letter Agreement between N2K Inc. and Ticketmaster Ticketing Co.,
       Inc., dated April 23, 1998, as
       amended by a Letter Agreement by and between the parties, dated June 16, 1998.
 10.28 *Development and Services Agreement between Ticketmaster Multimedia
       Holdings, Inc. and Starwave
       Corporation, dated June 28, 1996.
 10.29 *+License and Services Agreement between Ticketmaster Corporation,
       Ticketmaster Multimedia
       Holdings, Inc. and USA Networks, Inc., dated August 12, 1998.
 21.1  *Subsidiaries of the Registrant.
 23.1  Consent of Independent Auditors.
 23.2  Consent of Independent Auditors.
 23.3  Consent of Counsel (included in Exhibit 5.1).
 24.1  *Power of Attorney.
 27.1  *Financial Data Schedule.

(b) Schedules
 Schedule II--Valuation and Qualifying Accounts
--------
 * Previously filed.

** To be filed by amendment.

*** Previously filed form will not be used by the Company.
 + Confidential treatment requested.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

  The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PASADENA, STATE OF CALIFORNIA, ON THE 6TH DAY OF NOVEMBER, 1998.

                                          TICKETMASTER ONLINE-CITYSEARCH, INC.

                                                     /s/ Charles Conn
                                          By: _________________________________
                                                        CHARLES CONN
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

         /s/ Charles Conn            Chief Executive Officer       November 6, 1998
____________________________________  (Principal Executive
            CHARLES CONN              Officer)

       /s/ Bradley Ramberg           Chief Financial Officer and   November 6, 1998
____________________________________  Vice President, Finance and
          BRADLEY RAMBERG             Administration and
                                      Secretary (Principal
                                      Financial Officer and
                                      Principal Accounting
                                      Officer)

                 *                   Director                      November 6, 1998
____________________________________
            TERRY BARNES

                 *                   Director                      November 6, 1998
____________________________________
            ALAN CITRON

                 *                   Director                      November 6, 1998
____________________________________
         EUGENE L. COBUZZI
                 *                   Director                      November 6, 1998
____________________________________
          STUART W. DEPINA

                 *                   Director                      November 6, 1998
____________________________________
            BARRY DILLER

                 *                   Director                      November 6, 1998
____________________________________
          JOSEPH GLEBERMAN


             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----
                 *                   Director                      November 6, 1998
____________________________________
           WILLIAM GROSS

                 *                   Director                      November 6, 1998
____________________________________
         VICTOR A. KAUFMAN

                 *                   Director                      November 6, 1998
____________________________________
           ROBERT KAVNER
                 *                   Director                      November 6, 1998
____________________________________
          WILLIAM D. SAVOY

                 *                   Director                      November 6, 1998
____________________________________
             ALAN SPOON

                 *                   Director                      November 6, 1998
____________________________________
          THOMAS UNTERMAN

     /s/ Bradley Ramberg
*By: __________________________
        BRADLEY RAMBERG
       ATTORNEY-IN-FACT

                                CITYSEARCH, INC.
                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

        COLUMN A           COLUMN B        COLUMN C         COLUMN D    COLUMN E
        --------          ---------- --------------------- ----------  ----------
                          BALANCE AT CHARGED TO CHARGED TO             BALANCE AT
                          BEGINNING  COSTS AND    OTHER                THE END OF
      DESCRIPTION         OF PERIOD   EXPENSES   ACCOUNTS  DEDUCTIONS    PERIOD
      -----------         ---------- ---------- ---------- ----------  ----------
Period from September 20
 (date of formation)
 through December 31,
 1995...................     $--      $    --      $--       $   --      $   --
Year ended December 31,
 1996...................      --           --       --           --          --
Year ended December 31,
 1997...................      --      114,000       --       89,000(a)   25,000

--------
(a) Represents amounts written-off against the allowance for doubtful accounts, net of recoveries and reversals.

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     1.1     Form of Underwriting Agreement.
     2.1     *+Agreement and Plan of Reorganization, among CitySearch, Inc., MB
             Acquisition Corporation, MetroBeat, Inc., Mark Davies and Joshua
             White, dated May 31, 1996.
     2.2     *Amended and Restated Agreement and Plan of Reorganization, among
             CitySearch, Inc., Tiberius, Inc., USA Networks, Inc., Ticketmaster
             Group, Inc., Ticketmaster Corporation and Ticketmaster Multimedia
             Holdings, Inc., dated August 12, 1998.
     3.1     *Amended and Restated Certificate of Incorporation, as currently in effect.
     3.2     Form of Amended and Restated Certificate of Incorporation, to be
             effective immediately prior to the consummation of the offering.
     3.3     Amended and Restated Bylaws.
     4.1     Specimen Class B Common Stock Certificate.
     5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation, as to the legality of the securities being
             registered.
    10.1     ***Form of Indemnification Agreement for directors and officers.
    10.2     1996 Stock Option Plan and form of agreement thereunder.
    10.3     1998 Stock Option Plan and form of agreement thereunder.
    10.4     **1998 Employee Stock Purchase Plan.
    10.5     *+License Agreement between CitySearch, Inc. and Perly, Inc., dated March 9, 1996.
    10.6     *+Marketing Agreement between CitySearch, Inc. and American
             Express Travel Related Services Company, Inc., dated May 26, 1998.
    10.7     *Employment Agreement between CitySearch, Inc. and Charles Conn, dated May 9, 1996.
    10.8     *+Unanimous Shareholder Agreement between Tele-Direct (Services),
             Inc., Metroland Printing, Publishing & Distributing Ltd.,
             CitySearch Canada, Inc. and 1310818 Ontario, Inc., dated August
             31, 1998.
    10.9     *+Limited Partnership Agreement between Metroland Printing,
             Publishing & Distributing Ltd., 1310818 Ontario Inc., CitySearch
             Canada, Inc., Tele-Direct (Services), Inc., Tele-Direct
             (Publications), Inc., CitySearch, Inc. and Torstar Corporation,
             dated August 31, 1998.
    10.10    *+Amended and Restated License and Services Agreement between
             CitySearch, Inc. and CitySearch Canada, Inc., dated August 31,
             1998.
    10.11    *+Sublicense and Services Agreement between CitySearch Canada,
             Inc. and toronto.com, dated August 31, 1998.
    10.12    *+Non-competition Agreement between Toronto Star Newspapers Ltd.,
             Tele-Direct (Services), Inc., CitySearch Canada, Inc. and
             Metroland Printing, Publishing & Distributing Ltd., dated August
             31, 1998.
    10.13    *Lease Agreement by and between CitySearch, Inc. and West End Land
             Development Co., L.P., dated November 7, 1996.
    10.14    *Standard Form of Lease, Aeriel Center Executive Park, between
             Pizzagalli Investment Company and CitySearch, Inc., dated May 8,
             1996.
    10.15    *Standard Office Lease between CitySearch, Inc. and Sage Realty
             Corporation, dated May 6, 1997.
    10.16    *Standard Office Lease between CitySearch, Inc. and H. Naito
             Corporation, dated March 6, 1997.
    10.17    *Standard Office Lease between CitySearch, Inc. and Brazos Austin
             Centre, Ltd., dated August 15, 1996.
    10.18    *Standard Office Lease between CitySearch, Inc. and Judge Building
             Group, dated September 10, 1996.
    10.19    *Standard Office Lease between CitySearch, Inc. and Sobel Building
             Development, dated May 31, 1996.
    10.20    *Standard Office Lease between CitySearch, Inc. and BPG Pasadena,
             L.L.C. (later assigned to Spieker Properties), dated September 30,
             1996.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.21    *Lease Agreement between CitySearch, Inc. and Secured Properties
             Investors II, L.P., dated May 13, 1998.
    10.22    *Employment Agreement between CitySearch, Inc. and Thomas Layton, dated July 2, 1997.
    10.23    *+License and Services Agreement between CitySearch, Inc. and
             Classified Ventures, L.L.C.
    10.24    *Convertible Promissory Note issued to CitySearch, Inc. by USA
             Networks, Inc., dated August 12, 1998.
    10.25    *Non-Competition Agreement between CitySearch, Inc., Ticketmaster
             Corporation, Ticketmaster Multimedia Holdings, Inc., and Charles
             Conn, dated August 12, 1998.
    10.26    *Non-Competition Agreement between CitySearch, Inc., Ticketmaster
             Corporation, Ticketmaster Multimedia Holdings, Inc., and Thomas
             Layton, dated August 12, 1998.
    10.27    *+Letter Agreement between N2K Inc. and Ticketmaster Ticketing
             Co., Inc., dated April 23, 1998, as amended by a Letter Agreement by and between the parties, dated June 16, 1998.
    10.28    *Development and Services Agreement between Ticketmaster
             Multimedia Holdings, Inc. and Starwave Corporation, dated June 28,
             1996.
    10.29    *+License and Services Agreement between Ticketmaster Corporation,
             Ticketmaster Multimedia Holdings, Inc. and USA Networks, Inc.,
             dated August 12, 1998.
    21.1     *Subsidiaries of the Registrant.
    23.1     Consent of Independent Auditors.
    23.2     Consent of Independent Auditors.
    23.3     Consent of Counsel (included in Exhibit 5.1).
    24.1     *Power of Attorney.
    27.1     *Financial Data Schedule.

--------
 * Previously filed.

** To be filed by amendment.

*** Form previously filed will not be used by the Company.
 + Confidential treatment requested.